UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Rule 14a-101)

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

PANERA BREAD COMPANY

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Class A common stock, $0.0001 par value Class B common stock, $0.0001 par value
(2)

Aggregate number of securities to which transaction applies:

As of April 30, 2017, (A) 21,338,692 shares of Class A common stock (including restricted shares); (B) 1,381,730 shares of Class B common stock; (C) 18,174 shares of common stock underlying options with an exercise price below the per share merger consideration of $315.00; and (D) 54,100 shares of common stock underlying stock appreciation rights with a reference price below the per share merger consideration of $315.00.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated as the sum of: (A) 21,338,692 shares of Class A common stock (including restricted shares), multiplied by $315.00; (B) 1,381,730 shares of Class B common stock, multiplied by $315.00; (C) 18,174 shares of Class A common stock issuable upon the exercise of stock options with an exercise price less than $315.00, multiplied by $136.66 (which is the difference between $315.00 and the weighted average exercise price of $178.34 for such options); (D) 54,100 shares of Class A common stock issuable upon the exercise of stock appreciation rights with a reference price less than $315.00, multiplied by $141.62 (which is the difference between $315.00 and the weighted average reference price of $173.38 for such stock appreciation rights); and (E) $8,517,281 to be paid with respect to outstanding performance awards.

	(4)	Proposed maximum aggregate value of transaction: $7,175,595,538
(5)

Total fee paid:

$831,652, determined, in accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, by multiplying ..0001159 by the proposed maximum aggregate value of the transaction of $7,175,595,538

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

Panera Bread Company

3630 South Geyer Road, Suite 100

St. Louis, Missouri 63127

[●], 2017

Dear Panera Stockholder,

We cordially invite you to attend a special meeting of common stockholders of Panera Bread Company, a Delaware corporation, which we refer to as the Company or Panera, to be held at [●] on [●], 2017 at [●] a.m., local time.

On April 4, 2017, the Company entered into a merger agreement with JAB Holdings B.V., a private limited liability company incorporated under the laws of the Netherlands, which we refer to as JAB, Rye Parent Corp., a Delaware corporation, which we refer to as Parent, and Rye Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent, which we refer to as Merger Sub. The merger agreement provides for the acquisition by JAB of the Company through the merger of Merger Sub with and into the Company, with the Company as the surviving corporation.

If the merger is completed, you will be entitled to receive $315.00 in cash, without interest, less any applicable withholding taxes, for each share of our common stock owned by you (unless you have properly exercised, and not lost, your appraisal rights with respect to such shares), which represents a premium of approximately 30% to the 30-day volume-weighted average stock price as of March 31, 2017, the last trading day prior to news reports speculating about a potential transaction, a premium of approximately 20% to our all-time high closing stock price as of that same date, a premium of approximately 38% to the closing price of our common stock on February 23, 2017, the last trading day before any discussions regarding a potential offer by JAB were had between JAB and the Company, and a premium of approximately 50% to the volume-weighted average price of a share of our common stock over the one-year period prior to February 23, 2017.

Concurrently with the execution of the merger agreement, Company stockholders Ronald M. Shaich, Ronald M. Shaich 2016 Qualified Annuity Trust, Ronald M. Shaich 2015 Qualified Annuity Trust, Ronald M. Shaich Qualified Annuity Interest Trust, SGC Trust LLC, Ronald M. Shaich 2016 Qualified Annuity Trust #2, and Shaich Education Trust (which we refer to collectively as the Shaich holders) entered into a voting agreement with Parent and Merger Sub, in which the Shaich holders agreed, on the terms and subject to the conditions set forth in the voting agreement, among other things, to vote in favor of the adoption of the merger agreement and the transactions contemplated by the merger agreement. The Shaich holders have the power to vote in the aggregate approximately 15.5% of the voting power of the shares of common stock issued and outstanding.

The Board has unanimously determined that the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, the Company and the stockholders of the Company and approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board made its determination after consultation with its legal and financial advisors and consideration of a number of factors.

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the voting power of the shares of our Class A common stock and Class B common stock (voting together as one class) entitled to vote on the proposal to adopt the merger agreement. The proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger requires the affirmative vote of the holders of a majority of the votes cast on the proposal to approve such merger-related compensation. The Board recommends that you vote “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger.

Your vote is very important, regardless of the number of shares of our common stock you own. Because stockholders cannot take any action at the meeting unless a majority of the outstanding voting power of our common stock is represented, it is important that you attend the meeting in person or are represented by proxy at the meeting. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the voting power of the shares of our Class A common stock and Class B common stock (voting together as one class) entitled to vote on the proposal to adopt the merger agreement. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying postage-paid reply envelope, or submit your proxy by telephone or the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you fail to return your proxy card, submit your proxy by phone or the Internet or vote in person, or if your shares are held in “street name” by your bank, brokerage firm or other nominee and you fail to instruct your bank, brokerage firm or other nominee to vote your shares of common stock, your shares of our common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

If your shares of our common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of our common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of our common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of our common stock “FOR” approval of the proposal to adopt the merger agreement will have the same effect as voting “AGAINST” approval of the proposal to adopt the merger agreement.

The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement, the voting agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement, and a copy of the voting agreement is attached as Annex B to the proxy statement. We encourage you to read the entire proxy statement, and its annexes, including the merger agreement and the voting agreement carefully. You may also obtain additional information about the Company from documents we have filed with the Securities and Exchange Commission, which we refer to as the SEC.

If you have any questions or need assistance voting your shares of our common stock, please contact MacKenzie Partners, Inc., our proxy solicitor, which we refer to as MacKenzie Partners, by calling toll-free at (800) 322-2885.

The Board has unanimously approved and declared advisable the merger agreement and recommends that you vote “FOR” the adoption of the merger agreement.

Thank you in advance for your cooperation and continued support.

Sincerely,

/s/ Ronald M. Shaich

Ronald M. Shaich

Chairman and Chief Executive Officer

The proxy statement is dated [●], 2017, and is first being mailed to our common stockholders on or about [●], 2017.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THE ACCOMPANYING PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Panera Bread Company

3630 South Geyer Road, Suite 100

St. Louis, Missouri 63127

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on [●], 2017

To Our Stockholders:

Notice is hereby given that a special meeting of the common stockholders of Panera Bread Company, a Delaware corporation, will be held at [●] on [●], 2017 at [●] a.m., local time, for the following purposes:

1.	To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of April 4, 2017, as it may be amended from time to time, which we refer to as the merger agreement, by and among Panera Bread Company, a Delaware corporation, Rye Parent Corp., a Delaware corporation, Rye Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Rye Parent Corp., and JAB Holdings B.V., a private limited liability company incorporated under the laws of the Netherlands. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.

2.	To consider and vote on a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger.

The merger agreement, the voting agreement, the merger, and the other transactions which would be effected in connection with the merger, are described more fully in the attached proxy statement, and we urge you to read it carefully and in its entirety.

The Board has unanimously determined that the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, the Company and the stockholders of the Company and approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement, including the merger. The Board made its determination after consultation with its legal and financial advisors and consideration of a number of factors.

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the voting power of the shares of our Class A common stock and Class B common stock (voting together as one class), which we refer to as the common stock, entitled to vote on the proposal to adopt the merger agreement. The proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger requires the affirmative vote of the holders of a majority of the votes cast on the proposal to approve such merger-related compensation. The Board recommends that you vote “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger.

Your vote is very important, regardless of the number of shares of our common stock you own. Because stockholders cannot take any action at the meeting unless a majority of the outstanding voting power of our common stock is represented, it is important that you attend the meeting in person or are represented by proxy at the meeting. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the voting power of the shares of Class A common stock and Class B common stock (voting together as one class) entitled to vote thereon. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying postage-paid reply envelope, or submit your proxy by telephone or the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If your shares of our common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of our common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of our common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. If you fail to return your proxy card, submit your proxy by phone or the Internet or vote in person, or if your shares are held in “street name” by your bank, brokerage firm or other nominee and you fail to instruct your bank, brokerage firm or other nominee to vote your shares of common stock, your shares of our common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

The Board has fixed the close of business on [●], 2017 as the record date for determination of stockholders entitled to receive notice of, and to vote at, the special meeting and any adjournments or postponements thereof. Only stockholders of record at the close of business on the record date are entitled to receive notice of, and to vote at (in person or by proxy), the special meeting and at any adjournment or postponement thereof. You will be entitled to one vote for each share of our Class A common stock and three votes for each share of our Class B common stock that you owned on the record date. A complete list of our stockholders of record entitled to vote at the special meeting will be available for inspection at our principal executive offices at least 10 days prior to the date of the special meeting and continuing through the special meeting for any purpose germane to the meeting. The list will also be available at the meeting for inspection by any stockholder present at the meeting.

Only stockholders of record (including “street name” stockholders who can show that they beneficially owned our common stock on the record date), their duly appointed proxy holders and our guests may attend the special meeting. To gain admittance, please bring the admission ticket with you to the meeting. If your shares of our common stock are held in “street name” through a bank, brokerage firm or other nominee, please send a written request for an admission ticket to our Secretary at 3630 South Geyer Road, Suite 100, St. Louis, Missouri 63127. Please include the following information with your request: (i) a signed cover letter stating your name and complete mailing address, including daytime and evening telephone numbers; that you are requesting an admission ticket; the number of shares that you own in “street name”; and the name, address and telephone number of your bank, brokerage firm or other nominee that is the stockholder of record for your shares of our common stock; and (ii) an original signed “legal proxy” from your bank, brokerage firm or other nominee giving you the right to vote the shares at the special meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE PAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU WILL ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

By Order of the Board of Directors,

/s/ Louis DiPietro

Louis DiPietro

Secretary

St. Louis, Missouri

Dated: [●], 2017

-i-

Annex A	Agreement and Plan of Merger, dated as of April 4, 2017, by and among Panera Bread Company, JAB Holdings B.V., Rye Parent Corp., and Rye Merger Sub, Inc.

Annex B	Voting Agreement, dated as of April 4, 2017, by and among Rye Parent Corp., Rye Merger Sub, Inc., Ronald M. Shaich, Ronald M. Shaich 2016 Qualified Annuity Trust, Ronald M. Shaich 2015 Qualified Annuity Trust, Ronald M. Shaich Qualified Annuity Interest Trust, SGC Trust LLC, Ronald M. Shaich 2016 Qualified Annuity Trust #2, and Shaich Education Trust

Annex C	Section 262 of the General Corporation Law of the State of Delaware

Annex D	Opinion of Morgan Stanley & Co. LLC, dated as of April 5, 2017

-ii-

This proxy statement and a proxy card are first being mailed on or about [●], 2017 to stockholders who owned shares of our common stock as of the close of business on [●], 2017.

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 93.

Parties to the Merger (Page 21)

Panera Bread Company, a Delaware corporation, which we refer to as the Company in this proxy statement, is a national bakery-cafe concept with 2,042 Company-owned and franchise-operated bakery-cafe locations in 46 states, the District of Columbia and Ontario, Canada. The Company operates as three business segments: (i) Company-owned bakery-cafe operations; (ii) franchise operations; and (iii) fresh dough and other product operations. As of March 28, 2017, the Company-owned bakery-cafe operations segment consisted of 910 Company-owned bakery-cafes and the franchise operations segment consisted of 1,132 franchise-operated bakery-cafes. As of March 28, 2017, the fresh dough and other product operations segment, which supplies fresh dough and other products daily to most Company-owned and franchise-operated bakery-cafes, consisted of 24 fresh dough facilities (22 Company-owned and two franchise-operated).

JAB Holdings B.V., a private limited liability company incorporated under the laws of the Netherlands, which we refer to as JAB in this proxy statement, is a privately held company focused on long-term investments in companies with premium brands in the consumer goods category.

Rye Parent Corp., a Delaware corporation, which we refer to as Parent in this proxy statement, is an affiliate of JAB. Prior to the effective time of the merger, Parent will have engaged in no other business activities and will have incurred no liabilities or obligations other than those contemplated by the merger and the merger agreement.

Rye Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent, which we refer to as Merger Sub in this proxy statement, was incorporated for the purpose of consummating the transactions contemplated by the merger agreement. Prior to the effective time of the merger, Merger Sub will have engaged in no other business activities and will have incurred no liabilities or obligations other than those contemplated by the merger and the merger agreement. Upon the completion of the merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation.

The Special Meeting (Page 22)

Time, Place and Purpose of the Special Meeting (Page 22)

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the board of directors of the Company, which we refer to as the Board, for use at the special meeting to be held at [●] on [●], 2017 at [●] a.m., local time.

At the special meeting, holders of our Class A common stock and Class B common stock, which we refer to as our common stock, will be asked to approve the proposal to adopt the merger agreement and to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger, which we sometimes refer to as the proposal to approve the merger-related executive compensation.

Record Date and Quorum (Page 22)

You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of our common stock at the close of business on [●], 2017, which the Board has set as the record date for the special meeting. As of the close of business on the record date, there were [●] shares of Class A common stock outstanding and [●] shares of Class B common stock outstanding. Each holder of our common stock is entitled to cast, in the case of Class A common stock, one vote per such share, and in the case of Class B common stock, three votes per such share. The presence at the special meeting, in person or represented by proxy, of the holders of a majority in interest of the combined voting power of the shares of our common stock issued and outstanding and entitled to vote at the special meeting, constitutes a quorum for the transaction of business at the special meeting. Abstentions and broker non-votes (as defined in the section entitled “The Special Meeting—Vote Required” beginning on page 23) are counted as present for the purpose of determining whether a quorum is present.

Vote Required (Page 23)

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the voting power of the shares of our Class A common stock and Class B common stock (voting together as one class) entitled to vote on the proposal to adopt the merger agreement. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

The proposal to approve the merger-related executive compensation requires the affirmative vote of the holders of a majority of the votes cast on the proposal to approve such merger-related compensation. Abstentions and broker non-votes will not have an effect on this proposal.

As of the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, [●] shares of our common stock (not including any shares of our common stock deliverable upon exercise or conversion of any options, stock appreciation rights, or restricted shares), representing approximately [●] percent of the outstanding voting power of our common stock. The directors and officers have informed the Company that they currently intend to vote all such shares of our common stock “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to approve the merger-related executive compensation. See “The Voting Agreement” beginning on page 76 for further discussion of the Shaich holders’ (as defined therein) voting requirements with respect to the proposals.

Proxies and Revocation (Page 26)

Any stockholder of record entitled to vote at the special meeting may vote in person by appearing at the special meeting or submit a proxy over the Internet, by telephone, or by mail using the enclosed postage-paid envelope. If you are a beneficial owner of our common stock and your shares are held in “street name”, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of our common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your bank, brokerage firm or other nominee with instructions, as applicable, your shares of our common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement, and your shares of our common stock will not have an effect on the proposal to approve the merger-related executive compensation.

You have the right to revoke a proxy. If your shares are registered directly in your name, you may revoke your proxy or change your vote before the special meeting, by voting over the Internet or by telephone, signing a new proxy and mailing it, or attending the special meeting, requesting that your proxy be revoked and voting in person. If you hold shares in “street name” through a bank, brokerage firm or other nominee, you may submit a new, later-dated voting instruction form or contact your bank, broker or other nominee or vote in person at the special meeting if you obtain a “legal proxy”, as described in the section entitled “The Special Meeting—Voting” beginning on page 24.

The Merger (Page 29)

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation following the merger. As a result of the merger, the Company will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent and an indirect subsidiary of JAB. You will not own any shares of the capital stock of the surviving corporation.

Merger Consideration (Page 29)

In the merger, each outstanding share of our common stock will automatically be converted into the right to receive an amount in cash equal to $315.00, which we refer to as the per share merger consideration, without interest and less any applicable withholding taxes, other than shares of our common stock (i) owned by (x) Parent, Merger Sub or any other affiliate of Parent that is directly or indirectly wholly owned by the ultimate parent of Parent; (y) the Company or any direct or indirect wholly owned subsidiary of the Company, together, (x) and (y), which we refer to as excluded shares; and (ii) stockholders who have not voted in favor of the merger and properly and validly perfected their statutory rights of appraisal in accordance with Section 262 of the DGCL, which we refer to as dissenting shares, which shares will be canceled without payment of any consideration therefor and will cease to exist.

Reasons for the Merger; Recommendation of the Board (Page 33)

After careful consideration of various factors as described in the section entitled “The Merger—Reasons for the Merger; Recommendation of the Board” beginning on page 33, the Board has unanimously determined that the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, the Company and the Company’s stockholders and approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement. The Board has also unanimously resolved that the merger agreement be submitted for consideration by the stockholders of the Company at a special meeting of stockholders and recommended that the stockholders of the Company vote to adopt the merger agreement. The Board consulted with the Company’s outside financial and legal advisors and senior management and considered a number of factors that the Board believes support its decision.

In considering the recommendation of the Board with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, yours. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See “The Merger—Interests of Certain Persons in the Merger” beginning on page 49.

The Board recommends that you vote “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger.

Opinion of Morgan Stanley & Co. LLC (Page 36)

In connection with the merger, at the special meeting of the Board on April 4, 2017, Morgan Stanley & Co. LLC, which we refer to as Morgan Stanley, rendered its oral opinion, which was subsequently confirmed by delivery of a written opinion, to the Board to the effect that, as of the date of such opinion, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the $315.00 per share in cash to be received by the holders of shares of our common stock (other than excluded shares and dissenting shares) pursuant to the merger agreement, taken in the aggregate, was fair, from a financial point of view, to such holders of such shares.

The full text of Morgan Stanley’s written opinion to the Board, dated April 5, 2017, is attached as Annex D to this proxy statement, and is incorporated by reference in this proxy statement in its entirety. Holders of shares of our common stock should read the opinion carefully and in its entirety. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley in rendering its opinion. Morgan Stanley’s opinion was directed to the Board and addressed only the fairness, from a financial point of view, as of the date of the opinion, to the holders of shares of our common stock (other than excluded shares and dissenting shares) of the $315.00 per share in cash to be received by such holders pursuant to the merger agreement, taken in the aggregate. Morgan Stanley’s opinion did not address any other aspects of the merger and did not and does not constitute a recommendation as to how holders of our common stock should vote at the stockholders’ meeting to be held in connection with the merger. The summary of Morgan Stanley’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

Financing of the Merger (Page 47)

JAB expects to fund amounts needed to acquire the Company under the merger agreement and repay certain outstanding indebtedness of the Company through the use of existing cash resources and the proceeds of new indebtedness. Merger Sub has obtained binding financing commitments in an aggregate principal amount of $3 billion for the transactions contemplated by the merger agreement. Merger Sub’s receipt of the debt financing (as defined in the section entitled “The Merger Agreement—Financing” beginning on page 69) is not a condition to the completion of the merger.

Interests of Certain Persons in the Merger (Page 49)

In considering the recommendation of the Board with respect to the proposal to adopt the merger agreement, you should be aware that executive officers and directors of the Company may have certain interests in the merger that may be different from, or in addition to, the interests of the Company’s stockholders generally. The Board was aware of these interests and considered them, among other things, in evaluating the merger agreement and the merger and in recommending that the merger agreement be adopted by the stockholders of the Company. These interests include, but are not limited to, the following:

•	under the merger agreement, unvested or vested Company stock-based awards (including those held by the executive officers) will be converted into the right to receive a cash payment based on the per share merger consideration, and shares of restricted stock will accelerate and receive the same treatment as shares of our common stock;

•	each Company performance award (including those held by the executive officers) will be converted into the right to receive a cash payment equal to the level of achievement of such performance condition through the effective time of the merger, measured in a manner that is consistent with our past practice regarding the methodology for such measurement, or if greater, the target level of achievement subject to such performance award, payable in two installments;

•	employees of the Company (including the executive officers) are party to confidentiality and proprietary information and non-competition agreements that provide for certain payments in connection with a qualifying termination (and, in the case of the Chief Executive Officer, or CEO, in connection with the closing of the merger and a qualifying termination following the closing of the merger);

•	Company employees (including the executive officers) are eligible to receive special purpose awards (as of the date of this proxy statement, no determinations have been made as to whether any executive officer will receive an award or the amounts of any such potential awards); and

•	the Company’s directors and executive officers are entitled to continued indemnification and insurance coverage under the merger agreement.

For further information with respect to the arrangements between the Company and its directors and executive officers, see the information included under “The Merger—Interests of Certain Persons in the Merger” beginning on page 49 and “Non-Binding, Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers—Golden Parachute Compensation” beginning on page 78.

Material U.S. Federal Income Tax Consequences of the Merger (Page 51)

The exchange of shares of our common stock for cash pursuant to the merger generally will be a taxable transaction to U.S. holders (as defined in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” on page 51) for U.S. federal income tax purposes. Stockholders who are U.S. holders will generally recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and their adjusted tax basis in their shares of our common stock. Under U.S. federal income tax law, U.S. holders may be subject to information reporting on cash received in the merger. Backup withholding may also apply to the cash payments paid to a non-corporate U.S. holder pursuant to the merger unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 51 for a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

Regulatory Approvals (Page 52)

Under the terms of the merger agreement, the merger cannot be completed until the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the HSR Act), has expired or been terminated.

On May 5, 2017, Parent and the Company filed notification of the proposed merger with the Department of Justice (which we refer to as the DOJ) and Federal Trade Commission (which we refer to as the FTC) under the HSR Act.

The consummation of the merger is not conditioned on any antitrust or competition law regulatory filings in the United States or in any other jurisdiction, other than that described above.

Exclusive Forum By-law (Page 53)

On April 4, 2017, the Board amended, effective immediately, the Company’s third amended and restated by-laws to choose a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) as the exclusive forum for certain actions brought against the Company or any director, officer or other employee or agent of the Company.

The Merger Agreement (Page 54)

Treatment of Common Stock, Stock-Based Awards and Performance Awards (Page 55)

•	Common Stock. Each share of our common stock outstanding immediately prior to the effective time of the merger (other than excluded shares and dissenting shares) will be converted into the right to receive from Parent $315.00 in cash, without interest, less any applicable withholding taxes.

•	Stock-Based Awards. As of the effective time of the merger, (i) each restricted share outstanding immediately prior to the effective time of the merger will be accelerated and converted into the right to receive an amount in cash equal to $315.00, net of any applicable withholding taxes, as promptly as reasonably practicable following the effective time of the merger, and (ii) each stock option or stock appreciation right outstanding immediately prior to the effective time of the merger (whether vested or unvested) will be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time of the merger, for each share of our common stock subject to such stock option or stock appreciation right, a cash payment equal to the excess, if any, of $315.00 over the exercise price per share under such stock option or stock appreciation right, net of any applicable withholding taxes.

•	Performance Award. As of the effective time of the merger, each outstanding performance award of the Company will be cancelled and converted into the right to receive a cash amount based on the greater of target and actual performance determined through the effective time of the merger, to be paid as follows: (i) a pro-rata portion of each performance award, for the portion of the performance period completed through the effective time of the merger, will be paid as soon as reasonably practicable after the effective time of the merger; and (ii) the remaining portion of each performance award will be paid on the earlier of the date on which such performance award was originally scheduled to vest (subject to the holder’s continued employment with the Company or any of its affiliates through such date), and the holder’s termination of employment without cause or resignation for good reason, in each case, net of any applicable withholding taxes.

No Solicitation of Acquisition Proposals; Board Recommendation Changes (Page 63)

The merger agreement provides that we are not permitted to, directly (or indirectly through third parties), initiate, solicit, knowingly encourage, induce or assist any inquiries or the making, submission, announcement or consummation of any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal (as defined in the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals; Board Recommendation Changes” beginning on page 63), participate in discussions or negotiations regarding or furnish any information relating to the Company that could reasonably be expected to lead to any acquisition proposal, approve, recommend or enter into any letter of intent or similar document or agreement with respect to an acquisition proposal or otherwise knowingly facilitate any such efforts.

Notwithstanding these restrictions, under certain circumstances, we may, prior to the time the merger agreement is adopted by our stockholders, provide information (which may include non-public information) with respect to unsolicited bona fide written acquisition proposals, or engage in discussions or negotiations with a person with respect to unsolicited bona fide written acquisition proposals if the Board determines prior to taking such action that the failure to do so would reasonably be expected to be inconsistent with the Board’s fiduciary duties and such acquisition proposal either constitutes a superior proposal (as defined in the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals; Board Recommendation Changes” beginning on page 63) or is reasonably likely to result in a superior proposal.

The merger agreement also provides that the Board cannot fail to include the Company recommendation in the proxy statement; withhold, withdraw, qualify or modify (or publicly propose or resolve to do so) the Company recommendation; publicly approve, recommend or otherwise declare advisable any acquisition proposal; or publicly propose to do any of the foregoing. Notwithstanding the foregoing, as provided in the merger agreement, at any time before the stockholders of the Company adopt the merger agreement, the Board may make a change of recommendation and, solely with respect to a superior proposal, terminate the merger agreement as described in “The Merger Agreement—Termination” beginning on page 72, if and only if the Board determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure to effect a change of recommendation would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law.

Conditions to the Merger (Page 71)

The respective obligations of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of certain customary conditions, including the adoption of the merger agreement by our stockholders, receipt of certain regulatory approvals, the absence of any legal prohibitions to the consummation of the merger, the accuracy of the representations and warranties of the parties, a lack of a material adverse effect on the Company and compliance by the parties with their respective obligations under the merger agreement. See “The Merger Agreement—Conditions to the Merger” beginning on page 71.

Termination (Page 72)

We and Parent may, by mutual written consent, terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger as follows:

•	by either Parent or the Company, if:

•	the merger has not been consummated by October 4, 2017 (which we refer to as the termination date, as may be extended);

•	any order permanently restraining, enjoining or otherwise prohibiting consummation of the merger has become final and non-appealable; or

•	at the special meeting of the Company’s stockholders, including any adjournment or postponement thereof, the stockholders of the Company do not approve the proposal to adopt the merger agreement;

provided that certain conditions are satisfied as described in the section entitled “The Merger Agreement—Termination” beginning on page 72.

•	by the Company:

•	if there is a breach of any representation, warranty, covenant or agreement made by Parent, Merger Sub or JAB in the merger agreement or any such representation and warranty become untrue as described in the section entitled “The Merger Agreement—Termination” beginning on page 72; or

•	in order to accept a superior proposal and enter into an alternative acquisition agreement if the Company, prior to or concurrently with such termination, pays to Parent in immediately available funds $215 million (which we refer to as the termination fee), provided that the Company is not in material breach of the solicitation and board recommendation provisions of the merger agreement.

•	by Parent, if:

•	the Board makes a change of recommendation or the Company materially breaches its obligation to not solicit acquisition proposals except in compliance with the merger agreement;

•	at any time after receipt or public announcement of an acquisition proposal, the Board fails to reaffirm the Company recommendation within five business days after receipt of any reasonable written request to do so from Parent; or

•	prior to the closing date of the merger, there is a breach of any representation, warranty, covenant or agreement made by the Company in the merger agreement or any such representation and warranty become untrue as described in the section entitled “The Merger Agreement—Termination” beginning on page 72.

Termination Fee (Page 73)

In certain circumstances, we may be required to pay Parent the termination fee if the merger agreement is terminated. The termination fee would be payable in the following circumstances:

•	either Parent or the Company terminates the merger agreement due to the occurrence of the termination date and in connection therewith (i) an acquisition proposal has been publicly announced after April 4, 2017 and not expressly withdrawn in good faith prior to the termination date, and (ii) within 12 months following the date of such termination, the Company or any of its subsidiaries enters into a definitive agreement with respect to any acquisition proposal or consummates a transaction contemplated by any acquisition proposal (in each case, substituting 50% for 15% in the definition of acquisition proposal);

•	if the Company terminates the merger agreement in order to enter into an alternative acquisition agreement;

•	if the Parent terminates the agreement because the Board makes a change of recommendation or the Company materially breaches its obligations under the no solicitation provisions of the merger agreement;

•	if the Parent terminates the agreement because at any time following receipt or public announcement of an acquisition proposal, the Board fails to reaffirm the Company’s recommendation within five business days after receipt of any reasonable written request to do so from Parent.

In the case of the first bullet above, we must pay Parent the termination fee within two business days after entry into such definitive agreement or the consummation of the transaction contemplated by such acquisition proposal.

In the case of the second bullet above, we must pay Parent the termination fee prior to or concurrently with such termination.

In the case of the third and fourth bullet above, we must pay Parent the termination fee within two business days after such termination.

The termination fee is a cash amount equal to $215 million.

Remedies (Page 74)

No termination of the merger agreement will relieve any party to the merger agreement of any liability or damages (which the parties acknowledge and agree, in the case of liabilities or damages payable by Parent, Merger Sub or JAB includes the benefits of the transaction contemplated by the merger agreement lost by the stockholders of the Company) resulting from any fraud or willful and material breach of the merger agreement, except as otherwise provided in the merger agreement.

The parties agree that if the merger agreement is terminated and a termination fee becomes due and payable and is paid by us, the termination fee will be Parent’s and Merger Sub’s sole and exclusive remedy against us with respect to the merger agreement, provided that Parent will have the right to refund the termination fee in its entirety within five business days after payment of the termination fee by us, and if Parent does so refund the termination fee in its entirety, Parent and Merger Sub will be entitled to seek damages resulting from any fraud or willful and material breach of the merger agreement by us. In no event will we be required to pay the termination fee on more than one occasion.

Prior to the termination of the merger agreement, the parties are also entitled to an injunction or injunctions to prevent a breach of the merger agreement, and to enforce specifically the performance of the terms and provisions of the merger agreement. There is no requirement to obtain, furnish or post any bond with or as a condition to obtaining such injunction or injunctions.

Market Price of Common Stock (Page 81)

The closing price of our common stock on the Nasdaq Global Select Market, which we refer to as the NASDAQ, on April 4, 2017, the last trading day prior to the public announcement of the execution of the merger agreement, was $274.00 per share of common stock. If the merger is completed, you will be entitled to receive $315.00 in cash, without interest, less any applicable withholding taxes, for each share of our common stock owned by you (unless you have properly exercised, and not lost, your appraisal rights with respect to such shares), which represents a premium of approximately 30% to the 30-day volume-weighted average stock price as of March 31, 2017, the last trading day prior to news reports speculating about a potential transaction, a premium of approximately 20% to our all-time high closing stock price as of that same date, a premium of approximately 38% to the closing price of our common stock on February 23, 2017, the last trading day before any discussions regarding a potential offer by JAB were had between JAB and the Company, and a premium of approximately 50% to the volume-weighted average price of a share of our common stock over the one-year period prior to February 23, 2017.

On [●], 2017, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for our common stock on the NASDAQ was $[●] per share of common stock. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of common stock.

Appraisal Rights (Page 85)

If the merger is completed, the Company’s stockholders will be entitled to appraisal rights under Section 262 of the Delaware General Corporate Law, which we refer to as the DGCL. This means that you are entitled to have the fair value of your shares of our common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the merger consideration if you follow exactly the procedures set forth in Section 262 of the DGCL. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the proposal to adopt the merger agreement and you must not vote (either in person or by proxy) in favor of the proposal to adopt the merger agreement. If you fail to follow exactly the procedures set forth in Section 262 of the DGCL, you may lose your appraisal rights. See “Appraisal Rights” beginning on page 85 and the text of the DGCL appraisal rights statute reproduced in its entirety as Annex C to this proxy statement. If you hold your shares of our common stock through a bank, brokerage firm or other nominee and you wish to exercise your appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or other nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

Delisting and Deregistration of Common Stock (Page 90)

If the merger is completed, our common stock will be delisted from the NASDAQ and deregistered under the Exchange Act and we will no longer file periodic reports with the Securities and Exchange Commission, which we refer to as the SEC, on account of our common stock.

The Voting Agreement (Page 76)

Concurrently with the execution of the merger agreement, the Shaich holders entered into a voting agreement with Parent and Merger Sub, in which the Shaich holders agreed, on the terms and subject to the conditions set forth in the voting agreement, among other things, to vote all of the shares of our common stock beneficially owned by them in favor of the adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement and any other matter to be approved by the stockholders of the Company to facilitate such transactions. The Shaich holders have the power to vote in the aggregate approximately 15.5% of the voting power of the shares of common stock issued and outstanding.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the “Summary” beginning on page 1 and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 93.

Q.	What is the proposed merger transaction and what effects will it have on the Company?

A.	The proposed merger transaction is the acquisition of the Company by JAB pursuant to the merger agreement. If the proposal to adopt the merger agreement is approved by our stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company being the surviving corporation. We refer to this transaction as the merger. As a result of the merger, the Company will become a wholly owned subsidiary of Parent and an indirect subsidiary of JAB and will no longer be a publicly held corporation, and you, as a holder of our common stock, will no longer have any interest in our future earnings or growth. In addition, following the merger, our common stock will be delisted from the NASDAQ and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of our common stock.

Q.	What will I receive if the merger is completed?

A.	Upon completion of the merger, you will be entitled to receive the merger consideration of $315.00 in cash, without interest, less any applicable withholding taxes, for each share of our common stock that you own, unless you have properly exercised, and not withdrawn or otherwise lost, your appraisal rights under the DGCL with respect to such shares. For example, if you own 100 shares of our common stock, you will receive $31,500.00 in cash in exchange for your shares of our common stock, less any applicable withholding taxes. You will not own any shares of the capital stock in the surviving corporation. Please do NOT return your stock certificate(s) with your proxy.

Q.	How does the merger consideration compare to the market price of our common stock prior to announcement of the merger?

A.	The merger consideration of $315.00 represents a premium of approximately 30% to the 30-day volume-weighted average stock price as of March 31, 2017, the last trading day prior to news reports speculating about a potential transaction, a premium of approximately 20% to our all-time high closing stock price as of that same date, a premium of approximately 38% to the closing price of our common stock on February 23, 2017, the last trading day before any discussions regarding a potential offer by JAB were had between JAB and the Company, and a premium of approximately 50% to the volume-weighted average price of a share of our common stock over the one-year period prior to February 23, 2017.

Q.	What will holders of Company equity-based and performance awards receive in the merger?

A.	As of the effective time of the merger, each restricted share outstanding immediately prior to the effective time of the merger will be accelerated and converted into the right to receive an amount in cash equal to $315.00, net of any applicable withholding taxes, as promptly as reasonably practicable following the effective time of the merger.

As of the effective time of the merger, each stock option or stock appreciation right outstanding immediately prior to the effective time of the merger (whether vested or unvested) will be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time of the merger, for each share of the our common stock subject to such stock option or stock appreciation right, a cash payment equal to the excess, if any, of $315.00 over the exercise price per share under such stock option or stock appreciation right, net of any applicable withholding taxes.

As of the effective time of the merger, each outstanding performance award of the Company will be cancelled and converted into the right to receive a cash amount based on the greater of target and actual performance determined through the effective time of the merger, to be paid as follows: (i) a pro-rata portion of each performance award, for the portion of the performance period completed through the effective time of the merger, will be paid as soon as reasonably practicable after the effective time of the merger; and (ii) the remaining portion of each performance award will be paid on the earlier of the date on which such performance award was originally scheduled to vest (subject to the holder’s continued employment with the Company or any of its affiliates through such date), and the holder’s termination of employment without cause or resignation for good reason, in each case, net of any applicable withholding taxes.

Q.	What will happen to the Company’s Employee Stock Purchase Plan?

A.	The merger agreement provides that no new “offering period” under the Company’s Employee Stock Purchase Plan, which we refer to as the ESPP, may be commenced after April 4, 2017. The merger agreement also provides that the ESPP, as well as any offering period that otherwise would be in effect at the effective time of the merger, will be terminated prior to the effective time of the merger, and that the Company may make such pro-rata adjustments as may be necessary to reflect the shortened offering period.

Q.	How does the Board recommend that I vote?

A.	The Board recommends that you vote (i) “FOR” approval of the proposal to adopt the merger agreement (Proposal 1 on your proxy card), and (ii) “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger (Proposal 2 on your proxy card).

Q.	When do you expect the merger to be completed?

A.	We are working towards completing the merger as soon as possible. Assuming timely receipt of required regulatory approvals and satisfaction of other closing conditions, including approval by our stockholders of the proposal to adopt the merger agreement, we anticipate that the merger will be completed in the third quarter of 2017.

Q.	When will stockholders receive the merger consideration?

A.	At or prior to the effective time of the merger, Parent will deposit, or will cause to be deposited, with a paying agent selected by Parent and reasonably acceptable to the Company, for the benefit of the holders of shares of our common stock, a cash amount in immediately available funds necessary to pay the aggregate merger consideration payable to our stockholders.

Promptly after the effective time of the merger, and in any event within three business days thereafter, the surviving corporation will cause the paying agent to mail to each of our stockholders of record (or, in the case of “street holders”, deliver to The Depository Trust Company) immediately prior to the effective time of the merger (other than holders of excluded shares and dissenting shares) (i) a letter of transmittal specifying that delivery will be effected, and risk of loss and title will pass, only upon the delivery of the certificates representing such shares (or affidavits of loss in lieu of such certificates as provided in the merger agreement) or the transfer of the shares of our common stock represented by book-entry to the paying agent, and (ii) instructions advising each such holder of record how to surrender his, her or its shares of our common stock in exchange for the per share merger consideration. The paying agent will pay each holder of record the aggregate per share merger consideration to which such holder is entitled after delivery or transfer of such shares. Interest will not be paid or accrue in respect of the per share merger consideration. From the effective time until the surrender or transfer of certificates or book-entry shares, as the case may be, each such certificate or book-entry share will represent only the right to receive in exchange therefor a cash amount (after giving effect to any required tax withholdings) equal to the per share merger consideration.

Q.	What happens if the merger is not completed?

A.	If the proposal to adopt the merger agreement is not approved by the stockholders of the Company or if the merger is not completed for any other reason, the stockholders of the Company will not receive any payment for their shares of our common stock in connection with the merger. Instead, the Company will remain an independent public company and our common stock will continue to be listed and traded on the NASDAQ. Under specified circumstances, the Company may be required to pay to JAB a termination fee with respect to the termination of the merger agreement, as described under “The Merger Agreement—Termination Fee” beginning on page 73.

Q.	What conditions must be satisfied to complete the merger?

A.	The Company, Parent and Merger Sub are not required to complete the merger unless a number of conditions are satisfied or waived. These conditions include, among others: (i) the adoption of the merger agreement by the affirmative vote of the holders of a majority of the voting power of the shares of our Class A common stock and Class B common stock (voting together as one class) entitled to vote on the proposal to adopt the merger agreement; (ii) no applicable law is in effect that prohibits the consummation of the merger; (iii) no governmental entity institutes any action before any court or governmental entity of competent authority seeking to enjoin or prohibit the consummation of the merger; and (iv) any waiting period (and extensions thereof) applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the HSR Act) has expired or been terminated. In addition to customary conditions in favor of both parties regarding the accuracy of the other party’s representations and warranties (subject to customary materiality qualifiers) and the other party’s compliance with its covenants and agreements contained in the merger agreement (subject to customary materiality qualifiers), Parent’s and Merger Sub’s obligation to complete the merger are also subject to the condition that there has not occurred any effect that, individually or in the aggregate, has had or is reasonably likely to have, a material adverse effect on the Company. For a more complete summary of the conditions that must be satisfied or waived prior to the completion of the merger, see “The Merger Agreement—Conditions to the Merger” beginning on page 71.

Q.	Is the merger expected to be taxable to me?

A.	Yes. The exchange of shares of our common stock for the per share merger consideration of $315.00 in cash pursuant to the merger will generally be a taxable transaction to U.S. holders (as defined in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” on page 51) for U.S. federal income tax purposes. If you are a U.S. holder and you exchange your shares of our common stock in the merger for cash, you will generally recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and your adjusted tax basis in such shares of our common stock. Under U.S. federal income tax law, U.S. holders may be subject to information reporting on cash received in the merger. Backup withholding may also apply to the cash payments paid to a non-corporate U.S. holder pursuant to the merger unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. We encourage you to read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 51 for a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

Q.	Why am I receiving this proxy statement and proxy card or voting instruction form?

A.	You are receiving this proxy statement and proxy card or voting instruction form because you own shares of our common stock. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of our common stock with respect to such matters.

Q.	When and where is the special meeting?

A.	The special meeting of stockholders of the Company will be held at [●] on [●], 2017 at [●] a.m., local time.

Q.	What am I being asked to vote on at the special meeting?

A.	At the special meeting, holders of our common stock will be asked to consider and vote on the following proposals: (i) to adopt the merger agreement (Proposal 1 on your proxy card) and (ii) to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger (Proposal 2 on your proxy card).

Q.	Why am I being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger?

A.	Under SEC rules, we are required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the merger, or “golden parachute” compensation.

Q.	What will happen if the Company’s stockholders do not approve the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger?

A.	The vote on the proposal to approve the merger-related executive compensation is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, a stockholder may vote to approve the proposal to approve the merger-related executive compensation and vote not to adopt the merger agreement and vice versa. Because the vote on the proposal to approve the merger-related executive compensation is advisory in nature only, it will not be binding on the Company, Parent or the surviving corporation in the merger. Accordingly, if the merger agreement is adopted by the Company’s stockholders and the merger is completed, the merger-related compensation may be paid to the Company’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and arrangements even if the stockholders do not approve the proposal to approve the merger-related executive compensation.

Q.	What vote is required for the Company’s stockholders to approve the proposal to adopt the merger agreement?

A.	Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the voting power of the shares of our Class A common stock and Class B common stock (voting together as one class) entitled to vote on the proposal to adopt the merger agreement.

If you fail to return your proxy card, submit your proxy by phone or the Internet or vote in person, or if your shares are held in “street name” by your bank, brokerage firm or other nominee and you fail to instruct your bank, brokerage firm or other nominee to vote your shares of common stock, your shares will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

Q.	What vote of our stockholders is required to approve the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger?

A.	The approval of the proposal to approve the merger-related executive compensation requires the affirmative vote of the holders of a majority of the voting power of the shares of our Class A common stock and Class B common stock (voting together as one class) present in person or represented by proxy and casting votes on the matter at the special meeting (with abstentions and broker non-votes not counted as votes cast on the matter). If your shares of our common stock are present at the special meeting but are not voted to approve the proposal to approve the merger-related executive compensation, if you vote to abstain on the proposal, if you fail to submit a proxy or to vote in person at the special meeting or if your shares of our common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of our common stock, your shares of our common stock will not have an effect on the proposal to approve the merger-related executive compensation.

Q.	Do any of the Company’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?

A.	In considering the recommendation of the Board with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See “The Merger—Interests of Certain Persons in the Merger” beginning on page 49 and “Non-Binding, Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers” beginning on page 78.

Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A.	If your shares of our common stock are registered directly in your name with our transfer agent, Computershare Trust Company N.A., you are considered, with respect to those shares of our common stock, the stockholder of record. This proxy statement and proxy card have been sent directly to you by the Company. As the stockholder of record, you have the right to vote in person at the meeting or to grant your voting rights directly to the Company or to a third party by a proxy duly executed or transmitted in a manner in accordance with applicable law.

If your shares of our common stock are held in “street name” through a bank, brokerage firm or other nominee, you are considered the beneficial owner of those shares. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of our common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting. Your bank, brokerage firm or other nominee should send you, as the beneficial owner, a package describing the procedure for voting your shares (see also the next Q&A below).

Q.	If my shares of common stock are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee vote my shares of common stock for me?

A.

Your bank, brokerage firm or other nominee will only be permitted to vote your shares of our common stock if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your shares of our common stock. Banks, brokerage firms or other nominees who hold shares in “street name” for customers generally have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the proposal to adopt the merger agreement and the proposal to approve, on a non-binding, advisory basis, certain compensation arrangements for the Company’s named executive officers in connection with the merger, and, as a result, absent specific instructions from the beneficial owner of such shares of our common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of our common stock on non-routine matters, which we refer to as broker non-votes. If you do not instruct your bank, brokerage firm or other nominee to vote your shares of our common stock, your shares of our common stock will not be voted, and as broker non-votes, the effect will be the same as a vote “AGAINST” approval of the proposal to adopt the merger agreement, and your shares of our common stock will not have an effect on the proposal to approve the merger-related executive compensation.

Q.	Who can vote at the special meeting?

A.	Only holders of record of our common stock as of the close of business on [●], 2017, the record date for the special meeting, or their duly appointed proxies, are entitled to receive notice of, and to vote at (in person or by proxy), the special meeting and any adjournments or postponements thereof. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a “legal proxy” from your bank, brokerage firm or other nominee that is the stockholder of record for your shares of our common stock giving you the right to vote the shares at the special meeting. A legal proxy is not the form of proxy enclosed with this proxy statement.

Q.	How many votes do I have?

A.	Each holder of our Class A common stock is entitled to cast one vote and each holder of our Class B common stock is entitled to cast three votes on each matter properly brought before the special meeting for each share of our common stock that such holder owned as of the record date of [●], 2017. As of the close of business on the record date, there were [●] outstanding shares of Class A common stock and [●] outstanding shares of Class B common stock.

Q.	What is a quorum?

A.	The presence at the special meeting, in person or represented by proxy, of the holders of a majority of the voting power of the shares of our Class A common stock and Class B common stock (voting together as one class) issued and outstanding and entitled to vote at the special meeting, constitutes a quorum for the transaction of business at the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting. Shares of our common stock represented at the special meeting but not voted, including shares of our common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. Broker non-votes are counted for the purpose of determining the presence of a quorum.

In the event that a quorum is not present at the special meeting, we expect to adjourn or postpone the special meeting until we solicit enough proxies to obtain a quorum. Pursuant to the Company’s by-laws, any meeting of stockholders may be adjourned from time to time to any other time and to any other place at which a meeting of stockholders may be held under the Company’s by-laws by any officer entitled to preside at or to act as secretary of such meeting.

Q.	How do I vote?

A.	Stockholder of Record. If you are a stockholder of record and your shares are registered directly in your name, you may have your shares of our common stock voted on matters presented at the special meeting in any of the following ways:

•	In Person. You may attend the special meeting and cast your vote there. Even if you plan to attend the meeting, it is desirable that you vote in advance of the meeting.

•	By Proxy. Stockholders of record have a choice of voting by proxy:

•	Over the Internet: Go to the website of our tabulator, Computershare Trust Company, N.A., or Computershare, at www.investorvote.com/PNRA. Use the vote control number printed on your enclosed proxy card to access your account and vote your shares. You must specify how you want your shares voted or your Internet vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions. You must submit your Internet proxy before 11:59 p.m., Eastern Time, on [●], [●], 2017, the day before the special meeting, for your proxy to be valid and your vote to count;

•	By Telephone: Call 1-800-652-VOTE (8683), toll free from the United States, Canada and Puerto Rico, and follow the recorded instructions. You must specify how you want your shares voted and confirm your vote at the end of the call or your telephone vote cannot be completed. Your shares will be voted according to your instructions. You must submit your telephonic proxy before 11:59 p.m., Eastern Time, on [●], [●], 2017, the day before the special meeting, for your proxy to be valid and your vote to count; or

•	By Mail: Complete and sign your enclosed proxy card and mail it in the enclosed postage-paid envelope to Computershare. Your shares will be voted according to your instructions. Computershare must receive the proxy card by [●], [●], 2017, the day before the special meeting, for your proxy to be valid and your vote to count.

Beneficial Owner. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. To attend the meeting in person (regardless of whether you intend to vote your shares in person at the meeting), you must obtain an admission ticket in advance of the meeting by following the instructions under “The Special Meeting—Attendance” beginning on page 23 of this proxy statement. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a “legal proxy” from the bank, brokerage firm or other nominee that is the stockholder of record for your shares of our common stock giving you the right to vote the shares at the meeting.

Q.	How can I change or revoke my vote?

A.	You have the right to revoke a proxy. If your shares are registered directly in your name, you may revoke your proxy or change your vote before the special meeting. To do so, you must do one of the following:

•	Vote over the Internet or by telephone as instructed above. Only your latest Internet or telephone vote is counted. You may not change your vote over the Internet or by telephone after 11:59 p.m., Eastern Time, on [●], [●], 2017.

•	Sign a new proxy and mail it as instructed above. Only your latest dated, valid proxy received by Computershare not later than [●], [●], 2017 will be counted.

•	Attend the special meeting, request that your proxy be revoked and vote in person as instructed above. Attending the special meeting will not revoke your Internet vote, telephone vote or proxy, as the case may be, unless you specifically request it.

If you hold shares in “street name” through a bank, brokerage firm or other nominee, you may submit a new, later-dated voting instruction form or contact your bank, broker or other nominee. You may also vote in person at the special meeting if you obtain a legal proxy.

Q.	What is a proxy?

A.	A proxy is your legal designation of another person, referred to as a “proxy”, to vote your shares of our common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement”. The document used to designate a proxy to vote your shares of our common stock is called a “proxy card”.

Q.	If a stockholder gives a proxy, how are the shares of common stock voted?

A.	If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, will vote your shares of our common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of our common stock should be voted “FOR” or “AGAINST” or to “ABSTAIN” from voting on all, some or none of the specific items of business to come before the special meeting.

If you are a holder of record and you properly sign your proxy card but do not mark the boxes showing how your shares of our common stock should be voted on a matter, the shares of our common stock represented by your properly signed proxy will be voted “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger.

Q.	How are votes counted?

A.	For the proposal to adopt the merger agreement, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions and broker non-votes will have the same effect as votes “AGAINST” approval of the proposal to adopt the merger agreement.

For the proposal to approve, by non-binding, advisory vote, the merger-related executive compensation, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions and broker non-votes will not have an effect on the proposal.

Q.	Who will count the votes?

A.	The votes will be counted by the inspector of elections appointed for the special meeting.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If you received more than one proxy card, your shares are likely registered in different names or with different addresses or are in more than one account. You must separately vote the shares shown on each proxy card that you received in order for all of your shares to be voted at the meeting.

Q.	What happens if I sell my shares of our common stock before the special meeting?

A.	The record date for stockholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the merger. If you transfer your shares of our common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies the Company in writing of such special arrangements, you will retain your right to vote such shares at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares.

Q.	What happens if I sell my shares of common stock after the special meeting but before the effective time of the merger?

A.	If you transfer your shares after the special meeting but before the effective time of the merger, you will have transferred the right to receive the merger consideration to the person to whom you transfer your shares. In order to receive the merger consideration, you must hold your shares of our common stock through the completion of the merger.

Q.	Who will solicit and pay the cost of soliciting proxies?

A.

The Company has engaged MacKenzie Partners to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay MacKenzie Partners a fee of $30,000. The Company has agreed to reimburse MacKenzie Partners for certain reasonable and documented fees and expenses and will also indemnify MacKenzie Partners and all of its directors, officers, employees and agents against certain claims, expenses, losses, damages, liabilities and/or judgments. The Company may also reimburse banks, brokers or their agents for their expenses in forwarding proxy materials to beneficial owners of our common stock. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.	What do I need to do now?

A.	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please vote promptly to ensure that your shares are represented at the special meeting. If you hold your shares of our common stock in your own name as the stockholder of record, you may submit a proxy to have your shares of our common stock voted at the special meeting in one of three ways: (i) using the Internet in accordance with the instructions set forth on the enclosed proxy card, (ii) calling toll-free at 1-800-652-VOTE (8683) or (iii) completing, signing, dating and returning the enclosed proxy card in the accompanying postage-paid reply envelope. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.	Should I send in my stock certificates now?

A.	No. If the proposal to adopt the merger agreement is approved, after the completion of the merger, you will be sent a letter of transmittal promptly, and in any event within three business days, describing how you may exchange your shares of our common stock for the merger consideration. If your shares of our common stock are held in “street name” through a bank, brokerage firm or other nominee, you should contact your bank, brokerage firm or other nominee for instructions as to how to effect the surrender of your “street name” shares of our common stock in exchange for the merger consideration. See “The Merger—Payment of Merger Consideration and Surrender of Stock Certificates” beginning on page 48. Please do NOT return your stock certificate(s) with your proxy.

Q.	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the merger consideration for my shares of our common stock?

A.	Yes. As a holder of our common stock, you are entitled to exercise appraisal rights under Section 262 of the DGCL in connection with the merger if you take certain actions and meet certain conditions, including that you do not vote (in person or by proxy) in favor of adoption of the merger agreement. See “Appraisal Rights” beginning on page 85.

Q.	Who can help answer any other questions I might have?

A.	If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of our common stock, or need additional copies of the proxy statement or the enclosed proxy card, please contact MacKenzie Partners, our proxy solicitor, by calling toll-free at (800) 322-2885 or using the contact information below.

MacKenzie Partners, Inc.

105 Madison Avenue, 17th Floor

New York, New York 10016

Toll-free: (800) 322-2885

Fax: (212) 929-0308

Email: proxy@mackenziepartners.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the other documents referenced herein, whether written or oral, relating to future events or our future performance, including any discussion, expressed or implied, regarding our anticipated growth, operating results, future earnings per share, plans, objectives, the impact of our investments in sales-building initiatives and operational capabilities on future sales and earnings, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (which we refer to as the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (which we refer to as the Exchange Act). All statements other than statements of historical or current facts included in this proxy statement are forward-looking statements. These statements are often identified by the words “believe”, “positioned”, “estimate”, “project”, “target”, “plan”, “goal”, “assumption”, “continue”, “intend”, “expect”, “future”, “anticipate” and other similar expressions, whether in the negative or the affirmative, that are not statements of historical fact.

These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict, and you should not place undue reliance on our forward-looking statements. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to: the risk that our stockholders do not approve the merger; uncertainties as to the timing of the merger; the conditions to the completion of the merger may not be satisfied, or the regulatory approvals required for the merger may not be obtained on the terms expected or on the anticipated schedule; the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the merger; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the effect of the announcement or pendency of the merger on our business relationships, operating results and business generally; risks that the merger disrupts our current plans and operations and potential difficulties in our employee retention as a result of the merger; risks related to diverting management’s attention from our ongoing business operations; the outcome of any legal proceedings that may be instituted against us related to the merger agreement or the merger; the amount of the costs, fees, expenses and other charges related to the merger; and other factors discussed from time to time in our reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 27, 2016 and our Quarterly Report on Form 10-Q, for the fiscal quarter ended March 28, 2017. All forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this release are made only as of the date of this release and may change. While we may elect to update forward-looking statements at some point in the future, we expressly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

You are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this proxy statement or, in the case of documents referred to or incorporated by reference, the dates of those documents.

PARTIES TO THE MERGER

The Company

Panera Bread Company

3630 South Geyer Road, Suite 100

St. Louis, Missouri 63127

Telephone: (314) 984-1000

The Company, a Delaware corporation, is a national bakery-cafe concept with 2,042 Company-owned and franchise-operated bakery-cafe locations in 46 states, the District of Columbia and Ontario, Canada. The Company operates as three business segments: (i) Company-owned bakery-cafe operations; (ii) franchise operations; and (iii) fresh dough and other product operations. As of March 28, 2017, the Company-owned bakery-cafe operations segment consisted of 910 Company-owned bakery-cafes and the franchise operations segment consisted of 1,132 franchise-operated bakery-cafes. As of March 28, 2017, the fresh dough and other product operations segment, which supplies fresh dough and other products daily to most Company-owned and franchise-operated bakery-cafes, consisted of 24 fresh dough facilities (22 Company-owned and two franchise-operated).

JAB

JAB Holdings B.V.

Oosterdoksstraat 80, 1011 DK

Amsterdam, The Netherlands

Telephone: +31 20 406 1000

JAB, a private limited liability company incorporated under the laws of the Netherlands, is a privately held company focused on long-term investments in companies with premium brands in the consumer goods category.

Parent

Rye Parent Corp.

c/o JAB Holding Company LLC

1701 Pennsylvania Avenue NW, Suite 801

Washington, DC 20006

Telephone: (202) 602-1302

Parent, a Delaware corporation, is an affiliate of JAB. Prior to the effective time of the merger, Parent will have engaged in no other business activities and will have incurred no liabilities or obligations other than those contemplated by the merger and the merger agreement.

Merger Sub

Rye Merger Sub, Inc.

c/o JAB Holding Company LLC

1701 Pennsylvania Avenue NW, Suite 801

Washington, DC 20006

Telephone: (202) 602-1302

Merger Sub, a Delaware corporation and a direct wholly owned subsidiary of Parent, was incorporated for the purpose of consummating the transactions contemplated by the merger agreement. Prior to the effective time of the merger, Merger Sub will have engaged in no other business activities and will have incurred no liabilities or obligations other than those contemplated by the merger and the merger agreement. Upon the completion of the merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation.

THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the Board for use at the special meeting to be held at [●] on [●], 2017 at [●] a.m., local time.

Purpose of the Special Meeting

At the special meeting, holders of our common stock will be asked to consider and vote on the following proposals:

•	to adopt the merger agreement (Proposal 1 on your proxy card), which we refer to as the proposal to adopt the merger agreement; and

•	to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger (Proposal 2 on your proxy card), which we sometimes refer to as the proposal to approve the merger-related executive compensation.

The Board recommends that you vote “FOR” each of the above proposals.

Our stockholders must approve the proposal to adopt the merger agreement in order for the merger to occur. If our stockholders fail to approve the proposal to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully and in its entirety.

The vote on the proposal to approve the merger-related executive compensation is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, a stockholder may vote to approve the proposal to approve the merger-related executive compensation and vote not to adopt the merger agreement and vice versa. Because the vote on the proposal to approve the merger-related executive compensation is advisory in nature only, it will not be binding on the Company, Parent or the surviving corporation in the merger. Accordingly, if the merger agreement is adopted by the Company’s stockholders and the merger is completed, the merger-related compensation may be paid to the Company’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and arrangements even if the stockholders do not approve the proposal to approve the merger-related executive compensation.

Record Date and Quorum

The Board has fixed the close of business on [●], 2017 as the record date for determination of stockholders entitled to receive notice of, and to vote at, the special meeting, and any adjournments or postponements thereof. Only holders of record of our common stock as of the close of business on the record date are entitled to receive notice of, and to vote at (in person or by proxy), the special meeting and at any adjournment or postponement thereof.

As of the close of business on the record date, there were [●] shares of Class A common stock outstanding and [●] shares of Class B common stock outstanding. Unless indicated otherwise, we refer to our Class A common stock and Class B common stock in this proxy statement collectively as our common stock. Each holder of our common stock is entitled to cast, in the case of Class A common stock, one vote per such share, and in the case of Class B common stock, three votes per such share, on each matter properly brought before the special meeting for each share of our common stock that such holder owned as of the record date.

The presence at the special meeting, in person or represented by proxy, of the holders of a majority of the voting power of the shares of our Class A common stock and Class B common stock (voting together as one class) issued and outstanding and entitled to vote at the special meeting, constitutes a quorum for the transaction of business at the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting. Shares of our common stock represented at the special meeting but not voted, including shares of our common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. Broker non-votes (as defined below) are counted for the purpose of determining the presence of a quorum. Your vote is very important, regardless of the number of shares of our common stock you own. Because stockholders cannot take any action at the meeting unless a majority of the outstanding voting power of our common stock is represented, it is important that you attend the meeting in person or are represented by proxy at the meeting.

In the event that a quorum is not present at the special meeting, we expect to adjourn or postpone the special meeting until we solicit enough proxies to obtain a quorum. Pursuant to the Company’s by-laws, any meeting of stockholders may be adjourned from time to time to any other time and to any other place at which a meeting of stockholders may be held under the Company’s by-laws by any officer entitled to preside at or to act as secretary of such meeting.

Attendance

All Company stockholders, including stockholders of record and stockholders who hold their shares through banks, brokers or other holders of record, are invited to attend the special meeting. Stockholders of record can vote in person at the special meeting. If you are not a stockholder of record, you must obtain a legal proxy executed in your favor from the record holder of your shares to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted to the meeting. The Company reserves the right to refuse admittance to anyone without proper proof of ownership of our common stock or without proper photo identification. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Vote Required

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the voting power of the shares of our Class A common stock and Class B common stock (voting together as one class) entitled to vote on the proposal to adopt the merger agreement. For the proposal to adopt the merger agreement, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will not be counted as votes cast in favor of the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present. Your vote is very important, regardless of the number of shares of our common stock you own. Because stockholders cannot take any action at the meeting unless a majority of the outstanding voting power of our common stock is represented, it is important that you attend the meeting in person or are represented by proxy at the meeting. If you fail to return your proxy card, submit your proxy by phone or the Internet or vote in person, or if your shares are held in “street name” by your bank, brokerage firm or other nominee and you fail to instruct your bank, brokerage firm or other nominee to vote your shares of common stock, your shares will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

If your shares of our common stock are registered directly in your name with our transfer agent, Computershare Trust Company N.A., you are considered, with respect to those shares of our common stock, the stockholder of record. This proxy statement and proxy card have been sent directly to you by the Company. As the stockholder of record, you have the right to vote in person at the meeting or to grant your voting rights directly to the Company or to a third party by a proxy duly executed or transmitted in a manner in accordance with applicable law.

If your shares of our common stock are held in “street name” through a bank, brokerage firm or other nominee, you are considered the beneficial owner of those shares. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of our common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting. Your bank, brokerage firm or other nominee should send you, as the beneficial owner, a package describing the procedure for voting your shares.

Banks, brokerage firms or other nominees who hold shares in “street name” for customers generally have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the proposal to adopt the merger agreement and the proposal to approve, on a non-binding, advisory basis, certain compensation arrangements for the Company’s named executive officers in connection with the merger, and, as a result, absent specific instructions from the beneficial owner of such shares of our common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of our common stock on non-routine matters, which we refer to as broker non-votes.

For the purposes of the proposal to adopt the merger agreement, if you attend the special meeting and abstain on this proposal, or if you have given a proxy and have abstained on this proposal, this will have the same effect as if you voted “AGAINST” approval of the proposal to adopt the merger agreement. If you do not instruct your bank, brokerage firm or other nominee to vote your shares of our common stock, your shares of our common stock will not be voted, and as broker non-votes, the effect will be the same as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

The proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger requires the affirmative vote of the holders of a majority of the votes cast on the proposal to approve such merger-related compensation. For the proposal to approve the merger-related executive compensation, you may vote “FOR”, “AGAINST” or “ABSTAIN”. For purposes of this proposal, if you attend the special meeting and abstain on this proposal, or if you have given a proxy and abstained on this proposal, your shares will not be voted “FOR” or “AGAINST” the proposal and will not be counted as votes cast or shares withheld on the proposal. If you fail to submit a proxy or vote in person at the special meeting or if your shares of our common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of our common stock, your shares of our common stock will not be voted, but this will not have an effect on the proposal to approve the merger-related executive compensation.

Voting

If you are a stockholder of record and your shares are registered directly in your name, you may have your shares of our common stock voted on matters presented at the special meeting in any of the following ways:

•	In Person. You may attend the special meeting and cast your vote there. Even if you plan to attend the meeting, it is desirable that you vote in advance of the meeting;

•	By Proxy. Stockholders of record have a choice of voting by proxy:

•	Over the Internet: Go to the website of our tabulator, Computershare Trust Company, N.A., which we refer to as Computershare, at www.investorvote.com/PNRA. Use the vote control number printed on your enclosed proxy card to access your account and vote your shares. You must specify how you want your shares voted or your Internet vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions. You must submit your Internet proxy before 11:59 p.m., Eastern Time, on [●], [●], 2017, the day before the special meeting, for your proxy to be valid and your vote to count.

•	By Telephone: Call 1-800-652-VOTE (8683), toll free from the United States, Canada and Puerto Rico, and follow the recorded instructions. You must specify how you want your shares voted and confirm your vote at the end of the call or your telephone vote cannot be completed. Your shares will be voted according to your instructions. You must submit your telephonic proxy before 11:59 p.m., Eastern Time, on [●], [●], 2017, the day before the special meeting, for your proxy to be valid and your vote to count; or

•	By Mail: Complete and sign your enclosed proxy card and mail it in the enclosed postage-paid envelope to Computershare. Your shares will be voted according to your instructions. Computershare must receive the proxy card by [●], [●], 2017, the day before the special meeting, for your proxy to be valid and your vote to count.

If you are a beneficial owner of our common stock and your shares are held in “street name”, you should receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of our common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a “legal proxy” from your bank, brokerage firm or other nominee that is the stockholder of record for your shares of our common stock giving you the right to vote the shares at the special meeting. A legal proxy is not the form of proxy enclosed with this proxy statement. You will not be able to vote shares you hold in “street name” through a bank, broker or other nominee in person at the special meeting unless you have a legal proxy from that bank, broker or other nominee issued in your name giving you the right to vote your shares.

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, will vote your shares of our common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of our common stock should be voted “FOR” or “AGAINST” or to “ABSTAIN” from voting on all, some or none of the specific items of business to come before the special meeting.

If you are a holder of record and you properly sign your proxy card but do not mark the boxes showing how your shares of our common stock should be voted on a matter, the shares of our common stock represented by your properly signed proxy will be voted “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger. YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF OUR COMMON STOCK YOU OWN. BECAUSE STOCKHOLDERS CANNOT TAKE ANY ACTION AT THE MEETING UNLESS A MAJORITY OF THE OUTSTANDING VOTING POWER OF OUR COMMON STOCK IS PRESENTED, IT IS IMPORTANT THAT YOU ATTEND THE MEETING IN PERSON OR ARE REPRESENTED BY PROXY AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE PAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU WILL ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

Voting by the Company’s Directors and Executive Officers

As of the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, [●] shares of our common stock (not including any shares of our common stock deliverable upon exercise or conversion of any options, stock appreciation rights, or restricted shares), representing approximately [●] percent of the outstanding voting power of our common stock. The directors and officers have informed the Company that they currently intend to vote all such shares of our common stock

“FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger. See “The Voting Agreement” beginning on page 76 for further discussion of the Shaich holders’ (as defined therein) voting requirements with respect to the proposals.

Proxies and Revocation

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet or by returning the enclosed proxy card in the accompanying postage-paid reply envelope, or may vote in person by appearing at the special meeting. If your shares of our common stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of our common stock using the instructions provided by your bank, brokerage firm or other nominee. If you are a beneficial owner and wish to vote in person at the special meeting, you must provide a “legal proxy” from the bank, brokerage firm or other nominee that is the stockholder of record for your shares of our common stock giving you the right to vote the shares at the meeting. If you fail to vote in person at the special meeting or fail to return your proxy card or fail to submit your proxy by phone or the Internet, or if your shares are held in “street name” by your bank, brokerage firm or other nominee and you fail to instruct your bank, brokerage firm or other nominee to vote, your shares of our common stock will be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement. If you fail to vote in person at the special meeting or fail to return your proxy card or fail to submit your proxy by phone or the Internet, your shares of our common stock will not have an effect on the proposal to approve the merger-related executive compensation.

You have the right to revoke a proxy. If your shares are registered directly in your name, you may revoke your proxy or change your vote before the special meeting. To do so, you must do one of the following:

•	Vote over the Internet or by telephone as instructed above. Only your latest Internet or telephone vote is counted. You may not change your vote over the Internet or by telephone after 11:59 p.m., Eastern Time, on [●], [●], 2017.

•	Sign a new proxy and mail it as instructed above. Only your latest dated, valid proxy received by Computershare not later than [●], [●], 2017 will be counted.

•	Attend the special meeting, request that your proxy be revoked and vote in person as instructed above. Attending the special meeting will not revoke your Internet vote, telephone vote or proxy, as the case may be, unless you specifically request it.

If you hold shares in “street name” through a bank, brokerage firm or other nominee, you may submit a new, later-dated voting instruction form or contact your bank, broker or other nominee. You may also vote in person at the special meeting if you obtain a legal proxy.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or if a quorum is not present at the special meeting. Pursuant to the Company’s by-laws, approval of the adjournment of the special meeting does not require a vote of the holders of our common stock. Any meeting of stockholders may be adjourned from time-to-time to any other time and to any other place at which a meeting of stockholders may be held under our by-laws by any officer entitled to preside at or to act as secretary of such meeting.

Pursuant to the Company’s by-laws, we are not required to notify our stockholders of any adjournment of less than 30 days if the time and place of the adjourned special meeting, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at the special meeting, are announced at the special meeting at which adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned special meeting. At the adjourned special meeting, the Company may transact any business which might have been transacted at the original special meeting.

Anticipated Date of Completion of the Merger

We are working towards completing the merger as soon as possible. Assuming timely receipt of required regulatory approvals and satisfaction of other closing conditions, including the approval by our stockholders of the proposal to adopt the merger agreement, we anticipate that the merger will be completed in the third quarter of 2017. If our stockholders vote to approve the proposal to adopt the merger agreement, the merger will become effective as promptly as practicable following the satisfaction or waiver of a number of conditions to the merger, subject to the terms of the merger agreement. See “The Merger Agreement—Closing and Effective Time of the Merger” beginning on page 55.

Rights of Stockholders Who Seek Appraisal

If the merger is completed, the Company’s stockholders will be entitled to appraisal rights under Section 262 of the DGCL in connection with the merger. This means that you are entitled to have the fair value of your shares of our common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the merger consideration if you follow exactly the procedures set forth in Section 262 of the DGCL. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the proposal to adopt the merger agreement and you must not vote (either in person or by proxy) in favor of the proposal to adopt the merger agreement. If you fail to follow exactly the procedures set forth in Section 262 of the DGCL, you may lose your appraisal rights. See “Appraisal Rights” beginning on page 85 and the text of the DGCL appraisal rights statute reproduced in its entirety as Annex C to this proxy statement. If you hold your shares of our common stock through a bank, brokerage firm or other nominee and you wish to exercise your appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or other nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

Solicitation of Proxies; Payment of Solicitation Expenses

The Company has engaged MacKenzie Partners to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay MacKenzie Partners a fee of $30,000. The Company has agreed to reimburse MacKenzie Partners for certain reasonable and documented fees and expenses and will also indemnify MacKenzie Partners and all of its directors, officers, employees and agents against certain claims, expenses, losses, damages, liabilities and/or judgments. The Company may also reimburse banks, brokers or their agents for their expenses in forwarding proxy materials to beneficial owners of our common stock. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Questions and Additional Information

If you have questions about the merger, need assistance in submitting your proxy or voting your shares of our common stock, or need additional copies of the proxy statement or the enclosed proxy card, please contact

MacKenzie Partners, our proxy solicitor, by calling toll-free at (800) 322-2885 or using the contact information below. Please do NOT send in your stock certificate(s) with your proxy card. After the completion of the merger, a separate letter of transmittal will be mailed to you promptly, and in any event within three business days, that will enable you to receive the merger consideration in exchange for your stock certificate(s). If your shares of our common stock are held in “street name” through a bank, brokerage firm or other nominee, you should contact your bank, brokerage firm or other nominee for instructions as to how to effect the surrender of your “street name” shares of our common stock in exchange for the merger consideration. See “The Merger—Payment of Merger Consideration and Surrender of Stock Certificates” beginning on page 48.

MacKenzie Partners, Inc.

105 Madison Avenue, 17th Floor

New York, New York 10016

Toll-free: (800) 322-2885

Fax: (212) 929-0308

Email: proxy@mackenziepartners.com

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully and in its entirety as it is the legal document that governs the merger.

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation following the merger. As a result of the merger, the Company will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent and an indirect subsidiary of JAB. You will not own any shares of the capital stock of the surviving corporation.

Merger Consideration

In the merger, each outstanding share of our common stock will automatically be converted into the right to receive an amount in cash equal to $315.00, which we refer to as the per share merger consideration, without interest and less any applicable withholding taxes, other than shares of our common stock (i) owned by (x) Parent, Merger Sub or any other affiliate of Parent that is directly or indirectly wholly owned by the ultimate parent of Parent; (y) the Company or any direct or indirect wholly owned subsidiary of the Company, together, (x) and (y), which we refer to as excluded shares; and (ii) stockholders who have not voted in favor of the merger and properly and validly perfected their statutory rights of appraisal in accordance with Section 262 of the DGCL, which we refer to as dissenting shares, which shares will be canceled without payment of any consideration therefor and will cease to exist.

Background of the Merger

From time to time, the Board and senior management of the Company have reviewed and evaluated the Company’s strategic alternatives with the goal of enhancing stockholder value, including the possibilities of maintaining the Company as an independent public entity, potential strategic transactions or a business combination with a strategic partner, a potential acquisition of the Company by a strategic or a financial sponsor, as well as a wide range of commercial collaborations with third parties and internal growth strategies. Except as otherwise described below, none of these discussions has progressed beyond the initial stages to a specific proposal for a potential merger with, or acquisition of, the Company.

On several occasions commencing in August of 2016, a representative of Party A expressed to Ronald M. Shaich, Chairman and Chief Executive Officer of the Company, its interest in the possibility of a strategic collaboration between the Company and Party A. During that time, representatives of Party A met with representatives of the Company to discuss the potential for a strategic collaboration. In October of 2016, coinciding with one of these strategic discussions, Mr. Shaich and a representative of Party A also discussed the potential for a business combination. During this time, Mr. Shaich and William Moreton, Executive Vice Chairman of the Company, had conversations with and exchanged high-level perspectives about the Company’s business with representatives of Party A. In November 2016, a representative of Party A called Mr. Shaich and informed him that given the then-current stock price of the Company that Party A was not in a position to move forward with any further exploration of a business combination.

On February 9, 2017, Mr. Shaich, Olivier Goudet, the Chief Executive Officer of JAB, and David Bell, Head of M&A of JAB, had an introductory meeting for a general discussion around their respective businesses.

On February 24, 2017 Messrs. Shaich, Goudet and Bell had an initial conversation regarding a business combination between the Company and JAB.

At a Board meeting on March 1, 2017, Mr. Shaich discussed with the Board Mr. Shaich’s meeting with Messrs. Goudet and Bell and JAB’s potential interest in an acquisition of the Company. After further discussion, the Board agreed that Mr. Shaich should continue his discussions with Messrs. Goudet and Bell regarding a potential business combination.

On March 10, 2017, Messrs. Goudet, Bell and Shaich met, and Messrs. Goudet and Bell made an initial offer for JAB to acquire the Company at a price of $286.00 per share in cash. Messrs. Goudet and Bell conveyed certain other terms of JAB’s offer, including that (i) there would not be any financing condition to the closing of the transaction; (ii) JAB would withdraw its proposal if the Company contacted any third parties in an attempt to generate competing interest in a potential acquisition of the Company; (iii) JAB expected Mr. Shaich, along with certain of his affiliates, to publicly support the transaction as a significant stockholder of the Company; and (iv) the definitive agreement would include a customary no-shop provision with a fiduciary out and a 4% termination fee. Mr. Goudet stressed JAB’s desire for confidentiality and that they expected to conduct only limited due diligence on the Company and could do so in a short time frame. To that end, Messrs. Goudet and Bell expressed a desire and the ability to sign a transaction on April 7, 2017, with an announcement on April 10, 2017.

On March 14, 2017, at a meeting of the Board that was attended by a representative of Sullivan & Cromwell LLP, the Company’s outside legal counsel, which we refer to herein as Sullivan & Cromwell, Mr. Shaich discussed JAB’s offer with the Board. Sullivan & Cromwell reviewed with the Board the Board’s fiduciary duties under Delaware law in considering a potential transaction with JAB. Following discussion by the Board, the Board authorized Mr. Shaich to pursue further discussions with Messrs. Goudet and Bell and to allow JAB to conduct targeted due diligence on the Company to better validate the value of the Company and increase its offering price for the Company. The Board also instructed Mr. Shaich to inform Messrs. Goudet and Bell that the Board would not agree to any proposed offer for the Company that was not significantly higher than the $286.00 per share currently proposed by JAB. The Board also discussed hiring a financial advisor to advise the Board in connection with the potential transaction with JAB and determined that, given Morgan Stanley’s relevant expertise in the industry and well-regarded reputation, the firm would be an appropriate choice to act as financial advisor for the Company and the Company should reach out to Morgan Stanley regarding such potential engagement.

On March 15, 2017, the Company discussed with Morgan Stanley the prospect of retaining Morgan Stanley to act as financial advisor to the Company in connection with the potential transaction with JAB. The Company entered into an engagement letter with Morgan Stanley on April 2, 2017.

On March 18, 2017, Mr. Shaich informed Messrs. Goudet and Bell of the Board’s willingness to proceed with discussions and targeted due diligence but also expressed the Board’s view regarding the current price proposed by JAB. Mr. Shaich emphasized his belief that JAB would find more value for the Company through the diligence process. Messrs. Goudet and Bell agreed to discuss the possibility of offering a higher price with his partners and get back to Mr. Shaich on March 20, 2017.

On March 20, 2017, Mr. Goudet informed Mr. Shaich that JAB was prepared to make a revised offer of $296.50 per share in cash for the Company.

On March 20, 2017, at a meeting of the Board that was also attended by a representative of Sullivan & Cromwell, Mr. Shaich provided an update on discussions with JAB, including JAB’s increased offering price of $296.50 per share in cash. The Board supported moving forward with further discussions and due diligence but again expressed its expectation that any final offering price be significantly higher.

On March 22, 2017, Messrs. Shaich and Moreton discussed the potential transaction with Messrs. Goudet and Bell. Mr. Shaich communicated that the Board agreed to permit JAB to conduct due diligence on the Company but that the Board expected that JAB would find additional value potential in the Company. During a second conversation on the same day between Messrs. Shaich and Goudet, Mr. Goudet informed Mr. Shaich that Skadden, Arps, Slate, Meagher & Flom LLP, which we refer to herein as Skadden, would be acting as JAB’s outside legal counsel with respect to the potential transaction.

30

On March 22, 2017, at the direction of Mr. Shaich, Sullivan & Cromwell sent a draft confidentiality agreement to JAB and asked that such agreement be shared with the appropriate people at Skadden. On March 22, 2017, Sullivan & Cromwell and Skadden discussed the draft confidentiality agreement and process for due diligence generally.

On March 25, 2017, Messrs. Bell and Shaich discussed the proposed transaction and next steps. On March 26, 2017, Mr. Bell again discussed with Mr. Shaich next steps regarding the transaction, including the potential timing for entering into a definitive agreement, and requested that the Company accelerate the timeline of the transaction by a week, with a proposed announcement on or about April 3, 2017. Later that same day, Messrs. Shaich and Moreton had a conversation with representatives of Morgan Stanley and Sullivan & Cromwell regarding the feasibility, benefits and risks of such a proposed accelerated timeline.

On March 26, 2017, Messrs. Moreton and Bell discussed the proposed process for due diligence and a management presentation by the Company. Later in the day, the Company and JAB Forest B.V., an affiliate of JAB, executed a confidentiality agreement.

On March 26, 2017, Mr. Shaich discussed with Messrs. Bell and Goudet their request to accelerate the timing of entering into a transaction, stating that while the Company would endeavor to move quickly, there were numerous matters on which agreement was necessary before entering into a definitive agreement, including agreement on price and terms of a merger agreement. Mr. Shaich also stated that he felt the due diligence process and the management presentation were important to JAB’s ability to better determine the value of the Company. Messrs. Shaich, Goudet and Bell agreed to work towards entering into a definitive agreement during the week of April 3, 2017.

On March 27, 2017, the Company and JAB learned that a Bloomberg reporter was seeking comment from various people regarding a potential acquisition of the Company.

On March 27, 2017, Skadden sent a draft merger agreement and voting agreement to Sullivan & Cromwell.

On March 28, 2017, Sullivan & Cromwell shared the draft voting agreement with Mr. Shaich’s legal counsel and financial advisors, including representatives of Ballentine Partners LLC, Choate Hall & Stewart LLP and McDermott Will & Emery LLP.

From March 28, 2017 until the execution of the merger agreement on April 4, 2017, the parties and their respective legal and financial advisors exchanged several drafts of, and engaged in numerous discussions and negotiations concerning the terms of, the merger agreement and the voting agreement. Significant areas of discussion and negotiation included the amount of the merger consideration; the scope and terms of the representations, warranties and covenants, including the interim operating restrictions; the circumstances in which the Company would be permitted to terminate the agreement and the termination-related fees payable in connection therewith; and the consequences for certain breaches of the agreement.

On March 28, 2017, the Company opened a virtual data room to JAB and its advisors. Due diligence commenced and continued through April 4, 2017 and included review of financial and legal information and due diligence calls with representatives of the Company and JAB and their respective advisors. Throughout this period, the Company also conducted due diligence with respect to JAB’s ability to finance the transaction, including reviewing draft commitment papers provided by JAB’s lenders.

On March 30, 2017, the Board held a meeting that was also attended by members of management and representatives of Sullivan & Cromwell and Morgan Stanley, during which updates on various aspects of the process were discussed, including due diligence, the merger agreement and upcoming management presentations. In addition, representatives of Morgan Stanley reviewed with the Board preliminary value implications of the revised offer of $296.50 per share and relative comparisons to valuations of certain precedent transactions in the sector. At this time, Morgan Stanley also disclosed its prior engagements with affiliates of JAB.

On March 31, 2017, Mr. Shaich, Blaine Hurst, President of the Company, Mr. Moreton and Michael J. Bufano, Senior Vice President and Chief Financial Officer of the Company, made a presentation to representatives of JAB regarding the Company, including the Company’s business, operations, financial information and projections. On March 31, 2017, Sullivan & Cromwell also sent a revised draft of the merger agreement and voting agreement to Skadden.

On April 1, 2017, Skadden sent a revised draft of the merger agreement and voting agreement, along with draft financing commitment papers, to Sullivan & Cromwell. Skadden also sent a supplemental due diligence request list to Sullivan & Cromwell, which included questions from Weil, Gotshal & Manges LLP, legal counsel to the lenders for JAB.

On April 3, 2017, Messrs. Shaich, Hurst and Bufano made a presentation regarding the Company to Peter Harf, Senior Partner of JAB, Bart Becht, Chairman of JAB, and Mr. Goudet in New York, NY similar to the presentation they made on March 31, 2017.

On April 3, 2017, Bloomberg reported that the Company was exploring strategic options, including a possible sale of the Company. Following this report, the Company’s share price closed at $282.63 per share on April 3, 2017, up approximately 8% from the Company’s previous closing price on March 31, 2017. The volume of traded shares on such day was 4,865,003, as compared to a daily average volume of approximately 815,846 traded shares for the period of March 27, 2017 to March 31, 2017.

On April 3, 2017, the Company communicated its position on various open issues in the merger agreement, including that Parent would not have a right to sue for damages in addition to Parent’s right to collect a termination fee, and proposed a termination fee of 2.5% of the equity value of the transaction. JAB later communicated a “best and final” offer of $315.00 per share in cash to the Company and a termination fee of 3.0% of the equity value of the transaction. JAB stated that this offer would expire at U.S. market open on April 5, 2017.

On April 3 and 4, 2017, representatives of Sullivan & Cromwell and Skadden continued to negotiate the merger agreement and the voting agreement (along with, in the case of the voting agreement, Mr. Shaich’s outside counsel). At this time, certain open issues remained on the draft merger agreement and voting agreement, including the amount of the termination fee.

On the morning of April 4, 2017, at a meeting of the Board, with representatives of Company management, Morgan Stanley and Sullivan & Cromwell also in attendance, Mr. Shaich reviewed the status of discussions and negotiations with JAB. Messrs. Shaich and Bufano then reviewed with the Board a summary of the management presentation and the Company forecasts that had been presented to JAB. A representative of Morgan Stanley then reviewed with the Board the financial analyses performed by Morgan Stanley in connection with the potential transaction, highlighting key valuation methods and financial metrics that had been prepared and analyzed as part of Morgan Stanley’s evaluation of the potential transaction, as described further in the section entitled “The Merger—Opinion of Morgan Stanley & Co. LLC” beginning on page 36. A representative of Sullivan & Cromwell reviewed the key terms of the merger agreement and the voting agreement (both of which had been provided to the Board in advance of the meeting and were in substantially final form on the main open issues), the Board’s fiduciary duties under Delaware law and the resolutions that the Board would be adopting if it determined that the transaction was fair to, and in the best interests of, the Company and the Company’s stockholders and to enter into the transaction. The Board asked questions of the Company’s management, Morgan Stanley and Sullivan & Cromwell. The Board also discussed the various deal protection provisions of the merger agreement and the ability of a third party to make a superior proposal. The Board also discussed a proposed amendment to the Company’s by-laws to adopt a forum selection clause (which we refer to as the forum selection amendment), which would choose certain courts located in Delaware as the exclusive forum for certain actions brought against the Company or any director, officer or other employee of the Company.

Later in the day on April 4, 2017, at a meeting of the Board with representatives of Company management, Morgan Stanley and Sullivan & Cromwell in attendance, Sullivan & Cromwell updated the Board with respect to the merger agreement and the voting agreement since earlier in the day, the latest versions of which, substantially in final form, had been provided to the Board prior to the meeting, and reviewed with the Board the resolutions that it would be adopting if it determined to enter into the transaction. Morgan Stanley delivered its oral opinion (which was subsequently confirmed by delivery of a written opinion dated April 5, 2017) to the effect that, as of the date of such opinion and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the merger consideration of $315.00 per share in cash to be received by the holders of shares of Company common stock (other than excluded shares and dissenting shares) pursuant to the merger agreement, taken in the aggregate, was fair, from a financial point of view, to such holders of such shares. Following further discussion, the Board thereafter unanimously determined that the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, the Company and the Company’s stockholders and approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement. The Board also unanimously resolved that the merger agreement be submitted for consideration by the stockholders of the Company at a special meeting of stockholders and recommended that the stockholders of the Company vote to adopt the merger agreement. The Board also adopted the forum selection amendment.

Later that same day, the Company and Parent, Merger Sub and JAB executed the merger agreement. Also on April 4, 2017, the Shaich holders and Parent and Merger Sub executed the voting agreement.

The following morning, the Company and JAB issued a joint press release announcing the transaction and the execution of the merger agreement.

Reasons for the Merger; Recommendation of the Board

The Board recommends that you vote “FOR” the merger proposal.

The Board, at a meeting held on April 4, 2017, unanimously determined that the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, the Company and the Company’s stockholders and approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement. The Board also unanimously resolved that the merger agreement be submitted for consideration by the stockholders of the Company at a special meeting of stockholders and recommended that the stockholders of the Company vote to adopt the merger agreement. The Board consulted with the Company’s outside financial and legal advisors and senior management at various times and considered a number of factors, including the following principal factors (not in any relative order of importance) that the Board believes support its decision:

•	the merger consideration of $315.00 per share represents a premium of approximately 30% to the 30-trading day volume-weighted average stock price as of March 31, 2017, the last trading day prior to news reports speculating about a potential transaction, a premium of approximately 20% to our all-time high closing stock price as of that same date, a premium of approximately 38% to the closing price of our common stock on February 23, 2017, the last trading day before any discussions regarding a potential offer by JAB were had between JAB and the Company, and a premium of approximately 50% to the volume-weighted average price of a share of our common stock over the one-year period prior to February 23, 2017;

•	the merger consideration of $315.00 per share in cash in relation to the various financial analyses prepared by Morgan Stanley with respect to the value of the Company as an independent entity, taking into account the Company’s projections, as well as the risks and challenges associated with the attainment of such projections;

•

the oral opinion of Morgan Stanley delivered to the Board on April 4, 2017 (which was subsequently confirmed by delivery of a written opinion dated April 5, 2017) to the effect that, as of the date of such opinion and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the merger consideration of $315.00 per share in cash to be received by the holders of shares of Company common stock (other than excluded shares and dissenting shares) pursuant to the merger agreement, taken in the aggregate, was fair, from a financial point of view, to such holders of such shares. A copy of such written opinion is included as Annex D to this proxy statement and described in the section entitled “The Merger—Opinion of Morgan Stanley & Co. LLC” beginning on page 36;

•	the belief of the Board, after negotiations with JAB, that the merger consideration of $315.00 per share in cash provided for in the merger agreement was in the best interests of the Company and its stockholders and represented the highest per share consideration reasonably attainable at the time;

•	the improvement in the merger consideration offered by JAB from $286.00 per share at the time of its initial proposal to $315.00 per share, which was an increase of $29.00, or an additional 11% premium over the closing price of our common stock on March 31, 2017 and an additional 13% premium over the closing price of our common stock on February 23, 2017;

•	the Board’s analyses that the merger is more favorable to the Company’s stockholders than the possible alternatives to the merger, including the execution of the Company management’s stand-alone plan (taking into account the risks and uncertainties associated with the execution of that plan), other potential strategic mergers or acquisitions transactions with strategic counterparties and a potential sale of the Company to a financial sponsor;

•	the Board’s consideration of the current state of the economy, the stock market and financial markets and its assessment of the state of the industry in which the Company operates, the competitive landscape, customer relationships, organic and non-organic growth opportunities, the capital expenditures that would be required to maintain or enhance the Company’s competitive position, the need to meet customer demands and the uncertainty surrounding forecasted economic conditions, both in the near term and the long term as well as generally and within the Company’s industry in particular, as compared to the certainty of all-cash merger consideration;

•	the likelihood that the merger would be completed based on, among other things (not in any relative order of importance):

•	Parent’s agreement to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the merger and the other transactions contemplated by the merger agreement, as described under “The Merger Agreement—Filings; Other Actions; Notification” beginning on page 67;

•	the fact that the October 4, 2017 merger agreement termination date allows for sufficient time to complete the merger;

•	more generally, the fact that the conditions to the closing of the merger are specific and limited in scope and that the definition of “material adverse effect” in the merger agreement contains certain carve-outs that make it less likely that adverse changes in the Company’s business between announcement and closing of the merger will provide a basis for Parent to refuse to consummate the merger, as described under “The Merger Agreement—Conditions to the Merger” beginning on page 71 and “The Merger Agreement—Representations and Warranties of the Company” beginning on page 57;

•	the business reputation and capabilities of JAB, and the Board’s perception that JAB is willing to devote the resources necessary to complete the merger in an expeditious manner;

•	the fact that there is no financing condition to the completion of the merger in the merger agreement;

•	JAB’s financial condition and creditworthiness and Parent’s representation that Parent and JAB have, through a combination of cash on hand and committed financing, all funds necessary for the payment of the aggregate merger consideration and to satisfy all of Parent’s other obligations under the merger agreement; and

•	the receipt of a debt commitment letter, the terms thereof and the reputation of the financial institutions named therein, which increase the likelihood of the debt financing being available (see “The Merger—Financing of the Merger” beginning on page 47 and “The Merger Agreement—Financing” beginning on page 69);

•	the ability of the Board to withhold, withdraw or modify its recommendation to stockholders concerning the transactions contemplated by the merger agreement in connection with a superior proposal or if any event or circumstance becomes known to the Board that is material to the Company and its subsidiaries, taken as a whole, that was not known or reasonably foreseeable (or the impact of which was not known or reasonably foreseeable) to the Board or the Company’s named executive officers as of April 4, 2017, if the Board determines in good faith, after consultation with outside counsel, that the failure to so withhold, withdraw or modify its recommendation would be reasonably likely to be inconsistent with its fiduciary duties (subject to Parent’s ability to terminate the merger agreement and collect the termination fee), as described under “The Merger Agreement—No Solicitation of Acquisition Proposals; Board Recommendation Changes” beginning on page 63;

•	the ability of the Board to terminate the merger agreement to enter into a superior proposal, subject to certain conditions (including certain rights of Parent to match the superior proposal and payment by the Company of the termination fee), as described under “The Merger Agreement—No Solicitation of Acquisition Proposals; Board Recommendation Changes” beginning on page 63 and “The Merger Agreement—Termination Fee” beginning on page 73;

•	the rights of Company stockholders to demand appraisal of their shares and receive payment of the “fair value” of such shares pursuant to Section 262 of the DGCL if they comply in all respects with Section 262 of the DGCL and the absence of any closing conditions in the merger agreement related to the exercise of appraisal rights by Company stockholders; and

•	the fact that the merger and the merger agreement are subject to approval by the Company’s stockholders.

The Board also considered a variety of potentially negative factors in its deliberations concerning the merger agreement and the merger, including the following (not in any relative order of importance):

•	the merger would preclude the Company’s stockholders from having the opportunity to participate in the future performance of the Company’s assets and any potential future appreciation of the value of our common stock;

•	the merger agreement imposes restrictions on soliciting competing acquisition proposals from third parties;

•	the termination fee to be paid to Parent under the circumstances specified in the merger agreement, which, while as a percentage of the equity value of the Company is within a customary range for similar transactions, may discourage other parties that might otherwise have an interest in a business combination with, or an acquisition of, the Company, or may reduce the price offered by such other parties in a competing bid (see “The Merger Agreement—Termination Fee” beginning on page 73);

•	the right afforded to Parent under the merger agreement to match acquisition proposals that the Board determines in good faith are superior proposals and the requirement that the Company pay a termination fee to enter into any such superior proposal may discourage other parties that might otherwise have an interest in a business combination with, or an acquisition of, the Company, as described under “The Merger Agreement—No Solicitation of Acquisition Proposals; Board Recommendation Changes” beginning on page 63;

•	the restrictions on the conduct of the Company’s business prior to the completion of the merger, which, subject to specific exceptions, could delay or prevent the Company from undertaking capital expenditures and business opportunities it would otherwise undertake absent the pending completion of the merger, as described under “The Merger Agreement—Conduct of Our Business Pending the Merger” beginning on page 61;

•	the fact that significant costs are involved in connection with entering into and completing the merger and substantial time and effort of management is required to complete the merger, potentially resulting in disruptions to the operation of the Company’s business;

•	the fact that the announcement and pendency of the merger, or failure to complete the merger, may cause substantial harm to relationships with the Company’s employees, suppliers and customers;

•	the fact that, while the Company expects that the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the merger agreement will be satisfied, and, as a result, the merger may not be consummated;

•	the effects that a failure to consummate the merger could have on the price of the Company’s common stock and on the market’s perceptions of the Company’s prospects; and

•	the fact that an all-cash transaction generally would be taxable to the Company’s stockholders that are U.S. holders for U.S. federal income tax purposes.

The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive but includes the material factors considered by the Board. In view of the variety of factors considered in connection with its evaluation of the merger, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Board based its recommendation on the totality of the information presented.

In considering the recommendation of the Board with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, yours. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See “The Merger—Interests of Certain Persons in the Merger” beginning on page 49.

Portions of this explanation of the reasons for the merger and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Opinion of Morgan Stanley & Co. LLC

Morgan Stanley was retained by us to act as its financial advisor and to render a financial opinion in connection with the proposed merger. We selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the business and affairs of Panera. At the special meeting of the Board on April 4, 2017, Morgan Stanley rendered its oral opinion, which was subsequently confirmed by delivery of a written opinion, dated April 5, 2017, to the Board to the effect that, as of the date of such opinion, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the $315.00 per share in cash to be received by the holders of shares of our common stock (other than excluded shares and dissenting shares) pursuant to the merger agreement, taken in the aggregate, was fair, from a financial point of view, to such holders of such shares.

The full text of Morgan Stanley’s written opinion to the Board, dated April 5, 2017, is attached as Annex D to this proxy statement and is hereby incorporated into this proxy statement by reference in its entirety. Holders of shares of our common stock should read the opinion carefully and in its entirety. The opinion sets forth, among other things, a discussion of the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley in rendering its opinion. Morgan Stanley’s opinion was directed to the Board and addressed only the fairness, from a financial point of view, as of the date of the opinion, to the holders of shares of our common stock (other than excluded shares and dissenting shares) of the $315.00 per share in cash to be received by such holders pursuant to the merger agreement, taken in the aggregate. Morgan Stanley’s opinion did not address any other aspects of the merger and did not and does not constitute a recommendation as to how holders of our common stock should vote at the stockholders meeting to be held in connection with the merger. The summary of Morgan Stanley’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

For purposes of rendering its opinion, Morgan Stanley:

•	Reviewed certain publicly available financial statements and other business and financial information of Panera;

•	Reviewed certain internal financial statements and other financial and operating data concerning Panera;

•	Reviewed certain financial projections prepared by the Company’s management;

•	Discussed the past and current operations and financial condition and the prospects of Panera with senior executives of Panera;

•	Reviewed the reported prices and trading activity for our Class A common stock;

•	Compared the financial performance of Panera and the prices and trading activity of our Class A common stock with that of certain other publicly-traded companies comparable with Panera and their securities;

•	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	Participated in certain discussions and negotiations among representatives of Panera and JAB and their financial and legal advisors;

•	Reviewed the merger agreement, the debt commitment letter and certain related documents; and

•	Performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by us and formed a substantial basis for its opinion. With respect to the Company’s financial projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s management of the future financial performance of the Company. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that JAB will obtain financing in accordance with the terms set forth in the debt commitment letter. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley noted that it is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley noted that it understood from us that, pursuant to Article 11 of our certificate of incorporation, the holders of our Class A common stock must receive the same consideration for their shares as the holders of our Class B common stock in the event of a merger or consolidation of the Company with any other corporation or the merger of any other corporation into it, including the merger. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees or any class of such persons, relative to the $315.00 per share in cash merger consideration to be received by the holders of shares of our common stock (other than excluded shares and dissenting shares) pursuant to the merger agreement, taken in the aggregate. Morgan Stanley’s opinion did not address the relative merits of the merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. Morgan Stanley did not express any view on, and its opinion did not address, any other term or aspect of the merger agreement or the transactions contemplated thereby or any term or aspect of any voting agreement or other agreement or instrument contemplated by the merger agreement or entered into or amended in connection therewith. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of the Company, nor was it furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of its opinion. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion. Morgan Stanley noted that, in arriving at its opinion, it was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction involving the Company, nor did Morgan Stanley negotiate with any party, other than JAB and its affiliates, with respect to a possible acquisition of the Company or any of its constituent businesses.

Summary of Material Financial Analyses

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion to the Board. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses. Unless stated otherwise, the following quantitative information, to the extent that it is based on market data, is based on market data as of March 31, 2017, which was the second-to-last trading day immediately preceding the April 4, 2017 presentation by Morgan Stanley to the Board, and the last trading day prior to news reports speculating about a potential transaction, and is not necessarily indicative of current market conditions. In performing its financial analyses summarized below and in arriving at its opinion, with the consent of the Board, Morgan Stanley used and relied upon the following financial projections: (i) the Management Five-Year Plan, as more fully described below in the section entitled “The Merger—Certain Company Forecasts” beginning on page 45 and which is referred to therein as the Company projections, and (ii) certain publicly available Wall Street projections for the Company, which we refer to as the Street Consensus Case. Some of the financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole. Assessing any portion of such analyses and of the factors reviewed, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion.

Historical Trading Range Analysis

Morgan Stanley reviewed the historical trading range of shares of our Class A common stock for the 52-week period ending March 31, 2017 and noted that, during such period, the maximum intraday trading price for shares of our Class A common stock was $262.40 (which was also an all-time high as of March 31, 2017) and the minimum intraday trading price for shares of our Class A common stock was $185.69. Morgan Stanley also noted that the closing trading price for shares of our Class A common stock on March 31, 2017, the second-to-last trading day immediately preceding the April 4, 2017 presentation by Morgan Stanley to the Board, and the last trading day prior to news reports speculating about a potential transaction, was $261.87, and the closing trading price for shares of our Class A common stock on March 10, 2017, the day that JAB made its initial offer to Panera, was $234.91.

Equity Research Analyst Price Targets

Morgan Stanley reviewed the undiscounted price targets for shares of our Class A common stock prepared and published by equity research analysts that had been published by Bloomberg during the time period from October 26, 2016 through March 31, 2017. These targets reflect each analyst’s estimate of the future public market trading price of shares of our Class A common stock. The range of equity analyst undiscounted price targets for shares of our Class A common stock was $210.00 to $270.00.

In order to better compare the equity research analysts’ stock price targets with the merger consideration, based on its professional judgment and experience, Morgan Stanley discounted each analyst’s price target to present value assuming a cost of equity of 7.0%, which discount rate was based on the Capital Asset Pricing Model using a market risk premium of 6.0%, a risk-free rate of 2.4% (as of April 3, 2017) and a beta of 0.77 for our Class A common stock that was determined by Morgan Stanley using market data from U.S. Long-Term Predicted Beta (USE3 model) as of March 31, 2017. This analysis resulted in a discounted analyst price target range for our Class A common stock of $196.28 to $252.36.

The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for our Class A common stock and these estimates are subject to uncertainties, including the future financial performance of the Company and future financial market conditions.

Selected Comparable Trading Analysis

Morgan Stanley reviewed certain financial information, valuation multiples and market trading data relating to the Company and selected publicly traded companies that Morgan Stanley believed, based on its experience with companies in the restaurant industry, to be similar to our current operations for purposes of this analysis. Financial data of the selected companies were based on S&P Capital IQ’s Thomson Reuters I/B/E/S Estimates, public filings and other publicly available information. Financial data of Panera was based on the Street Consensus Case and the Management Five-Year Plan, as appropriate. “AV” refers to aggregate enterprise value, calculated as equity value, plus book value of total debt (inclusive of capital leases), plus non-controlling interest (as appropriate for the company being analyzed), less cash, cash equivalents and marketable securities. “EBITDA” refers to earnings before interest, taxes, depreciation and amortization. Certain of the foregoing terms are used throughout this summary of financial analyses.

The selected companies were chosen based on Morgan Stanley’s knowledge of the industry and because, in Morgan Stanley’s professional judgment, they have businesses that may be considered similar to ours. Although none of such companies are identical or directly comparable to the Company, these companies are publicly traded companies with operations and/or other criteria, such as lines of business, markets, business risks, growth prospects, maturity of business and size and scale of business, that for purposes of its analysis Morgan Stanley considered similar to the Company.

Morgan Stanley reviewed data, including AV as a multiple of EBITDA and the ratio of the price of a share of common stock to estimated earnings per share (which we refer to as the P/E ratio), for each of the selected publicly traded companies listed below. With respect to the selected companies (which include fast casual restaurants and multinational and domestic quick service restaurants, which we refer to as QSRs), Morgan Stanley analyzed multiples of AV to EBITDA and P/E ratios for calendar year 2017 and calendar year 2018 (which we refer to as 2017E AV / EBITDA, 2017E P/E, 2018E AV / EBITDA and 2018E P/E, respectively):

Company	2017E AV / EBITDA	2018E AV / EBITDA	2017E P/E	2018E P/E
Fast Casual
Chipotle	25.9x	18.8x	54.8x	37.1x
Shake Shack	14.8x	11.7x	66.8x	53.0x
Wingstop Inc.	24.7x	21.2x	44.2x	36.3x
Potbelly	7.7x	7.0x	30.2x	26.2x
Zoe’s Kitchen	16.0x	12.8x	NM	NM
Habit Restaurants	10.2x	8.6x	60.0x	54.5x
Freshii	26.5x	18.5x	42.0x	28.8x
Noodles & Company	8.1x	7.2x	NM	NM

Multinational QSR
Domino’s	20.2x	17.7x	35.4x	29.7x
McDonald’s	13.6x	13.3x	21.0x	19.6x
Starbucks	14.8x	13.0x	26.4x	23.3x
Yum! Brands	15.5x	15.0x	23.4x	20.3x
Restaurant Brands(1)	13.5x	12.5x	29.7x	22.9x

Domestic QSR
Dunkin’ Brands	15.0x	14.1x	23.1x	20.5x
Wendy’s	14.4x	13.3x	29.6x	24.3x
Jack in the Box	11.4x	10.9x	21.5x	18.4x
Papa John’s	15.9x	14.9x	28.6x	25.4x
Sonic	11.4x	11.0x	19.7x	17.6x
Bojangles’	12.1x	11.3x	22.0x	20.5x
Fiesta Restaurant Group	8.1x	7.5x	21.4x	19.1x
El Pollo Loco	8.7x	7.7x	18.1x	16.7x
Del Taco	9.4x	8.7x	24.3x	22.1x

(1)	Pro forma for announced acquisition of Popeye’s Louisiana Kitchen by Restaurant Brands

Based on this analysis and its professional judgment, Morgan Stanley derived the reference ranges of financial multiples set forth in the table below and applied these ranges to estimated EBITDA and earnings per share for calendar year 2017 and calendar year 2018 contained in the Management Five-Year Plan and in the Street Consensus Case. For calendar year 2017, estimated EBITDA and earnings per share for Panera were $443 million and $7.65, respectively, in the Street Consensus Case, and $458 million and $7.80, respectively, in the Management Five-Year Plan. For calendar year 2018, estimated EBITDA and earnings per share for Panera were $491 million and $9.01, respectively, in the Street Consensus Case, and $533 million and $9.81, respectively, in the Management Five-Year Plan. Based on the number of outstanding shares of our common stock on a fully-diluted basis and our net debt and non-controlling interest, the analysis indicated the following implied per share value ranges for our common stock:

Benchmark	Reference Range	Implied Value Per Share Range for Panera
Street Consensus Case
2017E AV / EBITDA	12.5x – 15.5x	$228.75 – $287.08
2018E AV / EBITDA	11.0x – 14.0x	$222.60 – $287.20
2017E P/E	27.5x – 35.0x	$210.38 – $267.75
2018E P/E	22.5x – 30.0x	$202.61 – $270.15
Management Five-Year Plan
2017E AV / EBITDA	12.5x – 15.5x	$236.71 – $296.94
2018E AV / EBITDA	11.0x – 14.0x	$242.86 – $312.99
2017E P/E	27.5x – 35.0x	$214.61 – $273.14
2018E P/E	22.5x – 30.0x	$220.82 – $294.43

No company utilized in the selected comparable trading analysis is identical to us. In evaluating selected companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. These include, among other things, selected company growth and profitability, the impact of competition on the business of the Company or the industry generally, industry growth, and the absence of any adverse material change in the financial condition or prospects of the Company or the industry, or in the financial markets in general. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using selected company data.

Discounted Equity Value Analysis

Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into a theoretical estimate of the future implied value of a company’s common equity as a function of such company’s estimated future earnings and a theoretical range of trading multiples. The resulting estimated future implied value is subsequently discounted back to the present day at the company’s cost of equity in order to arrive at an illustrative estimate of the present value for the company’s theoretical future implied stock price.

Morgan Stanley calculated ranges of implied equity values per share for Panera as of March 31, 2017. In arriving at the estimated equity values per share of Panera, Morgan Stanley applied a P/E ratio equal to the 2019 P/E ratio range of 23.0x to 30.5x (reflecting normalized ratios consistent with Panera’s historical trading range during the last five years) to Panera’s 2019 estimated earnings per share based on the Street Consensus Case and the Management Five-Year Plan. Morgan Stanley then discounted the resulting equity value to March 31, 2017 at a discount rate equal to Panera’s assumed cost of equity of 7.0%. Based on these calculations, this analysis implied the following per share value ranges for our common stock:

Valuation Scenario	Estimated Panera 2019 Earnings Per Share	Panera’s Historical P/E Ratio Range	Implied Value Per Share Range for Panera
Street Consensus Case	$10.66	23.0x – 30.5x	$217.80 – $288.82
Management Five-Year Plan	$12.01	23.0x – 30.5x	$245.32 – $325.31

Precedent Transactions Analysis

Morgan Stanley performed a precedent transactions analysis, which is designed to imply a value of a company based on publicly available financial terms of selected transactions. Morgan Stanley selected, based on Morgan Stanley’s professional judgment and knowledge of the sector, certain beverage and restaurant transactions since 2012 for which relevant financial information was publicly available.

For these transactions, Morgan Stanley reviewed the purchase price paid and calculated the ratio of the aggregate value of each transaction to the estimated last twelve months EBITDA, which we refer to as LTM EBITDA, based on publicly available financial information. Morgan Stanley reviewed the following transactions in connection with this analysis:

Acquiror	Target	AV / LTM EBITDA	Premium to Trailing 30-Trading-Day VWAP
JAB	Peet’s Coffee & Tea	22.3x	26%
Restaurant Brands International	Popeye’s Louisiana Kitchen	20.5x	27%
JAB	Krispy Kreme Doughnuts	18.3x	25%
Starbucks	Teavana	17.4x	34%
Darden Restaurants	Yard House	15.0x	N/A
Burger King Worldwide	Tim Hortons	14.8x	40%
JAB	Caribou Coffee	11.3x	36%
JAB	Einstein Noah Restaurant Group	10.1x	47%
Golden Gate Capital	Red Lobster	9.2x	N/A
Angelo, Gordon & Co.	Benihana	9.1x	47%
Levy Acquisition Corp.	Del Taco Restaurants	8.7x	N/A
Centerbridge Partners	P.F. Chang’s China Bistro	8.3x	29%
Apollo Group Management	CEC Entertainment	7.8x	21%
NRD Capital	Frisch’s Restaurants	6.8x	21%
Fidelity National Financial	O’Charley’s	6.5x	62%

These transactions varied significantly based upon company scale, product mix, and geography. Based on its professional judgment and taking into consideration, among other things, the observed multiples for the selected transactions listed above, Morgan Stanley selected a representative range of multiples of the transactions and applied this range of multiples to the relevant financial statistic for the Company. Morgan Stanley applied an AV / LTM EBITDA multiple range from 14.5x to 18.5x to Panera’s 2016 EBITDA of $411 million based on the consolidated income statement of Panera for 2016 provided by the Company’s management, as adjusted to eliminate non-recurring amortization and certain one-time items. Based on this analysis, Morgan Stanley derived a range of implied values per share of our common stock of $247.13 to $319.24.

For informational purposes, Morgan Stanley also presented to the Board, based on publicly available information, the premiums paid in certain U.S. acquisition transactions. The analyses excluded terminated transactions, employee stock ownership plan transactions, self-tenders, spin-offs, share repurchases, minority interest transactions, exchange offers, recapitalizations and restructurings, as they were not considered comparable to the merger. Morgan Stanley considered premiums paid in announced transactions with a transaction value of approximately $1 billion or more that involved U.S. publicly traded target companies since 1996. The average premium paid in all such transactions since 1996 was 37.2%. Based on the foregoing, as well as the premiums paid in the selected precedent transactions as noted in the table above, Morgan Stanley applied a premium range of 20% to 45% to the 30-trading-day VWAP of our Class A common stock as of March 31, 2017 of $242.03. The term VWAP refers to the “volume-weighted average price” during a reference period, which is a measure of the average price of a share of stock over a given period of time. This analysis resulted in an illustrative range of implied values per share of our common stock of $290.43 to $350.94.

No company or transaction utilized in the precedent transactions analysis is identical to us or the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond our control, such as the impact of competition on the Company’s business or the industry generally, industry growth, and the absence of any adverse material change in the financial condition or prospects of the Company or the industry, or in the financial markets in general.

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future cash flows and terminal value of such company.

Morgan Stanley calculated a range of implied values per share of our common stock based on estimates of future cash flows for calendar years 2017 through 2021. Morgan Stanley performed this analysis on the estimated future cash flows contained in the forecasts representing the Street Consensus Case and the Management Five-Year Plan. Morgan Stanley first calculated the estimated unlevered free cash flows (calculated as tax-affected earnings before interest and taxes and after stock-based compensation expense, plus depreciation and amortization, less capital expenditures, less cash flow from other investing activities and adjusted for changes in working capital and certain after tax one-time items of the Company, in each case based on guidance from the Company’s management). The calculation of unlevered free cash flow, as used by Morgan Stanley in its analysis, is described in the section entitled “The Merger—Certain Company Forecasts” beginning on page 45. Morgan Stanley calculated terminal values based on a terminal LTM EBITDA exit multiple ranging from 10.6x to 13.7x (reflecting normalized multiples consistent with the Company’s historical trading range during the last five years). The unlevered free cash flows from calendar years 2017 through 2021 and the terminal values were then discounted to present values using a range of discount rates of 5.7% to 7.5% (which Morgan Stanley derived based on the Company’s assumed weighted average cost of capital using its experience and professional judgment), to calculate an implied aggregate value range for Panera. Morgan Stanley then adjusted the total implied aggregate value ranges by our estimated total debt (inclusive of capital leases), non-controlling interest and cash, cash equivalents and marketable securities based on the consolidated balance sheet of Panera as of December 31, 2016 provided by the Company’s management and divided the resulting implied total equity value ranges by the Company’s fully diluted shares outstanding as provided by the Company’s management.

Based on the above-described analysis, Morgan Stanley derived the following ranges of implied equity values per share for our common stock as of December 31, 2016:

Forecast Scenario	Implied Value Per Share Range for Panera
Street Consensus Case	$231.33 – $317.69
Management Five-Year Plan	$299.81 – $410.04

General

The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Morgan Stanley arrived at its opinion based on the results of all analyses undertaken and assessed as a whole, and it did not ascribe a specific range of values to our common stock or draw, in isolation, conclusions from or with regard to, and did not attribute any particular weight to, any one factor or method of analysis, but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, the summary set forth above does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the opinion of, Morgan Stanley, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Morgan Stanley. The analyses listed in the tables and described above must be considered as a whole; considering any portion of such analyses and of the factors considered, without also considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion. In addition, in rendering its opinion, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of implied valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of the Company.

In performing its financial analyses, Morgan Stanley considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond our control. The assumptions and estimates contained in the financial analyses and the ranges of implied valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. In addition, financial analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty.

The type and amount of consideration payable in the merger was determined by JAB and Panera, rather than by any financial advisor, and was approved by the Board. Our decision to enter into the merger agreement was solely that of the Board. As described in the section entitled “The Merger—Reasons for the Merger; Recommendation of the Board” beginning on page 33, Morgan Stanley’s analyses were only one of the factors considered by the Board in its evaluation of the merger and should not be viewed as determinative of the views of the Board or management with respect to the merger or the $315.00 per share in cash merger consideration.

Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice. No limitations were imposed by the Board upon Morgan Stanley with respect to the investigations made or procedures followed by it in rendering its opinion. Morgan Stanley did not recommend any specific amount or form of consideration to us or that any specific amount or form of consideration constituted the only appropriate consideration for the merger.

We retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes.

As compensation for Morgan Stanley’s services relating to its engagement, we have agreed to pay Morgan Stanley a total fee of approximately $42 million, $8 million of which became payable upon execution of the merger agreement and the remainder of which is contingent upon the completion of the merger. In addition, we have agreed to reimburse Morgan Stanley for its reasonable expenses including, without limitation, professional and legal fees and disbursements, plus any sales, use or other taxes related to such fees and disbursements, regardless of whether the merger is consummated. In addition, we have agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement.

In the two years prior to the date of Morgan Stanley’s opinion, Morgan Stanley or its affiliates have provided financing services and financial advisory services to certain affiliates of JAB’s ultimate parent entity that are majority controlled by such parent entity, for which Morgan Stanley or its affiliates has received, in the aggregate, compensation of between $25 million and $30 million. Except as described in the immediately preceding paragraph, in the two years prior to the date of Morgan Stanley’s opinion, Morgan Stanley and its affiliates have not been engaged to provide financing services or financial advisory services to the Company, and have not received any fees for such services from the Company during such time. Morgan Stanley and its affiliates may also seek to provide financial advisory and financing services to JAB and the Company and their respective affiliates in the future and would expect to receive fees for the rendering of any such services.

Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of JAB, JAB’s affiliates, Panera or any other company, or any currency or commodity, that may be involved in the merger, or any related derivative instrument.

Certain Company Forecasts

The Company does not, as a matter of course, publicly disclose forecasts or internal projections as to future performance or results of operations beyond the current or proximate fiscal year due to the inherent unpredictability of the underlying assumptions and estimates. However, in the ordinary course of business, the Company’s management prepares, solely for internal use, non-public, financial forecasts based on management’s estimate of the Company’s anticipated future operations. In connection with the evaluation of the merger, the Company’s management prepared updated long-range, non-GAAP financial forecasts regarding our anticipated future operations for the fiscal years 2017 through 2021, which we refer to as the Company projections, which were prepared exclusively for internal use and reviewed with the Board based solely on the information available to the Company’s management at the time of preparation and were finalized on March 30, 2017. The Company’s management provided the Company projections to Morgan Stanley and JAB in connection with their evaluation of the proposed merger and the Company’s analysis of options available to enhance stockholder value. See “The Merger—Background of the Merger” beginning on page 29.

The Company projections were not prepared with a view toward public disclosure or with a view toward compliance with published guidelines of the SEC, with guidelines established by the American Institute of

Certified Public Accountants for preparation and presentation of financial forecasts or with GAAP. Neither the Company’s independent registered public accounting firm nor any other independent accountants have compiled, examined or performed any procedures with respect to the Company projections included below, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The PricewaterhouseCoopers LLP report incorporated by reference into this proxy statement relates solely to the Company’s historical financial information. It does not cover the prospective financial information. The Company projections are being provided in this proxy statement only because the Company made them available to the Board and Morgan Stanley and, later in the process, to JAB in connection with the proposed merger and are not included in this proxy statement in order to influence your decision whether to vote for or against the proposal to adopt the merger agreement or for any other purpose.

The Company projections are forward-looking statements. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the Company projections to be inaccurate include, but are not limited to, risks and uncertainties relating to the Company’s business, industry performance, general business and economic conditions, customer requirements, competition and adverse changes in applicable laws, regulations or rules. For other factors that could cause actual results to differ, see the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 20 and the sections entitled “Forward-Looking Statements” beginning on page 1 and “Risk Factors” beginning on page 7 in our Annual Report on Form 10-K for the fiscal year ended December 27, 2016 and the other reports filed by the Company with the SEC, subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, the Company projections may be affected by our ability to achieve strategic goals, objectives and targets over the applicable periods.

The Company projections do not take into account any circumstances or events occurring after they were finalized on March 30, 2017. Some or all of the assumptions that have been made regarding, among other things, the timing of certain occurrences or impacts, have changed since the date the Company projections were finalized and do not reflect the Company’s current estimates, changes in general business or economic conditions or any other circumstances or events occurring after the date they were prepared, including the merger and the other transactions contemplated by the merger agreement. Further, the Company projections do not take into account the effect of any failure of the merger to occur and should not be viewed as accurate in that context. We can give no assurance that, had the Company projections been prepared as of a later date, similar estimates and assumptions would have been used. None of the Company, Parent, Merger Sub, Morgan Stanley or JAB intend to, and each expressly disclaims any obligation to, make publicly available any update or other revision to the Company projections to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the assumptions underlying the Company projections are shown to be in error or to reflect changes in general economic or industry conditions.

The Company projections estimate total revenue, EBITDA, earnings before interest and taxes, which we refer to as EBIT, net income and diluted earnings per share for fiscal years 2017 through 2021. In addition, the Company projections include estimates for unlevered cash flow from operations (as defined below), stock based compensation expense, capital expenditures and other investing cash flow and unlevered free cash flow (as defined below) for the same period.

In preparing the Company projections, the Company’s management made a number of assumptions, including, but not limited to the following:

•	Revenue growth in the low double-digits each year as a result of our efforts to become a better competitive alternative through innovation in food, operations, marketing and store design, and our initiatives to build expanded runways for growth by pursuing an omni-channel strategy that leverages our brand credibility into new sales channels such as catering, delivery, high return on investment unit growth and consumer packaged goods;

•	Modest operating margin expansion as a result of the cresting of our investments in “Panera 2.0” and delivery, margin improvement efforts in our bakery-cafes and disciplined general and administrative spending; and

•	Using our free cash flow to return cash to our stockholders at a consistent and reasonable rate through share repurchases.

The Company projections resulted in the following estimates of our future financial performance:

Projections ($ in millions, except diluted earnings per share)
	2017E	2018E	2019E	2020E	2021E
Revenue	2,987	3,296	3,667	4,062	4,504
EBITDA	458	533	624	722	821
EBIT	287	346	412	486	562
Net Income	175	214	256	306	360
Diluted Earnings Per Share	7.80	9.81	12.01	14.61	17.46

Cash Flow ($ in millions)
	2017E	2018E	2019E	2020E	2021E
Unlevered Cash Flow From Operations(1)	380	453	532	615	698
Stock Based Compensation Expense	19	20	21	22	24
Capital Expenditures and Other Investing Cash Flow	187	200	240	255	258
Unlevered Free Cash Flow(2)	174	233	271	337	416

(1)	Calculated as tax-affected earnings before interest and taxes plus depreciation and amortization, adjusted for changes in working capital and certain after tax one-time items of the Company.
(2)	Calculated as tax-affected earnings before interest and taxes and after stock-based compensation expense, plus depreciation and amortization, less capital expenditures, less cash flow from other investing activities and adjusted for changes in working capital and certain after tax one-time items of the Company.

Financing of the Merger

JAB expects to fund amounts needed to acquire the Company under the merger agreement and repay certain outstanding indebtedness of the Company through the use of existing cash resources and the proceeds of new indebtedness. Merger Sub has obtained binding financing commitments in an aggregate principal amount of $3 billion for the transactions contemplated by the merger agreement.

The obligation of the lenders to provide the debt financing is subject to a number of customary conditions, including without limitation: (a) the execution and delivery of definitive documentation with respect to the debt financing; (b) the accuracy of certain specified representations in the credit agreement and the merger agreement; and (c) the absence of a material adverse effect under the merger agreement, as described under “The Merger Agreement—Conditions to the Merger” beginning on page 71.

Merger Sub’s receipt of the debt financing is not a condition to the completion of the merger. See “The Merger Agreement—Financing” beginning on page 69 for more information.

Closing and Effective Time of Merger

Assuming receipt of required regulatory approvals and timely satisfaction of other closing conditions, including the approval by our stockholders of the proposal to adopt the merger agreement, we currently expect the closing of the merger to occur in the third quarter of 2017. See “The Merger Agreement—Closing and Effective Time of the Merger” beginning on page 55.

The effective time of the merger will occur upon the certificate of merger having been duly filed with and accepted by the Secretary of State of the State of Delaware (or at such later time as the Company and Parent may agree in writing and is specified in the certificate of merger).

Payment of Merger Consideration and Surrender of Stock Certificates

At or prior to the effective time of the merger, Parent will deposit, or will cause to be deposited, with a paying agent selected by Parent and reasonably acceptable to the Company, for the benefit of the holders of shares of our common stock, a cash amount in immediately available funds necessary to pay the aggregate merger consideration payable to our stockholders.

Promptly after the effective time of the merger, and in any event within three business days thereafter, the surviving corporation will cause the paying agent to mail to each of our stockholders of record (or, in the case of “street holders”, deliver to The Depository Trust Company) immediately prior to the effective time of the merger (other than holders of excluded shares and dissenting shares) (i) a letter of transmittal specifying that delivery will be effected, and risk of loss and title will pass, only upon the delivery of the certificates representing such shares (or affidavits of loss in lieu of such certificates as provided in the merger agreement) or the transfer of the shares of our common stock represented by book-entry to the paying agent, and (ii) instructions advising each such holder of record how to surrender his, her or its shares of our common stock in exchange for the per share merger consideration. The paying agent will pay each holder of record the aggregate per share merger consideration to which such holder is entitled after delivery or transfer of such shares. Interest will not be paid or accrue in respect of the per share merger consideration. From the effective time until the surrender or transfer of certificates or book-entry shares, as the case may be, each such certificate or book-entry share will represent only the right to receive in exchange therefor a cash amount (after giving effect to any required tax withholdings) equal to the per share merger consideration.

In the event of a transfer of ownership of shares that is not registered in the transfer records of the Company, a check or wire (pursuant to instructions set forth in the letter of transmittal) for any cash to be exchanged upon due surrender of the certificates may be issued to such transferee if the certificates formerly representing such shares are presented to the paying agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

Any holder of book-entry shares will not be required to deliver a certificate or an executed letter of transmittal to the paying agent to receive the per share merger consideration that such holder is entitled to receive. In lieu thereof, each holder of book-entry shares whose shares were converted into the right to receive the per share merger consideration will upon receipt by the paying agent of an “agent’s message” be entitled to receive, and Parent will cause the paying agent to pay and deliver as promptly as reasonably practicable after the effective time of the merger, the per share merger consideration in respect of such book-entry shares (and such shares will be cancelled).

From and after the effective time of the merger, there will be no further transfers of shares of our common stock.

If any cash deposited with the paying agent remains unclaimed for one year following the effective time of the merger, such cash will be delivered to Parent or the surviving corporation (at Parent’s election). Thereafter, holders of our common stock (other than holders of excluded shares) who have not received payment due to non-compliance with the exchange procedures will be entitled to look only to the surviving corporation with respect to payment of the per share merger consideration (after giving effect to any required tax withholdings), without any interest thereon.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the per share merger consideration, you will be required to provide an affidavit of the loss, theft or destruction, and if required by Parent, post a bond in a reasonable amount and upon reasonable terms as may be required by Parent as indemnity against any claim that may be made against Parent or the surviving corporation with respect to such certificate. These procedures will be described in the letter of transmittal and related instructions that you will receive, which you should read carefully and in their entirety.

Parent, the surviving corporation and the paying agent will be entitled to deduct and withhold from the merger consideration such amounts as it reasonably determines in good faith it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. Any sum that is withheld will be remitted by Parent, the surviving corporation or the paying agent, as applicable, to the appropriate taxing authority, and will be treated for all purposes of the merger agreement as having been paid to the holder of shares with regard to whom it is deducted and withheld.

The per share merger consideration paid upon the surrender of certificates or transfer of book-entry shares in accordance with the exchange procedures will be deemed to have been paid in full satisfaction of all rights pertaining to the shares so surrendered or transferred.

Interests of Certain Persons in the Merger

In considering the recommendation of the Board with respect to the proposal to adopt the merger agreement, you should be aware that executive officers and directors of the Company may have certain interests in the merger that may be different from, or in addition to, the interests of the Company’s stockholders generally. The Board was aware of these interests and considered them, among other things, in evaluating the merger agreement and the merger and in recommending that the merger agreement be adopted by the stockholders of the Company. These interests are described below.

Treatment of Outstanding Equity-Based and Performance Awards

As of the effective time of the merger, each restricted share outstanding immediately prior to the effective time of the merger will be accelerated and converted into the right to receive an amount in cash equal to $315.00, net of any applicable withholding taxes, as promptly as reasonably practicable following the effective time of the merger.

As of the effective time of the merger, each stock option or stock appreciation right outstanding immediately prior to the effective time of the merger (whether vested or unvested) will be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time of the merger, for each share of the our common stock subject to such stock option or stock appreciation right, a cash payment equal to the excess, if any, of $315.00 over the exercise price per share under such stock option or stock appreciation right, net of any applicable withholding taxes.

As of the effective time of the merger, each outstanding performance award of the Company will be cancelled and converted into the right to receive a cash amount based on the greater of target and actual performance determined through the effective time of the merger, to be paid as follows: (i) a pro-rata portion of each performance award, for the portion of the performance period completed through the effective time of the merger, will be paid as soon as reasonably practicable after the effective time of the merger; and (ii) the remaining portion of each performance award will be paid on the earlier of the date on which such performance award was originally scheduled to vest (subject to the holder’s continued employment with the Company or any of its affiliates through such date), and the holder’s termination of employment without cause or resignation for good reason, in each case, net of any applicable withholding taxes.

See the section entitled “Non-Binding, Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers” beginning on page 78 for information regarding unvested equity compensation awards for the named executive officers in accordance with Item 402(t) of the SEC’s Regulation S-K. Based on the assumptions described in such section, including the assumption that the effective time of the merger occurs on July 14, 2017, and that all executive officers experience a qualifying termination at such time, the aggregate value of the unvested equity awards expected to be held by the Company’s four executive officers who are not named executive officers as of the effective time of the merger is $6,164,235. This amount excludes any awards that are expected to vest in the ordinary course prior to July 14, 2017 and does not reflect compensation actions that may occur before the effective time of the merger. The aggregate value of the unvested equity awards expected to be held by the Company’s seven current non-employee directors at the effective time of the merger is $0.

For more information on equity holdings of the Company’s directors and executive officers, see the table entitled “Security Ownership of Certain Beneficial Owners and Management” beginning on page 82.

Non-Competition Agreements

The Company’s executive officers are party to confidential and proprietary information and non-competition agreements with the Company, which we refer to as non-competition agreements. In respect of the Company’s executive officers (other than Mr. Shaich, the Company’s Chairman and Chief Executive Officer), these agreements provide that, in the event the executive officer is terminated without cause, he or she will receive his or her then-current annual base salary (including car allowance, if applicable) and insurance benefits for a period of one year after his or her termination of employment. All such payments are reduced by any compensation the terminated executive receives in connection with future employment during such year, and are contingent upon his or her compliance with non-competition and non-solicitation covenants that endure for one year and two years, respectively, following a termination of employment, as well as a confidentiality covenant.

The Company’s non-competition agreement with Mr. Shaich, which was entered into on April 4, 2017 in connection with the merger, restricts Mr. Shaich, for a period of one year following his termination of employment with the Company for any reason, from engaging in competitive activities against the Company and from soliciting the Company’s employees, contractors, consultants, catering customers or franchisees. As consideration for the non-competition and non-solicitation covenants, Mr. Shaich will receive a lump sum payment of $7 million at the effective time of the merger, which Mr. Shaich will be required to repay to the Company if he violates the covenants during the one-year restricted period. Mr. Shaich’s non-competition agreement also provides that he will be entitled to receive a lump sum payment equal to three times the sum of his base salary and target annual incentive bonus upon his termination by the Company without cause or by Mr. Shaich for good reason, each as defined in the non-competition agreement (which we refer to as a qualifying termination), or, if later, upon the second anniversary of the closing of the merger. Upon a qualifying termination, Mr. Shaich will also be eligible to receive a pro-rated portion of his annual incentive bonus based on actual performance and paid at the time such bonuses are paid to similarly situated employees and 18 months of continued medical insurance coverage.

See “Non-Binding, Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers” beginning on page 78 for the estimated amounts that the named executive officers of the Company would receive under their non-competition agreements upon a qualifying termination as of July 14, 2017, assuming that the effective time of the merger occurs at such time. The Company’s executive officers as a group would receive approximately $54,991,252 upon a qualifying termination under their non-competition agreements as of July 14, 2017.

Further Actions

Parent and the Company have agreed that the Company may grant special purpose awards to Company employees (including executive officers) to incent retention and other transaction-related performance. Awards would be payable in cash in connection with the closing of the merger and/or service following the closing of the merger (but, no earlier than twelve months after the closing), subject to terms and conditions agreed upon by the Company and Parent, as applicable. As of the date of this proxy statement, no determinations have been made as to any executive officer who will receive awards or the amounts of such awards.

Indemnification and Insurance

Pursuant to the terms of the merger agreement, the Company’s directors and officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies. See the section entitled “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance” beginning on page 74 for a description of such ongoing indemnification and coverage obligations.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) whose shares of our common stock are converted into the right to receive cash in the merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

•	a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the U.S. federal income tax treatment of a partner generally will depend on the status of the partner and the tax treatment of the partnership. A partner of a partnership holding our common stock should consult its tax advisor regarding the U.S. federal income tax consequences of the merger.

This discussion is based on the Internal Revenue Code of 1986, as amended, which we refer to as the Code, its legislative history, existing and proposed regulations under the Code and published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. The discussion applies only to beneficial owners who hold shares of our common stock as capital assets, and does not apply to shares of our common stock received in connection with the exercise of employee stock options or otherwise as compensation, stockholders who hold an equity interest, actually or constructively, in JAB or the Company after the merger, stockholders who have perfected and not withdrawn a demand for, or lost the right to, appraisal under the DGCL or to certain types of beneficial owners who may be subject to special rules (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, stockholders subject to the alternative minimum tax, stockholders that have a functional currency other than the U.S. dollar or stockholders who hold our common stock as part of a hedge, straddle, wash sale, constructive sale or conversion transaction). This discussion also does not address the U.S. tax consequences of the receipt of cash in connection with the treatment of stock-based awards or any other matters relating to equity compensation or benefit plans or any aspect of state, local or foreign tax laws.

Exchange of Shares of Our Common Stock for Cash Pursuant to the Merger Agreement

The exchange of shares of our common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of our common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes, as described below under “Backup Withholding and Information Reporting”) and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for its shares. Gain or loss will be determined separately for each block of shares of our common stock (i.e., shares of our common stock acquired at the same cost in a single transaction). Such capital gain or loss will be long-term capital gain or loss where the U.S. holder’s holding period for such shares of our common stock is more than one year at the effective time of the merger. Long-term capital gain of a non-corporate U.S. holder is generally taxed at preferential rates. There are limitations on the deductibility of capital losses. In addition, a 3.8% tax is imposed on all or a portion of the “net investment income” (as defined in the Code) of certain individuals and on the undistributed net investment income of certain estates and trusts. The 3.8% tax generally is imposed on the lesser of (1) the U.S. holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). For these purposes, “net investment income” generally will include any gain recognized on the receipt of cash for shares pursuant to the merger.

Backup Withholding and Information Reporting

A U.S. holder may be subject to information reporting. In addition, backup withholding of tax will apply at the statutory rate to cash payments to which a non-corporate U.S. holder is entitled under the merger agreement, unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. Each of our U.S. holders should complete and sign, under penalty of perjury, the Form W-9 to be included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax. Any amounts withheld from cash payments to a U.S. holder pursuant to the merger under the backup withholding rules will generally be allowable as a refund or a credit against such U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service. U.S. holders are urged to consult their tax advisors as to qualifications for exemption from backup withholding and the procedure for obtaining the exemption.

The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the merger in light of such stockholder’s particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the treatment of stock-based awards or any other matters relating to equity compensation or benefit plans.

Regulatory Approvals

Under the terms of the merger agreement, the merger cannot be completed until the waiting period applicable to the consummation of the merger under the HSR Act has expired or been terminated. Subject to the terms of the merger agreement, Parent, Merger Sub and the Company have agreed to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate the merger and make effective all of the other transactions contemplated by the merger agreement, including preparing and filing all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the merger or any of the other transactions contemplated by the merger agreement.

On May 5, 2017, Parent and the Company filed notification of the proposed merger with the DOJ and the FTC under the HSR Act.

The consummation of the merger is not conditioned on any antitrust or competition law regulatory filings in the United States or in any other jurisdiction, other than that described above.

At any time before or after consummation of the merger, the DOJ or the FTC (notwithstanding the termination of the waiting period under the HSR Act) or a state or non-U.S. governmental entity could take such action under applicable antitrust or competition laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger and seeking divestiture of substantial assets of the Company, JAB, Parent or Merger Sub. Private parties may also seek to take legal action under antitrust or competition laws under certain circumstances.

There can be no assurance that the regulatory approvals described above, or any other regulatory approvals that might be required to consummate the merger, will be obtained and, if obtained, there can be no assurance as to the timing of any approvals, ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. There can also be no assurance that the DOJ, the FTC or any other governmental entity or any private party will not attempt to challenge the merger on antitrust or competition law grounds, and, if such a challenge is made, there can be no assurance as to its result.

Exclusive Forum By-law

On April 4, 2017, the Board amended, effective immediately, the Company’s third amended and restated by-laws to add Article VII, which provides that, unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee or agent of the Company to the Company or the Company’s stockholders or debtholders, (c) any action or proceeding asserting a claim against the Company or any director, officer or other employee or agent of the Company arising pursuant to any provision of the DGCL or the Company’s amended and restated certificate of incorporation or the Company’s third amended and restated by-laws (in each case, as they may be amended from time to time) or (d) any action asserting a claim against the Company or any director, officer or other employee or agent of the Company governed by the internal affairs doctrine or other “internal corporate claim” as defined in Section 115 of the DGCL, will be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description of the merger agreement in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety.

Explanatory Note Regarding the Merger Agreement

The merger agreement, a copy of which is attached as Annex A, and this summary of its terms are included in this proxy statement to provide you with information regarding its terms. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by the Company, Parent, Merger Sub and JAB were made solely to the parties to, and solely for the purposes of, the merger agreement and as of specific dates and were qualified and subject to important limitations agreed to by the Company, Parent, Merger Sub and JAB in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by matters contained in the disclosure schedule that the Company delivered to Parent, Merger Sub and JAB in connection with the merger agreement (which we refer to as the disclosure schedule), which disclosures are not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts of the Company, Parent, Merger Sub, JAB or any of their respective subsidiaries or affiliates.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; By-laws

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, set forth in the merger agreement. As a result of the merger, the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation.

The directors of Merger Sub and the officers of the Company at the effective time of the merger will, from and after the effective time of the merger, be the directors and officers, respectively, of the surviving corporation, in each case, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the charter and by-laws of the surviving corporation.

At the effective time of the merger, the amended and restated certificate of incorporation of the Company will be amended and restated to read as set forth in Exhibit A to the merger agreement, until thereafter amended as provided therein or in accordance with applicable law, and the by-laws of Merger Sub in effect immediately prior to the effective time of the merger will be the by-laws of the surviving corporation, until thereafter amended as provided therein or in accordance with applicable law, in each case, subject to Parent’s obligation to maintain in effect the provisions of the certificate of incorporation and by-laws of the surviving corporation regarding elimination of liability, indemnification and advancement of expenses as further described in “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance” beginning on page 74.

Following the completion of the merger, our common stock will be delisted from NASDAQ, will be deregistered under the Exchange Act and will cease to be publicly traded.

Closing and Effective Time of the Merger

The merger agreement provides that the closing of the merger will take place at 9:00 a.m. Eastern Time on the third business day following the date on which the last of the conditions to closing of the merger (described under “The Merger Agreement—Conditions to the Merger” beginning on page 71) has been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver of those conditions on the closing date for the merger), or such other time and date as may be mutually agreed in writing by the Company and Parent. Upon delivering written notice to the Company no later than the satisfaction date, Parent will have the right to extend the closing of the merger until up to five business days following such date that would have been the closing date but for such extension notice being delivered. In the event Parent delivers such written notice to the Company and the Company delivers a closing certificate to Parent to the effect that the conditions to the obligations of Parent and Merger Sub to effect the merger have been satisfied, the Company will be deemed to have satisfied all of the conditions to closing the merger it is required to satisfy as of the satisfaction date and will not be required to satisfy such conditions again as of the closing date of the merger and Parent will have been deemed to waive the satisfaction of certain of the mutual conditions to closing.

Assuming receipt of required regulatory approvals and timely satisfaction of other closing conditions, including the approval by our stockholders of the proposal to adopt the merger agreement, we currently expect the closing of the merger to occur in the third quarter of 2017.

The effective time of the merger will occur upon the certificate of merger having been duly filed with and accepted by the Secretary of State of the State of Delaware (or at such later time as the Company and Parent may agree in writing and is specified in the certificate of merger).

Treatment of Common Stock, Stock-Based Awards and Performance Awards

Each share of our common stock outstanding immediately prior to the effective time of the merger (other than excluded shares and dissenting shares) will be converted into the right to receive from Parent $315.00 in cash, without interest, less any applicable withholding taxes.

As of the effective time of the merger, (i) each restricted share outstanding immediately prior to the effective time of the merger will be accelerated and converted into the right to receive an amount in cash equal to $315.00, net of any applicable withholding taxes, as promptly as reasonably practicable following the effective time of the merger, and (ii) each stock option or stock appreciation right outstanding immediately prior to the effective time of the merger (whether vested or unvested) will be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time of the merger, for each share of our common stock subject to such stock option or stock appreciation right, a cash payment equal to the excess, if any, of $315.00 over the exercise price per share under such stock option or stock appreciation right, net of any applicable withholding taxes.

In addition, as of the effective time of the merger, each outstanding performance award of the Company will be cancelled and converted into the right to receive a cash amount based on the greater of target and actual performance determined through the effective time of the merger, to be paid as follows: (i) a pro-rata portion of each performance award, for the portion of the performance period completed through the effective time of the merger, will be paid as soon as reasonably practicable after the effective time of the merger; and (ii) the remaining portion of each performance award will be paid on the earlier of the date on which such performance award was originally scheduled to vest (subject to the holder’s continued employment with the Company or any of its affiliates through such date), and the holder’s termination of employment without cause or resignation for good reason, in each case, net of any applicable withholding taxes.

The merger agreement provides that no new “offering period” under the Company’s Employee Stock Purchase Plan, which we refer to as the ESPP, may be commenced after the date of the merger agreement. The merger agreement also provides that the ESPP, as well as any offering period that otherwise would be in effect at the effective time of the merger, will be terminated prior to the effective time of the merger, and that the Company may make such pro-rata adjustments as may be necessary to reflect the shortened offering period.

Surrender and Payment Procedures

At or prior to the effective time of the merger, Parent will deposit, or will cause to be deposited, with a paying agent selected by Parent and reasonably acceptable to the Company, for the benefit of the holders of shares of our common stock, a cash amount in immediately available funds necessary to pay the aggregate merger consideration payable to our stockholders.

Promptly after the effective time of the merger, and in any event within three business days thereafter, the surviving corporation will cause the paying agent to mail to each of our stockholders of record (or, in the case of “street holders”, deliver to The Depository Trust Company) immediately prior to the effective time of the merger (other than holders of excluded shares and dissenting shares) (i) a letter of transmittal specifying that delivery will be effected, and risk of loss and title will pass, only upon the delivery of the certificates representing such shares (or affidavits of loss in lieu of such certificates as provided in the merger agreement) or the transfer of the shares of our common stock represented by book-entry to the paying agent, and (ii) instructions advising each such holder of record how to surrender his, her or its shares of our common stock in exchange for the per share merger consideration. The paying agent will pay each holder of record the aggregate per share merger consideration to which such holder is entitled after delivery or transfer of such shares. Interest will not be paid or accrue in respect of the per share merger consideration. From the effective time until the surrender or transfer of certificates or book-entry shares, as the case may be, each such certificate or book-entry share will represent only the right to receive in exchange therefor a cash amount (after giving effect to any required tax withholdings) equal to the per share merger consideration.

In the event of a transfer of ownership of shares that is not registered in the transfer records of the Company, a check or wire (pursuant to instructions set forth in the letter of transmittal) for any cash to be exchanged upon due surrender of the certificates may be issued to such transferee if the certificates formerly representing such shares are presented to the paying agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

Any holder of book-entry shares will not be required to deliver a certificate or an executed letter of transmittal to the paying agent to receive the per share merger consideration that such holder is entitled to receive. In lieu thereof, each holder of book-entry shares whose shares were converted into the right to receive the per share merger consideration will upon receipt by the paying agent of an “agent’s message” be entitled to receive, and Parent will cause the paying agent to pay and deliver as promptly as reasonably practicable after the effective time of the merger, the per share merger consideration in respect of such book-entry shares (and such shares will be cancelled).

From and after the effective time of the merger, there will be no further transfers of shares of our common stock.

If any cash deposited with the paying agent remains unclaimed for one year following the effective time of the merger, such cash will be delivered to Parent or the surviving corporation (at Parent’s election). Thereafter, holders of our common stock (other than holders of excluded shares) who have not received payment due to non-compliance with the exchange procedures will be entitled to look only to the surviving corporation with respect to payment of the per share merger consideration (after giving effect to any required tax withholdings), without any interest thereon.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the per share merger consideration, you will be required to provide an affidavit of the loss, theft or destruction, and if required by Parent, post a bond in a reasonable amount and upon reasonable terms as may be required by Parent as indemnity against any claim that may be made against Parent or the surviving corporation with respect to such certificate. These procedures will be described in the letter of transmittal and related instructions that you will receive, which you should read carefully and in their entirety.

Parent, the surviving corporation and the paying agent will be entitled to deduct and withhold from the merger consideration such amounts as it reasonably determines in good faith it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. Any sum that is withheld will be remitted by Parent, the surviving corporation or the paying agent, as applicable, to the appropriate taxing authority, and will be treated for all purposes of the merger agreement as having been paid to the holder of shares with regard to whom it is deducted and withheld.

The per share merger consideration paid upon the surrender of certificates or transfer of book-entry shares in accordance with the exchange procedures will be deemed to have been paid in full satisfaction of all rights pertaining to the shares so surrendered or transferred.

Representations and Warranties

Representations and Warranties of the Company

We made customary representations and warranties in the merger agreement that are subject, in many cases, to exceptions and qualifications contained in the merger agreement, in the disclosure schedule or in certain reports filed with the SEC. These representations and warranties relate to, among other things:

•	our and our subsidiaries’ due organization, existence and good standing and authority to carry on our and their businesses;

•	our capitalization, including:

•	the number of authorized and outstanding shares of our Class A common stock, Class B common stock, Class B preferred stock and Company stock-based awards outstanding;

•	the absence of any outstanding bonds, debentures, notes or other obligations of the Company the holders of which have the right to vote (or convertible into, or exercisable, exchangeable or redeemable for securities having the right to vote) with the stockholders of the Company on any matters on which the stockholders may vote (which we refer to as voting debt);

•	other than the Company stock-based awards, the absence of any preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any subsidiary to issue, transfer, redeem, acquire or sell any shares of capital stock or other securities of the Company or any of its subsidiaries or any securities or obligations convertible into or exchangeable or exercisable for or giving any person a right to subscribe for or acquire any securities of the Company or any of its subsidiaries;

•	other than the voting agreement, the absence of any stockholders agreement, voting trust or other agreements or understandings relating to voting or disposition of any shares of capital stock or other securities of the Company or any of its subsidiaries or granting to any person the right to elect, or to designate or nominate for election, a member of the board of directors of the Company or any of its subsidiaries;

•	the absence of any agreement pursuant to which the Company grants registration rights to any person;

•	the absence of any voting interest owned by the Company that would require an additional filing by Parent under the HSR Act; and

•	our ownership interest in each subsidiary and our or our subsidiaries’ ownership interests in any other entity.

•	our corporate power and authority related to the merger agreement, including:

•	our power and authority to enter into, perform our obligations under and consummate the merger and the other transactions contemplated by the merger agreement and the enforceability of the merger agreement against us; and

•	the resolution by the Board (i) determining that the merger agreement and the transactions contemplated thereby are fair to and in the best interests of the Company and its stockholders, (ii) adopting, approving and declaring advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement and (iii) resolving to recommend that the stockholders of the Company approve the merger and adopt the merger agreement (which we refer to as the Company recommendation).

•	required actions by or in respect of, and filings with, governmental authorities in connection with the merger and the merger agreement;

•	our entry into and performance under the merger agreement, and whether such entry and performance would result in violations of or conflicts with our governing documents or applicable law, or any defaults, terminations, cancellations or accelerations under certain agreements or the creation of liens on any of our assets;

•	our SEC filings since December 31, 2014 and the financial statements included therein, and our disclosure controls and procedures and internal controls over financial reporting;

•	our compliance with the applicable listing and corporate governance rules and regulations of NASDAQ;

•	the absence of any extensions of credit in the form of a personal loan to any executive officer or director of the Company or any of their respective affiliates except as permitted by the Exchange Act;

•	the absence of any joint venture, off-balance sheet partnership or any similar contract where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its subsidiaries in the Company’s filings under the Exchange Act or any contract related to any material relationship with or economic interest in any variable interest entity;

•	since December 31, 2014 through April 4, 2017, the absence of SEC or any other governmental inquiries or investigations regarding any accounting or auditing practices of the Company or any of its subsidiaries or material violations of U.S. federal securities laws and the rules of the SEC promulgated thereunder by the Company, any of its subsidiaries or any of its officers or directors or any malfeasance by any executive officer of the Company;

•	the absence of certain undisclosed liabilities not required to be reflected or reserved against according to United States generally accepted accounting principles, which we refer to as GAAP;

•

the conduct of business in the ordinary course since December 27, 2016 through April 4, 2017, and the absence since December 27, 2016 of certain changes, including any change, state of facts, circumstance, event or development that, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect (as described below), as well as any declaration, setting aside or payment of any dividend with respect to any shares of capital stock of the Company or any of its subsidiaries, any repurchase, redemption, or other acquisition of any shares of capital stock of the Company or any of its subsidiaries, any material changes in any method of accounting or accounting practice, any material changes to compensation or Company benefits plans, any material tax elections made or changed, any settlement of any material tax liability, any material changes in tax accounting principles, any surrender of any right to claim a material tax refund, any amendment of any tax return with respect to a material amount of taxes, or any agreement to do any of the foregoing;

•	the absence of certain legal proceedings, investigations and governmental orders against the Company or any of its subsidiaries;

•	certain matters relating to employee benefit plans of the Company and its subsidiaries;

•	since December 31, 2014, compliance with applicable laws and the licenses, permits and approvals necessary for the operation of the business of the Company and its subsidiaries;

•	certain matters relating to the Foreign Corrupt Practices Act of 1977;

•	certain matters relating to material contracts;

•	the Company’s good and marketable title to or a valid leasehold interest in, and absence of encumbrances on the owned real property and leases of real property of the Company or any of its subsidiaries;

•	the accuracy of information supplied by the Company for inclusion in this proxy statement and the compliance of this proxy statement with applicable requirements under the Exchange Act;

•	certain environmental matters relating to the Company and its subsidiaries;

•	certain tax matters relating to the Company and its subsidiaries;

•	certain labor matters relating to the Company and its subsidiaries;

•	certain intellectual property matters relating to the Company and its subsidiaries;

•	certain insurance policies are in full force and effect;

•	certain franchise matters, including exclusive development agreements and other franchise or license agreements to which the Company or any of its subsidiaries is a party or any of its or their properties are bound, and the absence of defaults under, and the validity and effectiveness of, such franchise agreements;

•	the largest suppliers of the Company and its subsidiaries and the absence of written notice indicating that such suppliers will cease dealing with the Company or its subsidiaries;

•	the absence of undisclosed affiliate arrangements required to be described under Item 404 of Regulation S-K under the Securities Act since April 4, 2016;

•	the inapplicability of anti-takeover laws enacted under U.S. state or federal law to the merger agreement, the voting agreement or the transactions contemplated thereby;

•	receipt of a fairness opinion from Morgan Stanley; and

•	the absence of any undisclosed broker’s or finder’s fees.

Material Adverse Effect

Many of our representations and warranties are qualified by, among other things, exceptions relating to the absence of a “material adverse effect”, which means any effect, occurrence, change, state of facts, circumstance, event or development (which we collectively refer to as an effect) that has a material adverse effect on the financial condition, business or results of operations of the Company and its subsidiaries taken as a whole, excluding:

•	any effect resulting from the following:

•	changes in GAAP, or rules and policies of the Public Company Accounting Oversight Board;

•	failure by the Company or its subsidiaries to meet any internal or external projections, budgets, guidance, forecasts, estimates of revenues or earnings by the Company or its subsidiaries or analysts or changes in the market value or trading volume of shares of our common stock for any period ending on or after April 4, 2017 (provided that the effects underlying such failures may be taken into account in determining whether a material adverse effect has occurred or is reasonably likely to occur);

•	entry into the merger agreement, the public announcement or pendency of the merger or the other transactions contemplated by the merger agreement;

•	fluctuations in the value of any currency;

•	any action taken by the Company with Parent’s consent or contemplated expressly by the merger agreement or any action not taken by the Company to the extent such action is expressly prohibited by the merger agreement without the prior consent of Parent, the Company has requested the consent of Parent to take such action and Parent has not consented to such action within five business days; and

•	any matter disclosed in the disclosure schedule, where the applicability of such disclosure as an exception to a particular provision of the merger agreement is reasonably apparent.

•	any effect resulting from the following, except where any such change, event, circumstance or development has had or would reasonably be expected to have a materially disproportionate adverse effect on the Company and its subsidiaries compared to other companies operating in the United States in the industry in which the Company and its subsidiaries operate, in which case such effect will be considered for purposes of determining whether a material adverse effect has occurred or is reasonably likely to occur:

•	changes in the economy, political conditions or financial credit or securities markets generally in the United States or other countries in which the Company conducts material operations or sources material supplies or that are the result of acts of war or terrorism;

•	changes that are the result of factors generally affecting the industry in which the Company and its subsidiaries operate, including changes in raw material costs;

•	changes in applicable law or changes in interpretations of applicable law; and

•	the existence, occurrence, or continuation of any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity.

Representations and Warranties of Parent and Merger Sub

The merger agreement also contains customary representations and warranties made by Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. The representations and warranties of Parent and Merger Sub relate to, among other things:

•	their due organization, existence, good standing and authority to carry on their businesses;

•	their corporate power and authority related to the merger agreement, including their power to enter into the merger agreement, perform their obligations under, and consummate the transactions contemplated by the merger agreement and the enforceability of the merger agreement against them;

•	required actions by or in respect of, and filings with, governmental authorities in connection with the merger and the merger agreement;

•	their entry into and performance under the merger agreement, and whether such entry and performance would result in violations of, or conflicts with, their governing documents or applicable law, or any defaults, terminations, cancellations or accelerations under certain agreements or the creation of liens on any of their assets;

•	availability of funds to pay all amounts to be paid by Parent in connection with the merger agreement, including the aggregate per share merger consideration, the aggregate payoff amount of the Company’s existing debt and any fees or expenses in connection with the merger or the financing thereof;

•	the absence of certain legal proceedings or judgments against Parent or Merger Sub;

•	the capitalization and business conduct of Merger Sub;

•	the accuracy of information supplied by Parent, Merger Sub or JAB for inclusion in this proxy statement;

•	the absence of any undisclosed broker’s or finder’s fees;

•	the solvency of Parent, the surviving corporation and each subsidiary of the surviving corporation on a consolidated basis; and

•	that neither Parent nor Merger Sub was or has taken, or authorized or permitted any of their respective representatives to take, any action to be deemed an “interested stockholder” as defined in Section 203 of the DGCL.

The representations and warranties in the merger agreement of each of the Company, Parent and Merger Sub will not survive the consummation of the merger or the termination of the merger agreement pursuant to its terms.

Conduct of Our Business Pending the Merger

Under the merger agreement, we have agreed that, between April 4, 2017 and the effective time of the merger, except as expressly contemplated by the merger agreement or as required by applicable law, the Company agrees that it and its subsidiaries will conduct their respective businesses in all material respects in the ordinary and usual course and will use their respective commercially reasonable efforts to preserve the material components of their business organizations intact and maintain existing relations with governmental entities, material customers, material suppliers, licensors, licensees, distributors, creditors and lessors, key employees and business associates and keep available the services of its and its subsidiaries’ present officers and key employees.

We have further agreed that, between April 4, 2017 and the effective time of the merger, except as expressly required by the merger agreement, as required by the terms of any material contract set forth on the disclosure schedule, without the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed) or as set forth in the disclosure schedule, the Company will not, nor will it permit any of its subsidiaries to:

•	make changes or amendments to its and its subsidiaries’ organizational documents;

•	merge or consolidate the Company or any of its subsidiaries with any other person, except for any transaction among wholly owned subsidiaries of the Company that does not violate any instrument binding on the Company or any of its subsidiaries and that would not reasonably be expected to result in a material increase in the net tax liability of the Company and its subsidiaries, taken as a whole;

•	acquire any assets, securities, properties, interests, or businesses or make any investment (whether by purchase of stock or securities, contributions to capital, loans to or property transfers), other than (a) acquisitions of raw materials, supplies, equipment, inventory, third party software and capital in the ordinary course of business consistent with past practice, or (b) acquisitions with a value or purchase price not in excess of $750,000 in any transaction or related series of transactions or $1.5 million in the aggregate or as required by certain contracts listed on the disclosure schedule;

•

issue, sell, dispose, transfer, guarantee or encumber (a) shares of capital stock of the Company or its subsidiaries, other than the issuance, sale, disposition, transfer, guaranty or encumbrance of (i) any shares of capital stock by any wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary, (ii) any shares pursuant to Company awards outstanding as of April 4, 2017 (other than Company performance awards) under the stock plans, the award agreements and the Company’s Employee Stock Purchase Plan; (b) securities convertible into or exercisable for any shares of such capital stock; or (c) voting debt;

•	make any loans, advances, guarantees or capital contributions to or investments in, any third party in excess of $375,000 in any transaction or series of related transactions or $750,000 in the aggregate, other than loans or advances to employees of the Company or any of its subsidiaries in the ordinary course of business consistent with past practices;

•	replace, refinance or terminate the Company’s existing debt;

•	declare, set aside or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any subsidiary of the Company to the Company or to any wholly owned subsidiary of the Company) or enter into any contract with respect to the voting of its capital stock, other than proxies or voting agreements solicited by the Company in connection with this proxy statement;

•	reclassify, split, combine or redeem or acquire any shares of its capital stock or securities convertible into or exercisable for shares of its capital stock;

•	incur or modify any indebtedness or guarantee indebtedness of a third party or issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, except for the incurrence of indebtedness for borrowed money incurred in the ordinary course of business consistent with past practice not to exceed $750,000 in the aggregate and other than indebtedness between the Company and its subsidiaries or among its subsidiaries;

•	make or authorize any capital expenditures materially in excess of the amount reflected in the Company’s annual capital expenditure budget;

•	make any material changes with respect to accounting policies or procedures, except as required by changes in applicable GAAP;

•	other than transaction litigation, release, settle or satisfy any action or obligation for an amount not covered by insurance in excess of $500,000 individually or $1 million in the aggregate or providing for certain relief other than monetary relief;

•	amend or modify, in any material respect, or terminate or enter into certain material contracts;

•	amend or modify, in any material respect, any franchise agreement, or enter into any contract that would have been a franchise agreement had it been entered into prior to the execution of the merger agreement, in each case if such amendment, modification or new franchise agreement would be on terms materially more favorable to the franchisee than the form of franchise agreement and deviations therefrom provided to Parent prior to April 4, 2017;

•	make any material tax election;

•	amend any tax return with respect to a material amount of taxes;

•	settle or finally resolve any controversy with respect to a material amount of taxes or change any material method of tax accounting;

•	sell, lease, license, encumber, abandon or allow to lapse or otherwise dispose of any material intellectual property owned or purported to be owned by the Company or any of its subsidiaries other than non-exclusive licenses granted in the ordinary course of business consistent with past practice;

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sell, lease, license, encumber, incur any lien or otherwise dispose of any other material assets, licenses, operations, rights, product lines or businesses of the Company or its subsidiaries, other than (a) sales of product or inventory in the ordinary course of business, (b) sales or other dispositions of obsolete assets or (c) sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $500,000 in any transaction or series of related transactions or $1.5 million in the aggregate (inclusive of sales or dispositions under (a) and (b) of this bullet);

•	terminate any executive officer (other than for cause) or hire any new employees unless such hiring is in the ordinary course of business consistent with past practice and is with respect to employees having an annual base salary not to exceed $300,000 for such employee;

•	adopt, enter into, amend, terminate or extend any collective bargaining agreement;

•	except as required by the merger agreement, a benefit plan of the Company in effect as of April 4, 2017 or by applicable law: (a) grant any severance or termination payment or benefits to any director, executive officer, consultant or employee of the Company or any of its subsidiaries (collectively, whom we refer to as participants) (other than any such participant who is an employee with an annual base salary that does not exceed $300,000); (b) increase the compensation, bonus, severance or other benefits of, or pay any bonus to, any participant (other than in the case of an employee with an annual base salary that does not exceed $300,000 for such employee, in the ordinary course of business consistent with past practice); (c) make any new equity awards to any participant; (d) establish, amend or terminate any benefit plan of the Company or amend the terms of any outstanding Company stock-based awards; (e) take any action to accelerate the vesting or payment of or fund or secure the payment of compensation or benefits under any benefit plan of the Company, to the extent not required by the terms of such plan; (f) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any benefit plan of the Company or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; or (g) forgive any loans to any participant;

•	reclassify any independent contractor as an employee of the Company or its subsidiaries who would have an annual base salary exceeding $300,000, unless required by applicable law;

•	fail to use commercially reasonable efforts to renew or maintain the Company’s insurance policies or comparable replacement policies;

•	enter into any new line of business not related to daily baked goods, made-to-order sandwiches and flatbreads, soups, salads, pasta dishes, custom roasted coffees, cafe beverages and hand-crafted non-carbonated beverages;

•	adopt, enter into or effect any plan of complete or partial liquidation, dissolution, reorganization or restructuring;

•	take any action that would, or would be reasonably likely to prevent, materially delay or materially impede the consummation of the merger or the other transactions contemplated by the merger agreement; or

•	agree, authorize, propose, commit or announce an intention to do any of the bullet points above.

No Solicitation of Acquisition Proposals; Board Recommendation Changes

No Solicitation

Except as permitted by the terms of the merger agreement described below, we have agreed in the merger agreement that neither the Company nor any of its subsidiaries will, nor will the Company or any of its subsidiaries authorize any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants and other advisors or representatives (which we refer to as representatives) to, directly or indirectly:

•	initiate, solicit, knowingly encourage, induce or assist any inquiries or the making, submission, announcement or consummation of any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal (as defined below);

•	engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide or furnish any information or data relating to the Company or any of its subsidiaries, or afford access to the business, properties, assets, books, records or personnel of the Company or any of its subsidiaries to any third party that could reasonably be expected to initiate, solicit, encourage, induce or assist the making, submission or commencement of any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal;

•	approve, recommend or enter into, any letter of intent or similar document, agreement or commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to an acquisition proposal (other than a confidentiality agreement contemplated by the provisions of the merger agreement); or

•	otherwise knowingly facilitate any effort or attempt to make an acquisition proposal.

The merger agreement also provides that any material violations of the restrictions on the Company set forth in these provisions by any representative of the Company or any of its subsidiaries will be a breach of those restrictions by the Company.

The merger agreement defines the term “acquisition proposal” to mean (i) any proposal, indication of interest or offer relating to or that could reasonably be expected to lead to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, exchange offer, recapitalization, reorganization, share exchange, business combination or similar transaction or series of related transactions involving the Company or any of its significant subsidiaries (as such term is defined in Rule 1-02 of Regulation S-X under the Exchange Act) and (ii) any acquisition by any person of, or proposal or offer, which if consummated would result in any person becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 15% or more of the total voting power or of any class of equity securities of the Company or those of any of its subsidiaries, or the acquisition, purchase or disposition of the business or 15% or more of the consolidated assets (including equity securities of its subsidiaries), revenues, net income or earnings of the Company and its subsidiaries outside the ordinary course of business, in each case other than the transactions contemplated by the merger agreement.

The merger agreement also provides that the foregoing restrictions will not prevent the Company from complying with its disclosure obligations under U.S. federal or state law with regard to an acquisition proposal (provided that if such disclosure does not reaffirm the Company recommendation or has the substantive effect of withdrawing or adversely modifying the Company recommendation, such disclosure will be deemed to be a change of recommendation (as defined below) and Parent will have the right to terminate the merger agreement as described in “The Merger Agreement—Termination” beginning on page 72).

We further agreed to, and to cause our subsidiaries and our and their representatives to, cease immediately and terminate any existing activities, discussions or negotiations with any third party with respect to an acquisition proposal. We also agreed to request that any third party that has executed a confidentiality agreement in connection with the consideration of an acquisition proposal to promptly return or destroy all confidential information. We have further agreed not to, and cause our subsidiaries not to, release any party from or terminate, waive, amend or modify any provision of, or grant permission under, any confidentiality or standstill provision in any agreement to which the Company or any of its subsidiaries is a party (provided that if the Board determines in good faith, after consultation with outside counsel, that it would reasonably be expected to be inconsistent with the Board’s fiduciary duties under applicable law not to do so, the Company may waive any standstill or similar provisions in such agreements to the extent necessary to permit a third party to make on a non-public basis to the Board, an acquisition proposal, conditioned upon such third party agreeing to disclosure of such acquisition proposal to Parent and Merger Sub).

No Solicitation Exceptions

Notwithstanding the foregoing, the Company and Parent also agreed that, at any time prior to the time the Company’s stockholders adopt the merger agreement, the Company may (x) provide information (which may include non-public information) in response to a request by a third party who has made an unsolicited bona fide written acquisition proposal if the Company receives from such third party an executed confidentiality agreement on terms not more favorable to such third party than those contained in the confidentiality agreement, dated March 26, 2017, between the Company and JAB Forest B.V. and which will not prohibit the Company from complying with the terms of the merger agreement, and prior to or concurrently, delivers to Parent any such information to the extent not previously provided to Parent and (y) engage or participate in any discussions or negotiations with any third party who has made an unsolicited bona fide written acquisition proposal, if and only to the extent that, prior to taking any such action, the Board determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that (a) failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, and (b) based on the information then available, such acquisition proposal either constitutes a superior proposal (as defined below) or is reasonably likely to result in a superior proposal.

The merger agreement defines the term “superior proposal” to mean a bona fide unsolicited written acquisition proposal that would result in any third party (or its stockholders) becoming the beneficial owner, directly or indirectly, of more than 80% of the assets (on a consolidated basis) of the Company and its subsidiaries or more than 80% of the total voting power of the equity securities of the Company that the Board has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, taking into account, among other things, all legal, financial, regulatory, timing and other aspects of the acquisition proposal and the third party making the acquisition proposal (including any break-up fees, expense reimbursement provisions, the availability of financing, and any conditions to consummation relating to financing, regulatory approvals or other conditions beyond the control of the party having the right to invoke the condition), and other aspect of the acquisition proposal that the Board deems relevant (i) is more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by the merger agreement (after taking into account any changes to the terms of merger agreement proposed by Parent and any other information provided by Parent pursuant to the terms of the merger agreement) and (ii) is reasonably likely to be consummated.

The Company agrees to promptly (and in any event within 24 hours) notify Parent if any inquiries, proposals or offers with respect to an acquisition proposal are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, it or any of its representatives, indicating the name of such third party and the material terms and conditions of any proposals or offers and to keep Parent informed, on a current basis, of the status and terms of any such proposals or offers (including any amendments thereto and, in no event later than 24 hours after receipt, copies of any additional or revised written requests, proposals or offers, including proposed agreements) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified. The Company agrees that it and its subsidiaries will not enter into any agreement with any third party subsequent to April 4, 2017 that prohibits the Company from providing any information to Parent in accordance with the foregoing.

Change of Recommendation

The merger agreement provides that (subject to certain exceptions described below) neither the Board, nor any committee thereof will:

•	(i) fail to include the Company recommendation in the proxy statement; (ii) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company recommendation; (iii) publicly approve, recommend or otherwise declare advisable any acquisition proposal; or (iv) publicly propose to do any of the foregoing (any action or omission described in this bullet, we refer to as a change of recommendation); or

•	authorize, approve, recommend, declare advisable or permit the Company (or publicly propose to take any of the foregoing actions) to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or agreement relating to any acquisition proposal (which we refer to as an alternative acquisition agreement).

Change of Recommendation Exceptions

Notwithstanding the foregoing, the Company and Parent also agreed that, at any time prior to the time the stockholders of the Company adopt the merger agreement, the Board may make a change of recommendation (and, solely with respect to a superior proposal, terminate the merger agreement as described in “The Merger Agreement—Termination” beginning on page 72), if and only if the Board determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure to effect a change of recommendation would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law, and subject to the Company’s compliance with the solicitation provisions of the merger agreement, it being understood that the Board may make a change of recommendation only in response to (a) any acquisition proposal that constitutes a superior proposal or (b) an intervening event (as defined below).

The merger agreement defines the term “intervening event” to mean an event, development or change in circumstances material to the Company and its subsidiaries taken as a whole becoming known to the Board after April 4, 2017, that relates to the Company (but does not relate to any acquisition proposal), which event, development or change in circumstance, or any consequences thereof, becomes known to the Board prior to the adoption of the merger agreement by the stockholders of the Company (provided that no change in, or event or condition generally affecting, the industry in which the Company operates that has not had or would not reasonably be expected to have a disproportionate effect on the Company constitute an intervening event).

Match Rights

The Company further agreed that the Board will not make a change of recommendation in response to an acquisition proposal (or terminate the merger agreement pursuant to its terms in order to enter into a superior proposal) or in response to an intervening event, unless:

•	the Company notifies Parent four business days prior to taking such action (which we refer to as, as may be extended or renewed, the notice period), of its intention to do so and the basis therefor, attaching (i) in the case of any acquisition proposal that constitutes a superior proposal, the name of the third party making the proposal and the material terms and conditions of any proposals or offers, and keeping Parent informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified, and (ii) in the case of an intervening event, a reasonably detailed description of the intervening event;

•	during the notice period, the Company does not, and does not permit its subsidiaries to, enter into any alternative acquisition agreement;

•	during the notice period, the Company negotiates and directs its financial advisors and outside legal counsel to negotiate with Parent in good faith; and

•	after considering any changes to the merger agreement proposed by, and other information provided by, Parent during the notice period, the Board determines, after consultation with its outside financial advisors and outside legal counsel, that if such changes were to be given effect that failure to make a change of recommendation or terminate the merger agreement would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law and that any superior proposal would continue to constitute a superior proposal (or, in the case of a change of recommendation that is related to an intervening event, the failure to make such change of recommendation would be inconsistent with the directors’ fiduciary duties under applicable law).

Any modification to the financial (including the form, amount and timing of payment of consideration) or any other material terms of any superior proposal will require giving of new notice and the commencement of a new three business day notice period, during which the Company must comply with the requirements summarized above.

Stockholders Meeting

The Company has agreed, in accordance with its organizational documents and applicable law, to cause a meeting of its stockholders to be duly called and held as promptly as reasonably practicable after clearance of this proxy statement by the SEC for the purpose of obtaining the approval of the merger and adoption of the merger agreement by the affirmative vote of the holders of a majority of the voting power of the shares of our Class A common stock and Class B common stock (voting together as one class) entitled to vote on the proposal to adopt the merger agreement and to comply with all legal requirements applicable to such meeting. The Company has agreed that the Board will recommend adoption of the merger agreement to the Company’s stockholders, subject to the provisions of the merger agreement discussed above under “The Merger Agreement—No Solicitation of Acquisition Proposals; Board Recommendation Changes” beginning on page 63.

Filings; Other Actions; Notification

We, Parent and Merger Sub will cooperate with each other and use our respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate the merger and make effective all of the other transactions contemplated by the merger agreement as soon as practicable after April 4, 2017.

We and Parent have agreed to:

•	make, if required, appropriate filings under any law as promptly as advisable after April 4, 2017, including an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the merger, and to use reasonable best efforts to supply as soon as practicable any additional information and documentary material that may be reasonably requested pursuant to the HSR Act and use reasonable best efforts to take, or cause to be taken, all other actions (which may include divestitures, which will be the sole responsibility of Parent to accomplish) necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof) as soon as practicable (including by requesting early termination of the waiting period thereunder); and

•	file as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary to be obtained from any third party and/or any governmental entity in order to consummate the merger or any of the other transactions contemplated by the merger agreement.

provided that we are not required to take any such actions unless such actions are effective after or conditioned upon the effective time of the merger. Parent will have the right to direct all matters consistent with these obligations, and we and Parent will have the right to review in advance and, to the extent practicable, will consult with the other on and consider in good faith the views of the other in connection with, any filing made with, or written materials submitted to or other communication with any governmental entity in connection with the merger and the other transactions contemplated by the merger agreement (and to receive a copy of all documents and information submitted to such governmental entity).

Parent has agreed to take, and cause its affiliates (including affiliates of JAB) to take, all steps as may be necessary to obtain all such waiting period expirations or terminations, consents and approvals under applicable antitrust law (which we refer to as antitrust clearances), including accepting operational restrictions or limitations on and committing to or effecting, by consent decree, hold separate orders, trust or otherwise, the sale, license, disposition or holding separate of, such assets or businesses of Parent, Merger Sub, the Company, the surviving corporation or any of their respective affiliates (and the entry into agreements with, and submission to decrees, judgments, injunctions or orders of such governmental entity) as may be required to obtain such antitrust clearances or to avoid the entry of, or to effect the dissolution of or vacate or lift, any decrees, judgments, injunctions or orders under any antitrust laws that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by the merger agreement, including the merger.

We and Parent have also agreed to promptly provide to every federal, state or foreign court with jurisdiction over enforcement of any applicable antitrust law all non-privileged information and documents that are necessary, proper and advisable to permit the consummation of the transactions contemplated by the merger agreement.

We, Parent and JAB have agreed, upon request by the other, to furnish the other promptly with all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective subsidiaries to any third party and/or any governmental entity in connection with the merger and the other transactions contemplated by the merger agreement.

We and Parent have agreed, subject to applicable law, to keep the other apprised of the status of matters relating to completion of the transactions contemplated by the merger agreement, including promptly furnishing the other with copies of notices, correspondence or other communications received by Parent or the Company, as the case may be, and its subsidiaries, from any third party and/or any governmental entity with respect to the merger and the other transactions contemplated by the merger agreement. We and Parent further agreed to not permit any of our respective representatives or agents to participate in any meeting or engage in any substantive communication with any governmental entity in respect of any filings, investigation or other inquiry relating to the transactions contemplated by the merger agreement unless such party consults with the other party in advance and, to the extent permitted, gives the other party the opportunity to attend and participate at such meeting. We and Parent agreed, to the extent practicable, to give the other reasonable prior notice of any such meeting or communication and in the event one party is prohibited by law or a governmental entity from participating in or attending any such meeting or engaging in such communication, to keep such party reasonably apprised with respect thereto.

Other Efforts

We have agreed to use our commercially reasonable efforts to preserve the material components of the business organizations of the Company and its subsidiaries, maintain existing relations with governmental authorities and certain third parties and keep available services of officers and key employees as described in “The Merger Agreement—Conduct of Our Business Pending the Merger” beginning on page 61. Furthermore, we have agreed to use our reasonable best efforts in connection with a number of other obligations in the merger agreement, which include preparing and filing this proxy statement, cooperating with Parent in connection with its financing for the merger as described in “The Merger Agreement—Financing” beginning on page 69, enabling the delisting of our common stock from the NASDAQ and the deregistration of our common stock under the Exchange Act as promptly as practicable after the effective time of the merger, and causing the agent under each of the Company’s existing debt facilities to execute a payoff letter on or prior to closing of the merger.

We have further agreed that, from the date of the merger agreement until the effective time of the merger, upon reasonable notice, the Company will (i) give to Parent’s officers and authorized representatives reasonable access during normal business hours to its employees, properties, books, contracts and records of the Company and its subsidiaries and (ii) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested, in each case subject to certain conditions and exceptions.

Financing

Prior to the closing of the merger, the Company has agreed that it and its subsidiaries will use their reasonable best efforts, and will use their reasonable best efforts to cause its and its subsidiaries’ respective representatives and affiliates to use their respective reasonable best efforts, to provide all customary cooperation as may be reasonably requested by Parent in connection with the arrangement of any bank debt financing in connection with the transactions contemplated by the merger agreement (which we refer to as the debt financing, and the financial institutions party thereto, their respective affiliates and their respective affiliates’ directors, officers, employees, agents and representatives and their respective successors and assigns, the financing sources), including without limitation, (i) making the Company’s senior officers and certain relevant representatives available to participate in a reasonable number of meetings (including customary one-on-one meetings), presentations, due diligence sessions and drafting sessions with potential lenders and rating agencies, (ii) reasonably cooperating with the marketing efforts of Parent for all or any portion of the debt financing, (iii) using commercially reasonable efforts to cause its independent accountants to provide assistance and cooperation to Parent, including participating in accounting due diligence sessions and providing consent to Parent to use their audit reports relating to the Company, (iv) to the extent applicable, obtaining customary authorization and representation letters with respect to the bank confidential information memoranda relating to the debt financing, (v) if reasonably requested by Parent, providing and, if applicable, executing documents relating to the repayment of the existing indebtedness of the Company and its subsidiaries and the release of related liens, including customary payoff letters and (to the extent required) evidence that notice of such repayment has been timely delivered to the holders of such indebtedness, (vi) providing to Parent (to the extent available) customary financial and other pertinent information regarding the Company reasonably requested by Parent or the financing sources and using commercially reasonable efforts to update such information from time to time as necessary to ensure such information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading, (vii) reasonably assisting Parent in connection with the preparation of (but not executing, unless effective only at or following the effective time of the merger) definitive financing documents, including credit agreements, intercreditor agreements, pledge and security documents and certificates or other documents (including, obtaining surveys and title insurance and insurance certificates (including customary endorsements)) to the extent reasonably requested by Parent, in each case contemplated in connection with the debt financing, and otherwise reasonably facilitating the pledging of collateral, (viii) cooperating with the financing sources’ due diligence investigation to the extent customary and reasonable, (ix) furnishing Parent with all documentation and other information with respect to the Company and its subsidiaries as will have been reasonably requested in writing by Parent at least 10 business days prior to the closing date of the merger that is required in connection with the debt financing by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, in each case no later than four business days prior to the closing date of the merger and (x) providing customary information and assistance reasonably necessary to assist Parent and its counsel with obtaining the customary legal opinions required to be delivered in connection with any debt financing.

Under the terms of the merger agreement, neither the Company nor any of its subsidiaries will be required to (i) undertake any action that would unreasonably interfere in any material respect with the business or ongoing operations of the Company and/or its subsidiaries, (ii) take any action that would reasonably be expected to conflict with or violate any applicable law or result in a breach of, or a default under, any material contract, (iii) require the Company or any of its subsidiaries or any of its or their respective representatives to breach, waive or amend any terms of the merger agreement, (iv) cause any conditions to the closing of the merger (as described in “The Merger Agreement—Conditions to the Merger” beginning on page 71) to not be satisfied, (v) cause the Company and/or its subsidiaries to violate any obligation of confidentiality binding on the Company and/or its subsidiaries or (vi) pay or incur any commitment or other similar fee or incur or assume any other actual or potential liability or obligation in connection with any debt financing (subject to certain exceptions), in each case other than as are contingent upon the closing of the merger or which are concurrently reimbursed by Parent.

In addition, under the terms of the merger agreement, (i) none of the directors of the Company or any of its subsidiaries, acting in such capacity, will be required to authorize or adopt any resolutions approving the agreements, documents, instruments, actions and transactions contemplated in connection with the debt financing that would be effective prior to the effective time of the merger; (ii) none of the Company, the Company’s subsidiaries, or their respective directors, officers or employees will be required to execute, deliver or enter into or perform any agreement, document or instrument, including any definitive financing agreement, with respect to the debt financing (subject to certain exceptions) that is not contingent upon the closing of the merger or that would be effective prior to the effective time of the merger; (iii) none of the Company, any of its subsidiaries or any of its or their respective representatives will be required, prior to the closing of the merger, to make any representation to Parent, any of its affiliates, any lender, agent or lead arranger to any debt financing, or any other person with respect to any action under the terms of the merger agreement, as to the solvency of the Company, any of its subsidiaries, or any of its or their respective representatives, or to deliver or require to be delivered any solvency or similar certificate; and (iv) without limiting the Company’s obligations under the merger agreement to execute a payoff letter with respect to certain existing indebtedness of the Company on or prior to the closing of the merger, none of the Company, any of its subsidiaries or any of its or their respective representatives will be required to seek any amendment, waiver, consent or other modification of certain existing indebtedness of the Company.

Any breach by the Company or its subsidiaries of their obligations as described in this section will not constitute a breach of the merger agreement or a breach for purposes of termination of the merger agreement (as described under “The Merger Agreement—Termination” beginning on page 72) or a breach of the conditions to closing set forth in the merger agreement (as described under “The Merger Agreement—Conditions to the Merger” beginning on page 71).

Neither JAB’s receipt of the debt financing, nor the Company’s providing cooperation in connection with the debt financing, is a condition to the closing of the merger.

Employee Benefits Matters

For a period of one year following the effective time of the merger, Parent has agreed to provide each employee of the Company and any subsidiary who continues to be employed by the surviving corporation or any subsidiary thereof (whom we refer to as a continuing employee) with compensation, severance benefits, other employee benefits, health and welfare benefits and benefits under any 401(k) plan that are at least substantially comparable in the aggregate to that provided to such continuing employee immediately prior to the effective time of the merger.

Additionally, Parent has also agreed with respect to any severance, health or welfare benefit, 401(k) or other benefit plan of Parent and/or the surviving corporation or any of their respective subsidiaries following the effective time of the merger, continuing employees will be credited for service with the Company prior to the effective time of the merger; provided that such service will not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service or for benefit accrual purposes under any defined benefit pension plan or retiree medical plan. Parent has agreed to waive any pre-existing condition and eligibility limitations for continuing employees under health and welfare plans of Parent and/or the surviving corporation or any of their respective subsidiaries and will give each continuing employee credit for the plan year in which the effective time of the merger occurs towards applicable deductibles and maximum out of pocket limitations for amounts incurred, paid by and reimbursed to continuing employees under similar plans maintained by the Company and its subsidiaries immediately prior to the effective time of the merger.

Parent has also agreed to honor each Company compensation and benefit plan and all obligations thereunder, including any rights or benefits arising as a result of the transactions contemplated under the merger agreement (either alone or in combination with any other event, including termination of employment) in accordance with its terms.

The Company or its subsidiaries, as applicable, will continue to administer each annual incentive plan with respect to any year prior to the effective time of the merger, if any, with respect to the annual bonus for which any employee of the Company or any of its subsidiaries is eligible under such plan in accordance with its terms consistent with past practices in the ordinary course of business.

Conditions to the Merger

The respective obligations of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver at or prior to the effective time of the merger of the following conditions:

•	the adoption of the merger agreement by the affirmative vote of the holders of a majority of the voting power of the shares of our Class A common stock and Class B common stock (voting together as one class) entitled to vote on the proposal to adopt the merger agreement;

•	no applicable law is in effect that prohibits the consummation of the merger;

•	no governmental entity institutes any action before any court or governmental entity of competent authority seeking to enjoin or prohibit the consummation of the merger; and

•	any waiting period (and extensions thereof) applicable to the merger under the HSR Act have expired or been terminated.

The obligations of Parent and Merger Sub to effect the merger are also subject to the satisfaction or waiver by Parent at or prior to the effective time of the merger of the following additional conditions:

•	the Company must have performed in all material respects all obligations required by the merger agreement to be performed by it at or prior to the closing of the merger;

•	the representations and warranties of the Company regarding certain aspects of its capitalization and the absence of changes to the Company’s business must be true and correct in all respects (other than in immaterial respects) as of April 4, 2017 and as of the closing date of the merger (other than such representations and warranties that by their terms address matters only as of another specified date, which must be true, complete and correct as of such specific date);

•	the representations and warranties of the Company regarding certain aspects of its capitalization, corporate authority and approval, inapplicability of certain anti-takeover statutes, and disclosure of brokers and broker’s fees (in each case, disregarding all qualifications relating to materiality or material adverse effect or any similar standard or qualification) must be true and correct in all material respects as of April 4, 2017 and as of the closing date of the merger (other than such representations and warranties that by their terms address matters only as of another specified date, which must be true, complete and correct as of such specific date);

•	the Company’s other representations and warranties set forth in the merger agreement (disregarding all qualifications relating to materiality or material adverse effect or any similar standard or qualification) must be true and correct, except as have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect, as of April 4, 2017 and as of the closing date of the merger (other than such representations and warranties that by their terms address matters only as of another specified date, which must be true, complete and correct as of such specific date);

•	there has not occurred any effect that, individually or in the aggregate, has had or is reasonably likely to have, a material adverse effect; and

•	Parent must have received from the Company a certificate signed by the Chief Executive Officer of the Company, certifying that all of the above conditions have been satisfied.

The Company’s obligation to effect the merger is also subject to the satisfaction or waiver by the Company at or prior to the effective time of the merger of the following additional conditions:

•	each of Parent, Merger Sub, and JAB must have performed in all material respects all obligations required by the merger agreement to be performed by each of them at or prior to the closing of the merger;

•	Parent’s and Merger Sub’s representations and warranties set forth in the merger agreement (disregarding all qualifications relating to materiality or material adverse effect or any similar standard or qualification) must be true and correct, except as would not prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the transactions contemplated by the merger agreement, as of April 4, 2017 and as of the closing date of the merger (other than such representations and warranties that by their terms address matters only as of another specified date, which must be true, complete and correct as of such specific date); and

•	the Company must have received a certificate executed by a senior executive officer of Parent certifying that all of the above conditions have been satisfied.

Termination

The Company and Parent may, by mutual written consent, terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger, as follows:

•	by either Parent or the Company, if:

•	the merger has not been consummated by October 4, 2017 (which we refer to as the termination date, as may be extended);

•	any order permanently restraining, enjoining or otherwise prohibiting consummation of the merger has become final and non-appealable; or

•	at the special meeting of the Company’s stockholders, including any adjournment or postponement thereof, the stockholders of the Company do not approve the proposal to adopt the merger agreement;

provided that the right of either party to terminate the merger agreement will not be available to such party that has breached in any material respect its obligations under the merger agreement in any manner that has primarily contributed to the failure of such conditions to the consummation of the merger.

•	by the Company:

•	if there is a breach of any representation, warranty, covenant or agreement made by Parent, Merger Sub or JAB in the merger agreement, or any such representation and warranty have become untrue after April 4, 2017, that would cause the condition to closing that is related to the accuracy of Parent’s and Merger Sub’s representations and warranties and the performance, in all material respects, of the obligations of Parent, Merger Sub or JAB in the merger agreement, to not be satisfied, and be incapable of being satisfied within the earlier of 30 days after written notice of such breach is given by the Company to Parent and the third business day prior to the termination date; or

•	in order to accept a superior proposal and enter into an alternative acquisition agreement if the Company, prior to or concurrently with such termination, pays to Parent in immediately available funds $215 million (which we refer to as the termination fee), provided that the Company is not in material breach of the solicitation and board recommendation provisions of the merger agreement.

•	by Parent, if:

•	the Board makes a change of recommendation or the Company materially breaches its obligation to not solicit acquisition proposals except in compliance with the merger agreement;

•	at any time after receipt or public announcement of an acquisition proposal, the Board fails to reaffirm the Company recommendation within five business days after receipt of any reasonable written request to do so from Parent; or

•	prior to the closing date of the merger, there is a breach of any representation, warranty, covenant or agreement made by the Company, or any such representation and warranty have become untrue after April 4, 2017, in each case, such that would cause the conditions to the closing that are related to the accuracy of the Company’s representations and warranties and the performance, in all material respects, of its obligations under the merger agreement, to not be satisfied, and such breach or condition is incurable or, if curable, is not cured within the earlier of 30 days after written notice of such breach is given by the Company to Parent and the third business day prior to the termination date, provided that Parent will not have the right to terminate the merger agreement if Parent, Merger Sub or JAB is then in material breach of any of its covenants or agreements contained in the merger agreement.

Termination Fee

In certain circumstances, we may be required to pay Parent the termination fee if the merger agreement is terminated. The termination fee would be payable in the following circumstances:

•	either Parent or the Company terminates the merger agreement due to the occurrence of the termination date and in connection therewith (i) an acquisition proposal has been publicly announced after April 4, 2017 and not expressly withdrawn in good faith prior to the termination date, and (ii) within 12 months following the date of such termination, the Company or any of its subsidiaries enters into a definitive agreement with respect to any acquisition proposal or consummates a transaction contemplated by any acquisition proposal (in each case, substituting 50% for 15% in the definition of acquisition proposal);

•	if the Company terminates the merger agreement in order to enter into an alternative acquisition agreement;

•	if the Parent terminates the agreement because the Board makes a change of recommendation or the Company materially breaches its obligations under the no solicitation provisions of the merger agreement;

•	if the Parent terminates the agreement because at any time following receipt or public announcement of an acquisition proposal, the Board fails to reaffirm the Company’s recommendation within five business days after receipt of any reasonable written request to do so from Parent.

In the case of the first bullet above, we must pay Parent the termination fee within two business days after entry into such definitive agreement or the consummation of the transaction contemplated by such acquisition proposal.

In the case of the second bullet above, we must pay Parent the termination fee prior to or concurrently with such termination.

In the case of the third and fourth bullet above, we must pay Parent the termination fee within two business days after such termination.

The termination fee is a cash amount equal to $215 million.

Expenses

Except as otherwise provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring such cost or expense.

Remedies

No termination of the merger agreement will relieve any party to the merger agreement of any liability or damages (which the parties acknowledge and agree, in the case of liabilities or damages payable by Parent, Merger Sub or JAB includes the benefits of the transaction contemplated by the merger agreement lost by the stockholders of the Company) resulting from any fraud or willful and material breach of the merger agreement, except as otherwise provided in the merger agreement.

The parties agree that if the merger agreement is terminated and a termination fee becomes due and payable and is paid by us, the termination fee will be Parent’s and Merger Sub’s sole and exclusive remedy against us with respect to the merger agreement, provided that Parent will have the right to refund the termination fee in its entirety within five business days after payment of the termination fee by us, and if Parent does so refund the termination fee in its entirety, Parent and Merger Sub will be entitled to seek damages resulting from any fraud or willful and material breach of the merger agreement by us. In no event will we be required to pay the termination fee on more than one occasion.

Prior to the termination of the merger agreement, the parties are also entitled to an injunction or injunctions to prevent a breach of the merger agreement, and to enforce specifically the performance of the terms and provisions of the merger agreement. There is no requirement to obtain, furnish or post any bond with or as a condition to obtaining such injunction or injunctions.

Indemnification; Directors’ and Officers’ Insurance

From and after the effective time of the merger, Parent and the surviving corporation will (including by Parent providing sufficient funds to the surviving corporation or its subsidiaries) indemnify and hold harmless (and will, subject to repayment under certain limited circumstances, advance expenses as incurred) (i) present and former directors and officers of the Company or any of its subsidiaries and (ii) current and previous fiduciaries of any benefit plan of the Company or its subsidiaries (each of whom in clauses (i) and (ii) we refer to as an indemnified person) from and against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, penalties, amounts paid in settlement (including all interest, assessments and other charges) or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger, to the fullest extent the Company or its subsidiaries would have been permitted under applicable law and its organizational documents.

For a period of six years from the effective time of the merger, Parent will cause to be maintained in effect provisions in the surviving corporation’s (or any successor’s) organizational documents regarding elimination of liability of directors, indemnification of directors, officers, employees, fiduciaries and agents and advancement of fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on April 4, 2017. From and after the effective time of the merger, Parent will cause the surviving corporation and its subsidiaries to honor and comply with their respective obligations under any indemnification agreement with any indemnified person in effect as of (and disclosed to Parent prior to) April 4, 2017 and will not amend, repeal or modify any such agreements in a way that would adversely affect any indemnified person thereunder.

Prior to the effective time of the merger, the Company will, and if the Company is unable to, Parent will cause the surviving corporation as of the effective time of the merger to, obtain and fully pay for “tail” insurance policies (providing only for the Side A coverage for indemnified persons where the existing policies also include Side B coverage for the Company) with a claims period of at least six years from and after the effective time of the merger with respect to any claim related to any period of time at or prior to the effective time of the merger from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (which we refer to as D&O insurance) with benefits and levels of coverage no less favorable in any material respect to the indemnified persons than the Company’s existing policies with respect to matters existing or occurring at or prior to the effective time of the merger. If the Company and the surviving corporation for any reason fail to obtain such “tail” insurance policies as of the effective time of the merger, the surviving corporation will, and Parent will cause the surviving corporation to, continue to maintain in effect for a period of at least six years from and after the effective time of the merger the D&O insurance in place as of April 4, 2017 with benefits and levels of coverage no less favorable in any material respect to the indemnified persons than that provided in the Company’s existing policies as of April 4, 2017, or the surviving corporation will, and Parent will cause the surviving corporation to, use reasonable best efforts to purchase comparable D&O insurance for such six-year period with benefits and levels of coverage at least as favorable to the indemnified persons as provided in the Company’s existing policies as of April 4, 2017. Notwithstanding the foregoing, in no event will Parent or the surviving corporation be required to expend for such policies an annual premium amount in excess of 300% of the annual premiums paid by the Company for such insurance as of April 4, 2017, and if such premia do exceed such amount, the surviving corporation will be required to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

The indemnified persons, together with their respective heirs, have the right to enforce the provisions of the merger agreement relating to their indemnification. Such provisions may not be amended, altered or repealed after the effective time of the merger without the prior written consent of the affected indemnified person.

Modification or Amendments

The merger agreement may be amended by the parties to the merger agreement by written agreement executed and delivered before or after approval by the stockholders of the Company to adopt the merger agreement has been obtained; provided that after approval by the stockholders of the Company to adopt the merger agreement has been obtained, no amendment or modification may be made that by applicable law requires the further approval of the stockholders of the Company without such further approval. Notwithstanding the foregoing, certain provisions may not be amended in a manner adverse in any material respect to the financing sources of Parent’s debt financing without the prior written consent of the financing sources, which consent will not be unreasonably withheld, conditioned or delayed.

Waiver

At any time prior to the effective time of the merger, any party to the merger agreement may extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement, waive any inaccuracies in the representations and warranties contained in the merger agreement or any document delivered pursuant to the merger agreement and, subject to the requirements of applicable law, waive compliance with any of the agreements or conditions contained in the merger agreement. Such extensions or waivers will only be valid if set forth in a written and signed instrument. The failure of any party to assert any rights or remedies will not constitute a waiver of such rights or remedies.

THE VOTING AGREEMENT

This section describes the material terms of the voting agreement. The description of the voting agreement in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the voting agreement, a copy of which is attached as Annex B and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the voting agreement that is important to you. We encourage you to read the voting agreement carefully and in its entirety.

Explanatory Note Regarding the Voting Agreement

The voting agreement and this summary of its terms are included to provide you with information regarding its terms. The representations, warranties and covenants made in the voting agreement by the Shaich holders, Parent and Merger Sub were made solely to the parties to, and solely for the purposes of, the voting agreement and as of specific dates and were qualified and subject to important limitations agreed to by the parties thereto in connection with negotiating the terms of the voting agreement. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts of the Shaich holders, Parent and Merger Sub or any of their respective subsidiaries or affiliates.

Summary

On April 4, 2017, concurrently with the execution of the merger agreement, the Shaich holders, which include Ronald M. Shaich, Chairman and Chief Executive Officer of the Company and six trusts, entered into a voting agreement with Parent and Merger Sub, pursuant to which, among other things and subject to the terms and conditions therein, the Shaich holders agreed to vote all of the shares of our common stock beneficially owned by them, representing approximately 15.5% of the voting power of the outstanding shares of the common stock of the Company, in favor of the adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement and any other matter to be approved by the stockholders of the Company to facilitate such transactions. In addition, the Shaich holders have agreed to vote against any alternative transactions, including any acquisition proposal, as described in “The Merger Agreement—No Solicitation of Acquisition Proposals; Board Recommendation Changes” beginning on page 63, and any other action that is intended to or would reasonably be expected to impede or adversely affect the merger or any of the other transactions contemplated by the merger agreement. The Shaich holders have also agreed to not transfer, assign, pledge or otherwise dispose of their shares of our common stock, or enter into any contract to do so (until the voting agreement is terminated), subject to certain permitted transfers.

In the voting agreement, the Shaich holders additionally irrevocably (until the voting agreement is terminated) appoint Parent as their proxy to vote the Shaich holders’ shares, on the Shaich holders’ behalf, at any annual or special meeting, or at any adjournment thereof, for the adoption of the merger agreement and approval of the merger.

The voting agreement terminates upon the earliest to occur of:

•	the termination of the merger agreement for any reason;

•	the effective time of the merger;

•

such date and time as (A) any amendment or change to the merger agreement is effected without the Shaich holders’ consent that decreases the amount, or changes the form or timing, of consideration payable under the merger agreement to all of the stockholders of the Company, including, without limitation, the Shaich holders, in respect of our common stock or awards granted to a stockholder pursuant to the Company’s stock plans, or (B) any amendment, change or waiver to the merger agreement is effected without the Shaich holders’ consent that materially and adversely affects the Shaich holders; or

•	the mutual written consent of Parent and the Shaich holders.

The Company is not a party to the voting agreement. The Shaich holders, Parent and Merger Sub may amend the voting agreement by written agreement at any time, provided that certain provisions related to the termination and amendment of the voting agreement may not be modified without the prior written consent of the Company.

NON-BINDING, ADVISORY VOTE ON MERGER-RELATED COMPENSATION

FOR THE COMPANY’S NAMED EXECUTIVE OFFICERS

Golden Parachute Compensation

This section sets forth the information required by Item 402(t) of the SEC’s Regulation S-K regarding compensation for each “named executive officer” of the Company that is based on, or otherwise relates to, the merger. The plans or arrangements pursuant to which such payments would be made (other than the merger agreement) consist of the Company’s non-competition agreements with each of the named executive officers, the Company’s stock plans and the respective equity and performance awards specifying the terms and conditions of each such award.

The potential payments in the table below are based on the per share merger consideration of $315.00 and base salary, target bonus levels and equity and performance award holdings as of the date of this proxy statement, as well as the following assumptions:

•	the effective time of the merger is July 14, 2017, which is the assumed date of the closing of the merger solely for purposes of this merger-related compensation disclosure; and

•	immediately following the effective time of the merger on July 14, 2017, the employment of the named executive officers of the Company was terminated without cause, or, in the case of Mr. Shaich, he resigned for “good reason” (we refer to such a termination or resignation as a “qualifying termination” for the purposes of this section).

The amounts shown are estimates based on multiple assumptions and do not reflect certain compensation actions that could occur before the effective time of the merger. As a result, the actual amounts received by a named executive officer may differ materially from the amounts shown in the following table.

For purposes of this discussion, “single-trigger” refers to benefits that arise as a result of the closing of the merger and “double-trigger” refers to benefits that require two conditions, which are the closing of the merger as well as a qualifying termination of employment or specified date following the effective time of the merger, as applicable.

Golden Parachute Compensation(1)

Name	Cash ($)(2)	Equity ($)(3)	Perquisites / Benefits ($)(4)	Other ($)(5)	Total ($)
Ronald M. Shaich	17,282,921	11,037,915	0	—	28,320,836
Michael J. Bufano	1,226,755	1,171,170	1,049	—	2,398,974
Blaine E. Hurst	3,008,175	3,044,160	0	—	6,052,335
Charles J. Chapman III	1,790,781	2,729,790	0	—	4,520,571
Kenneth Koziol	1,592,325	2,028,600	0	—	3,620,925

(1)	Mr. Andrew Madsen, former President of the Company, who was a named executive officer of the Company for 2016, resigned from the Company effective December 9, 2016, entered into non-competition and release agreements with the Company prior to the date of the merger agreement, and holds no unvested Company equity awards. Accordingly, he is not eligible to receive any payments in connection with the merger.
(2)	The amounts reflect both single- and double-trigger payments. The cash amounts reflect:

a.	the accelerated payment of each named executive officer’s outstanding performance awards (assuming 180% of target performance for 2016-18 performance awards and 150% of target performance for 2017-19 performance awards), comprising the single-trigger pro-rata portion of such awards that will become payable upon the closing of the merger, as well as the double-trigger portion of such awards, the payment of which is accelerated upon a qualifying termination;

b.	for Mr. Shaich, pursuant to his non-competition agreement with the Company, (i) a single-trigger non-competition payment, (ii) a double-trigger change in control protection payment equal to three times the sum of his base salary and target annual incentive bonus, paid on the 60th day after his qualifying termination (which, absent a qualifying termination, would be paid on the second anniversary of the closing of the merger), and (iii) a double-trigger pro-rata bonus for the year of termination, assuming target level of achievement, paid at the time bonuses are paid to similarly situated employees of the Company; and

c.	for the remaining named executive officers, pursuant to their non-competition agreements with the Company, base salary continuation (plus car allowance, if applicable) for a period of 52 weeks after the qualifying termination, which is a double-trigger payment.

The double-trigger portion of the performance awards is available upon the resignation of any named executive officer for “good reason”. Receipt of the double-trigger payments described above, other than the double-trigger portion of performance awards, are conditioned upon the executive’s execution of a general release. Details of the cash amounts are shown in the following supplementary table:

Name	Severance/ Change in Control Protection Payments ($)	Pro-Rated Annual Bonus ($)	Performance Awards ($)		Non-Competition Payment ($)	Total ($)
			(single-trigger payment)	(double-trigger payment)
Mr. Shaich	5,403,600	492,361	1,586,325	2,800,635	7,000,000	17,282,921
Mr. Bufano	477,700	—	266,764	482,291	—	1,226,755
Mr. Hurst	768,000	—	779,962	1,460,213	—	3,008,175
Mr. Chapman	591,100	—	433,798	765,883	—	1,790,781
Mr. Koziol	525,600	—	385,719	681,006	—	1,592,325

(3)	The equity amounts reflect estimates of payments for the unvested portion of, and related retained distributions in respect of stock settled appreciation rights and restricted stock, for which vesting would accelerate at the effective time of the merger as described more fully in the section entitled “The Merger Agreement—Treatment of Common Stock, Stock-Based Awards and Performance Awards” beginning on page 55. Details of the equity amounts are shown in the following supplementary table:

Name	Stock Settled Appreciation Rights ($)	Restricted Stock ($)	Total ($)
Mr. Shaich	2,921,940	8,115,975	11,037,915
Mr. Bufano	0	1,171,170	1,171,170
Mr. Hurst	0	3,044,160	3,044,160
Mr. Chapman	0	2,729,790	2,729,790
Mr. Koziol	713,160	1,315,440	2,028,600

As discussed above, payments in respect of equity awards reflect equity awards outstanding as of the date of the merger agreement, and accordingly do not reflect 2017 annual equity grants that may be made prior to the closing of the merger. Assuming such grants are made, the target grant date fair values of such awards for each of the named executive officers would be as follows: Mr. Shaich—$1,350,900; Mr. Bufano—$238,850; Mr. Hurst—$750,000; Mr. Chapman—$369,438; and Mr. Koziol—$328,500.

(4)	The perquisites and benefits amounts are double-trigger benefits, and represent 12 months of continued medical and welfare benefits for each named executive officer currently employed by the Company and his or her family (18 months in the case of Mr. Shaich).
(5)	The named executive officers are also eligible to receive special purpose awards as more fully described in the section titled “The Merger—Interests of Certain Persons in the Merger” beginning on page 49. As of the date of this proxy statement, no determinations have been made as to what actions will be taken in this regard.

Additional Narrative Description of Arrangements

No named executive officer is entitled to a Code Section 4999 gross-up in connection with the merger. Mr. Shaich’s non-competition agreement provides that if the compensation and benefits payable under such agreement would constitute “parachute payments” under Code Section 280G, then the employment agreement or award agreements, as the case may be, would provide either (i) the full amount or (ii) a lesser amount such that no portion is subject to Code Section 280G, whichever provides the higher after-tax amount, including the potential taxes under Code Section 4999. The table above does not reflect any potential cutbacks under this provision. See “The Merger—Interests of Certain Persons in the Merger” beginning on page 49 for additional details regarding the benefits and benefits described in the “Golden Parachute Compensation” table and accompanying footnotes.

Vote Required and the Company Board Recommendation

The Dodd-Frank Act and Rule 14a-21(c) under the Exchange Act require that the Company seek a non-binding, advisory vote from Company stockholders to approve the merger-related executive compensation, as disclosed in the section entitled “Non-Binding, Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers”, beginning on page 78. The approval, by non-binding, advisory vote, of the merger-related executive compensation requires the affirmative vote of a majority of votes cast thereon. Votes to “ABSTAIN” are counted toward a quorum, but are not counted for any purpose in determining whether this matter has been approved. Accordingly, the Company is asking Company stockholders to vote in favor of the adoption of the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to Panera’s named executive officers in connection with the merger and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “Non-Binding, Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers” are hereby APPROVED”.

The Board recommends that our stockholders approve certain compensation arrangements for the Company’s named executive officers in connection with the merger described in this proxy statement by voting “FOR” the above proposal.

The vote on the proposal to approve the merger-related executive compensation is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, a stockholder may vote to approve the proposal to approve the merger-related executive compensation and vote not to adopt the merger agreement and vice versa. Because the vote on the proposal to approve the merger-related executive compensation is advisory in nature only, it will not be binding on the Company, Parent or the surviving corporation in the merger. Accordingly, if the merger agreement is adopted by the Company’s stockholders and the merger is completed, the merger-related compensation may be paid to the Company’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and arrangements even if the stockholders do not approve the proposal to approve the merger-related executive compensation.

MARKET PRICE OF COMMON STOCK

Our common stock is listed for trading on the Nasdaq Global Select Market, which we refer to as the NASDAQ, under the symbol “PNRA”. The table below shows the high and low sales price of our common stock, for the periods indicated, as reported on the NASDAQ.

	Common Stock Price
	High	Low	Dividend Per Share
FY 2015
First quarter	$179.03	$153.00	$0
Second quarter	$188.24	$162.07	$0
Third quarter	$208.00	$173.05	$0
Fourth quarter	$199.10	$165.17	$0
FY 2016
First quarter	$220.44	$178.99	$0
Second quarter	$221.44	$204.00	$0
Third quarter	$224.15	$191.75	$0
Fourth quarter	$218.00	$185.69	$0
FY 2017
First quarter	$260.24	$201.18	$0
Second quarter (through May 5, 2017)	$316.21	$260.40	$0

The closing price of our common stock on the NASDAQ, on April 4, 2017, the last trading day prior to the public announcement of the execution of the merger agreement, was $274.00 per share of common stock. If the merger is completed, you will be entitled to receive $315.00 in cash, without interest, less any applicable withholding taxes, for each share of our common stock owned by you (unless you have properly exercised, and not lost, your appraisal rights with respect to such shares), which represents a premium of approximately 30% to the 30-day volume-weighted average stock price as of March 31, 2017, the last trading day prior to news reports speculating about a potential transaction, a premium of approximately 20% to our all-time high closing stock price as of that same date, a premium of approximately 38% to the closing price of our common stock on February 23, 2017, the last trading day before any discussions regarding a potential offer by JAB were had between JAB and the Company, and a premium of approximately 50% to the volume—weighted average price of a share of our common stock over the one-year period prior to February 23, 2017.

On [●], 2017, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for our common stock on the NASDAQ was $[●] per share of common stock. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of April 30, 2017, at which time there were 21,338,692 shares of our Class A common stock and 1,381,730 shares of our Class B common stock outstanding. Ownership information is included for (i) our directors, (ii) our named executive officers, (iii) all of our directors and executive officers as a group and (iv) each person or entity we know to beneficially own more than 5% of any class of our common stock. Except as specified below, each person or entity listed below has sole voting and investment power with respect to the stock listed next to their name. Applicable percentage ownership is based on 21,338,692 shares of our Class A common stock and 1,381,730 shares of our Class B common stock outstanding on April 30, 2017. In computing the number of shares of our common stock beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed outstanding shares of our common stock subject to stock options, stock appreciation rights or warrants held by that person or entity that are currently exercisable within 60 days of April 30, 2017. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person or entity. Unless otherwise noted below, the business address of the persons listed is c/o Panera Bread Company, 3630 South Geyer Road, Suite 100, St. Louis, Missouri 63127.

	Class A Common Stock				Class B Common Stock			Combined Voting Percentage(1)
Name of Beneficial Owner	Number		Percent		Number(1)		Percent
Named Executive Officers and Directors
Ronald M. Shaich	1,241,661	(2)	5.82%		1,156,400	(2)	83.69%	13.95%
Michael J. Bufano	5,191		*		—		—	*
Blaine E. Hurst	14,559		*		—		—	*
Charles J. Chapman III	16,743		*		—		—	*
Kenneth Koziol	5,373	(3)
Andrew H. Madsen	18,780	(4)
Domenic Colasacco	219,410	(5)	1.03%		202,380	(4)	14.65%	2.45%
Fred K. Foulkes	21,350	(6)	*		—		—	*
Larry J. Franklin	18,979	(7)	*		—		—	*
Diane Hessan	1,876	(8)	*		—		—	*
Thomas E. Lynch	9,705	(9)	*		—		—	*
William W. Moreton	9,874	(10)	*		—		—	*
Mark Stoever	700	(11)	*		—		—	*
James D. White	700	(12)	*		—		—	*

All directors and executive officers as a group (16 persons)	1,538,654	(13)	7.21	%(13)	1,311,690		94.93%	16.93%
5% Security Holders
Capital Research Global Investors	2,164,040	(14)	10.14%		—		—	8.49%
333 South Hope Street Los Angeles, CA 90071
Wellington Management Group LLP and affiliates	1,693,416	(15)	7.94%		—		—	6.65%
280 Congress Street Boston, MA 02210
The Vanguard Group	1,674,476	(16)	7.85%		—		—	6.57%
100 Vanguard Blvd. Malvern, PA 19355
BlackRock, Inc.	1,634,095	(17)	7.66%		—		—	6.41%
55 East 52nd Street New York, NY 10022
JAB Entities (as defined below)	1,387,214	(18)	6.50%		1,311,690		94.93%	15.74%
c/o JAB Holding Company LLC 1701 Pennsylvania Avenue NW, Suite 801 Washington, DC 20006

*	Less than one percent.
(1)

This column represents voting power rather than percentage of equity interest as each share of our Class A common stock is entitled to one vote, while each share of our Class B common stock is entitled to three votes. Combined, our Class A common stock (21,338,692 votes) and our Class B common stock (4,145,190 votes) entitle their holders to an aggregate of 25,483,882 votes as of April 30, 2017. Our Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law. Our Class B common stock is convertible at any time by the holder into shares of our Class A common stock on a one-for-one basis.
(2)	Consists of (a) 75,524 shares of our Class A common stock held by Mr. Shaich, (b) 7,200 shares of our Class A common stock held by the Shaich Family Foundation, of which Mr. Shaich is a trustee, (c) 2,537 shares of our Class A common stock issuable to Mr. Shaich upon the exercise of 5,415 stock appreciation rights within 60 days of April 30, 2017, (d) 358,899 shares of our Class B common stock held by Mr. Shaich, (e) 269,154 shares of our Class B common stock held by Ronald M. Shaich 2015 Qualified Annuity Trust, a grantor retained annuity trust of which Mr. Shaich is a trustee, (f) 181,443 shares of our Class B common stock held by Ronald M. Shaich 2016 Qualified Annuity Trust, a grantor retained annuity trust of which Mr. Shaich is a trustee, (g) 299,814 shares of our Class B common stock held by Ronald M. Shaich 2016 Qualified Annuity Trust #2, a grantor retained annuity trust of which Mr. Shaich is a trustee and (h) 47,090 shares of our Class B common stock held by SGC Trust LLC, which is owned by Shaich Grandchildren’s Trust, of which Mr. Shaich is investment trustee and exercises investment and voting control. For purposes of calculating the number of shares of our Class A common stock issuable upon the exercise of stock appreciation rights, the number of shares of our Class A common stock included in the table was calculated by multiplying the number of exercisable stock appreciation rights by the difference between the closing price of our Class A common stock on the NASDAQ on April 28, 2017 and the exercise price of the stock appreciation rights divided by the closing price of our Class A common stock on the NASDAQ on April 28, 2017. The combined voting percentage for Mr. Shaich assumes that none of the shares of our Class B common stock beneficially owned by Mr. Shaich are converted into shares of our Class A common stock.
(3)	Consists of (a) 4,738 shares of our Class A common stock held by Mr. Koziol and (b) 635 shares of our Class A common stock issuable to Mr. Koziol upon the exercise of 1,567 stock appreciation rights within 60 days of April 30, 2017. For purposes of calculating the number of shares of our Class A common stock issuable upon the exercise of stock appreciation rights, the number of shares of our Class A common stock included in the table was calculated by multiplying the number of exercisable stock appreciation rights by the difference between the closing price of our Class A common stock on the NASDAQ on April 28, 2017 and the exercise price of the stock appreciation rights divided by the closing price of our Class A common stock on the NASDAQ on April 28, 2017.
(4)	Mr. Madsen resigned and ceased serving as an executive officer and employee on December 9, 2016. Information is as of December 9, 2016 and reflects shares beneficially owned as of, or acquirable within 60 days after, that date.
(5)	Consists of (a) 13,987 shares of our Class A common stock held by Mr. Colasacco, (b) 3,043 shares of our Class A common stock issuable to Mr. Colasacco upon the exercise of stock options within 60 days of April 30, 2017, (c) 147,094 shares of our Class B common stock held by the Ronald M. Shaich Qualified Annuity Interest Trust, of which Mr. Colasacco is a trustee, (d) 47,090 shares of our Class B common stock held by SGC Trust LLC, of which Mr. Colasacco is a manager, which is owned by Shaich Grandchildren’s Trust, of which Mr. Colasacco is a trustee and (e) 8,196 shares of our Class B common stock held by the Shaich Education Trust, of which Mr. Colasacco is the sole trustee. The combined voting percentage for Mr. Colasacco assumes that none of the shares of our Class B common stock beneficially owned by Mr. Colasacco are converted into shares of our Class A common stock.
(6)	Consists of (a) 18,307 shares of our Class A common stock held by Dr. Foulkes and (b) 3,043 shares of our Class A common stock issuable to Dr. Foulkes upon the exercise of stock options within 60 days of April 30, 2017.
(7)	Consists of (a) 15,906 shares of our Class A common stock held by Mr. Franklin, (b) 30 shares of our Class A common stock held by Adam Franklin 1999 Irrevocable Trust, of which Mr. Franklin is a trustee and (c) 3,043 shares of Class A common stock issuable to Mr. Franklin upon the exercise of stock options within 60 days of April 30, 2017.
(8)	Consists of (a) 706 shares of our Class A common stock held by Ms. Hessan and (b) 1,170 shares of our Class A common stock issuable to Ms. Hessan upon the exercise of stock options within 60 days of April 30, 2017.
(9)	Consists of (a) 6,662 shares of our Class A common stock held by Mr. Lynch and (b) 3,043 shares of our Class A common stock issuable to Mr. Lynch upon the exercise of stock options within 60 days of April 30, 2017.
(10)	Consists of (a) 3,353 shares of our Class A common stock held by Mr. Moreton and (b) 6,521 shares of our Class A common stock held by the William W. Moreton Trust, of which Mr. Moreton is a trustee.
(11)	Consists of (a) 140 shares of our Class A common stock held by Mr. Stoever and (b) 560 shares of our Class A common stock issuable to Mr. Stoever upon the exercise of stock options within 60 days of April 30, 2017.
(12)	Consists of (a) 140 shares of our Class A common stock held by Mr. White and (b) 560 shares of our Class A common stock issuable to Mr. White upon the exercise of stock options within 60 days of April 30, 2017.
(13)	In addition to the shares beneficially owned by the directors and executive officers listed above, includes 19,623 shares of our Class A common stock held by Messrs. Blair, Meister and Simpson. The combined voting percentage assumes that none of the shares of our Class B common stock beneficially owned by Messrs. Shaich and Colasacco are converted into shares of our Class A common stock. For the purpose of calculating shares of our Class B common stock beneficially owned by all directors and executive officers as a group, the 47,090 shares of our Class B common stock held by Shaich Grandchildren’s Trust LLC, which is reported as beneficially owned by each of Messrs. Shaich and Colasacco have been included in the calculation only once.
(14)	Based on an Amendment No. 2 to Schedule 13G filed by Capital Research Global Investors with the SEC on March 10, 2017, Capital Research Global Investors reports sole voting power and sole dispositive power with respect to 2,164,040 shares of our Class A common stock.

(15)	Based on an Amendment No. 1 to Schedule 13G filed by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP with the SEC on February 9, 2017, Wellington Management Group LLP reports shared voting power with respect to 1,348,814 shares of our Class A common stock and shared dispositive power with respect to 1,693,416 shares of our Class A common stock; Wellington Group Holdings LLP reports shared voting power with respect to 1,348,814 shares of our Class A common stock and shared dispositive power with respect to 1,693,416 shares of our Class A common stock; Wellington Investment Advisors Holdings LLP reports shared voting power with respect to 1,348,814 shares of our Class A common stock and shared dispositive power with respect to 1,693,416 shares of our Class A common stock; and Wellington Management Company LLP reports voting power with respect to 1,324,787 of our Class A common stock shares and shared dispositive power with respect to 1,642,456 shares of our Class A common stock.
(16)	Based on Amendment No. 3 to Schedule 13G filed by The Vanguard Group, or Vanguard, with the SEC on February 10, 2017, Vanguard reports sole voting power with respect to 12,828 shares of our Class A common stock, shared voting power with respect to 2,609 shares of our Class A common stock, sole dispositive power with respect to 1,660,111 shares of our Class A common stock and shared dispositive power with respect to 14,365 shares of our Class A common stock.
(17)	Based on Amendment No. 4 to Schedule 13G filed by BlackRock, Inc., or BlackRock, with the SEC on January 25, 2017, BlackRock reports sole voting power with respect to 1,551,249 shares of our Class A common stock and sole dispositive power with respect to 1,634,095 shares of our Class A common stock.
(18)	Based on Schedule 13D filed by Rye Parent Corp., Rye Merger Sub, Inc., Rye Parent Holdings Corp., Rye Holdings I Inc., JAB Forest B.V., JAB Holdings B.V., JAB Investments S.à r.l., JAB Holding Company S.à r.l., Donata Holdings B.V., Agnaten SE and Lucresca SE (which we refer to collectively as the JAB Entities) with the SEC on April 14, 2017. The JAB Entities filed the Schedule 13D to report that, in connection with entering into the voting agreement with Mr. Shaich and certain stockholders of the Company affiliated with Mr. Shaich, including entities for which Mr. Colasacco serves as a trustee or manager (which we refer to collectively as the Shaich holders), the JAB Entities may be deemed to have acquired beneficial ownership of an aggregate of 1,387,214 shares of our Class A common stock and Class B common stock that the Shaich holders own as of the date of the voting agreement, which are either owned directly by the Shaich holders or over which they have the power to vote or dispose such shares. This consists of (a) 75,524 shares of our Class A common stock held by Mr. Shaich, (b) 358,899 shares of our Class B common stock held by Mr. Shaich, (c) 269,154 shares of our Class B common stock held by Ronald M. Shaich 2015 Qualified Annuity Trust, a grantor retained annuity trust of which Mr. Shaich is a trustee, (d) 181,443 shares of our Class B common stock held by Ronald M. Shaich 2016 Qualified Annuity Trust, a grantor retained annuity trust of which Mr. Shaich is a trustee, (e) 299,814 shares of our Class B common stock held by Ronald M. Shaich 2016 Qualified Annuity Trust #2, a grantor retained annuity trust of which Mr. Shaich is a trustee, (f) 47,090 shares of our Class B common stock held by SGC Trust LLC, which is owned by Shaich Grandchildren’s Trust, of which Mr. Shaich is investment trustee and exercises investment and voting control, (g) 147,094 shares of our Class B common stock held by the Ronald M. Shaich Qualified Annuity Interest Trust, of which Mr. Colasacco is a trustee and (h) 8,196 shares of our Class B common stock held by the Shaich Education Trust, of which Mr. Colasacco is the sole trustee. The JAB Entities disclaim that they constitute a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with the Shaich holders and disclaim beneficial ownership of any shares of our Class A common stock and our Class B common stock beneficially owned by the Shaich holders or any of their affiliates including, without limitation, the shares of our Class A common stock and our Class B common stock subject to the voting agreement.

APPRAISAL RIGHTS

If the merger is completed, the Company’s stockholders will be entitled to appraisal rights under Section 262 of the DGCL, provided that they comply with the conditions set forth in that statute.

Pursuant to Section 262 of the DGCL, if you do not wish to accept the merger consideration provided for in the merger agreement, you have the right to seek appraisal of your shares of our common stock and to receive payment in cash for the fair value of your shares of our common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of your shares of our common stock as determined by the Delaware Court of Chancery may be less than, equal to or more than the $315.00 per share that you are otherwise entitled to receive under the terms of the merger agreement. These rights are known as appraisal rights. The Company’s stockholders who do not vote in favor of the proposal to adopt the merger agreement and who properly demand appraisal for their shares in compliance with the provisions of Section 262 of the DGCL will be entitled to appraisal rights. Strict compliance with the statutory procedures set forth in Section 262 of the DGCL is required. Failure to follow precisely any of the statutory requirements will result in the loss of your appraisal rights.

This section is intended only as a brief summary of certain provisions of the statutory procedures that a stockholder must follow under the DGCL in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262 of the DGCL.

Pursuant to Section 262 of the DGCL, when a merger agreement will be submitted for adoption at a meeting of stockholders, the Company must notify the stockholders who were stockholders of record on the record date for notice of such meeting, not less than 20 days before the meeting to vote on the merger, that appraisal rights will be available. A copy of Section 262 of the DGCL must be included with the notice.

This proxy statement constitutes the Company’s notice to our stockholders that appraisal rights are available in connection with the merger and the full text of Section 262 of the DGCL is attached to this proxy statement as Annex C, in compliance with the requirements of Section 262 of the DGCL. If you wish to exercise your appraisal rights, you should carefully review the text of Section 262 of the DGCL contained in Annex C. Failure to comply timely and properly with the requirements of Section 262 of the DGCL will result in the loss of your appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of our common stock, the Company believes that a stockholder considering the exercise of such rights should seek the advice of legal counsel.

If you wish to demand appraisal of your shares of our common stock, you must satisfy each of the following conditions: You must deliver to the Company a written demand for appraisal of your shares of our common stock before the vote is taken to approve the proposal to adopt the merger agreement; the written demand must reasonably inform us of the identity of the holder of record of shares of our common stock who intends to demand appraisal of his, her or its shares of our common stock; and you must not vote or submit a proxy in favor of the proposal to adopt the merger agreement.

If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive payment for your shares of our common stock as provided in the merger agreement, but you will not have appraisal rights with respect to your shares of our common stock. A holder of shares of our common stock wishing to exercise appraisal rights must hold of record the shares of our common stock on the date the written demand for appraisal is made and must continue to hold the shares of our common stock of record through the effective time of the merger. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted “FOR” the proposal to adopt the merger agreement, and it will result in the loss of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote “AGAINST” the proposal to adopt the merger agreement or “ABSTAIN” from voting on the proposal to adopt the merger agreement. Voting against or failing to vote for the proposal to adopt the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the merger agreement.

All demands for appraisal should be addressed to the Secretary at 3630 South Geyer Road, Suite 100, St. Louis, Missouri 63127 and must be delivered to the Company before the vote is taken to approve the proposal to adopt the merger agreement at the special meeting, and must be executed by, or on behalf of, the record holder of the shares of our common stock. The demand will be sufficient if it reasonably informs the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of the “fair value” of his, her or its shares of our common stock. A stockholder’s failure to deliver to the Company the written demand for appraisal prior to the taking of the vote on the proposal to adopt the merger agreement at the special meeting of stockholders will result in the loss of appraisal rights.

Only a holder of record of shares of our common stock is entitled to demand an appraisal of the shares registered in that holder’s name. Accordingly, to be effective, a demand for appraisal by a holder of our common stock must be made by, or on behalf of, the record stockholder. The demand should set forth, fully and correctly, the record stockholder’s name as it appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, and in the case of uncertificated shares, should specify the stockholder’s mailing address and the number of shares registered in the stockholder’s name. The demand must state that the person intends thereby to demand appraisal of the stockholder’s shares in connection with the merger. The demand cannot be made by the beneficial owner if he or she does not also hold the shares of our common stock of record. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of our common stock. If you hold your shares of our common stock through a bank, brokerage firm or other nominee and you wish to exercise your appraisal rights, you should consult with your bank, brokerage firm or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee and obtaining notice of the effective date of the merger.

If shares of our common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal must be made in that capacity. If the shares of our common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner or owners. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of our common stock as a nominee for others, may exercise his or her right of appraisal with respect to shares of our common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of our common stock as to which appraisal is sought. Where no number of shares of our common stock is expressly mentioned, the demand will be presumed to cover all shares of our common stock held in the name of the record owner. If a stockholder holds shares of our common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record owner.

Within 10 days after the effective time of the merger, the surviving corporation in the merger must give notice of the date that the merger became effective to each of the Company’s record stockholders who has complied with Section 262 of the DGCL and who did not vote in favor of the proposal to adopt the merger agreement. At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the stockholder’s demand and accept the merger consideration specified by the merger agreement for that holder’s shares of our common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Delaware Court of Chancery deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value of his, her or its shares of our common stock determined in any such appraisal proceeding, which value may be less than, equal to or more than the merger consideration offered pursuant to the merger agreement.

Within 120 days after the effective time of the merger, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of our common stock held by all such stockholders. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition, has no present intention to file a petition and holders should not assume that the surviving corporation will file a petition. Accordingly, it is the obligation of the holders of our common stock to initiate all necessary petitions to perfect their appraisal rights in respect of shares of our common stock within the time prescribed in Section 262 of the DGCL and the failure of a stockholder to file such a petition within the period specified in Section 262 of the DGCL could nullify the stockholder’s previous written demand for appraisal. In addition, within 120 days after the effective time of the merger, any stockholder who has properly complied with the requirements of Section 262 of the DGCL and who did not vote in favor of the proposal to adopt the merger agreement will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares of our common stock not voted in favor of the proposal to adopt the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after such written request has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of our common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of our common stock and with whom agreements as to the value of their shares of our common stock have not been reached. After notice to stockholders who have demanded appraisal from the Register in Chancery, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery will conduct a hearing upon the petition and determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided by Section 262 of the DGCL. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of our common stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. Additionally, because our common stock will have been publicly listed on the NASDAQ, the Delaware Court of Chancery is required under Section 262 of the DGCL to dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of our common stock or (2) the value of the consideration provided in the merger for such total number of shares of common stock exceeds $1 million.

After determination of the stockholders entitled to appraisal of their shares of our common stock, the Delaware Court of Chancery will appraise the shares of our common stock, determining their fair value as of the effective time of the merger after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares of our common stock. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each shareholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter only upon the sum of (1) the difference, if any, between the amount paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time.

You should be aware that an investment banking opinion as to the fairness from a financial point of view of the consideration to be received in a sale transaction, such as the merger, is not an opinion as to fair value under Section 262 of the DGCL. Although we believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value that may be less than, equal to or more than the merger consideration. Moreover, we do not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of our common stock is less than the merger consideration. In determining “fair value”, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company”. The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger”. In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value”, but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered”.

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of our common stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares of our common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of our common stock, other than with respect to payment as of a record date prior to the effective time of the merger. If no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder will be deemed to have been converted at the effective time of the merger into the right to receive the $315.00 cash payment (without interest) for his, her or its shares of our common stock pursuant to the merger agreement. Inasmuch as the Company has no obligation to file such a petition, and the Company has no present intention to do so, any holder of shares of our common stock who desires such a petition to be filed is advised to file it on a timely basis. A stockholder will fail to perfect or effectively lose the right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the merger. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 of the DGCL and accept the merger consideration offered pursuant to the merger agreement.

Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder’s statutory appraisal rights.

In view of the complexity of Section 262 of the DGCL, the Company’s stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

DELISTING AND DEREGISTRATION OF COMMON STOCK

If the merger is completed, our common stock will be delisted from the NASDAQ and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of our common stock.

OTHER MATTERS

As of the date of this proxy statement, the Board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement. The persons named as proxies will vote the proxies, insofar as they are not otherwise instructed, regarding such other matters and the transaction of such other business as may be properly brought before the meeting, as seems to them to be in the best interest of our company and our stockholders.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding”, potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. You may request to receive at any time a separate copy of our proxy statement, by sending a written request to Investor Relations Coordinator, Panera Bread Company, 3630 South Geyer Road, Suite 100, St. Louis, Missouri 63127 or call (800) 301-5566 ext. 6500.

If, at any time, (1) you no longer wish to participate in householding and would prefer to receive a separate proxy statement in the future or (2) you and another stockholder sharing the same address wish to participate in householding and prefer to receive a single copy of our proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Investor Relations Coordinator, Panera Bread Company, 3630 South Geyer Road, Suite 100, St. Louis, Missouri 63127, or call (800) 301-5566, ext. 6500.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not completed, we expect to hold an annual meeting of stockholders in 2017 for the fiscal year ending December 27, 2016, which we refer to as our 2017 Annual Meeting, and an annual meeting of stockholders in 2018 for the fiscal year ending December 27, 2017, which we refer to as our 2018 Annual Meeting.

Stockholder Proposals Included in Proxy Statement

To be considered for inclusion in the proxy statement relating to the 2017 Annual Meeting, stockholder proposals must have been received at our principal executive offices no later than December 19, 2016, which is no less than 120 calendar days before the date our proxy statement was released to stockholders in connection with the prior year’s annual meeting of stockholders. If the date of 2017 Annual Meeting is changed by more than 30 days from the anniversary date of last year’s annual meeting on May 19, 2016, then the deadline is a reasonable time before we begin to print and mail proxy materials. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.

To be considered for inclusion in the proxy statement relating to the 2018 Annual Meeting, stockholder proposals must be received at our principal executive offices no later than December 19, 2017. If the date of next year’s annual meeting is changed by more than 30 days from the anniversary date of our annual meeting in 2017 for the fiscal year ending December 27, 2016, then the deadline is a reasonable time before we begin to print and mail proxy materials. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.

Stockholder Proposals and Nominations Not Included in Proxy Statement

We must have received other proposals of stockholders (including director nominations) intended to be presented at the 2017 Annual Meeting, but not included in the proxy statement by February 18, 2017, but not before January 19, 2017, which is not less than 90 days nor more than 120 days prior to May 19, 2017, which is the first anniversary of the 2016 annual meeting. However, in the event the 2017 Annual Meeting is scheduled to be held on a date after July 18, 2017, which is a date 60 days after the first anniversary of the preceding year’s annual meeting, then your notice may be received by us at our principal executive office not earlier than the 120th day prior to the scheduled date of such annual meeting and not later than the close of business on the later of (1) the 90th day before the scheduled date of such annual meeting or (2) the 10th day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs. Any proposals we do not receive in accordance with the above standards will not be voted on at the 2017 Annual Meeting. In certain cases, notice may be delivered later if the number of directors to be elected to our Board is increased.

We must receive other proposals of stockholders (including director nominations) intended to be presented at the 2018 Annual Meeting, but not included in the proxy statement by February 18, 2018, but not before January 19, 2018. However, in the event the 2018 Annual Meeting is scheduled to be held more than 30 days before or more than 60 days after the anniversary date of the preceding year’s annual meeting, then your notice may be received by us at our principal executive office not earlier than the 120th day prior to the scheduled date of such annual meeting and not later than the close of business on the later of (1) the 90th day before the scheduled date of such annual meeting or (2) the 10th day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs. Any proposals we do not receive in accordance with the above standards will not be voted on at the 2018 Annual Meeting. In certain cases, notice may be delivered later if the number of directors to be elected to our Board is increased.

Each stockholder’s notice for a proposal must be timely given to our Secretary at the address of our principal executive offices. Each notice generally is required to set forth as to each matter proposed to be brought before an annual meeting certain information and must meet other requirements specified in our by-laws, as determined by us, including (1) a brief description of the business the stockholder desires to bring before the meeting and the reasons for conducting such business at the meeting, (2) the name and address, as they appear on our stock transfer books, of such stockholder giving the notice and such beneficial owner, if any, on whose behalf the proposal is being made, (3) the class and series and number of our shares that are owned, beneficially or of record, by such stockholder and such beneficial owner, (4) a description of any material interest of such stockholder or such beneficial owner and the respective affiliates and associates of, or others acting in concert with, such stockholder or such beneficial owner in such business, (5) a description of any agreement, arrangement or understanding between or among such stockholder and/or such beneficial owner and any other person in connection with the proposal of such business or who may participate in the solicitation of proxies in favor of such proposal and (6) a description of any agreement, arrangement or understanding (including any derivative or short positions, swaps, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by, or on behalf of such stockholder or such beneficial owner, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner with respect to our shares.

For director nominations, a stockholder’s notice to the Secretary generally must set forth information specified in our by-laws, as determined by us, as to each person proposed to be nominated, including (1) the name, age, business address and residence address of such person, (2) the principal occupation or employment of such person, (3) the class and series and number of our shares that are owned, beneficially or of record, by such person and (4) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among (a) the stockholder, the beneficial owner, if any, on whose behalf the nomination is being made and the respective affiliates and associates of, or others acting in concert with, such stockholder and such beneficial owner, on the one hand and (b) each proposed nominee and his or her respective affiliates and associates, or others acting in concert with such nominee(s), on the other hand. The notice must also set forth as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is being made (1) the name and address, as they appear on our transfer books, of such stockholder and such beneficial owner, (2) the class and series and number of our shares that are owned, beneficially or of record, by such stockholder and such beneficial owner, (3) a description of any agreement, arrangement or understanding between or among such stockholder and/or such beneficial owner and each proposed nominee and any other person or persons pursuant to which the nomination(s) are being made or who may participate in the solicitation of proxies in favor of electing such nominee(s) and (4) a description of any agreement, arrangement or understanding (including any derivative or short positions, swaps, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loan shares) that has been entered into by, or on behalf of, such stockholder or such beneficial owner, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner with respect to our shares. In addition, to be effective, the stockholder’s notice must be accompanied by the written consent of the proposed nominee to serve as a director if elected.

The foregoing time limits also apply to determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. These rules are separate from and in addition to the requirements a stockholder must meet to have a proposal included in our proxy statement. In addition, stockholders are required to comply with any applicable requirements of the Exchange Act and the rules and regulations thereunder.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the companies file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The Company’s public filings are also available in electronic format to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. You can also review the Company’s SEC filings on its web site at www.panerabread.com. Information included on the Company’s website is not a part of this proxy statement.

The SEC allows the Company to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information contained directly in this proxy statement. This proxy statement incorporates by reference the documents described below that the Company has previously filed with the SEC, as well as the annexes to this proxy statement. These documents contain important information about the Company and its financial condition.

The following documents listed below that the Company has previously filed with the SEC are incorporated by reference:

•	Annual Report on Form 10-K, for the fiscal year ended December 27, 2016 filed with the SEC on February 22, 2017;

•	Annual Report on Form 10-K/A, for the fiscal year ended December 27, 2016 filed with the SEC on April 25, 2017;

•	Quarterly Report on Form 10-Q, for the fiscal quarter ended March 28, 2017 filed with the SEC on April 26, 2017;

•	Two Current Reports on Form 8-K, filed with the SEC on April 5, 2017; and

•	Current Report on Form 8-K/A, filed with the SEC on April 11, 2017.

All documents that the Company files pursuant to Sections 13(a), 13(c), 14 or 15(d) under the Exchange Act from the date of this proxy statement to the date on which the special meeting is held, including any adjournments or postponements, shall also be deemed to be incorporated by reference in this proxy statement. Notwithstanding anything herein to the contrary, any information furnished under Item 2.02 or Item 7.01 of the Company’s Current Reports on Form 8-K and any other information which is furnished, but not filed with the SEC, is not incorporated herein by reference.

You may obtain any of the documents incorporated by reference from the SEC’s public reference room or the SEC’s Internet website described above. Documents incorporated by reference in this proxy statement are also available from the Company without charge, excluding all exhibits unless specifically incorporated by reference in such documents. Stockholders may obtain documents incorporated by reference in this proxy statement by requesting them in writing or by telephone from the Company at the following address:

Panera Bread Company

3630 South Geyer Road, Suite 100

St. Louis, Missouri 63127

Telephone: 1-314-984-1000 Attn: Secretary

If you would like to request documents, please do so by [●], [●], 2017 to receive them before the special meeting. If you request any incorporated documents, the Company will strive to mail them to you by first-class mail, or another equally prompt means, within one business day of receipt of your request.

You should rely only on the information contained in this proxy statement, including the annexes attached hereto or the information incorporated by reference herein, to vote your shares at the special meeting of Company stockholders. The Company has not authorized anyone to provide you with information that differs from that contained in this proxy statement. This proxy statement is dated [●]. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

Annex A	Agreement and Plan of Merger, dated as of April 4, 2017, by and among Panera Bread Company, JAB Holdings B.V., Rye Parent Corp., and Rye Merger Sub, Inc.

Annex B	Voting Agreement, dated as of April 4, 2017, by and among Rye Parent Corp., Rye Merger Sub, Inc., Ronald M. Shaich, Ronald M. Shaich 2016 Qualified Annuity Trust, Ronald M. Shaich 2015 Qualified Annuity Trust, Ronald M. Shaich Qualified Annuity Interest Trust, SGC Trust LLC, Ronald M. Shaich 2016 Qualified Annuity Trust #2, and Shaich Education Trust

Annex C	Section 262 of the General Corporation Law of the State of Delaware

Annex D	Opinion of Morgan Stanley & Co. LLC, dated as of April 5, 2017

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

By and Among

PANERA BREAD COMPANY,

RYE PARENT CORP.,

RYE MERGER SUB, INC.

And

JAB HOLDINGS B.V.

Dated as of April 4, 2017

A-i

A-ii

ANNEX A - DEFINED TERMS

Exhibit A - Form of Certificate of Incorporation of the Surviving Corporation

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of April 4, 2017, by and among Panera Bread Company, a Delaware corporation (the “Company”), Rye Parent Corp., a Delaware corporation (“Parent”), Rye Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and JAB Holdings B.V., a private limited liability company incorporated under the laws of the Netherlands (the “HoldCo”), the Company and Merger Sub sometimes being hereinafter collectively referred to as the “Constituent Corporations”.

RECITALS

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement and Merger Sub shall be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent;

WHEREAS, the respective boards of directors of each of Merger Sub, Parent and the Company have adopted, approved and declared advisable this Agreement and the Merger, in accordance with the General Corporation Law of the State of Delaware (as amended, the “DGCL”), and upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of the Company and any required committee thereof have unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and its stockholders, (b) adopted, approved and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, on the terms and subject to the conditions set forth in this Agreement and (c) resolved to recommend that the stockholders of the Company approve the Merger and adopt this Agreement (such recommendation, the “Company Recommendation”) (clauses (a), (b) and (c) above together, the “Board Actions”);

WHEREAS, concurrently with, and as an inducement to the willingness of Parent, Merger Sub and HoldCo to effect, the execution and delivery of this Agreement, Parent and Merger Sub have entered into an agreement with certain stockholders of the Company (the “Voting Agreement”), pursuant to which each of them has agreed to vote in favor of the approval of the Merger with respect to the shares in the Company beneficially or indirectly owned by such Persons, on the terms and subject to the conditions set forth therein; and

WHEREAS, the Company, HoldCo, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger under the DGCL (sometimes hereinafter referred to as the “Surviving Corporation”).

Section 1.2 Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, at 9:00 A.M. (Eastern Time) on the third Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied only at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or at such other time and date as the parties mutually agree in writing (the day on which the Closing actually takes place being, the “Closing Date”); provided, however, that Parent shall have the right to extend the Closing, upon written notice delivered by Parent to the Company (the “Extension Notice”) no later than the first Business Day following the date on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied only at the Closing) are satisfied or waived (the “Satisfaction Date”), until up to five Business Days following such date that would have been the Closing Date but for the Extension Notice; provided, further, that if Parent delivers the Extension Notice and the Company delivers the certificate required pursuant to Section 7.2(d) dated as of the Satisfaction Date on or prior to the Closing Date, the Company shall be deemed to have satisfied all of the conditions to Closing in Article VII as of the Satisfaction Date and shall not be required to satisfy such conditions again as of the Closing Date, and Parent shall be deemed to have waived the satisfaction of the conditions set forth in Section 7.1(b).

Section 1.3 Effective Time. Concurrently with the Closing, the Company and Parent will cause a certificate of merger (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and as is agreed to by the Company and Parent in writing, being the “Effective Time”) and shall make all other filings or recordings required under the DGCL (if any).

ARTICLE II

CERTIFICATE OF INCORPORATION AND BY-LAWS

OF THE SURVIVING CORPORATION; DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

Section 2.1 Certificate of Incorporation. At the Effective Time, the Amended and Restated Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated as of the Effective Time to be in the form set forth in Exhibit A to this Agreement and as so amended shall be the certificate of incorporation of the Surviving Corporation (the “Charter”), until thereafter amended as provided therein or in accordance with applicable Law.

Section 2.2 The By-laws. At the Effective Time, the Third Amended and Restated By-laws of the Company, as amended, shall be amended in their entirety to read the same as the by-laws of Merger Sub immediately prior to the Effective Time, and as so amended shall be the by-laws of the Surviving Corporation (the “By-laws”), until thereafter amended as provided therein or in accordance with applicable Law.

Section 2.3 Directors. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-laws.

Section 2.4 Officers. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-laws.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK;

EXCHANGE OF CERTIFICATES

Section 3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any capital stock of the Company or Merger Sub:

(a) Merger Consideration. Each issued and outstanding share of (i) the Class A common stock of the Company, par value $0.0001 per share (the “Class A Common Stock”) and (ii) the Class B common stock of the Company, par value $0.0001 per share (the “Class B Common Stock”) (with respect to both (i) and (ii) excluding any Shares granted in the form of restricted Shares, which shall be treated pursuant to Section 3.3(c)), (the Class A Common Stock and the Class B Common Stock each a “Share” and, collectively, the “Shares”) immediately prior to the Effective Time other than (A) Shares owned by Parent, Merger Sub or any other Affiliate (as used in this Agreement, the term “Affiliate” shall have the meanings provided in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) of Parent that is directly or indirectly wholly owned by the ultimate parent of Parent, (B) Shares owned by the Company or any direct or indirect wholly owned Subsidiary of the Company (each of such Shares described in clauses (i) and (ii), an “Excluded Share” and collectively, the “Excluded Shares”) and (C) any Dissenting Shares, shall be converted into the right to receive an amount in cash equal to $315.00 (the “Per Share Merger Consideration”). At the Effective Time, all of the Shares (other than the Excluded Shares and the Dissenting Shares) shall cease to be outstanding, shall automatically be cancelled and shall cease to exist, and thereafter any Shares represented by a certificate representing such Shares (a “Certificate”) or otherwise if the Company does not then have certificated Shares, the applicable number of uncertificated Shares represented by book-entry (the “Book-Entry Shares”) (in each case, other than the Excluded Shares and the Dissenting Shares) shall represent only the right to receive the Per Share Merger Consideration. For the purposes of this Agreement, the term “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

(b) Treatment of Excluded Shares. Each Excluded Share shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder of the Excluded Share, cease to be outstanding and automatically be cancelled without payment of any consideration therefor, subject to any rights the holder thereof may have under Section 3.2.

(c) Merger Sub. At the Effective Time, each share of common stock of Merger Sub, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation, par value $0.0001 per share.

Section 3.2 Exchange of Certificates.

(a) Paying Agent. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a paying agent (which shall be a reputable bank or trust company) selected by Parent and reasonably acceptable to the Company (the “Paying Agent”) for the benefit of the holders of Shares, a cash amount in immediately available funds necessary for the Paying Agent to make payments under Section 3.1(a) (such cash being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose. The Paying Agent shall invest the Exchange Fund as directed by Parent; provided, that such investments shall be in obligations of or guaranteed by the United States of America in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three months. Any interest and other income resulting from such investments shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 3.1(a) shall be promptly returned to Parent.

(b) Exchange Procedures. (i) Promptly after the Effective Time (and in any event within three Business Days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (or, in the case of “street-holders,” deliver to the Depository Trust Company) immediately prior to the Effective Time (other than holders of Excluded Shares and Dissenting Shares) (A) a letter of transmittal in customary form, reasonably acceptable to the parties, specifying that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 3.2(e)) or transfer of the Book-Entry Shares to the Paying Agent and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 3.2(e)) or Book-Entry Shares in exchange for the Per Share Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 3.2(e)) of Book-Entry Shares to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate or Book-Entry Shares shall solely be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 3.2(f)) equal to (x) the number of Shares represented by such Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 3.2(e)) or Book-Entry Shares multiplied by (y) the Per Share Merger Consideration, and the Certificate or Book-Entry Shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check or wire (pursuant to instructions set forth in the letter of transmittal) for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable. For the purposes of this Agreement, the term “Business Day” shall have the meaning provided in Rule 14d-1(g)(3) under the Exchange Act.

(ii) Notwithstanding anything to the contrary in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Per Share Merger Consideration that such holder is entitled to receive pursuant to this Article III. In lieu thereof, each holder of record of one or more Book-Entry Shares whose Shares were converted into the right to receive the Per Share Merger Consideration shall upon receipt by the Paying Agent of an “agent’s message” in customary form (or such evidence, if any, as the Paying Agent may reasonably request), be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, the Per Share Merger Consideration in respect of each such Share and the Book-Entry Shares of such holder shall forthwith be cancelled.

(c) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate or Book-Entry Shares are presented to the Surviving Corporation, Parent or the Paying Agent for transfer, such Certificates or Book-Entry Shares shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Article III.

(d) Termination of Exchange Fund; No Liability. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the stockholders of the Company for one (1) year after the Effective Time shall be delivered to Parent or the Surviving Corporation (at Parent’s election). Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 3.2(f)) upon due surrender of its

Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 3.2(e) below) or Book-Entry Shares, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount delivered to any Governmental Entity pursuant to and in compliance with applicable abandoned property, escheat or similar Laws. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount and upon such reasonable terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check or wire (pursuant to instructions set forth in the letter of transmittal) in the amount (after giving effect to any required Tax withholdings) equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.

(f) Withholding Rights. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it reasonably determines in good faith it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, as the case may be, such withheld amounts (i) shall be remitted by Parent, the Surviving Corporation or the Paying Agent, as applicable, to the applicable Governmental Entity and (ii) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent, as the case may be.

(g) No Further Ownership Rights in Shares. The Per Share Merger Consideration paid upon the surrender of Certificates or Book-Entry Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or to such Book-Entry Shares.

Section 3.3 Treatment of Stock Plans.

(a) Treatment of Options. Each option to purchase Shares under the Stock Plans (each, a “Company Option”) that is outstanding as of immediately prior to the Effective Time shall accelerate and become fully vested and exercisable effective immediately prior to, and contingent upon, the Effective Time. As of the Effective Time, each Company Option that is then outstanding and unexercised shall be cancelled and converted into the right to receive cash in an amount equal to the product of (i) the total number of Shares subject to such Company Option immediately prior to the Effective Time, multiplied by (ii) the excess, if any, of (x) the Per Share Merger Consideration over (y) the exercise price payable per Share under such Company Option, which amount shall be paid in accordance with Section 3.3(e). In the event that the exercise price per Share under any Company Option is equal to or greater than the Per Share Merger Consideration, such Company Option shall be cancelled as of the Effective Time without payment therefore and shall have no further force or effect.

(b) Treatment of SARs. Each stock appreciation right with respect to Shares under the Stock Plans (each, a “Company SAR”) that is outstanding as of immediately prior to the Effective Time shall accelerate and become fully vested and exercisable effective immediately prior to, and contingent upon, the Effective Time. As of the Effective Time, each Company SAR that is then outstanding and unexercised shall be cancelled and converted into the right to receive cash in an amount equal to the product of (i) the total number of Shares subject to such Company SAR immediately prior to the Effective Time, multiplied by (ii) the excess, if any, of (x) the Per Share Merger Consideration over (y) the base price per Share covered by such Company SAR, which amount shall be paid in accordance with Section 3.3(e). In the event that the base price per Share under any Company SAR is equal to or greater than the Per Share Merger Consideration, such Company SAR shall be cancelled as of the Effective Time without payment therefore and shall have no further force or effect.

(c) Treatment of Restricted Shares. Each Share that is then subject to a risk of forfeiture granted pursuant to the Stock Plans (each, a “Company Restricted Share”) that is outstanding as of immediately prior to the Effective Time shall accelerate and become fully vested effective immediately prior to, and contingent upon the Effective Time. In lieu of any issuance of Shares in settlement of such vested Company Restricted Share, as of the Effective Time, each Company Restricted Share that is then outstanding shall be treated as set forth in Section 3.1 and paid in accordance with Section 3.3(e).

(d) Treatment of Performance Awards. Each performance award that is granted pursuant to the Stock Plans (each, a “Company Performance Award”) that is outstanding as of immediately prior to the Effective Time and for which the applicable performance period has not ended, shall be cancelled and converted into the right to receive cash in an amount based on the greater of target achievement and the actual level of achievement of such applicable performance metric(s) through the Effective Time as reasonably determined by the compensation committee of the board of directors of the Company in a manner that is consistent with past practice (the “Performance Award Amount”) to be paid as follows: (i) a pro-rata payment equal to the Performance Award Amount multiplied by a fraction, the numerator of which is the number of full months that have elapsed since the beginning of the applicable performance period through the Effective Time, and the denominator of which is the total number of months in such performance period, paid in accordance with Section 3.3(e), and (ii) the remaining portion of the Performance Award Amount, net of any applicable withholding Taxes, paid on the earlier of (A) the date on which such Company Performance Award was originally scheduled to vest, subject to the holder’s continued employment with the Company or any of its Affiliates through such date, and (B) the holder’s termination of employment without “Cause” or resignation for “Good Reason” (each as defined in Section 3.3(d) of the Company Disclosure Schedule) (each such type of termination, a “Qualifying Termination”); provided, however, that in the event that a holder’s employment with the Company (including any Affiliate thereof) terminates following the Closing Date for reasons other than a Qualifying Termination, such holder’s right to receive the payment specified in clause (ii) above shall terminate; provided, that, with respect to any Company Performance Awards payable pursuant to Section 3.3(d)(ii) that constitute nonqualified deferred compensation subject to Section 409A of the Code, payment will not be made until the earliest time permitted that will not trigger a Tax or penalty under Section 409A of the Code.

(e) Payment. As soon as reasonably practicable after the Effective Time (but no later than the first payroll date occurring at least ten Business Days after the Effective Time), the Surviving Corporation shall pay the amounts provided for in Sections 3.3(a) – 3.3(d), net of any applicable withholding Taxes as set forth in Section 3.2(f), payable with respect to Company Options, Company SARs, Company Restricted Shares and Company Performance Awards (to the extent payable pursuant to Section 3.3(d)(i)) through, to the extent applicable, the Surviving Corporation’s payroll to the holders of Company Options, Company SARs, Company Restricted Shares and Company Performance Awards; provided, that, with respect to any Company Performance Awards payable pursuant to Section 3.3(d)(i) that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the applicable Stock Plan and award agreement that will not trigger a Tax or penalty under Section 409A of the Code.

(f) Corporate Actions. At or prior to the Effective Time, the Company, the board of directors of the Company and the compensation committee of the board of directors of the Company, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of Sections 3.3(a), 3.3(b), 3.3(c), 3.3(d) and 3.3(e). The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Options, Company SARs, Company Restricted Shares, Company Performance Awards or otherwise.

Section 3.4 Adjustments to Prevent Dilution. In the event that, between the date of this Agreement and the Effective Time, the number of issued and outstanding Shares or securities convertible or exchangeable into or exercisable for Shares changes as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted to provide to Parent and the holders of Shares the same economic effect as contemplated by this Article III of this Agreement prior to such change; provided, that nothing in this Section 3.4 shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 3.5 Statutory Rights of Appraisal.

(a) Notwithstanding anything to the contrary set forth in this Agreement, all Shares that are issued and outstanding immediately prior to the Effective Time and held by stockholders who shall have not voted in favor of the Merger and who shall have properly and validly perfected their statutory rights of appraisal in respect of such Shares in accordance with Section 262 of the DGCL (collectively, “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Per Share Merger Consideration pursuant to Section 3.1(a), but shall become the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL); provided, however, that all Dissenting Shares held by stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Shares under such Section 262 of the DGCL shall no longer be considered to be Dissenting Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Merger Consideration, without interest thereon, upon surrender of the certificate or certificates that formerly evidenced such Shares in the manner provided in Section 3.2.

(b) The Company shall give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company in respect of Dissenting Shares and (B) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law in respect of Dissenting Shares. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands for payment, in respect of Dissenting Shares.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (i) set forth in the corresponding sections or subsections of the disclosure schedule delivered to Parent by the Company prior to entering into this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall be deemed disclosure with respect to any section or subsection to which the relevance of such item is reasonably apparent on its face other than with respect to Section 4.6(a), which shall not be subject to or qualified by the information set forth in any other section or subsection of the Company Disclosure Schedule other than Section 4.6(a) thereof, other than by express cross reference) or (ii) disclosed in the Company Reports filed with the Securities and Exchange Commission (the “SEC”) at least one Business Day prior to the date of this Agreement (excluding, in the case of this clause (ii), any disclosures set forth in any section entitled “Risk Factors” or “Cautionary Statement Relevant to Forward Looking Statements” or in any other section to the extent they are forward-looking statements or cautionary, nonspecific, predictive or forward-looking in nature), the Company hereby represents and warrants to Parent and Merger Sub that:

Section 4.1 Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification or licensing, except where the failure to be so organized, qualified, licensed or in good standing, or to have such power or authority, individually or in the aggregate, has not had and is not reasonably likely to have a Material Adverse Effect. The Company has made available to Parent complete and correct copies of the Company’s certificate of incorporation and by-laws, each as amended to the date of this Agreement, and each as so delivered is in full force and effect. Neither the Company nor any of its Subsidiaries is in material violation of any provisions of its respective articles or certificate of organization (as applicable), by-laws or similar governing documents. Section 4.1 of the Company Disclosure Schedule contains a correct and complete list of the Company’s Subsidiaries and each jurisdiction where the Company and its Subsidiaries are organized.

(a) As used in this Agreement, the term “Material Adverse Effect” means any effect, occurrence, change, state of facts, circumstance, event or development (each an “Effect”) that has a material adverse effect on the financial condition, business or results of operations of the Company and its Subsidiaries taken as a whole, provided, that no Effect resulting from or arising out of the following, in and of itself or themselves, shall constitute or be taken into account in determining whether there has been or would reasonably be expected to have a Material Adverse Effect: (A) Effects resulting from changes in the economy, political conditions or financial credit or securities markets generally in the United States or other countries in which the Company conducts material operations or sources material supplies or that are the result of acts of war or terrorism; (B) Effects resulting from changes that are the result of factors generally affecting the industry in which the Company and its Subsidiaries operate, including changes in raw material costs; (C) Effects resulting from (i) changes in United States generally accepted accounting principles (“GAAP”) or rules and policies of the Public Company Accounting Oversight Board or (ii) changes in applicable Law or changes in interpretations of applicable Law; (D) Effects resulting from (i) any failure by the Company or its Subsidiaries to meet any internal or external projections, budgets, guidance, forecasts, estimates of revenues or earnings by the Company or its Subsidiaries or analysts or (ii) change in the market value or trading volume of Shares for any period ending on or after the date of this Agreement; (E) Effects directly resulting from entry into this Agreement, the public announcement or pendency of the Merger or the other transactions contemplated by this Agreement (including, for the avoidance of doubt, (i) any loss of revenue or earnings or (ii) the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, customers, suppliers or business partners, in each case to the extent resulting from such public announcement or pendency); (F) any Effect relating to fluctuations in the value of any currency; (G) any Effect relating to any action taken by the Company with Parent’s consent or contemplated expressly by this Agreement or any action not taken by the Company to the extent such action is expressly prohibited by this Agreement without the prior consent of Parent, the Company has requested the consent of Parent to take such action and Parent has not consented to such action within five Business Days; (H) the existence, occurrence, or continuation of any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity; and (I) any matter disclosed in the Company Disclosure Schedule, where the applicability of such disclosure as an exception to a particular provision of this Agreement is reasonably apparent; provided, further, that the exception in clause (D) shall not prevent or otherwise affect any Effect underlying such failure from being taken into account in determining whether a Material Adverse Effect has occurred or is reasonably likely to occur; provided, further, that, with respect to clauses (A), (B), (C)(ii) and (H), Effects resulting from any change, event, circumstance or development that have had or would reasonably be expected to have a material disproportionate adverse effect on the Company and its Subsidiaries compared to other companies operating in the United States in the industry in which the Company and its Subsidiaries operate shall be considered for purposes of determining whether a Material Adverse Effect has occurred or is reasonably likely to occur.

Section 4.2 Capital Structure.

(a) The authorized capital stock of the Company consists of 124,500,000 shares comprising (i) 112,500,000 shares of Class A Common Stock, (ii) 10,000,000 shares of Class B Common Stock and (iii) 2,000,000 shares of Class B preferred stock, par value $0.0001 per share (the “Preferred Shares”). As of April 3, 2017, (i) 21,341,779 shares of Class A Common Stock are issued and outstanding (of which 298,584 are Company Restricted Shares), (ii) 1,381,730 shares of Class B Common Stock are issued and outstanding, (iii) 9,574,186 Shares are held by the Company as treasury stock, (iv) 1,381,730 Shares are reserved for issuance upon conversion of the Class B Common Stock, (v) 73,674 Shares are reserved for issuance upon or otherwise deliverable in connection with the exercise of outstanding Company Options and Company SARs under the Company’s 2006 Stock Incentive Plan and the Company’s 2015 Stock Incentive Plan, to the extent applicable (collectively, the “Stock Plans”), (vi) 1,580,742 Shares are reserved for future issuance under the Stock Plans, (vii) 93,501 Shares are reserved for future issuance under the ESPP, and (viii) no Preferred Shares were outstanding. Section 4.2(a) of the Company Disclosure Schedule contains a correct and complete list of outstanding Company Options, Company SARs and Company Restricted Shares, including the holder, date of grant, term, where applicable, number of Shares underlying such security and, where applicable, exercise price and vesting schedule. From the close of business on March 1, 2017 through the date of this Agreement, (A) the Company has not issued any new Company Options, Company SARs or Company Restricted Shares and (B) other than with respect to Shares issued as a result of the exercise of Company Options, Company SARs and Company Restricted Shares that were outstanding as of the close of business on March 1, 2017, the Company has not issued any new Shares or Preferred Shares. All of the issued and outstanding Shares are, and all Shares that may be issued pursuant to the exercise of the Company Options or Company SARs will be, duly authorized, validly issued, fully paid, nonassessable and free of any preemptive or similar rights. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable, exchangeable or redeemable for securities having the right to vote (“Voting Debt”)) with the stockholders of the Company on any matter. Section 4.2(a)(ii) of the Company Disclosure Schedule contains a correct and complete list, as of March 31, 2017, of all record holders of Class B Common Stock.

(b) Other than the Company Options, Company SARs and Company Restricted Shares, under the Stock Plans there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue, transfer, redeem, acquire, or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights (or other economic or voting rights equivalent to an equity interest) are authorized, issued or outstanding. Other than the Voting Agreement, there are no stockholders agreements, voting trusts or other agreements or understandings relating to voting or disposition of any shares of capital stock or other securities of the Company or any of its Subsidiaries or granting to any Person or group of Persons the right to elect, or to designate or nominate for election, a member of the board of directors of the Company or any of its Subsidiaries. The Company is not party to any agreement granting registration rights to any Person.

(c) Section 4.2(c) of the Company Disclosure Schedule sets forth (i) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (ii) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person (other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such Person). Each of the outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries and each share of capital stock or other equity interests set forth on

Section 4.2(c)(ii) of the Company Disclosure Schedule, are duly authorized, validly issued, fully paid and nonassessable and owned free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”). The Company does not own, directly or indirectly, any voting interest in any Person that would require an additional filing by Parent under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) in connection with the transactions contemplated hereby.

Section 4.3 Corporate Authority and Approval. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby, including the Merger, other than in the case of the Merger, (i) the affirmative vote of the holders of a majority of the voting power of the shares of Class A Common Stock and Class B Common Stock (voting together as one class) issued and outstanding and entitled to vote at a special meeting of stockholders (the “Requisite Company Vote”) and (ii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exception”). The board of directors of the Company has duly adopted resolutions, which have not subsequently been rescinded or modified in any way, adopting the Board Actions. The Requisite Company Vote is the only vote of any class or series of the Company’s share capital or other securities necessary to approve or adopt this Agreement and the transactions contemplated hereby, including the Merger.

Section 4.4 Governmental Filings; No Violations; Certain Contracts.

(a) No notices, reports, filings consents, waivers, registrations, approvals, orders, permits or authorizations (each an “Approval”) are, as applicable required to be made or obtained by the Company from, any federal, state, local, multinational or foreign governmental, administrative or regulatory (including stock exchange) authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby, other than (i) any Approvals required (A) under the HSR Act, (B) under applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder (including filing of the proxy statement, in definitive form relating to the Stockholders Meeting (such proxy statement or information statement, as amended or supplemented from time to time, the “Proxy Statement”)), (C) under applicable requirements of the NASDAQ Global Select Market (“NASDAQ”) or (D) under applicable Antitrust Laws, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL and (iii) such other Approvals which the failure to make or obtain, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect or that would not, individually or in the aggregate, prevent or materially delay the Company from consummating the Merger and the other transactions contemplated by this Agreement.

(b) The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the certificate of incorporation or by-laws of the Company or the comparable governing documents of any of its Subsidiaries, (ii) assuming that the Approvals referred to in Section 4.4(a) are duly obtained or made, with or without notice, lapse of time or both, a material breach or violation of, any Law to which the Company or any of its Subsidiaries is subject or (iii) with or without notice, lapse of time or both, a breach or violation of, a termination, cancellation or modification (or provide a right of termination, cancellation or modification) or default under, the payment of additional fees, the creation, change or acceleration of any rights or obligations under, any requirement to provide notice to, or require consent or approval from, the other party thereto, or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries, in each case, pursuant to any Contract binding upon the Company or any of its Subsidiaries, except, in the case of clauses (ii) and (iii) above, for any such breach, violation, termination, default, creation, acceleration or change that individually or in the aggregate, has not had and is not reasonably likely to have a Material Adverse Effect or that would, individually or in the aggregate, prevent or materially delay the Company from consummating the Merger and the other transactions contemplated by this Agreement.

Section 4.5 Company Reports; Financial Statements; No Undisclosed Liabilities.

(a) The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), since December 31, 2014 (the forms, statements, reports and documents filed or furnished since December 31, 2014 and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto, the “Company Reports”). No Subsidiary of the Company is required to file, or files, any form, report or other document with the SEC. Each of the Company Reports, as of the respective date of its filing or being furnished complied (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing) or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates of filing (and, in the case of any Company Report that is a registration statement, as of its effective date) (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ. Except as permitted by the Exchange Act, including Section 13(k)(2) and Section 13(k)(3) thereof or the rules of the SEC, since December 31, 2014, neither the Company nor any of its Affiliates has made, arranged or modified any extensions of credit in the form of a personal loan to any executive officer or director of the Company or any of their respective Affiliates.

(c) Neither the Company nor any of the Company’s Subsidiaries is a party to, or has any commitment to become a party to, (i) any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the Securities Act)), and including similar collaboration, participation or off-set arrangements or obligations, where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company Reports or the Company Financial Statements or (ii) any Contract relating to any material transaction or material relationship with, or material ownership or other material economic interest in, any variable interest entity.

(d) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Since December 31, 2014, such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it is required to file or submit, or files or submits, under the Securities Act and the Exchange Act are recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the

Exchange Act). Since December 31, 2014, such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability in all material respects of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company’s board of directors (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company’s board of directors any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(e) Each of the consolidated financial statements included in or incorporated by reference into the Company Reports (including the related notes and schedules) (the “Company Financial Statements”) (i) complies in all material respects with the applicable rules and regulations of the SEC, the Exchange Act and the Securities Act, (ii) has been prepared in accordance with GAAP applied, in all material respects, on a consistent basis during the periods involved (except as may be indicated in the Company Financial Statements or in the notes thereto and subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of footnote disclosure) and (iii) fairly presents, or, in the case of any Company Financial Statements filed after the date of this Agreement, will fairly present, in all material respects, the consolidated financial position and the consolidated statements of income, cash flows and changes in equity and redeemable non-controlling interest of the Company and its Subsidiaries as of the date and for the periods referred to in the Company Financial Statements.

(f) Since December 31, 2014 through the date of this Agreement, to the knowledge of the Company (i) neither the Company nor any director, officer, auditor or accountant of the Company has received any written material complaint, allegation, assertion or claim that the Company or its Subsidiaries have engaged in illegal or fraudulent accounting or auditing practices and (ii) no attorney representing the Company, whether or not employed by the Company, has reported to the board of directors of the Company or any committee thereof or to any director or officer of the Company any evidence of a material violation of United States federal securities Laws and the rules and regulations of the SEC promulgated thereunder relating to periods after December 31, 2014, by the Company or any of its officers or directors. As of the date of this Agreement, to the knowledge of the Company, there are no SEC inquiries or investigations, other governmental inquiries or investigations pending or threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any executive officer of the Company.

(g) There are no liabilities or obligations of the Company or any of its Subsidiaries, whether accrued, absolute, determined or contingent, required to be disclosed on a balance sheet prepared in accordance with GAAP, except for (i) liabilities or obligations disclosed and provided for in the balance sheets for the fiscal year ended December 27, 2016 that are included in the Company Financial Statements (or in the notes thereto) filed and publicly available prior to the date of this Agreement, (ii) liabilities or obligations incurred pursuant to the terms of this Agreement, (iii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 27, 2016, (iv) liabilities for performance of obligations of the Company or any of its Subsidiaries under Contracts binding upon the Company or any of its Subsidiaries (other than resulting from any breach or acceleration thereof) and (v) liabilities or obligations that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect.

Section 4.6 Absence of Certain Changes. From December 27, 2016 through the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of such businesses or in order to effectuate the terms of this Agreement and there has not been:

(a) any change, state of facts, circumstance, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect;

(b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries (except for dividends or other distributions by any direct or indirect wholly owned Subsidiary to the Company or to any wholly owned Subsidiary of the Company), or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of the Company or any of its Subsidiaries;

(c) any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries, except as required by changes in applicable GAAP;

(d) (i) any material increase in the compensation or benefits payable or to become payable to officers of the Company or any of its Subsidiaries (except for increases in the ordinary course of business or the payment of accrued or earned but unpaid bonuses, including but not limited to newly hired employees, promotions or as required by applicable Law), (ii) any establishment, adoption or entry into any collective bargaining, material bonus, profit sharing, equity, thrift, compensation, employment, termination, change-in-control, severance or other plan, trust, fund or policy in each case maintained or sponsored by the Company or any Subsidiary for the benefit of any director, officer or non-officer employee (with the exception of any establishment, adoption, entry into or amendment of any compensation, employment, termination or severance plan or policy for non-officer employees), except to the extent required by applicable Law or in the ordinary course of business consistent with past practice or (iii) any material amendment of any Company Benefit Plan except as required by applicable Law and except with respect to any compensation, employment, termination or severance plan or policy for non-officer employees;

(e) any material Tax election made, changed or revoked by the Company or any of its Subsidiaries or any settlement or compromise of any material Tax liability by the Company or any of its Subsidiaries;

(f) any material change in tax accounting principles by the Company or any of its Subsidiaries, except insofar as may have been required by applicable Law or changes in applicable GAAP;

(g) any surrender of any right to claim a material Tax refund;

(h) any amendment of any Tax Return of the Company or any of its Subsidiaries with respect to a material amount of Taxes; or

(i) any agreement to do any of the foregoing.

As used in this Agreement, the term “knowledge” when used in the phrases “to the knowledge of the Company,” “the Company’s knowledge,” “of which the Company has knowledge” or “the Company has no knowledge” shall mean the actual knowledge of the individuals listed in Section 4.6 of the Company Disclosure Schedule.

Section 4.7 Litigation. There are no civil, criminal or administrative actions, suits, claims, oppositions, disputes, litigations, objections, hearings, arbitrations, mediations, investigations, audit, complaint, charge, governmental inquiry or other proceedings, in each case, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel (“Actions”) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any officer, director or employee of the Company or any of its Subsidiaries in such capacity before any Governmental Entity, which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, Order, writ, injunction, decree, award, stipulation or settlement (“Judgment”) of any Governmental Entity which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect or that would, individually or in the aggregate, prevent or materially delay the Company from consummating the Merger and the other transactions contemplated by this Agreement.

Section 4.8 Employee Benefits.

(a) Section 4.8(a) of the Company Disclosure Schedule contains a true and complete list of each material Company Benefit Plan. The term “Company Benefit Plans” means each compensation and/or benefit plan, program, policy, practice, contract, agreement or other arrangement (whether or not such plan is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), including any employee welfare plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA, and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, stock appreciation rights, stock-based rights, medical, profit sharing, insurance, retirement, supplemental retirement, severance, retention, termination, employment, change-of-control or fringe benefit plan, program or agreement, other than any plan to which the Company or any Subsidiary contributes (or has an obligation to contribute) pursuant to applicable Law and that is sponsored or maintained by a Governmental Entity, whether or not in writing and whether or not funded, in each case, that is sponsored, maintained or contributed to by the Company or any Subsidiary for the benefit of the current or former employees, directors, consultants or independent contractors of the Company or any Subsidiary or with respect to which the Company or any Subsidiary has any actual or contingent liability. With respect to each Company Benefit Plan listed on Section 4.8(a) of the Company Disclosure Schedule, the Company has made available to Parent a true and complete copy thereof and, only if applicable: (i) each trust or other funding arrangement; (ii) each summary plan description and summary of material modifications; (iii) the most recently filed annual report on the Internal Revenue Service (“IRS”) Form 5500; (iv) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto; and (v) the most recently received IRS determination letter (or opinion or advisory letter, if applicable).

(b) Except for such matters that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect:

(i) Each Company Benefit Plan has been operated and administered in accordance with its terms and applicable Laws, including but not limited to ERISA and the Code;

(ii) With respect to each Company Benefit Plan intended to be “qualified” within the meaning of section 401(a) of the Code, (A) each such Company Benefit Plan has received a favorable determination letter (or opinion or advisory letter, if applicable) from the IRS with respect to its qualification, (B) the trusts maintained thereunder are intended to be exempt from taxation under section 501(a) of the Code and (C) to the knowledge of the Company, no event has occurred that could reasonably be expected to result in disqualification or adversely affect such exemption; and

(iii) No liability under Title IV or section 302 of ERISA has been incurred by the Company or any trade or business, whether or not incorporated, that together with the Company would be deemed a single employer within the meaning of Section 4001(b) of ERISA (an “ERISA Affiliate”) that has not been satisfied in full, and no condition exists that presents a risk to the Company or any ERISA Affiliate of incurring any such liability, other than any liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

(c) No Company Benefit Plan (including for this purpose, any employee pension benefit plan described in section 3(2) of ERISA that the Company, any Subsidiary or any ERISA Affiliate maintained, sponsored or contributed to within the six-year period preceding the date hereof) is (i) a plan subject to Title IV of ERISA, (ii) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or (iii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code).

(d) To the knowledge of the Company, there are no Actions pending or threatened against the Company or any of its Subsidiaries with respect to any Company Benefit Plan, by or on behalf of any employee, former employee or beneficiary covered under any such Company Benefit Plan (other than routine claims for benefits) that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

(e) With respect to Company Benefit Plans maintained for the benefit of any employee or service provider (or former employee or service provider) who performs services outside the United States (each, an “International Company Plan”), and except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each International Company Plan, if intended to qualify for special Tax treatment, meets all applicable requirements, and if required to be funded, book-reserved or secured by an insurance policy, is so fully funded, book-reserved or secured, based on reasonable actuarial assumptions.

(f) With respect to each Company Benefit Plan, (i) the Company and its Subsidiaries have not engaged in, and to the knowledge of the Company no other Person has engaged in, any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) that would reasonably be expected to result in a liability to the Company or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect, (ii) none of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other “fiduciary” (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such Company Benefit Plan that would reasonably be expected to have a Material Adverse Effect and (iii) no action, audit, investigation, suit, proceeding, hearing or claim is pending or, to the knowledge of the Company, threatened, that would reasonably be expected to have a Material Adverse Effect.

(g) The consummation of the transactions contemplated by this Agreement (whether alone or in combination with another event) will not cause any amounts payable under the Company Benefit Plans to fail to be deductible for U.S. federal income tax purposes by virtue of Section 280G of the Code. Neither the execution nor delivery of this Agreement, shareholder approval of this Agreement, nor the consummation of the contemplated transactions under this Agreement will, whether alone or in combination with any other event, (i) result in the accelerated vesting or payment of, or any increase in, any compensation to any employee, consultant or director of the Company or any of its Subsidiaries or (ii) result in the entitlement of any such employee, consultant or director of the Company or any of its Subsidiaries to any severance or termination pay or benefits. No Company Benefit Plan provides for a tax gross-up, make whole or similar payment with respect to the taxes imposed under Sections 409A or 4999 of the Code.

Section 4.9 Compliance with Laws; Permits.

(a) Since December 31, 2014, the businesses of each of the Company and its Subsidiaries have not been conducted in violation of any federal, state, local, municipal, multinational or foreign law, statute, constitution or ordinance, common law, or any rule, regulation, directive, treaty, policy, standard, Judgment or agency requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (collectively, “Laws”), except for violations that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect. No investigation by any Governmental Entity with respect to the Company or any of its Subsidiaries or any of their assets is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity notified the Company in writing of its intention to conduct the same, except for such investigations the outcome of which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect. The Company and its Subsidiaries hold all governmental licenses, authorizations, permits, consents, approvals, variances, exemptions and orders necessary for the operation of the businesses of the Company and its Subsidiaries, taken as a whole (the “Company Permits”), except for such failures that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect. The Company and each of its Subsidiaries is in compliance with the terms of the Company Permits, except for failures to comply or violations that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect.

(b) To the knowledge of the Company, neither the Company nor any director, officer, other employee or agent of the Company has violated any provision of the Foreign Corrupt Practice Act of 1977, as amended, or any similar foreign Law.

(c) Since December 31, 2014, neither the Company nor any of its Subsidiaries has made any disclosure (voluntary or otherwise) to any Governmental Entity with respect to any alleged irregularity, misstatement or omission or other potential violation or liability arising under or relating to the Foreign Corrupt Practice Act of 1977, as amended, or any similar Law.

Section 4.10 Material Contracts.

(a) Except for this Agreement, any Company Benefit Plan, and any agreement, contract, note, mortgage, indenture, arrangement or other binding obligation or binding understanding (other than any invoice, pricing sheet, bid or quotation) (each, a “Contract”) filed as exhibits to the Company Reports or set forth on Section 4.10 of the Company Disclosure Schedule, as of the date of this Agreement, none of the Company or its Subsidiaries is a party to or bound by:

(i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) any Contract relating to indebtedness for borrowed money in excess of $1,500,000 (other than any such indebtedness between the Company and its Subsidiaries or among its Subsidiaries) or mortgaging, pledging or otherwise placing a Lien on any of the assets of the Company or its Subsidiaries, restricting the payment of dividends or other distributions of assets by any of the Company or its Subsidiaries or providing for the guaranty of indebtedness for borrowed money of any Person in excess of $1,500,000;

(iii) any Contract that contains a put, call, right of first refusal or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $750,000;

(iv) other than with respect to any wholly owned Subsidiary of the Company, any partnership, limited liability company, joint venture, strategic alliance or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership, limited liability company, joint venture or strategic alliance that is material to the Company or any of its Subsidiaries, or in which the Company owns more than a 10% voting or economic interest;

(v) any Contract between the Company or any of its Subsidiaries and any current or former director or officer of the Company or any Person beneficially owning five percent or more of the outstanding Shares (other than indemnity agreements with directors or officers of the Company) pursuant to which the Company has continuing obligations, in each case, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable law) without any obligation on the part of the Company or any of its Subsidiaries to make any severance, termination, change in control or similar payment or to provide any benefit. As used in this Agreement, the term “beneficial ownership” (and its correlative terms) shall have the meaning provided in Rule 13d-3 under the Exchange Act;

(vi) any Contract to which the Company or any of its Subsidiaries is a party containing a standstill or similar agreement pursuant to which the Company or any of its Subsidiaries, as the case may be, has ongoing obligations to not acquire assets or securities of the other party or any of its Affiliates and, to the extent not entered into in the ordinary course of business or in connection with a commercial Contract, any Contract under which the Company or any of its Subsidiaries has material ongoing indemnification obligations;

(vii) any non-competition Contract or other Contract that (A) limits or purports to limit in any material respect (x) the type of business in which the Company or its Subsidiaries may engage, (y) the type of goods or services which the Company or its Subsidiaries may manufacture, produce, import, export, offer for sale, sell or distribute or (z) the manner or locations in which any of them may so engage in any business, (B) would require the disposition of any material assets or line of business of the Company or its Subsidiaries or, after the Effective Time, Parent or its Subsidiaries, (C) grants “most favored nation” status or is a “requirements” Contract that, following the Merger, would apply to Parent or any of its Subsidiaries, including the Company and its Subsidiaries, (D) grants to any third Person any material exclusive supply or distribution agreement or other similar material exclusive rights or (E) prohibits or limits the right of the Company or any of its Subsidiaries to use, transfer, license, distribute or enforce any of their respective Owned Company IP, other than limitations on enforcement arising from non-exclusive licenses of Owned Company IP entered into in the ordinary course of business;

(viii) any Contract pursuant to which (A) the Company or any of its Subsidiaries is granted or obtains or agrees to obtain any right to use or register any third-party Intellectual Property (other than (1) Software license agreements for any third-party commercially available off-the-shelf Software, (2) agreements between the Company or any of its Subsidiaries, on the one hand, and their employees or consultants, on the other hand, entered into in the ordinary course of business, (3) non-material non-exclusive in-bound licenses entered into in the ordinary course of business), (B) the Company or any of its Subsidiaries permits or agrees to permit a third party to use or register any Intellectual Property owned by the Company or any of its Subsidiaries (other than non-material non-exclusive out-bound licenses entered into in the ordinary course of business) or (C) the Company or any of its Subsidiaries consents to or agrees not to assert rights with respect to the use or registration by a third party, or a third party consents to the use or registration by the Company or any of its Subsidiaries, of the Trademark “PANERA,” “PANERA BREAD,” “SAINT LOUIS BREAD COMPANY,” “PANERA CATERING,” “YOU PICK TWO,” “PARADISE BAKERY,” the Mother Bread design, “MYPANERA,” “PANERA TO YOU,” in each case in any material respect;

(ix) any Contract that provides for the acquisition or disposition, directly or indirectly (by merger or otherwise) of assets or capital stock (other than acquisitions or dispositions of inventory and raw materials in the ordinary course of business consistent with past practice) pursuant to which the Company or its Subsidiaries has continuing “earn-out” or other contingent payment obligations of more than $500,000;

(x) any Collective Bargaining Agreement; and

(xi) any Contract to which any Principal Supplier is a party that has a term of more than 60 days and that may not be terminated by the Company or any of its Subsidiaries (without penalty) within 60 days after the delivery of a termination notice, other than Contracts related to the purchase of raw materials or inventory in the ordinary course of business.

Each such Contract described in clauses (i) through (xi) above and each such Contract that would be a Material Contract but for the exception of being filed as an exhibit to the Company Reports is referred to herein as a “Material Contract.”

(b) A complete copy of each Material Contract has been made available to Parent prior to the date hereof. Each of the Material Contracts is valid and binding on the Company or its Subsidiaries, as the case may be, and, to the knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as, individually or in the aggregate, has not had and is not reasonably likely to have a Material Adverse Effect. There is no breach or default under any Material Contracts by the Company or its Subsidiaries, as the case may be, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a breach or default thereunder by the Company or its Subsidiaries, in each case except as, individually or in the aggregate, has not had and is not reasonably likely to have a Material Adverse Effect. Since December 28, 2016, neither the Company nor any of its Subsidiaries has received any written notice of termination or breach (which has not been cured) with respect to and, to the knowledge of the Company, no party has delivered written notice threatening to terminate, any Material Contract, except in any such case as, individually or in the aggregate, has not had and is not reasonably likely to have a Material Adverse Effect.

Section 4.11 Properties.

(a) Section 4.11 of the Company Disclosure Schedule contains a true and complete list as of the date hereof of all Owned Real Property and Leased Real Property. The Company has delivered or made available to Parent complete and accurate copies of each Company Lease (including all amendments, modifications and restatements thereto) relating to the 25 bakery-café locations, exclusive of franchisee-owned locations, of the business of the Company and its Subsidiaries representing the most earnings before interest, taxes, depreciation and amortization.

(b) Except in any such case as, individually or in the aggregate, has not had and is not reasonably likely to have a Material Adverse Effect, with respect to the parcels of real property owned in fee simple by the Company or any of its Subsidiaries, together with all buildings, structures, improvements, and fixtures thereon, and appurtenances pertaining or belonging thereto (the “Owned Real Property”): (i) the Company or one of its Subsidiaries, as applicable, has good and marketable fee simple title to the Owned Real Property, free and clear of all Encumbrances, except for Permitted Encumbrances; and (ii) there is no pending or, to the knowledge of the Company, threatened condemnation proceeding or proposed action or agreement for taking in lieu of condemnation with respect to any of the Owned Real Property.

(c) With respect to all of the real property leased, subleased or licensed to the Company or its Subsidiaries that is used for retail stores, including bakery-cafés (other than such real property which is less than 5,000 rentable square feet) (the “Leased Real Property”), except in any such case as, individually or in the aggregate, has not had and is not reasonably likely to have a Material Adverse Effect: (i) the lease, sublease or license for such Leased Real Property (each, a “Company Lease”) is valid, legally binding, enforceable and in full force and effect in accordance with its terms with respect to the Company or Subsidiary party thereto (subject to the Bankruptcy and Equity Exceptions) and (ii) none of the Company or any of its Subsidiaries is in breach of or default under any Company Lease, and, to the knowledge of the Company, no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by any of the Company or its Subsidiaries or permit termination, modification or acceleration by any third party thereunder, or prevent or impair the consummation of the transactions contemplated by this Agreement.

(d) For purposes of this Section 4.11 only, “Encumbrance” means any lien, charge, pledge, security interest, claim, mortgage, encroachment, adverse claim, option, easement, imperfection of title, title exception, title defect, or encumbrance of any kind in respect of such asset but specifically excludes (the following, “Permitted Encumbrances”): (i) specified Encumbrances described in Section 4.11(c) of the Company Disclosure Schedule; (ii) Encumbrances for current Taxes or other governmental charges not yet due and payable or which are being contested in good faith by appropriate proceedings, for which adequate reserves have been maintained in accordance with GAAP; (iii) mechanics’, carriers’, workmen’s, repairmen’s or other like Encumbrances arising or incurred in the ordinary course of business as to which there is no default on the part of the Company or any of its Subsidiaries and reflected on or specifically reserved against or otherwise disclosed in the Company’s consolidated balance sheets (and the notes thereto) included in the Company Reports filed prior to the date of this Agreement; (iv) zoning, entitlement, building and other land use Laws; (v) defects, imperfections or irregularities in title, covenants, conditions, restrictions and other Encumbrances which, individually or in the aggregate, do not materially interfere with the present use of or impair the value of the applicable Owned Real Property and Leased Real Property; (vi) statutory, common law or contractual liens of landlords for amounts that are not yet due and payable or are being contested in good faith by appropriate proceedings, for which adequate reserves have been maintained in accordance with GAAP; (vii) non-exclusive licenses to Intellectual Property granted in the ordinary course of business; and (viii) other Encumbrances that do not, individually or in the aggregate, materially impair the continued use operation or value of the Owned Real Property or Leased Real Property to which they relate or the conduct of the business of the Company and its Subsidiaries as presently conducted.

Section 4.12 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion in the Proxy Statement will, at the time such document is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will, at the date it is first mailed to stockholders and at the time of the Stockholders Meeting, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub or any of their respective Affiliates or Representatives specifically for inclusion in the Proxy Statement.

Section 4.13 Environmental Matters. Except for such matters that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect: (a) the Company and its Subsidiaries are in compliance, and have complied at all times since December 31, 2014 with all applicable Environmental Laws (which compliance includes the possession by the Company and each of its Subsidiaries of all Company Permits required under applicable Environmental Laws, and compliance with the terms and conditions thereof); (b) to the knowledge of the Company, there are no conditions, events or incidents, including the unlawful presence of any Hazardous Substance, which could reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries; (c) there is no Environmental Claim or, to the knowledge of the Company, investigation that could result in an Environmental Claim, pending, or to the knowledge of the Company, threatened against the Company or any of its Subsidiaries; and (d) neither the Company nor any of its Subsidiaries is subject to any order, decree or injunction with any Governmental Entity or agreement other than in the ordinary course with any third party concerning liability under any Environmental Law. The Company has delivered or otherwise made available for inspection to the Parent copies of any reports that was conducted after December 31, 2014 of any investigations, audits or assessments (including Phase I environmental site assessments and Phase II environmental site assessments) containing material information that are in the possession of or reasonably under the control of the Company or any of its Subsidiaries and that pertain to: (i) any unresolved Environmental Claims against the Company or any of its Subsidiaries or (ii) any Hazardous Substances in, on, beneath or adjacent to any property currently or formerly owned or operated by the Company or any of its Subsidiaries. As used herein, the term “Environmental Law” means any federal, state or local Law, order, permit or authorization relating to pollution, the protection, restoration or remediation of or prevention of harm to the environment or natural resources, or the protection of human health and safety as affected by exposure to any Hazardous Substance, including Laws relating to the handling, use, generation, manufacture, storage, treatment, containment, distribution, processing, transportation, disposal, release or threatened release of any Hazardous Substance. As used herein, the term “Environmental Claim” means any claim, action, suit, proceeding, order, demand or written notice by any Person alleging liability (including liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees, fines or penalties) arising out of, based on, resulting from or relating to (i) the presence, release of, or exposure to any Hazardous Substances or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law. As used herein, the term “Hazardous Substance” means any material, substance, chemical, or waste (or combination thereof) that is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil, or words of similar meaning or effect under any applicable Law, order, permit or authorization relating to pollution, waste, the protection, restoration or remediation of or prevention of harm to the environment or natural resources, or the protection of human health and safety.

Section 4.14 Taxes. The Company and each of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are true, correct and complete; (ii) have paid all material Taxes whether or not shown as due on such filed Tax Returns and have withheld all amounts that the Company or any of its Subsidiaries have been obligated to withhold from amounts owing to any employee, shareholder, creditor or other third party, except with respect to matters contested in good faith for which adequate reserves under GAAP have been established; and (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. As of the date of this Agreement, there are no pending, or, to the knowledge of the Company, threatened in writing, audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters that concern the Company or any of its Subsidiaries except as would not, individually or in the aggregate, reasonably be likely to have a Material

Adverse Effect. There are not any unresolved questions or claims of any Tax authority concerning the Company’s or any of its Subsidiaries’ Tax liability that, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect and are not disclosed or provided for in the Company Reports. The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for the fiscal year ended December 29, 2015. Neither the Company nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before December 27, 2016 in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the Company Reports filed on or prior to the date of this Agreement, except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has engaged in a “reportable transaction” for purposes of Treasury Regulations Section 1.6011-4(b)(2). For any taxable year as to which the statute of limitations with respect to Taxes is open, neither the Company nor any of its Subsidiaries has engaged in a transaction of which it made disclosure to any Tax authority to avoid penalties under Section 6662(d) of the Code or any comparable provision of state, foreign or local law. Neither the Company nor any of its Subsidiaries has participated in any “tax amnesty” or similar program offered by any taxing authority to avoid the assessment of penalties or other additions to Tax. The Company has not been a United States real property holding company within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. During the past two years, the Company has not been a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code. Neither the Company nor any of its Subsidiaries is a party to, or is bound by, or has any obligation under, any Tax Sharing Agreement, other than customary Tax indemnification or allocation provisions in contracts not relating primarily to Taxes, pursuant to which it will have any obligation to make any material payments in respect of Taxes after the Effective Time.

As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, net worth, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, goods and services, occupancy, transfer and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts, (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes and (iii) the term “Tax Sharing Agreement” means any existing agreement or arrangement (whether or not written) binding the Company or any of its Subsidiaries that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries).

Section 4.15 Labor Matters.

(a) (i) The Company and its Subsidiaries are not a party to, nor bound by, any collective bargaining agreement or other labor-related agreement with any labor union, trade union or labor organization (collectively, a “Collective Bargaining Agreement”); (ii) no employees of the Company or its Subsidiaries are represented by any labor union, trade union or labor organization with respect to their employment with the Company or its Subsidiaries; (iii) to the knowledge of the Company, no labor union, trade union, labor organization or group of employees of the Company or its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; (iv) the Company has no knowledge of any pending organizing activities with respect to any employees of the Company or its Subsidiaries; (v) since December 31, 2014, there has been no actual, or to the knowledge of the Company, threatened material arbitrations, material grievances, strikes, lockouts, slowdowns or work stoppages against or affecting the Company or its Subsidiaries; and (vi) to the knowledge of the Company, since December 31, 2014, neither the Company nor its Subsidiaries has committed any material unfair labor practice as defined in the National Labor Relations Act.

(b) Except for such matters that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect, the Company and its Subsidiaries: (i) are not in violation of any Law pertaining to labor, employment or employment practices including, but not limited to, all Laws regarding health and safety, labor relations, employment discrimination, disability rights or benefits, equal opportunity, immigration, plant closures and layoffs, affirmative action, employee leave issues, unemployment insurance and workers’ compensation or (ii) are not, and have not been after December 31, 2014, a party to any material Action alleging a violation of any Law pertaining to labor, employment or employment practices, nor, to the knowledge of the Company, is any such material Action pending or threatened in writing.

(c) Except for such matters that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect, the Company and its Subsidiaries: (i) are not delinquent in any payments to, or on behalf of, any independent contractors (who are individuals) or employees for any services or amounts required to be reimbursed or otherwise paid and (ii) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for any independent contractors (who are individuals) or employees (other than routine payments to be made in the normal course of business and consistent with past practice).

(d) To the knowledge of the Company, since December 31, 2014, and except for such matters that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect, no employee of the Company or any of its Subsidiaries is in violation of any term of any third party employment agreement, nondisclosure agreement, common law nondisclosure obligation, noncompetition agreement, restrictive covenant or other obligation to a former employer of any such employee relating (i) to the right of any such employee to be employed by the Company or any of its Subsidiaries or (ii) to the knowledge or use of trade secrets or proprietary information.

(e) To the knowledge of the Company, as of the date of this Agreement, the Company and its Subsidiaries have not received notice that any current employee of the Company or its Subsidiaries with an annual base salary exceeding $300,000 intends to terminate his or her employment.

(f) Since December 31, 2014, and except for such matters that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect, the Company and its Subsidiaries are and have been in compliance in all material respects with all notice and other requirements under the WARN Act. In the 18 months prior to the date hereof, the Company and its Subsidiaries have not (A) effectuated a “plant closing” (as defined in the WARN Act), (B) effectuated a “mass layoff” (as defined in the U.S. Worker Adjustment and Retraining Notification Act) and any similar state or local Law relating to plant closings or layoffs (collectively, the “WARN Act”) or (C) undertaken any other similar action requiring notice, in each case for which any liability or obligation remains unsatisfied.

Section 4.16 Intellectual Property.

(a) Section 4.16(a) of the Company Disclosure Schedule sets forth a true and complete list of all material Registered Intellectual Property owned by the Company and its Subsidiaries. Except in any such case as, individually or in the aggregate, has not had and is not reasonably likely to have a Material Adverse Effect Material Adverse Effect, (i) the Company or one of its Subsidiaries is the sole and exclusive owner free and clear of all Liens (other than Permitted Encumbrances), of all of the Registered Intellectual Property that is owned or purported to be owned by the Company and its Subsidiaries (the “Owned Company IP”), provided, that, the foregoing representation should not be read as a non-infringement representation, which is solely dealt with in Section 4.16(b) and (ii) all of the Owned Company IP is subsisting, valid and enforceable in the applicable jurisdiction.

(b) Except in any such case as, individually or in the aggregate, has not had and is not reasonably likely to have a Material Adverse Effect, (i) the conduct of the businesses of the Company and each of its Subsidiaries has not, within the three years prior to the date of this Agreement, and does not infringe, dilute, misappropriate or otherwise violate in any material respect any Intellectual Property rights of any third party, provided, that, with respect to patents, the foregoing representation is being made to the knowledge of the Company; and (ii) as of the date hereof, no third party is infringing, diluting, misappropriating or otherwise violating any material Owned Company IP.

(c) Except in any such case as, individually or in the aggregate, has not had and is not reasonably likely to have a Material Adverse Effect, there are no Actions or Judgments pending that have been served, or, to the knowledge of the Company, filed but not served or threatened, that seek to cancel, limit or challenge the ownership, validity, registrability, enforceability, or use of or right to use any material Owned Company IP.

(d) Except in any such case as, individually or in the aggregate, has not had and is not reasonably likely to have a Material Adverse Effect, the Company and its Subsidiaries take commercially reasonable measures to maintain, preserve, police and protect the Owned Company IP, including the confidentiality of all owned Trade Secrets, and to the Company’s knowledge, no material owned Trade Secrets have been used, disclosed or discovered by any Person except pursuant to valid and appropriate non-disclosure and/or license agreements.

(e) Except in any such case as, individually or in the aggregate, has not had and is not reasonably likely to have a Material Adverse Effect, (i) the Company and its Subsidiaries have policies in place requiring all employees who develop Intellectual Property on behalf of the Company and its Subsidiaries to assign such Intellectual Property to the Company or its Subsidiaries; and (ii) the Company and its Subsidiaries have obtained assignments of all Intellectual Property on behalf of the Company and its Subsidiaries by all employees who have developed Intellectual Property on behalf of the Company and its Subsidiaries.

(f) Except in any such case as, individually or in the aggregate, has not had and is not reasonably likely to have a Material Adverse Effect, (i) each of the Company and its Subsidiaries is in compliance with all applicable Laws, as well as its own rules, policies and procedures, relating to privacy, data protection, and the collection and use of personal information (if any) collected, used, or held for use by, each of the Company and its Subsidiaries and no claims have been asserted or threatened against the Company or its Subsidiaries alleging a violation of any Person’s privacy or personal information or data rights; and (ii) there have been no material security breaches in the information technology systems used by the Company and its Subsidiaries.

For purposes of this Agreement: “Intellectual Property” means all foreign, multinational and domestic intellectual and industrial property rights of any kind or nature, including such rights in all: (i) trademarks, service marks, brand names, corporate names, Internet domain names, social media identifiers, addresses or handles, logos, symbols, trade dress, fictitious names, trade names, and all other source indicators and all goodwill associated therewith and symbolized thereby (collectively, “Trademarks”); (ii) patents, patent applications, inventions and discoveries; (iii) confidential and proprietary information, trade secrets and know-how, (including recipes, processes, techniques, technology, research, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists) (collectively, “Trade Secrets”); (iv) copyrights and works of authorship in any media (including Software and all documentation related thereto, Internet site content, advertising and marketing materials and art work); and (v) all disclosures, applications and registrations, extensions, substitutions, modifications, renewals, divisionals, continuations, continuations-in-part, reissues, re-examinations, restorations and reversions related to any of the foregoing; “Registered” means issued by, filed with, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar; and “Software” means any and all (A) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code and (B) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise.

Section 4.17 Insurance. Each material fire and casualty, earthquake, flood, general liability, business interruption, product liability, and other insurance policies maintained by the Company or any of its Subsidiaries (“Insurance Policies”) is in full force and effect and all premiums due with respect to all Insurance Policies have been paid, with such exceptions that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect. Since December 27, 2016, no notice of cancellation of any Insurance Policy has been received, which Insurance Policy cannot be replaced in the ordinary course of business consistent with past practices.

Section 4.18 Franchise Matters.

(a) Section 4.18(a) of the Company Disclosure Schedule sets forth a list of all (i) currently effective development agreements in which the Company or any of its Subsidiaries has granted exclusive rights to develop or operate or license others to develop or operate within one or more countries, states, provinces or other geographic areas and (ii) franchise or license agreements (clauses (i) and (ii) collectively, the “Franchise Agreements”), in each case to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or their properties are bound (other than any such agreements between the Company and its Subsidiaries or among its Subsidiaries) and that grant or purport to grant to any person the right to develop or operate or license others to develop or operate within one or more countries, states, provinces or other geographic areas.

(b) Each of the Franchise Agreements is in full force and effect and is a legal, valid and binding agreement of the Company or one of its Subsidiaries, as the case may be, and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms. Except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, each of the Company and its Subsidiaries has performed or is performing all obligations required to be performed by it under the Franchise Agreements and is not (with or without notice or lapse of time or both) in breach or default thereunder, and has not waived or failed to enforce any rights or benefits thereunder, and, to the knowledge of the Company, no other party to any of the Franchise Agreements is (with or without notice or lapse of time or both) in breach or default thereunder. Except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, to the knowledge of the Company, there has occurred no event giving (with or without notice or lapse of time or both) to others any right of termination, material amendment or cancelation of any Franchise Agreement.

(c) Section 4.18(b) of the Company Disclosure Schedules identifies by jurisdiction and effective date all currently effective registrations under the Federal Trade Commission trade regulation rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising,” 16 C.F.R. Section 436 et seq. and any other Law regulating the offer and/or sale of franchises, business opportunities, seller-assisted marketing plans or similar relationships (the “Franchise Laws”) that are applicable to the Company and its Subsidiaries. The Company and its Subsidiaries have complied with the Franchise Laws except for violations that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect.

Section 4.19 Suppliers.

(a) Section 4.19(a) of the Company Disclosure Schedule sets forth a complete and accurate list of (i) the 20 largest suppliers of the Company and its Subsidiaries based on the consolidated cost of goods and services paid to such Persons by the Company and its Subsidiaries for the fiscal year ended December 27, 2016 (each, a “Principal Supplier”) and (ii) with respect to each Principal Supplier, the aggregate amounts paid to, or received from, as applicable, each such Principal Supplier for the fiscal year ended December 27, 2016.

(b) The Company has not received any written notice from any Principal Supplier indicating that any such Person is ceasing, will cease or plans to cease dealing with the Company or its Subsidiaries.

Section 4.20 Affiliate Transactions. Except for the Company Benefit Plans and any indemnification, compensation, and employment arrangements between the Company or any of its Subsidiaries, on the one hand, and any director or executive officer thereof, on the other hand, no executive officer or director of the Company or any of its Subsidiaries or any Person owning five percent or more of the Shares (or any of such executive officer’s, director’s or other Person’s immediate family members or affiliates or associates) is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective assets, rights or properties or has any interest in any property owned by the Company or any of its Subsidiaries or has engaged in any transaction with any of the foregoing within the last 12 months, in each case, that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 4.21 Takeover Statutes; Other Restrictions. As of the date hereof and assuming the accuracy of Parent’s and Merger Sub’s representations and warranties in Section 5.10, the Company has taken all action necessary to exempt the Merger, this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby from Section 203 of the DGCL, and, accordingly, neither such section nor any other antitakeover or similar statute or regulation (each, a “Takeover Statute”) applies to any such transactions. Assuming the accuracy of Parent’s and Merger Sub’s representations and warranties in Section 5.10, no other “control share acquisition,” “fair price,” “moratorium” or other antitakeover Laws enacted under U.S. state or federal Laws apply to this Agreement, the Voting Agreement, or the transactions contemplated hereby or thereby.

Section 4.22 Opinion of Financial Advisor. The board of directors of the Company has received an opinion from Morgan Stanley & Co. LLC, financial advisor to the Company, to the effect that, as of the date of such opinion and based on and subject to the various factors, qualifications, assumptions, limitations and other matters considered in connection with the preparation of such opinion, the Per Share Merger Consideration to be received by the holders of Shares (other than Excluded Shares and Dissenting Shares) pursuant to this Agreement, taken in the aggregate, is fair, from a financial point of view, to such holders. The Company will provide Parent with a true and correct copy of such opinion solely for information purposes promptly after receipt thereof by the Company.

Section 4.23 Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated in this Agreement, except that the Company has engaged Morgan Stanley & Co. LLC as its financial advisor.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the corresponding sections or subsections of the disclosure schedule delivered to the Company by Parent prior to entering into this Agreement (the “Parent Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedule shall be deemed disclosure with respect to any section or subsection to which the relevance of such item is reasonably apparent on its face), Parent hereby represent and warrant to the Company that:

Section 5.1 Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing as a foreign corporation, or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification or licensing, except where the failure to be so organized, qualified, licensed or in such good standing, or to have such power or authority, would not, individually or in the aggregate, be reasonably likely to prohibit, prevent, materially impair or materially delay the commencement of the consummation of the transactions contemplated by this Agreement.

Section 5.2 Corporate Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 5.3 Governmental Filings; No Violations; Etc.

(a) No Approval is required to be made with or obtained by Parent or Merger Sub from any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, other than (i) any Approvals required (A) under the HSR Act, (B) under applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder (including filing of the Proxy Statement), (C) under applicable requirements of NASDAQ or (D) under applicable Antitrust Laws, (ii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL and (iii) such other Approvals which the failure to make or obtain are not, individually or in the aggregate, reasonably likely to prohibit the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement.

(b) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the certificate of incorporation, or by-laws of Parent or Merger Sub, (ii) assuming that the Approvals referred to in Section 5.3(a) are duly obtained or made, with or without notice, lapse of time or both, a material breach or violation of any Law to which Parent or Merger Sub is subject or (iii) with or without notice, lapse of time or both, a breach or violation of, a termination, cancellation or modification (or provide a right of termination, cancellation or modification) or default under, the payment of additional fees, the creation, change or acceleration of any rights or obligations under, any requirement to provide notice to, or require consent or approval from, the other party thereto, or the creation of a Lien on any of the assets of Parent or Merger Sub, in each case, pursuant to any agreement, lease, license, contract, settlement, consent, note, mortgage, indenture, arrangement or other obligation or understanding binding upon Parent or any of its Subsidiaries, except, in the case of clauses (ii) and (iii) above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, be reasonably likely to prohibit the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement.

Section 5.4 Available Funds.

(a) As of the Closing Date, Parent will have sufficient cash available to pay all amounts to be paid by Parent in connection with this Agreement, including the payment of (i) the aggregate Per Share Merger Consideration, (ii) the aggregate payoff amount of the 2014 Bank of America Term Loan, the 2015 Bank of America Term Loan, the 2017 Bank of America Term Loan and the Bank of America Credit Agreement as indicated in the pay-off letters referenced in Section 6.10 and (iii) any fees or expenses in connection with the Merger or the financing thereof. Parent’s and Merger Sub’s obligations hereunder are not subject to a condition regarding Parent’s or Merger Sub’s obtaining of funds to consummate the transactions contemplated by this Agreement

(the “Required Payments”). As of the date hereof, assuming the accuracy of the representations and warranties set forth in Article IV and the satisfaction of the conditions precedent to Merger Sub’s obligations to effect the Closing hereunder, Parent has cash available together with commitments for financing that will be sufficient for Parent to pay in full the Required Payments. “Financing Sources” shall mean the entities that have directly or indirectly committed to provide or arrange or otherwise have entered into agreements in connection with all or any part of the Debt Financing in connection with the transactions contemplated hereby and their respective Affiliates and their respective Affiliates’ directors, officers, employees, agents and representatives and their respective successors and assigns including the parties to any joinder agreements to any financing commitments or credit agreements relating thereto.

Section 5.5 Litigation. There are no Actions pending or, to the knowledge of the Company, threatened against or affecting Parent or Merger Sub or any of their respective properties or assets or any officer, director or employee of Parent or Merger Sub in such capacity before any Governmental Entity, which would, individually or in the aggregate, be reasonably likely to prohibit, prevent, materially impair or materially delay the consummation of the transactions contemplated by this Agreement. Neither Parent nor Merger Sub nor any of their respective assets, rights or properties is a party to or subject to any Judgment of any Governmental Entity which would, individually or in the aggregate, be reasonably likely to prohibit, prevent, materially impair or materially delay the consummation of the transactions contemplated by this Agreement.

Section 5.6 Merger Sub. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or, pursuant to Section 9.13, an Affiliate of Parent. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Merger and the other transactions contemplated by this Agreement, including the Debt Financing.

Section 5.7 Information Supplied. None of the information supplied or to be supplied by Parent, Merger Sub or HoldCo for inclusion in the Proxy Statement will, at the time such document is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Parent, Merger Sub and HoldCo make no representation or warranty with respect to any information supplied by any other Person which is contained or incorporated by reference in the Proxy Statement.

Section 5.8 Brokers and Finders. Neither Parent nor Merger Sub nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger or the other transactions contemplated in this Agreement, which brokerage fees, commissions or finders’ fees would be payable by the Company or any of its Subsidiaries.

Section 5.9 Solvency. Assuming that the most recent financial statements included in a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K filed by the Company with the SEC present fairly in all material respects the consolidated financial condition of the Company and its consolidated Subsidiaries as at the end of the periods covered thereby and the consolidated results of operations of the Company and its consolidated Subsidiaries for the periods covered thereby, then at and immediately following the Effective Time and after giving effect to all of the transactions contemplated by this Agreement, including the funding of any Debt Financing, Parent, the Surviving Corporation and each Subsidiary of the Surviving Corporation will be, on a consolidated basis, Solvent. Neither Parent nor Merger Sub is entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors. For purposes of this Agreement, “Solvent” shall mean, when used with respect to a Person, that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person exceeds the amount that will be required to pay such Person’s probable liability on its existing “debts,” contingent or otherwise, as they become absolute and mature, taking into account the timing and amounts of cash to be received and to become payable; (b) the assets of such Person as a “fair valuation” exceeds its “debts” (including contingent liabilities); (c) to the extent that such Person is the Surviving Corporation, the excess of the “fair value” of the assets of such Person over its “liabilities” (including contingent and other liabilities) exceeds such Person’s capital; (d) such Person will not have an unreasonably small amount of assets or capital for the operation of the businesses in which it is engaged or intends to engage; and (e) such Person will be able to pay its liabilities, including contingent and other liabilities, as they become absolute and mature, taking into account the timing and amounts of cash to be received and to become payable. For purposes of this definition, (x) the quoted terms shall be defined as generally determined in accordance with applicable Laws governing determination of the insolvency of debtors and (y) “not have an unreasonably small amount of assets or capital for the operation of the businesses in which it is engaged or intends to engage” and “able to pay its liabilities, including contingent and other liabilities, as they become absolute and mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations (including contingent and other liabilities) as they become due in the ordinary course.

Section 5.10 Ownership of Shares.

(a) Prior to the meeting at which the board of directors of the Company took the Board Actions, neither Parent nor Merger Sub was an “interested stockholder” as defined in Section 203 of the DGCL.

(b) Prior to the date of this Agreement, neither Parent nor Merger Sub has taken, or authorized or permitted any Representatives of Parent or Merger Sub to take, any action that would cause either Parent or Merger Sub to be deemed an “interested stockholder” as defined in Section 203 of the DGCL.

ARTICLE VI

COVENANTS

Section 6.1 Reasonable Best Efforts to Complete. Upon the terms and subject to the conditions set forth in this Agreement, including Section 6.5, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and make all necessary registrations, declarations and filings with Governmental Entities, that are necessary to consummate the Merger. In furtherance thereof, the Company shall, if requested, use commercially reasonable efforts to obtain all necessary or appropriate consents, waivers and approvals under any Material Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby so as to maintain and preserve the benefits under such Material Contracts following the consummation of the transactions contemplated by this Agreement. In addition to the foregoing, neither Parent, Merger Sub nor HoldCo, on the one hand, nor, except for actions taken in accordance with Section 6.3, the Company, on the other hand, shall take any action, or fail to take any action, that is intended to, or has (or would reasonably be expected to have) the effect of, preventing, impairing, delaying or otherwise adversely affecting the consummation of the Merger or the ability of such party to fully perform its obligations under this Agreement. Notwithstanding anything to the contrary herein, the Company shall not be required prior to the Effective Time to pay any consent or other similar fee, or other similar payment or other consideration (including increased rent or other similar payments) to obtain the consent, waiver or approval of any Person under any Contract.

Section 6.2 Interim Operations.

(a) Except as required by applicable Law or as contemplated by this Agreement, the Company covenants and agrees as to itself and its Subsidiaries that, after the date of this Agreement and prior to the Effective Time, the business of it and its Subsidiaries shall be conducted in all material respects in the ordinary and usual course and it and its Subsidiaries shall use their respective commercially reasonable efforts to preserve the material components of their business organizations intact and maintain existing relations with Governmental Entities, material customers, material suppliers, licensors, licensees, distributors, creditors and lessors, key employees and business associates and keep available the services of its and its Subsidiaries’ present officers and key employees; provided, however, that the Company and its Subsidiaries shall be under no obligation to and shall not, without Parent’s prior written consent (which will not be unreasonably withheld, conditioned or delayed), put in place any new retention programs or include additional personnel in any existing retention programs except as otherwise permitted by this Section 6.2. Without limiting the generality of the immediately preceding sentence, from the date of this Agreement until the Effective Time, except (A) as otherwise expressly required by this Agreement, (B) required by the terms of any Material Contract set forth on Section 4.10 of the Company Disclosure Schedule, (C) with the prior written consent of Parent (which will not be unreasonably withheld, conditioned or delayed) or (D) as set forth in Section 6.2 of the Company Disclosure Schedule, the Company will not and will not permit its Subsidiaries to:

(i) adopt or propose any change or amendment (whether by merger, consolidation or otherwise) to its certificate of incorporation or by-laws or other applicable governing instruments of the Company and its Subsidiaries;

(ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions solely among wholly owned Subsidiaries of the Company not in violation of any instrument binding on the Company or any of its Subsidiaries and that would not reasonably be expected to result in a material increase in the net Tax liability of the Company and its Subsidiaries, taken as a whole;

(iii) acquire, directly or indirectly, whether by purchase, merger, consolidation or acquisition of stock or assets or otherwise, any assets, securities, properties, interests, or businesses or make any investment (whether by purchase of stock or securities, contributions to capital, loans to, or property transfers), in each case, other than (A) acquisitions of raw materials, supplies, equipment, inventory, third party Software and capital in the ordinary course of business consistent with past practice (it being understood and agreed that the acquisition of all or substantially all of the assets of any Person is not in the ordinary course of business) or (B) acquisitions with a value or purchase price (including the value of assumed liabilities) not in excess of $750,000 in any transaction or related series of transactions or $1,500,000 in the aggregate, or as required by the terms of Contracts as in effect as of the date of this Agreement that are listed in Section 6.2(a)(iii) of the Company Disclosure Schedule;

(iv) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any (A) shares of capital stock of the Company or any of its Subsidiaries (other than (1) the issuance, sale, pledge, disposition, grant, transfer, lease, license, guaranty or encumbrance of shares by any wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary or (2) the issuance or transfer of Shares pursuant to awards outstanding as of the date of this Agreement (other than the Company Performance Awards) under, and as required by the terms of the Stock Plans and the award agreements as in effect as of the date of this Agreement or under, and as required by the terms of the ESPP in accordance with Section 6.17), (B) securities convertible into or exercisable, exchangeable or redeemable for any shares of such capital stock, any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible, exercisable, exchangeable or redeemable securities or (C) any Voting Debt;

(v) make any loans, advances, guarantees or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company) in excess of $375,000 in any transaction or series of related transactions or $750,000 in the aggregate other than loans or advances to employees of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practices;

(vi) replace, refinance or terminate (A) that certain term loan agreement, dated as of June 11, 2014 (the “2014 Bank of America Term Loan”) among the Company, the Lenders party thereto and Bank of America, National Association, as administrative agent (as such agreement may be further amended, amended and restated, supplemented, extended, refinanced, renewed, replaced or otherwise modified from time to time), (B) that certain term loan agreement, dated as of July 16, 2015 (the “2015 Bank of America Term Loan”) among the Company, the Lenders party thereto and Bank of America, National Association, as administrative agent (as such agreement may be further amended, amended and restated, supplemented, extended, refinanced, renewed, replaced or otherwise modified from time to time), (C) that certain term loan agreement, dated as of February 1, 2017 (the “2017 Bank of America Term Loan”) among the Company, the Lenders party thereto and Bank of America, National Association, as administrative agent (as such agreement may be further amended, amended and restated, supplemented, extended, refinanced, renewed, replaced or otherwise modified from time to time), and (D) that certain credit agreement, dated as of July 16, 2015 (the “Bank of America Credit Agreement”) among the Company, the Lenders party thereto and Bank of America, National Association, as administrative agent (as such agreement may be further amended, amended and restated, supplemented, extended, refinanced, renewed, replaced or otherwise modified from time to time);

(vii) declare, authorize, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any Subsidiary of the Company to the Company or to any wholly owned Subsidiary of the Company) or enter into any Contract with respect to the voting of its capital stock other than proxies or voting agreements solicited by the Company in order to obtain the Requisite Company Vote, other than the Voting Agreement;

(viii) adjust, reclassify, split, combine or subdivide, redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(ix) incur, alter, amend or modify any indebtedness or guarantee indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for the incurrence of indebtedness for borrowed money incurred in the ordinary course of business consistent with past practice not to exceed $750,000 in the aggregate and other than any such indebtedness between the Company and its Subsidiaries or among its Subsidiaries;

(x) make or authorize any capital expenditures materially in excess of the amount reflected in the Company’s annual capital expenditure budget attached to Section 6.2(a)(x) of the Company Disclosure Schedule;

(xi) make any material changes with respect to accounting policies or procedures, except as required by changes in applicable GAAP;

(xii) subject to Section 6.14, release, assign, compromise, discharge, waive, settle or satisfy any Action (including any Action relating to this Agreement or the Merger) or other rights, claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) for an amount not covered by insurance in excess of $500,000 individually or $1,000,000 in the aggregate, in each case, exclusive of deductibles with respect to workers’ compensation claims, or providing for any relief other than monetary relief (except for confidentiality, non-disparagement, releases, agreements not to sue and other similar provisions in a settlement agreement);

(xiii) amend or modify, in any material respect, or terminate any Material Contract listed in Sections 4.10(a)(iii), (iv), (v), (vi), (vii) (other than clause (D) and except with respect to Company Leases and Franchise Agreements), (viii), (ix), (x) and (xi) of the Company Disclosure Schedule or enter into any Contract that would have been a Material Contract listed in Sections 4.10(a)(iii), (iv), (v), (vi), (vii) (other than clause (D) and except with respect to Company Leases and Franchise Agreements), (viii), (ix), (x) and

(xi) of the Company Disclosure Schedule had it been entered into prior to the execution of this Agreement, in each case other than in the ordinary course of business;

(xiv) amend or modify, in any material respect any Franchise Agreement or enter into any Contract that would have been a Franchise Agreement had it been entered into prior to the execution of this Agreement, in each case if such amendment, modification or new Franchise Agreement would be on terms materially more favorable to the franchisee than the form of franchise agreement or deviations therefrom provided to Parent prior to the date of this Agreement;

(xv) make any material Tax election, amend any Tax Return with respect to a material amount of Taxes, settle or finally resolve any controversy with respect to a material amount of Taxes or change any material method of Tax accounting;

(xvi) (A) with regard to Intellectual Property, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material Owned Company IP, other than non-exclusive licenses granted in the ordinary course of business consistent with past practice; and (B) with regard to other assets, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon, create or incur any Lien (other than Permitted Encumbrances) on or allow to lapse or expire or otherwise dispose of any material assets, licenses, operations, rights, product lines, businesses or interests therein of the Company or its Subsidiaries, except, with respect to the foregoing clause (B), (x) in connection with sales of Company products or dispositions of inventory in the ordinary course of business, (y) sales or other dispositions of obsolete assets or (z) sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $500,000 in any transaction or series of related transactions or $1,500,000 in the aggregate (inclusive of any sales or dispositions made pursuant to clauses (x) or (y) of this paragraph);

(xvii) terminate any executive officers (other than for cause) or hire any new employees unless such hiring is in the ordinary course of business consistent with past practice and is with respect to employees having an annual base salary not to exceed $300,000 for such employee;

(xviii) adopt, enter into, amend, terminate or extend any Collective Bargaining Agreement;

(xix) except as required pursuant to the terms of this Agreement, a Company Benefit Plan as in effect as of the date of this Agreement, or as otherwise required by applicable Law, (A) grant or provide any severance or termination payments or benefits to any director, executive officer, consultant or any employee of the Company or any of its Subsidiaries (each, a “Participant”) (having, in the case of any Participant who is an employee, an annual base salary that exceeds $300,000 for such employee), (B) increase the compensation, bonus or pension, welfare, severance, change-in-control or other benefits of, or pay any bonus to, any Participant, other than, in the case of employees having an annual base salary that does not exceed $300,000 for such employee, in the ordinary course of business consistent with past practice, (C) make any new equity awards to any Participant, (D) establish, adopt, amend or terminate any Company Benefit Plan or any plan, arrangement or agreement that would be a Company Benefit Plan if in effect on the date hereof (except as required by Law or for amendments that do not materially increase the costs to the Company and its Subsidiaries) or amend the terms of any outstanding equity-based awards, (E) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, to the extent not required by the terms of such Company Benefit Plan, (F) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or (G) forgive any loans to any Participant;

(xx) unless required by applicable Law, reclassify any independent contractor as an employee of the Company or any of its Subsidiaries who would have an annual base salary exceeding $300,000;

(xxi) fail to use commercially reasonable efforts to renew or maintain the Insurance Policies or comparable replacement policies, other than in the ordinary course of business consistent with past practice;

(xxii) enter into any new line of business not related to daily baked goods, made-to-order sandwiches and flatbreads, soups, salads, pasta dishes, custom roasted coffees and cafe beverages, and hand-crafted non-carbonated beverages;

(xxiii) adopt, enter into or effect any plan of complete or partial liquidation, dissolution, reorganization or restructuring;

(xxiv) take any action that would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement; or

(xxv) agree, authorize, propose, commit or announce an intention to do any of the foregoing.

(b) Nothing contained herein shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the Company’s operations prior to the Effective Time in violation of applicable Law. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its operations and shall not be required to obtain consent of Parent if it reasonably believes that doing so would violate applicable Law.

(c) Except as required by applicable Law or as contemplated by this Agreement, Parent, Merger Sub and Holdco covenant and agree that, after the date of this Agreement and prior to the Effective Time, each of Parent, Merger Sub and Holdco will not and will not permit its Subsidiaries to take any action that would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 6.3 Acquisition Proposals.

(a) No Solicitation or Negotiation. The Company agrees that, except as expressly permitted by this Section 6.3, neither it nor any of its Subsidiaries shall, directly or indirectly, nor shall it authorize or permit their respective Representatives directly or indirectly to:

(i) initiate, solicit, knowingly encourage, induce or assist any inquiries or the making, submission, announcement or consummation of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;

(ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide or furnish any information or data relating to the Company or any of its Subsidiaries (other than to notify a Person of the provisions of this Section 6.3), or afford access to the business, properties, assets, books, records or personnel of the Company or any of its Subsidiaries to any Person (other than Parent, Merger Sub, or any of their respective Affiliates, designees or Representatives) that could reasonably be expected to initiate, solicit, encourage, induce or assist the making, submission or commencement of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;

(iii) approve, recommend or enter into, any letter of intent or similar document, agreement or commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to an Acquisition Proposal (other than a confidentiality agreement contemplated by this Section 6.3); or

(iv) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

Notwithstanding anything in the foregoing to the contrary, prior to the time that, but not after, the Requisite Company Vote is obtained, the Company may (A) provide information (which may include non-public information) in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Company receives from the Person so requesting such information an executed confidentiality agreement on terms not more favorable to such other Person than those contained in the Confidentiality Agreement and which shall not prohibit the Company from complying with the terms of this

Section 6.3, and prior to or concurrently delivers to Parent any such information to the extent not previously provided to Parent and (B) engage or participate in any discussions or negotiations with any Person who has made an unsolicited bona fide written Acquisition Proposal, if and only to the extent that, prior to taking any action described in clauses (A) and (B) above, the board of directors of the Company has determined in good faith (after consultation with its outside financial advisors and outside legal counsel) that (x) failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law and (y) based on the information then available, such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal.

(b) Definitions. For purposes of this Agreement:

“Acquisition Proposal” means (i) any proposal, indication of interest or offer relating to or that could reasonably be expected to lead to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, exchange offer, recapitalization, reorganization, share exchange, business combination or similar transaction or series of related transactions involving the Company or any of its significant subsidiaries (as such term is defined in Rule 1-02 of Regulation S-X under the Exchange Act) and (ii) any acquisition by any Person of, or proposal or offer, which if consummated would result in any Person becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 15% or more of the total voting power or of any class of equity securities of the Company or those of any of its Subsidiaries, or the acquisition, purchase or disposition of the business or 15% or more of the consolidated assets (including equity securities of its Subsidiaries), revenues, net income or earnings of the Company and its Subsidiaries outside the ordinary course of business, in each case other than the transactions contemplated by this Agreement.

“Intervening Event” shall mean an event, development or change in circumstances material to the Company and its Subsidiaries taken as a whole becoming known to the Company’s board of directors after the date of this Agreement that relates to the Company (but does not relate to any Acquisition Proposal), which event, development or change in circumstance, or any consequences thereof, becomes known to the Company’s board of directors prior to the adoption of this Agreement by the Requisite Company Vote; provided, however, that in no event shall any change in, or event or condition generally affecting, the industry in which the Company operates that has not had or would not reasonably be expected to have a disproportionate effect on the Company constitute an Intervening Event.

“Superior Proposal” means a bona fide unsolicited written Acquisition Proposal that would result in any Person (or its stockholders) becoming the beneficial owner, directly or indirectly, of more than 80% of the assets (on a consolidated basis) of the Company and its Subsidiaries or more than 80% of the total voting power of the equity securities of the Company that the board of directors of the Company has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, taking into account, among other things, all legal, financial, regulatory, timing and other aspects of the Acquisition Proposal and the Person making the Acquisition Proposal (including any break-up fees, expense reimbursement provisions, the availability of financing, and any conditions to consummation relating to financing, regulatory approvals or other conditions beyond the control of the party having the right to invoke the condition), and other aspect of the Acquisition Proposal that the board of directors of the Company deems relevant (i) is more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement (after taking into account any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent pursuant to Section 6.3(c)) and (ii) is reasonably likely to be consummated.

“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, investment bankers, attorneys, accountants, consultants and other advisors or representatives.

(c) No Change of Recommendation; No Other Agreements. Neither the board of directors of the Company, nor any committee thereof shall:

(i) (A) fail to include the Company Recommendation in the Proxy Statement, (B) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation, (C) publicly approve, recommend or otherwise declare advisable any Acquisition Proposal or (D) publicly propose to do any of the foregoing (any action or omission described in this clause (i) being referred to as a “Change of Recommendation”); or

(ii) authorize, approve, recommend, declare advisable or permit (or publicly propose to authorize, approve, recommend, declare advisable or permit) the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or agreement relating to any Acquisition Proposal (other than this Agreement or a confidentiality agreement entered into in compliance with and subject to the limitations set forth in Section 6.3(a)) (an “Alternative Acquisition Agreement”).

Notwithstanding anything to the contrary set forth in this Agreement, prior to the Requisite Company Vote, the board of directors of the Company may make a Change of Recommendation (and, solely with respect to a Superior Proposal, terminate this Agreement pursuant to Section 8.3(b)) if and only if (A) the board of directors of the Company has determined in good faith (after consultation with its outside financial advisors and outside legal counsel) that the failure to effect a Change of Recommendation would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law and (B) the Company complies with the provisions of this Section 6.3(c), it being understood that the board of directors of the Company may make a Change of Recommendation only in response to (1) any Acquisition Proposal that constitutes a Superior Proposal or (2) an Intervening Event; provided, however, that no such action may be made pursuant to this Section 6.3(c) or Section 8.3(b) until after the fourth Business Day following Parent’s receipt of notice from the Company (as may be extended or renewed pursuant to this paragraph, the “Notice Period”) advising that management of the Company currently intends to recommend to its board of directors that it take such action and the basis therefor, including (i) in the case of any Acquisition Proposal all necessary information under Section 6.3(f) (which notice shall not constitute a Change of Recommendation) and (ii) in the case of an Intervening Event, a reasonably detailed description of the Intervening Event; provided, further, that (i) during the Notice Period, the Company shall and shall cause its Subsidiaries not to enter into any Alternative Acquisition Agreement, (ii) the Company shall negotiate, and shall direct its financial advisors and outside legal counsel to negotiate, with Parent in good faith during the Notice Period (to the extent Parent desires to negotiate) to enable Parent to propose revisions to the terms of this Agreement that obviate the need of the board of directors of the Company to make a Change of Recommendation or terminate this Agreement pursuant to Section 8.3(b), including in the case of a Superior Proposal, by such Superior Proposal no longer constituting a Superior Proposal, (iii) following the end of the Notice Period, the board of directors of the Company shall have considered in good faith any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent and shall have determined (after consultation with its outside financial advisors and outside legal counsel) that if such changes were to be given effect that failure to make a Change of Recommendation or terminate this Agreement pursuant to Section 8.3(b) would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law and, in the case of clause (1) above, any such Superior Proposal would continue to constitute a Superior Proposal (or, in the case of a Change of Recommendation that is related to an Intervening Event, the failure to make such Change of Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Law) and (iv) in the event of modifications to the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of any Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in the first proviso of this paragraph and a new Notice Period under this paragraph shall commence, during which time the Company shall be required to comply with the requirements of this Section 6.3(c) anew with respect to such additional notice, including clauses (i) through (iv) of this proviso, provided, that any such additional Notice Period shall end after the third Business Day following Parent’s receipt of such notice from the Company. Notwithstanding the foregoing, to the extent that a notice is required under this Section 6.3(c) (in connection with a termination pursuant to Section 8.3(b)) relates to a Superior Proposal for which the requisite notice or additional notice has been given pursuant to this Section 6.3(c) (in connection with a Change of Recommendation), no new or additional notice or Notice Period will be required for such termination pursuant to Section 8.3(b).

(d) Certain Permitted Disclosure. Nothing contained in this Section 6.3 shall be deemed to prohibit the Company from complying with its disclosure obligations under United States federal or state Law with regard to an Acquisition Proposal; provided, however, that if such disclosure does not reaffirm the Company Recommendation or has the substantive effect of withdrawing or adversely modifying the Company Recommendation, such disclosure shall be deemed to be a Change of Recommendation and Parent shall have the right to terminate this Agreement as set forth in Section 8.4 (it being understood that any “stop, look or listen” communication that contains only the information set forth in Rule 14d-9(f) under the Exchange Act shall not be deemed to have the substantive effect of withdrawing or adversely modifying the Company Recommendation or otherwise deemed to violate the Company’s obligations under this Section 6.3(d)).

(e) Existing Discussions and Agreements. The Company agrees that it will, and will cause its Subsidiaries and its and their respective Representatives to, immediately cease and terminate any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal. The Company also agrees that (i) it will promptly request each Person that has executed a confidentiality agreement prior to the date of this Agreement in connection with such Person’s consideration of an Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person or its Representatives by or on behalf of the Company or any of its Subsidiaries, (ii) the Company and its Subsidiaries shall not release any party from, or terminate, waive, amend or modify any provision of, or grant permission under, any confidentiality or standstill provision in any agreement to which the Company or any of its Subsidiaries is a party; provided, however, that if the board of directors of the Company determines in good faith, after consultation with outside counsel, that it would reasonably be expected to be inconsistent with the board of directors’ fiduciary duties under applicable Law not to do so, the Company may waive any standstill or similar provisions in such agreements to the extent necessary to permit a Person to make on a non-public basis to the board of directors of the Company, an Acquisition Proposal, conditioned upon such Person agreeing to disclosure of such Acquisition Proposal to Parent and Merger Sub, in each case as contemplated by and subject to compliance with this Section 6.3 and (iii) the Company shall, and shall cause its Subsidiaries to enforce, to the fullest extent permitted under applicable Law, the other provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or of any state having jurisdiction. Nothing contained in this Section 6.3(e) shall be deemed to prohibit the Company from disclosing any information to the extent necessary to comply with its fiduciary duties under applicable Law or any disclosure obligations under applicable U.S. federal or state Law with regard to an Acquisition Proposal.

(f) Notice. The Company agrees that it will promptly (and, in any event, within 24 hours) notify Parent if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiation are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent informed, on a current basis, of the status and terms of any such proposals or offers (including any amendments thereto and, in no event later than 24 hours after receipt, copies of any additional or revised written requests, proposals or offers, including proposed agreements) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified. The Company agrees that it and its Subsidiaries will not enter into any agreement with any Person subsequent to the date hereof that prohibits the Company from providing any information to Parent in accordance with this Section 6.3(f). Without limiting the generality of the foregoing or Section 6.3(a), the Company shall notify Parent in advance of beginning to provide information to any Person relating to an Acquisition Proposal or beginning discussions or negotiations with any Person regarding an Acquisition Proposal.

(g) Any material violations of the restrictions set forth in this Section 6.3 by any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.3 by the Company.

Section 6.4 Proxy Statement; Stockholders Meeting.

(a) In accordance with the DGCL, the certificate of incorporation and the by-laws of the Company, the Exchange Act, and any applicable rules and regulations of NASDAQ, the Company, in consultation with Parent, shall call, give notice of, convene and hold a special meeting of stockholders of the Company (the “Stockholders Meeting”) as promptly as reasonably practicable following the date upon which the Proxy Statement is cleared by the SEC (with the record date and meeting date to be set by the board of directors of the Company after consultation with Parent regarding such dates) and shall as promptly as reasonably practicable following the date of this Agreement, for the purpose of obtaining the Requisite Company Vote, duly set a record date (such date to be at least 20 Business Days following the initiation of a broker search pursuant to Section 14a-13 of the Exchange Act). Subject to the terms of this Agreement, the board of directors of the Company shall recommend that the stockholders of the Company vote in favor of the adoption of this Agreement. The Company shall comply with the DGCL, the certificate of incorporation and by-laws of the Company, the Exchange Act, and the rules and regulations of NASDAQ in connection with the Stockholders Meeting, including preparing and delivering the Proxy Statement to the Company’s stockholders, as required pursuant to the Exchange Act and Section 6.4(b) below. Subject to the terms of this Agreement, the Company shall use its commercially reasonable efforts to solicit (or cause to be solicited) from its stockholders proxies constituting the Requisite Company Vote. The Company shall not change the date of, postpone or adjourn the Stockholders Meeting without the consent of Parent; provided, that, without Parent’s consent, the Company may adjourn or postpone the Stockholders Meeting no more than two times (i) to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders within a reasonable amount of time in advance of the Stockholders Meeting, (ii) to allow reasonable additional time to solicit from its stockholders proxies in favor of approval of the Merger and the adoption of this Agreement, (iii) if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholders Meeting or to the extent that at such time the Company has not received proxies sufficient to allow the receipt of the Requisite Company Vote at the Stockholders Meeting or (iv) as required by applicable Law; provided, further, that the Stockholders Meeting shall not be postponed, recessed or adjourned pursuant to this proviso to a date that is more than 30 days after the date on which the Stockholders Meeting was originally scheduled without the prior written consent of Parent. Parent may cause the Company to postpone or adjourn the Stockholders Meeting by prior written notice to the Company once for a period of no longer than ten Business Days if Parent believes in good faith that additional time is required to solicit stockholder proxies in favor of approval of the Merger and the adoption of this Agreement.

(b) Promptly following the date of this Agreement or such later date to which Parent consents (such consent not to be unreasonably withheld, conditioned or delayed), the Company, with the assistance of Parent and HoldCo, shall prepare, and the Company shall file with the SEC, the preliminary Proxy Statement and any amendments or supplements thereto in form and substance reasonably satisfactory to each of the Company and Parent relating to the Merger and the transactions contemplated hereby. Subject to the terms of this Agreement, the Proxy Statement shall reflect the Company Recommendation and shall include a description of the other Board Actions. The Company shall also include in the Proxy Statement, and shall obtain all necessary consents of the Company’s financial advisor to permit the Company to include in the Proxy Statement, in its entirety, the fairness opinion described in Section 4.22, together with a summary thereof. Parent and HoldCo each shall cooperate with the Company in the preparation of the preliminary Proxy Statement and the definitive Proxy Statement and shall furnish to the Company the information relating to it and Merger Sub required by the Exchange Act. The Company shall use its commercially reasonable efforts, after consultation with Parent, to respond as promptly as practicable to any comments of the SEC and to cause the Proxy Statement in definitive form to be mailed to the Company’s stockholders at the earliest practicable time. Each of the Company, Parent, Merger Sub and HoldCo shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent that it shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Proxy Statement as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as, and to the extent, required by applicable Law. The Company shall promptly provide Parent and its counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from the SEC or its staff (including any request by the SEC or its staff for any amendments or supplements to the preliminary Proxy Statement or the definitive Proxy Statement), and the Company and Parent and HoldCo shall cooperate in filing with the SEC or its staff, and if required, the Company shall mail to its stockholders, as promptly as reasonably practicable, such amendment or supplement. Parent and its counsel shall be given a reasonable opportunity to review any written responses to such SEC comments and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent and its counsel.

Section 6.5 Filings; Other Actions; Notification.

(a) Cooperation. Subject to the terms and conditions set forth in this Agreement, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Merger and make effective all of the other transactions contemplated by this Agreement, as soon as practicable after the date hereof, including preparing and filing, in consultation with the other parties and as promptly as advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement (including those set forth in Section 4.4 of the Company Disclosure Schedule). In furtherance of, and not in limitation of the foregoing, (i) each of Parent and the Company, as applicable, agree to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Merger as soon as practicable after the date hereof, and to use their reasonable best efforts to supply as soon as practicable any additional information and documentary material that may be reasonably requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 6.5 (which may include divestitures, which shall be the sole responsibility of Parent to accomplish, as practicable and subject to appropriate cooperation obligations under this Section 6.5) necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof) as soon as practicable (including by requesting early termination of the waiting period thereunder) and (ii) each of Parent and the Company agree, as applicable, to file as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement, provided, however that in no event shall the Company or its Subsidiaries be required pursuant to this Section 6.5(a) to agree to or take any such actions, restrictions or conditions with respect to obtaining any consents, registrations, approvals, permits, expirations of waiting periods or authorizations in connection with the Merger and the other transactions contemplated by this Agreement unless such actions are effective after or conditioned upon the Effective Time. Parent shall have the right to direct all matters with any Governmental Entity consistent with its obligations hereunder; provided, that, subject to reasonable limitations limiting access to outside counsel, Parent and the Company shall have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, any filing made with, or written materials submitted to or other communication with any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (and to receive a copy of all documents and information submitted to such Governmental Entity). In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable. In furtherance and not in limitation of the covenants of the parties contained in this Section 6.5, Parent shall take, and cause its Affiliates (which, for the avoidance of doubt, for purposes of this Section 6.5 shall include Affiliates of HoldCo) to take all steps as may be necessary to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals under applicable Antitrust Law

(collectively, “Antitrust Clearances”), including accepting operational restrictions or limitations on, and committing to or effecting, by consent decree, hold separate orders, trust or otherwise, the sale, license, disposition or holding separate of, such assets or businesses of Parent, Merger Sub, the Company, the Surviving Corporation or any of their respective Affiliates (and the entry into agreements with, and submission to decrees, judgments, injunctions or orders of such Governmental Entity) as may be required to obtain such Antitrust Clearances or to avoid the entry of, or to effect the dissolution of or vacate or lift, any decrees, judgments, injunctions or orders under any Antitrust Laws that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement, including the Merger.

(b) Antitrust Matters. Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the undertakings pursuant to this Section 6.5, each of the Company and Parent agree to promptly provide to each and every federal, state or foreign Governmental Entity with jurisdiction over enforcement of under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign or supranational Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition (collectively, “Antitrust Laws”) non-privileged information and documents that are necessary, proper and advisable to permit the consummation of the transactions contemplated by this Agreement.

(c) Information. Subject to reasonable limitations limiting access to outside counsel, the Company and Parent and HoldCo each shall, upon request by the other, furnish the other promptly with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(d) Status. Subject to applicable Laws and as required by any Governmental Entity, and subject to reasonable restrictions limiting access to outside counsel, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices, correspondence, or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. Neither the Company nor Parent shall permit any of its officers or any other Representatives or agents to participate in any meeting or engage in any substantive communication with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat. Each of the Company and Parent shall, to the extent practicable, give the other reasonable prior notice of any such meeting or communication and in the event one party is prohibited by Law or a Governmental Entity from participating in or attending any such meeting or engaging in any such communication, keep such party reasonably apprised with respect thereto.

Section 6.6 Access and Reports. Upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized Representatives reasonable access during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested; provided, that such access shall be conducted under the supervision of appropriate personnel of the Company and in such a manner so as not to interfere with the normal operation of the business of the Company; provided, further, that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company herein or otherwise limit or affect the remedies available to Parent; provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any Trade Secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure, (ii) to disclose any information to the extent it would cause a loss of privilege to the Company or any of its Subsidiaries or (iii) to violate applicable Law (it being agreed, with respect to clauses (i) and (ii), that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). All requests for information made pursuant to this Section 6.6 shall be directed to the executive officer or other Person designated by the Company. All information obtained pursuant to this Section 6.6 shall be governed by the terms of the Confidentiality Agreement.

Section 6.7 Stock Exchange Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of the Shares from NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.8 Publicity; Communications. The initial press release regarding the Merger shall be a joint press release mutually agreed to by the Company and Parent. After the initial press release, each of the Company, Parent and Merger Sub agrees not to issue or cause publication of any public release or announcement concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), except (a) as such party reasonably believes, after receiving the advice of outside counsel and after informing the other party to the extent permitted by applicable Law, is required by Law, by the rules of NASDAQ or by any listing agreement with or rules of any applicable national securities exchange, trading market or listing authority, in which case, such party shall endeavor, on a basis reasonable under the circumstances, to provide advanced notice to the other party and to provide a meaningful opportunity to the other party to review and comment upon such press release or other announcement or (b) a public statement is made in response to questions from the press, analysts, investors or those attending industry conferences and make internal announcements to employees so long as such statements are materially consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party). As promptly as practicable following the date of this Agreement and in compliance with applicable Laws, the Company shall consult with Parent with respect to the Company’s plan for communication to the Company’s employees, independent contractors, customers and suppliers about this Agreement and the transactions contemplated by this Agreement. Prior to making any written broad-based communications to the employees or independent contractors of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company or Parent (as applicable) shall provide the other party with a copy of the intended communication, such other party shall have a reasonable period of time to review and comment on the communication, and the party seeking to distribute any such communication shall give reasonable and good faith consideration to any comments made by the other party that are timely provided. Notwithstanding anything herein to the contrary, the Company need not consult with, or obtain the approval of Parent in connection with any press release, public statement or filing to be issued or made with respect to any Acquisition Proposal or Change of Recommendation.

Section 6.9 Financing Cooperation.

(a) Prior to the Closing, the Company and its Subsidiaries shall use their reasonable best efforts, and shall use their reasonable best efforts to cause the respective Representatives and Affiliates of the Company and its Subsidiaries to use their respective reasonable best efforts, to provide all customary cooperation, in each case, as reasonably requested by Parent in connection with the arrangement of any bank debt financing in connection with the transactions contemplated by this Agreement (such financing, the “Debt Financing”), including, without limitation (i) upon reasonable prior notice and at times and locations to be mutually agreed upon, making the Company’s senior officers and certain relevant Representatives available to participate in a reasonable number of meetings (including customary one-on-one meetings), presentations, due diligence sessions and drafting sessions with potential lenders and rating agencies, (ii) reasonably cooperating with the marketing efforts of Parent for all or any portion of the Debt Financing, including assisting Parent and Merger Sub with the preparation of customary materials for syndication documents and lender and investor presentations, including rating agency presentations, bank confidential information memoranda and similar documents required in connection with the Debt Financing including identifying any portion of the information that constitutes material, non-public information, (iii) using commercially reasonable efforts to cause its independent accountants to provide assistance and cooperation to Parent, including participating in accounting due diligence sessions and providing consent to Parent to use their audit reports relating to the Company, (iv) to the extent applicable, obtaining customary authorization and representation letters with respect to the bank confidential information memoranda relating to the Debt Financing (provided, that such customary authorization and representation letters (or the bank confidential information memoranda in which such letters are included) shall include language that exculpates the Company and its Subsidiaries and their respective directors and officers from any liability in connection with the unauthorized use by the recipients thereof of the information set forth in any such bank confidential information memoranda or similar memoranda or report distributed in connection therewith), (v) if reasonably requested by Parent, provide and, if applicable, execute documents relating to the repayment of the existing indebtedness of the Company and its Subsidiaries and the release of related Liens, including customary payoff letters and (to the extent required) evidence that notice of such repayment has been timely delivered to the holders of such indebtedness, (vi) providing to the Parent (to the extent available) customary financial and other pertinent information regarding the Company reasonably requested by Parent or the Financing Sources and using commercially reasonable efforts to update such information from time to time as necessary to ensure such information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading; provided that such information shall not include any information that the Company and its Subsidiaries do not produce in any ordinary course of business, (vii) reasonably assisting Parent in connection with the preparation of (but not executing, unless effective only at or following the Effective Time) definitive financing documents, including credit agreements, intercreditor agreements, pledge and security documents and certificates or other documents (including, obtaining surveys and title insurance and insurance certificates (including customary endorsements)) to the extent reasonably requested by Parent, in each case contemplated in connection with the Debt Financing, and otherwise reasonably facilitating the pledging of collateral, (viii) cooperating with the Financing Sources’ due diligence investigation to the extent customary and reasonable, (ix) furnishing Parent with all documentation and other information with respect to the Company and its Subsidiaries as shall have been reasonably requested in writing by Parent at least ten Business Days prior to the Closing Date that is required in connection with the Debt Financing by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, in each case no later than four Business Days prior to the Closing Date, and (x) providing customary information and assistance reasonably necessary to assist Parent and its counsel with obtaining the customary legal opinions required to be delivered in connection with any Debt Financing.

(b) Notwithstanding anything to the contrary herein, (A) such requested cooperation shall not unreasonably interfere in any material respect with the business or the ongoing operations of the Company and/or the its Subsidiaries, (B) nothing in this Section 6.9 shall (i) require cooperation to the extent that it would reasonably be expected to conflict with or violate any applicable Law or result in a breach of, or a default under, any Material Contract, (ii) require the Company or any of its Subsidiaries or any of its or their respective Representatives to breach, waive or amend any terms of this Agreement, (iii) cause any condition to the Closing set forth in Article VII to not be satisfied or (iv) cause the Company and/or its Subsidiaries to violate any obligation of confidentiality (not created in contemplation hereof) binding on the Company and/or its Subsidiaries (provided that in the event that the Company and/or its Subsidiaries do not provide information in reliance on the exclusion in this clause (iv), the Company and/or its Subsidiaries shall use commercially reasonable efforts to provide notice to Parent promptly upon obtaining knowledge that such information is being withheld (but solely if providing such notice would not violate such obligation of confidentiality)), (C) neither the Company nor any of the Company’s Subsidiaries shall be required to pay or incur any commitment or other similar fee or incur or assume any other actual or potential liability or obligation in connection with any Debt Financing (except the obligation to deliver the customary authorization and representation letter referenced in clause (iv)(B) above), in each case other than as are contingent upon the Closing or which are concurrently reimbursed by Parent,

(D) none of the directors of the Company or any Company Subsidiary, acting in such capacity, shall be required to authorize or adopt any resolutions approving the agreements, documents, instruments, actions and transactions contemplated in connection with the Debt Financing that would be effective prior to the Effective Time, (E) none of the Company, the Company’s Subsidiaries or their respective directors, officers or employees shall be required to execute, deliver or enter into, or perform any agreement, document or instrument (other than the customary authorization and representation letters contemplated above), including any definitive financing agreement, with respect to the Debt Financing that is not contingent upon the Closing or that would be effective prior to the Effective Time, (F) none of the Company, any of its Subsidiaries or any of its or their respective Representatives shall be required, prior to Closing, to make any representation to Parent, any of its Affiliates, any lender, agent or lead arranger to any Debt Financing, or any other Person with respect to any action under this Section 6.9, as to the solvency of the Company, any of its Subsidiaries, or any of its or their respective Representatives, or to deliver or require to be delivered any solvency or similar certificate and (G) without limiting the obligations of the Company in Section 6.10, none of the Company, any of its Subsidiaries or any of its or their respective Representatives shall be required to seek any amendment, waiver, consent or other modification under any of the 2014 Bank of America Term Loan, the 2015 Bank of America Term Loan, the 2017 Bank of America Term Loan, the Bank of America Credit Agreement or that certain master installment payment agreement, dated as of September 15, 2015, among the Company, and PNC Equipment Finance, LLC (as such agreement may be further amended, amended and restated, supplemented, extended, refinanced, renewed, replaced or otherwise modified from time to time), to the extent permitted by Section 6.2. Nothing hereunder shall require any employee, officer, director or Representative of the Company or any of its Subsidiaries to deliver any certificate or opinion or take any other action that would result in personal liability to such employee, officer, director or Representative. The Company shall file all reports on Form 10-Q and Form 8-K, to the extent required to include financial information pursuant to Item 9.01 thereof, in each case, required to be filed with the SEC pursuant to the Exchange Act prior to the Closing Date in accordance with the time periods required by the Exchange Act.

(c) Notwithstanding anything to the contrary herein, any breach by the Company or its Subsidiaries of their obligations under this Section 6.9 shall not constitute a breach of this Agreement or a breach for purposes of Article VIII or a breach of the condition precedent set forth in Section 7.2(b) hereof.

(d) Parent shall (A) promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket fees and expenses (including reasonable and documented out-of-pocket auditor’s and attorneys’ fees and expenses) of the Company and its Subsidiaries and all reasonable and documented out-of-pocket fees and expenses (including reasonable and documented out-of-pocket auditor’s and attorneys’ fees and expenses) of their Representatives incurred in connection with the requested cooperation set forth in this Section 6.9 and (B) except as a result of gross negligence, fraud or willful misconduct by the Company, its Subsidiaries, its Affiliates or its or their Representatives, or arising from historical financial information furnished in writing by or on behalf of the Company and/or its Subsidiaries (including financial statements and audits thereof) indemnify, defend and hold harmless the Company, its Subsidiaries, its Affiliates and its and their respective Representatives against any claim, loss, damage, injury, liability, Judgment, award, penalty, fine, Tax, cost (including cost of investigation), expense (including reasonable fees and expenses of counsel) or settlement payment, of any kind, incurred, imposed on, sustained, suffered by or asserted against, any of them, directly or indirectly relating to, arising out of or resulting from the Debt Financing, the performance by the Company, its Subsidiaries, its Affiliates and its and their respective Representatives of any obligations set forth in this Section 6.9 and any information utilized in connection therewith (including any claim by or with respect to the Financing Sources, prospective lenders, agents and arrangers and ratings agencies) and such Representatives shall be third party beneficiaries of this Section 6.9(a).

(e) The Company hereby consents to use of its and its Subsidiaries logos on customary marketing materials in connection with the Debt Financing; provided, that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries or their respective logos.

Section 6.10 Payoff Letter. On or prior to the Closing, the Company shall use reasonable best efforts to cause the agent under each of the 2014 Bank of America Term Loan, the 2015 Bank of America Term Loan, the 2017 Bank of America Term Loan, and the Bank of America Credit Agreement copy of an executed payoff letter (each a “Payoff Letter”) with respect to each of the 2014 Bank of America Term Loan, the 2015 Bank of America Term Loan, the 2017 Bank of America Term Loan, and the Bank of America Credit Agreement, in customary form, each Payoff Letter shall (i) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs and any other monetary obligations then due and payable under each of the 2014 Bank of America Term Loan, the 2015 Bank of America Term Loan, the 2017 Bank of America Term Loan and the Bank of America Credit Agreement as of the anticipated Closing Date (and the daily accrual thereafter) (the “Payoff Amount”) , (ii) state that upon receipt of the Payoff Amount under such Payoff Letter, the 2014 Bank of America Term Loan, the 2015 Bank of America Term Loan, the 2017 Bank of America Term Loan, and the Bank of America Credit Agreement and all related loan documents shall be terminated, as applicable and (iii) provide that all Liens and all guarantees in connection therewith relating to the assets and properties of the Company or any of its Subsidiaries securing such obligations shall be, released and terminated upon the payment of the Payoff Amount; provided that any such Payoff Letter shall be contingent upon the occurrence of the Closing, unless otherwise agreed by the Company. The Surviving Corporation shall repay any outstanding amount of indebtedness of the Company and its Subsidiaries pursuant to the 2014 Bank of America Term Loan, the 2015 Bank of America Term Loan, the 2017 Bank of America Term Loan and the Bank of America Credit Agreement, by wire transfer of immediately available funds as provided for in such Payoff Letter, as applicable.

Section 6.11 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense. The parties agree that the Surviving Corporation shall not bear any costs or expenses incurred by any shareholder of the Company. Following the Merger, the Surviving Corporation shall pay all charges and expenses incurred after the Effective Time in connection with the transactions contemplated in Article III.

Section 6.12 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, each of Parent and the Surviving Corporation agrees that it will (including by Parent providing sufficient funds to the Surviving Corporation or the applicable Subsidiary) indemnify and hold harmless (i) each present and former director and officer of the Company or any of its Subsidiaries and (ii) each Person who is or was previously serving as a fiduciary of any Company Benefit Plan or any benefit plan of any of the Company Subsidiaries, in each case determined as of the Effective Time (collectively, the “Indemnified Parties”), from and against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, penalties, amounts paid in settlement (including all interest, assessments and other charges) or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or the applicable Subsidiary of the Company would have been permitted under Delaware law and under its certificate of incorporation or by-laws or other governing documents in effect on the date of this Agreement to indemnify such Person (and Parent or the Surviving Corporation shall also advance fees, costs and expenses (including attorneys’ fees and disbursements) as incurred to the fullest extent permitted under applicable Law, provided, that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a final and nonappealable judicial determination that such Person is not entitled to indemnification hereunder or thereunder).

(b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.12, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying party.

(c) For six years after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of directors, officers, employees, fiduciaries and agents and advancement of fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement. From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor and comply with their respective obligations under any indemnification agreement with any Indemnified Party in effect as of (and disclosed to Parent prior to) the date hereof, and not amend, repeal or otherwise modify any such agreement in any manner that would adversely affect any right of any Indemnified Party thereunder.

(d) Prior to the Effective Time, the Company shall, and if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay for “tail” insurance policies (providing only for the Side A coverage for Indemnified Parties where the existing policies also include Side B coverage for the Company) with a claims period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage no less favorable in any material respect to the Indemnified Parties than the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date of this Agreement with benefits and levels of coverage no less favorable in any material respect to the Indemnified Parties than that provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with benefits and levels of coverage at least as favorable to the Indemnified Parties as provided in the Company’s existing policies as of the date of this Agreement; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and, provided, further that if the annual premia of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(e) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.12.

(f) The provisions of this Section 6.12 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs. This Section 6.12 may not be amended, altered or repealed after the Effective Time without the prior written consent of the affected Indemnified Party.

(g) The rights of the Indemnified Parties under this Section 6.12 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or by-laws of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws.

Section 6.13 Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its board of directors shall grant all such approvals and take all such actions as are necessary or advisable so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute, regulation or provision in the Company’s certificate of incorporation or by-laws on such transactions.

Section 6.14 Stockholder Litigation. The Company shall give Parent the opportunity to consult with the Company prior to the Effective Time and keep Parent reasonably apprised on a prompt basis with respect to the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement. No such settlement shall be agreed to without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).

Section 6.15 Notification. During the period commencing on the date hereof and terminating upon the earlier to occur of the Effective Time and the termination of this Agreement pursuant to and in accordance with Article VIII, each of the Company and Parent shall promptly notify the other party in writing of (a) any notice or other communication received by such party from any Governmental Entity in connection with this Agreement, the Merger or the transactions contemplated hereby, or from any Person alleging that the consent of such Person is or may be required under a Material Contract or otherwise (unless alleged under a Contract that is not material) in connection with the Merger or the transactions contemplated hereby, (b) any Actions commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to this Agreement, the Merger or the transactions contemplated hereby or (c) any fact, event or circumstance that (i) in the case of the Company, individually or taken together with all other facts, events and circumstances, has had or would reasonably be expected to have a Material Adverse Effect, (ii) has materially impaired, or would reasonably be expected to materially impair the ability of such party (or, in the case of Parent, Merger Sub) to consummate the Merger and the other transactions contemplated hereby or (iii) would cause, or would reasonably be expected to cause, the failure of any condition precedent to the Company’s or Parent and Merger Sub’s obligations to consummate the Merger under this Agreement, in each case within three Business Days of an executive officer of such party becoming aware of the occurrence of such fact, event or circumstance. Each such notification shall include a certification of an officer of the Company, Parent or Merger Sub, as applicable, that such notification is being delivered in accordance with this Section 6.15. No such notification shall be deemed to supplement or amend the Company Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the parties in this Agreement or (ii) determining whether any of the conditions set forth in Article VII have been satisfied. Delivery of notification pursuant to this Section 6.15 shall not limit or otherwise affect the remedies available hereunder to any party receiving such notice.

Section 6.16 Section 16 Matters. Prior to the Effective Time, the Company may approve, in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act, any dispositions of equity securities of the Company (including derivative securities with respect to equity securities of the Company) resulting from the transactions contemplated by this Agreement by each officer or director of the Company who is subject to Section 16 of the Exchange Act with respect to equity securities of the Company.

Section 6.17 ESPP. Prior to the Effective Time, the Company shall take all actions necessary or required under the Company’s Employee Stock Purchase Plan (the “ESPP”) and applicable Law to, contingent on the Effective Time, (a) ensure that no offering period shall be authorized or commenced on or after the date of this Agreement and (b) if the Closing shall occur prior to the end of the offering period under the ESPP in existence on the date of this Agreement, cause the rights of participants in the ESPP with respect to any such offering period then underway under the ESPP to be determined by treating the last business day prior to the Effective Time (or such earlier date as may be determined by the Company in order to properly effectuate the consummation of the transactions contemplated under this Agreement) as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under the ESPP. The Company shall terminate the ESPP in its entirety effective as of the Effective Time. Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of the ESPP) that are necessary to give effect to the transactions contemplated by this Section 6.17.

Section 6.18 Employee Benefits.

(a) During the one (1) year period following the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to provide each employee of the Company and any Subsidiary who continues to be employed by the Surviving Corporation or any Subsidiary thereof (the “Continuing Employees”) with compensation (including, as applicable, base salary, bonus plans (based on bonus opportunity rather than actual bonus payments), severance benefits, other employee benefits, health and welfare benefits and benefits under any plan intended to be qualified within the meaning of section 401(a) of the Code (“401(k) Plan”)) that are at least substantially comparable in the aggregate to that provided to such Continuing Employee immediately prior to the Effective Time.

(b) Nothing in this Section 6.18 shall (i) create any right in any Continuing Employee to continued employment by Parent, the Surviving Corporation, or any Subsidiary thereof or (ii) require Parent, the Surviving Corporation, or any Subsidiary thereof to continue any Company Benefit Plan or prevent the amendment, modification or termination of any Company Benefit Plan after the Effective Time. Nothing in this Section 6.18 or elsewhere in this Agreement shall be construed to create a right in any employee to employment with Parent, the Surviving Corporation or any other Subsidiary of the Surviving Corporation and the employment of each Continuing Employee shall be “at will” employment, subject to the terms and conditions of employment agreements, severance plans and change of control plans, in each case, unless otherwise required by applicable Law.

(c) To the extent that service is relevant for eligibility, benefit accrual, vesting or allowances (including paid time off) under any severance, health or welfare benefit plan, 401(k) Plan or other benefit plan of Parent and/or the Surviving Corporation or any of their respective Subsidiaries, then Parent shall ensure that any such plan shall, for purposes of eligibility, benefit accrual, vesting and allowances (including paid time off), credit Continuing Employees for service with the Company or any of its Subsidiaries prior to the Effective Time to the same extent that such service was recognized prior to the Effective Time under the corresponding plan; provided, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits; provided, further, that the foregoing shall not apply for benefit accrual purposes or eligibility under any defined benefit pension plan or retiree medical plan.

(d) With respect to each health or welfare benefit plan of Parent and/or the Surviving Corporation or any of their respective Subsidiaries made available to Continuing Employees in the plan year in which the Effective Time occurs, Parent, the Surviving Corporation or such Subsidiary shall cause there to be waived any pre-existing condition or eligibility limitations and give effect, in determining any deductibles and maximum out of pocket limitations, to claims incurred, amounts paid by, and amounts reimbursed to, Continuing Employees under similar plans maintained by the Company and its Subsidiaries immediately prior to the Effective Time.

(e) Parent shall, and shall cause its Subsidiaries (including the Surviving Corporation) to, honor, in accordance with its terms (including any provisions regarding the termination and amendment of such plans), each Company Benefit Plan and all obligations thereunder, including any rights or benefits arising as a result of the transactions contemplated hereby (either alone or in combination with any other event, including termination of employment). Parent hereby agrees and acknowledges that the consummation of the Merger constitutes a change of control, change in control or similar event, as the case may be, to the extent applicable under any plan, agreement or arrangement set forth in Section 4.8(a) of the Company Disclosure Schedule.

(f) With respect to the annual bonus for which any employee of the Company or any of its Subsidiaries is eligible under any of the Company’s or any of its Subsidiary’s annual incentive plans with respect to any year, if any, prior to the Effective Time, the Company or such Subsidiary, as applicable, shall administer each such plan (including the payment of all amounts owed thereunder at the ordinary time) in accordance with its terms consistent with past practices in the ordinary course of business.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Shareholder Approvals. The Requisite Company Vote shall have been obtained in accordance with applicable Law and the certificate of incorporation and by-laws of the Company.

(b) No Injunctions or Restraints, Illegality. (i) No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement (collectively, an “Order”) and (ii) no Governmental Entity shall have instituted any Action (which remains pending at what would otherwise be the Closing Date) before any United States court or other Governmental Entity of competent jurisdiction seeking to restrain, enjoin or otherwise prohibit consummation of the Merger and the other transactions contemplated by this Agreement.

(c) Regulatory Authorizations. The waiting period applicable to the consummation of the Merger under the HSR Act shall not have expired or been earlier terminated.

Section 7.2 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Accuracy of Representations:

(i) Each of the representations and warranties of the Company contained in the first two sentences and the fourth sentence of Section 4.2(a) (Capital Structure) and Section 4.6(a) (Material Adverse Effect) shall be true and correct in all respects (other than in immaterial respects in the case of the first two sentences and the fourth sentence of Section 4.2(a)) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true, complete and correct as of such specific date);

(ii) Each of the representations and warranties of the Company contained in the rest of Section 4.2(a) (Capital Structure), Section 4.3 (Corporate Authority and Approval), Section 4.21 (Takeover Statutes; Other Restrictions) and Section 4.23 (Brokers and Finders) (in each case, disregarding all qualifications and exceptions contained therein regarding materiality or a Material Adverse Effect or any similar standard or qualification) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true, complete and correct as of such specific date); and

(iii) Each of the representations and warranties of the Company contained in this Agreement other than those specified in the foregoing clauses (i) and (ii) (disregarding all qualifications and exceptions contained therein regarding materiality or a Material Adverse Effect or any similar standard or qualification), shall be true and correct, except where the failure of any such representation or warranty to be so true and correct would not, individually or in the aggregate, have or be reasonably expected to have a Material Adverse Effect, as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true, complete and correct as of such specific date).

(b) Performance of Covenants. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Effect that, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect.

(d) Certificate. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to the effect that the conditions set forth in Section 7.2(a), Section 7.2(b), and Section 7.2(c) have been satisfied.

Section 7.3 Additional Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Accuracy of Representations. Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement (disregarding all qualifications and exceptions contained therein regarding materiality or a material adverse effect or any similar standard or qualification), shall be true and correct, except where the failure of any such representation or warranty to be so true and correct would not prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement, as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true, complete and correct as of such specific date).

(b) Performance of Covenants. Each of Parent, Merger Sub and HoldCo shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) Certificate. The Company shall have received a certificate executed by a senior executive officer of Parent confirming that the conditions set forth in Sections 7.3(a) and 7.3(b) have been duly satisfied.

ARTICLE VIII

TERMINATION

Section 8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by mutual written consent of the Company and Parent by action of their respective boards of directors.

Section 8.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company if:

(a) the Merger shall not have been consummated by October 4, 2017 (such date, including any permitted extensions thereof, the “Termination Date”);

(b) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable; or

(c) in the event that the Stockholders Meeting (including any adjournments or postponements thereof, subject to Section 6.4(a)) shall have been held and been concluded and the Requisite Company Vote shall not have been obtained;

provided, that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have primarily contributed to the occurrence of the failure of such condition to the consummation of the Merger.

Section 8.3 Termination by the Company. This Agreement may be terminated by the Company and the Merger may be abandoned:

(a) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent, Merger Sub or HoldCo contained in this Agreement or any such representation and warranty shall have become untrue after the date of this Agreement, in each case, such that the conditions set forth in Sections 7.3(a) or 7.3(b) would not be satisfied, and such breach or condition is not curable or, if curable, is not cured within the earlier of (x) 30 days after written notice thereof is given by the Company to Parent and (y) the third Business Day prior to the Termination Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.3(a) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement; or

(b) provided that the Company is not in material breach of Section 6.3(a) or Section 6.3(c), in order to accept a Superior Proposal and enter into an Alternative Acquisition Agreement related to a Superior Proposal, if at such time the Company, prior to or concurrently with such termination, pays to Parent in immediately available funds the Termination Fee required to be paid pursuant to Section 8.5(b)(ii).

Section 8.4 Termination by Parent. This Agreement may be terminated by Parent and the Merger may be abandoned if:

(a) the board of directors of the Company shall have made a Change of Recommendation or the Company shall have materially breached any of its obligations under Section 6.3(a);

(b) at any time following receipt or public announcement of an Acquisition Proposal, the Company’s board of directors shall have failed to reaffirm the Company Recommendation within five Business Days after receipt of any reasonable written request to do so from Parent; or

(c) prior to the Closing Date, there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement or any such representation and warranty shall have become untrue after the date of this Agreement, in each case, such that the conditions set forth in Section 7.1 or Section 7.2(d) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (x) 30 days after written notice thereof is given by the Company to Parent and (y) the third Business Day prior to the Termination Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.4(c) if Parent, Merger Sub or HoldCo is then in material breach of any of its covenants or agreements contained in this Agreement.

Section 8.5 Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) no such termination shall relieve any party hereto of any liability or damages (which the parties acknowledge and agree, in the case of liabilities or damages payable by Parent, Merger Sub or HoldCo would include the benefits of the transaction contemplated by this Agreement lost by the holders of the Shares, the Company Options, Company SARs, Company Restricted Shares and Company Performance Awards, which shall be deemed to be damages of the Company) resulting from any fraud or Willful Breach of this Agreement and (ii) the provisions set forth in Section 6.9(c) (Financing - Indemnification), Section 6.11 (Expenses), this Section 8.5, Article IX and the Confidentiality Agreement shall survive the termination of this Agreement. For purposes of this Agreement, “Willful Breach” shall mean a material breach of, or failure to perform any of the covenants or other agreements contained in, this Agreement, that is a consequence of an act or failure to act by the breaching or non-performing Person with actual knowledge, or knowledge that a Person acting reasonably under the circumstances should have, that such Person’s act or failure to act would, or would be reasonably expected to, result in or constitute a breach of or failure of performance under this Agreement.

(b) In the event that this Agreement is terminated:

(i) By Parent or the Company pursuant to Section 8.2(a) (Termination Date) and in connection therewith:

(A) an Acquisition Proposal shall have been publicly disclosed after the date hereof and not expressly withdrawn in good faith prior to the Termination Date; and

(B) within 12 months after termination of this Agreement, the Company or any of its Subsidiaries enters into a definitive agreement with respect to any Acquisition Proposal or consummates a transaction contemplated by any Acquisition Proposal (provided, that for purposes of this clause (B), the references to “15%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”) (any such agreement or consummation, an “Acquisition Event”), then the Company shall pay to Parent the Termination Fee within two Business Days of consummation of such Acquisition Event;

(ii) by the Company pursuant to Section 8.3(b) (Alternative Acquisition Agreement), then the Company shall pay to Parent the Termination Fee prior to or concurrently with such termination; or

(iii) by Parent pursuant to Section 8.4 (Change of Recommendation; Company Recommendation) (other than Section 8.4(c)) (any termination contemplated by clauses (i), (ii) or (iii) above shall be a termination fee trigger), then the Company shall pay to Parent the Termination Fee within two Business Days of such termination.

For purposes of this Agreement, “Termination Fee” shall mean $215,000,000. No Acquisition Proposal made by a Person shall be deemed to have been “expressly withdrawn,” in the event that the Company later agrees within the 12-month period specified in Section 8.5(b)(i)(B) to or consummates an Acquisition Event with such Person or an Affiliate thereof. Notwithstanding anything to the contrary in this Agreement, (x) in no event shall the Company be required to pay the Termination Fee on more than one occasion and (y) the parties agree that the payment of the Termination Fee shall be the sole and exclusive remedy available to Parent and Merger Sub with respect to this Agreement in the event any such payment becomes due and payable and is paid, and, upon payment of the Termination Fee, the Company (and the Company’s Affiliates and its and their respective directors, officers, employees, stockholders and Representatives) shall have no further liability to Parent and Merger Sub under this Agreement; provided, however, that in the event that a Termination Fee becomes due and is paid pursuant to this Section 8.5(b), Parent shall have the right to refund such Termination Fee in its entirety within five Business Days after the payment of the Termination Fee by the Company, and if Parent does so refund the Termination Fee in its entirety to the Company within such five Business Day period, the Company shall not be relieved or released from any liabilities or damages arising out of its Willful Breach of Section 6.3 of this Agreement and Parent and Merger Sub shall be entitled to all remedies available as contemplated by Section 8.5(a). If Parent fails to exercise its right to refund the Termination Fee in accordance with the proviso set forth in the previous sentence, Parent shall be deemed to have irrevocably waived any and all rights and remedies set forth in Section 8.5(a) and the Company and its Representatives shall have no further liability to Parent and Merger Sub under this Agreement.

(c) The parties acknowledge that the agreements contained in Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if the Company fails to promptly pay the Termination Fee and, in order to obtain such payment, Parent or Merger Sub commences a suit that results in a Judgment against the Company for the Termination Fee (or a portion thereof), the Company shall pay Parent its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate published in the Money Rates section of The Wall Street Journal in effect on the date such payment was required to be made. All payments under Section 8.5(b) shall be made promptly by wire transfer of immediately available funds to an account designated in writing by the party receiving such payment.

ARTICLE IX

MISCELLANEOUS AND GENERAL

Section 9.1 Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement shall survive the Effective Time, except for (i) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (ii) this Article IX.

Section 9.2 Modification or Amendment. This Agreement may be amended by the parties hereto by written agreement executed and delivered by each of the parties hereto at any time before or after the Requisite Company Vote is obtained; provided, however, that after the Requisite Company Vote has been obtained, there shall not be made any amendment or modification to this Agreement that by Law requires the further approval of the stockholders of the Company without such further approval; provided, further, that notwithstanding anything to the contrary set forth herein, this Section 9.2, Section 9.5(b) and 9.5(c), Section 9.8, and Section 9.14(b) (and any related definitions to the extent a modification, waiver or termination of such definitions would modify the substance of any of the foregoing provisions) may not be modified, waived or terminated in a manner that is adverse in any material respect to the Financing Sources without the prior written consent of the Financing Sources, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 9.3 Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure or delay of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

Section 9.4 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by electronic communication, facsimile or otherwise) to the other parties.

Section 9.5 Governing Law and Venue; Waiver of Jury Trial; Specific Performance.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. Each of the parties hereby irrevocably and unconditionally consents and submits itself to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court located in the State of Delaware) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in the Court of Chancery of the State of Delaware (or only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court located in the State of Delaware). The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) Without limiting the foregoing, each of the parties agrees that it will not bring or support any action, cause of action, claim, cross-claim, or third-party claim of any kind or description (whether at law, in equity, in contract, in tort or otherwise), against any Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to any financing commitment or the Debt Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, Borough of Manhattan or, if under applicable Law, exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York in the County of New York (and appellate courts thereof).

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING WITHOUT LIMITATION, IN CONNECTION WITH THE DEBT FINANCING UNDER ANY FINANCING COMMITMENT). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

(d) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by any party in accordance with their specific terms or were otherwise breached by such party. It is accordingly agreed that, prior to the termination of this Agreement pursuant to ARTICLE VIII, the non-breaching parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other party and to enforce specifically the terms and provisions of this Agreement against the other party, this being in addition to any other remedy to which such party is entitled at law or in equity, and each party hereby waives any requirement for the posting of any bond or similar collateral in connection therewith. Prior to the termination of this Agreement pursuant to ARTICLE VIII, each party hereby agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity.

Section 9.6 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or electronic mail or overnight courier:

If to HoldCo, Parent or Merger Sub:

c/o JAB Holding Company LLC

1701 Pennsylvania Avenue NW, Suite 801

Washington, DC 20006

Attention: Joachim Creus

Facsimile: (202) 507-5601

Email: Joachim.Creus@jabse.eu

and

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square, New York, NY 10036

Attention: Paul T. Schnell

                 Sean C. Doyle

Fax: (212) 735-2000

Email: paul.schnell@skadden.com

           sean.doyle@skadden.com

If to the Company:

Panera Bread Company

63 Kendrick Street

Needham, MA 02492

Attention: Louis DiPietro

                 Senior Vice President, General Counsel and Secretary

Fax: (314) 984-4189

Email: louis.dipietro@panerabread.com

with a copy to

Sullivan & Cromwell LLP

125 Broad Street, New York, NY 10004

Attention: Francis J. Aquila

                 Audra D. Cohen

Fax: (212) 558-3588

Email: aquilaf@sullcrom.com

           cohena@sullcrom.com

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon: actual receipt, if delivered personally; three Business Days after deposit in the mail, if sent by registered or certified mail on a priority basis; on the Business Day immediately following the transmission if sent by facsimile or electronic mail; or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

Section 9.7 Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Schedule, the Parent Disclosure Schedule and the letter agreement, dated March 26, 2017, between JAB Forest B.V. (an Affiliate of Parent) and the Company (the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NONE OF PARENT, MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS

OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

Section 9.8 No Third Party Beneficiaries. Except as provided in Section 6.12 (Indemnification; Directors’ and Officers’ Insurance) and in Section 6.9(c) (Financing - Indemnification), Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein; provided, however, that the Financing Sources are hereby made express third-party beneficiaries of Section 9.2, Section 9.5, this Section 9.8 and Section 9.14. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.9 Obligations of Parent and of the Company. Whenever this Agreement requires Merger Sub or another Affiliate of Parent to take any action, Parent shall be liable for any failure of such Person to take such action. Whenever this Agreement requires any Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

Section 9.10 Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

Section 9.11 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other Governmental Entity declares that any term or provision of this Agreement is invalid, void or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 9.12 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Annex or Exhibit, such reference shall be to a Section of, Annex to or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this

Agreement as a whole and not to any particular provision of this Agreement. Terms defined in the singular shall also include the plural and vice versa. A reference in this Agreement to $ or dollars is to U.S. dollars.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 9.13 Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that (i) Parent may designate, by written notice to the Company, another of its Affiliates to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Affiliate, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Affiliate as of the date of such designation and (ii) Parent and Merger Sub may assign all or any of their respective rights and obligations hereunder to a lender as collateral, in each case after providing written notice thereof to the Company prior to such designation or assignment; provided, further, that any such designation or assignment shall not materially impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the stockholders of the Company under this Agreement. Any purported assignment in violation of this Agreement is void.

Section 9.14 Non-Recourse.

(a) No past, present or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, representative or affiliate of any party hereto or of any of their respective Affiliates (unless such Affiliate is expressly a party to this Agreement) shall have any liability (whether in contract or in tort) for any obligations or liabilities of such party arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated by this Agreement; provided, however, that nothing in this Section 9.14 shall limit any liability of the parties to this Agreement for breaches of the terms and conditions of this Agreement.

(b) Notwithstanding anything to the contrary contained herein, the Company agrees on behalf of itself and its Affiliates that none of the Financing Sources shall have any liability or obligation to the Company or any of their respective Affiliates relating to this Agreement or any of the transactions contemplated herein (including with respect to the Debt Financing). The Company and its Affiliates hereby waive any and all claims and causes of action (whether at law, in equity, in contract, in tort or otherwise) against the Financing Sources that may be based upon, arise out of or relate to this Agreement, any financing commitment or the transactions contemplated hereby or thereby (including the Debt Financing). This Section 9.14(b) is intended to benefit and may be enforced by the Financing Sources and shall be binding on all successors and assigns of the Company.

Section 9.15 HoldCo Obligation. HoldCo hereby agrees to cause Parent to perform its payment obligations under this Agreement, and to be held liable for any breach by Parent of such obligations as though it were Parent. HoldCo hereby represents and warrants that (i) the execution, delivery and performance of this Agreement has been duly and validly authorized by all necessary corporate action and do not contravene any provision of HoldCo’s governing documents or any Law or contractual restriction binding on HoldCo or its assets, (ii) this Agreement constitutes a legal, valid and binding obligation of HoldCo enforceable against HoldCo in accordance with its terms, subject to the Bankruptcy and Equity Exceptions and (iii) HoldCo has currently, and will have on the Closing Date, the financial capacity (which, other than on the Closing Date, may include access to available borrowings or liquid assets) to pay and perform the obligations of Parent, Merger Sub and HoldCo under this Agreement, and all funds necessary for HoldCo to fulfill the obligations of Parent, Merger Sub and HoldCo shall be available to HoldCo.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

PANERA BREAD COMPANY

By:	/s/ Ronald M. Shaich
Name: Ronald M. Shaich
Title: Chairman and Chief Executive Officer

RYE MERGER SUB, INC.

By:	/s/ Joachim Creus
Name: Joachim Creus
Title: President

RYE PARENT CORP.

By:	/s/ Joachim Creus
Name: Joachim Creus
Title: President

JAB HOLDINGS B.V.

By:	/s/ Joachim Creus
Name: Joachim Creus
Title: Managing Director

By:	/s/ Markus Hopmann
Name: Markus Hopmann
Title: Managing Director

[Signature Page to Rye Merger Agreement]

ANNEX A

DEFINED TERMS

2014 Bank of America Term Loan	6.2(a)(vi)
2015 Bank of America Term Loan	6.2(a)(vi)
2017 Bank of America Term Loan	6.2(a)(vi)
401(k) Plan	6.18(a)
Acquisition Event	8.5(b)(i)(B)
Acquisition Proposal	6.3(b)
Actions	4.7
Affiliate	3.1(a)
Agreement	Preamble
Alternative Acquisition Agreement	6.3(c)(ii)
Antitrust Clearances	6.5(a)
Antitrust Laws	6.5(b)
Approval	4.4(a)
Bank of America Credit Agreement	6.2(a)(vi)
Bankruptcy and Equity Exception	4.3
beneficial ownership	4.10(a)(v)
Board Actions	Recitals
Book-Entry Shares	3.1(a)
Business Day	3.2(b)(i)
By-laws	2.2
Cause	3.3(d)
Certificate	3.1(a)
Certificate of Merger	1.3
Change of Recommendation	6.3(c)(i)
Charter	2.1
Class A Common Stock	3.1(a)
Class B Common Stock	3.1(a)
Closing	1.2
Closing Date	1.2
Code	3.2(f)
Collective Bargaining Agreement	4.15(a)
Company	Preamble
Company Benefit Plans	4.8(a)
Company Disclosure Schedule	IV
Company Financial Statements	4.5(e)
Company Lease	4.11(c)
Company Option	3.3(a)
Company Performance Award	3.3(d)
Company Permits	4.9(a)
Company Recommendation	Recitals
Company Reports	4.5(a)
Company Restricted Share	3.3(c)
Company SAR	3.3(b)
Confidentiality Agreement	9.7
Constituent Corporations	Preamble
Continuing Employees	6.18(a)
Contract	4.10(a)
D&O Insurance	6.12(d)

Debt Financing	6.9(a)
DGCL	Recitals
Dissenting Shares	3.5(a)
Effect	4.1(a)
Effective Time	1.3
Encumbrance	4.11(d)
Environmental Claim	4.13
Environmental Law	4.13
ERISA	4.8(a)
ERISA Affiliate	4.8(b)(iii)
ESPP	6.17
Exchange Act	3.1(a)
Exchange Fund	3.2(a)
Excluded Share	3.1(a)
Excluded Shares	3.1(a)
Extension Notice	1.2
Financing Sources	5.4(a)
Franchise Agreements	4.18(a)
Franchise Laws	4.18(c)
GAAP	4.1(a)
Good Reason	3.3(d)
Governmental Entity	4.4(a)
Hazardous Substance	4.13
HoldCo	Preamble
HSR Act	4.2(c)
Indemnified Parties	6.12(a)
Insurance Policies	4.17
Intellectual Property	4.16(f)
International Company Plan	4.8(e)
Intervening Event	6.3(b)
IRS	4.8(a)
Judgment	4.7
knowledge	4.6(i)
Laws	4.9(a)
Leased Real Property	4.11(c)
Lien	4.2(c)
Material Adverse Effect	4.1(a)
Material Contract	4.10(a)(x)
Merger	Recitals
Merger Sub	Preamble
NASDAQ	4.4(a)
Notice Period	6.3(c)(ii)
Order	7.1(b)
Owned Company IP	4.16(a)
Owned Real Property	4.11(b)
Parent	Preamble
Parent Disclosure Schedule	V
Participant	6.2(a)(xix)
Paying Agent	3.2(a)
Payoff Amount	6.10
Payoff Letter	6.10
Per Share Merger Consideration	3.1(a)

Performance Award Amount	3.3(d)
Permitted Encumbrances	4.11(d)
Person	3.2(d)
Preferred Shares	4.2(a)
Principal Supplier	4.19(a)
Proxy Statement	4.4(a)
Qualifying Termination	3.3(d)
Registered	4.16(f)
Representatives	6.3(b)
Required Payments	5.4(a)
Requisite Company Vote	4.3
Sarbanes-Oxley Act	4.5(a)
Satisfaction Date	1.2
SEC	IV
Securities Act	4.5(a)
Share	3.1(a)
Shares	3.1(a)
Software	4.16(f)
Solvent	5.9
Stock Plans	4.2(a)
Stockholders Meeting	6.4(a)
Subsidiary	3.1(a)
Superior Proposal	6.3(b)
Surviving Corporation	1.1
Takeover Statute	4.21
Tax	4.14
Tax Return	4.14
Tax Sharing Agreement	4.14
Taxes	4.14
Termination Date	8.2(a)
Termination Fee	8.5(b)(iii)
Trade Secrets	4.16(f)
Trademarks	4.16(f)
Voting Agreement	Recitals
Voting Debt	4.2(a)
WARN Act	4.15(f)
Willful Breach	8.5(a)

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PANERA BREAD COMPANY

FIRST: The name of the Corporation is Panera Bread Company (hereinafter the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is The Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “GCL”).

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, each having a par value of $0.0001 per share.

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

1.	The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2.	The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

3.	The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

4.	No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article FIFTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

5.	In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

SIXTH:

1.

The Corporation shall indemnify any person who was or is a party or witness, or is threatened to be made a party or witness, to any threatened, pending or completed action, suit or proceeding (including, without limitation, an action, suit or proceeding by or in the right of the Corporation), whether civil, criminal, administrative or investigative (including a grand jury proceeding), by reason of the fact that he or she (a) is or was a director, officer, employee or agent of the Corporation or, (b) as a director, officer, employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, agent, partner or trustee (or in any similar position) of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the fullest extent authorized or permitted by the GCL and any other applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, or in connection with any appeal thereof; provided, however, that, except as provided in Clause TWO of this Article SIXTH hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such person in connection with an action, suit or proceeding (or part thereof) initiated by such person only if the initiation of such action, suit or proceeding (or part thereof) was authorized by the Board of Directors. Such right to indemnification shall include the right to payment by the Corporation of expenses incurred in connection with any such action, suit or proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by a director, officer, employee or agent in advance of the final disposition of such action, suit or proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director, officer, employee or agent, to repay all amounts so advanced if it should be determined ultimately that such director, officer, employee or agent is not entitled to be indemnified under this Article SIXTH or otherwise.

2.	Any indemnification or advancement of expenses required under this Article SIXTH shall be made promptly, and in any event within sixty days, upon the written request of the person entitled thereto. If a determination by the Corporation that the person is entitled to indemnification pursuant to this Article SIXTH is required, and the Corporation fails to respond within sixty days to a written request for indemnity, the Corporation shall be deemed to have approved such request. If the Corporation denies a written request for indemnity or advancement of expenses, in whole or in part, or if payment in full pursuant to such request is not made within sixty days, the right to indemnification and advancement of expenses as granted by this Article SIXTH shall be enforceable by the person in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action or proceeding shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advancement of expenses pursuant to this Article SIXTH where the required undertaking has been received by the Corporation) that the claimant has not met the standard of conduct set forth in the GCL, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including the Board of Directors, independent legal counsel or the stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the GCL, nor the fact that there has been an actual determination by the Corporation (including the Board of Directors, independent legal counsel or the stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

3.

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article SIXTH shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any By-Laws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such a person. Any repeal or modification of the provisions of this Article SIXTH shall not affect any obligations of the Corporation or any rights regarding indemnification and advancement of expenses of a director, officer, employee or agent with respect to any threatened, pending or completed action, suit or proceeding for which indemnification or the advancement of expenses is requested, in which the alleged cause of action accrued at any time prior to such repeal or modification.

4.	The Corporation may purchase and maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article SIXTH, the GCL or otherwise.

5.	If this Article SIXTH or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director, officer, employee and agent of the Corporation as to expenses (including attorney’s fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, a grand jury proceeding and an action, suit or proceeding by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article SIXTH that shall not have been invalidated, by the GCL or by any other applicable law.

SEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ANNEX B

VOTING AGREEMENT

VOTING AGREEMENT (this “Agreement”), dated as of April 4, 2017, is by and among Rye Parent Corp., a Delaware corporation (“Parent”), Rye Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned Subsidiary of Parent (“Merger Sub”), Ronald M. Shaich (“Shaich”), Ronald M. Shaich 2016 Qualified Annuity Trust (“Shaich 2016 QAT”), Ronald M. Shaich 2015 Qualified Annuity Trust (“Shaich 2015 QAT”), Ronald M. Shaich Qualified Annuity Interest Trust (“Shaich QAIT”), SGC Trust LLC (“SGC”), Ronald M. Shaich 2016 Qualified Annuity Trust #2 (“Shaich 2016 QAT #2”), and Shaich Education Trust (“Shaich Education Trust”; Shaich, Shaich 2016 QAT, Shaich 2015 QAT, Shaich QAIT, SGC, Shaich 2016 QAT #2 and Shaich Education Trust, each being a “Stockholder” and collectively, the “Stockholders”).

WHEREAS, each Stockholder is, as of the date hereof, the record and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the number of shares (each a “Share” and collectively, the “Shares”) of Class A Common Stock, par value $0.0001 (the “Class A Common Stock”), and/or Class B Common Stock, par value $0.0001 (the “Class B Common Stock”), of Panera Bread Company, a Delaware corporation (the “Company”), set forth opposite the name of each Stockholder on Schedule I hereto;

WHEREAS, contemporaneously with the execution of this Agreement, Parent, Merger Sub, and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof, in the form attached hereto as Exhibit A (as it may be amended from time to time, the “Merger Agreement”), which provides, among other things, for Parent to acquire the Company pursuant to a merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement); and

WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement and as an inducement and in consideration therefor, each Stockholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1. Representations and Warranties of the Stockholders. Each of the Stockholders hereby represents and warrants to Parent and Merger Sub as follows:

(a) Subject to any shared ownership with any of the other Stockholders, such Stockholder (i) is the record and beneficial owner of, or is a trust or estate that is the sole record holder of and whose beneficiaries are the sole beneficial owners of, the shares of Class A Common Stock and/or Class B Common Stock (together with any Shares which such Stockholder may acquire at any time in the future during the term of this Agreement) set forth opposite such Stockholder’s name on Schedule I to this Agreement and (ii) except as set forth in Schedule I to this Agreement and the Shares held by the Shaich Family Foundation, neither holds nor has any beneficial ownership interest in any other Shares or any performance based stock units, restricted stock, deferred stock units or options (other than any granted pursuant to a Stock Plan) or warrants to acquire Shares or other right or security convertible into or exercisable or exchangeable for Shares.

(b) Such Stockholder has the legal capacity to execute and deliver this Agreement, or the investment manager, investment advisor, or trustee of such Stockholder has the legal capacity to execute and deliver this Agreement on behalf of such Stockholder, and to consummate the transactions contemplated hereby.

(c) This Agreement has been validly executed and delivered by such Stockholder or by the investment manager, investment advisor, or trustee of such Stockholder and, assuming this Agreement constitutes a valid and binding obligation of Parent and Merger Sub, constitutes the valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(d) The execution and delivery of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby will not result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or other binding obligation to which such Stockholder is a party or by which such Stockholder or such Stockholder’s assets are bound, except for such violations, defaults or conflicts as would not, individually or in the aggregate, prevent or materially delay the performance by such Stockholder of any of its obligations under this Agreement. The consummation by such Stockholder of the transactions contemplated hereby will not (i) violate any provision of any judgment, order or decree applicable to such Stockholder or (ii) to the knowledge of such Stockholder, require any consent, approval, or notice under any statute, law, rule or regulation applicable to such Stockholder other than (x) as required under the Exchange Act and the rules and regulations promulgated thereunder and (y) where the failure to obtain such consents or approvals or to make such notifications would not, individually or in the aggregate, prevent or materially delay the performance by such Stockholder of any of its obligations under this Agreement.

(e) The Shares and the certificates, if any, representing the Shares owned by such Stockholder are now, and, subject to Section 4(b), at all times during the term hereof will be, held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, charges, pledges, claims, security interests, proxies, voting trusts or agreements, options, rights (other than community property interests), understandings or arrangements or any other encumbrances or restrictions whatsoever on title, transfer, or exercise of any rights of a Stockholder in respect of such Shares (collectively, “Encumbrances”), except for (i) any such Encumbrances arising hereunder or under the Merger Agreement, (ii) any rights, agreements, understandings or arrangements which represent a financial interest in cash received upon sale of the Shares, (iii) Encumbrances imposed by federal or state securities laws, (iv) Encumbrances imposed pursuant to any written policies of the Company with respect to restrictions upon the trading of securities under applicable securities laws, (v) Encumbrances arising under any contract governing the terms of any awards granted to such Stockholder pursuant to a Stock Plan, (vi) with respect to Shaich, that certain trading plan, dated as of February 23, 2017, by and between Fidelity Brokerage Services, LLC and Shaich, for purposes of Rule 10b5-1 of the Exchange Act that is in effect as of the date of this Agreement (the “Trading Plan”), and (vii) any proxy or power of attorney granted in favor of the investment manager, investment advisor, or trustee of such Stockholder on terms not inconsistent with the terms of this Agreement (collectively, “Permitted Encumbrances”).

SECTION 2. Representations and Warranties of Parent and Merger Sub. Each of Parent and Merger Sub hereby, jointly and severally, represents and warrants to the Stockholders as follows:

(a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and the Merger Agreement and to consummate the transactions contemplated hereby and thereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the Merger Agreement.

(b) This Agreement and the Merger Agreement have been duly authorized, executed and delivered by each of Parent and Merger Sub, and constitute the valid and binding obligations of each of Parent and Merger Sub, enforceable against each of them in accordance with their terms, subject to the Bankruptcy and Equity Exception.

(c) Neither the execution and delivery of this Agreement or the Merger Agreement by each of Parent and Merger Sub nor the consummation by Parent and Merger Sub of the transactions contemplated hereby or thereby will result in a violation of, or a default under, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which either Parent or Merger Sub is a party or by which either Parent or Merger Sub or their respective assets are bound. The consummation by Parent and Merger Sub of the transactions contemplated by this Agreement or the Merger Agreement will not (i) violate any provision of any judgment, order or decree applicable to Parent or Merger Sub, or (ii) require any consent, approval or notice under any statute, law, rule or regulation applicable to either Parent or Merger Sub, other than (x) filings under the Exchange Act and the rules and regulations promulgated thereunder, and (y) where the failure to obtain such consents or approvals or to make such notifications, would not, individually or in the aggregate, prevent or materially delay the performance by either Parent or Merger Sub of any of their obligations under this Agreement and the Merger Agreement.

SECTION 3. Voting of Shares.

(a) Each of the Stockholders hereby agrees that during the period commencing on (and including) the date of this Agreement and ending upon termination of this Agreement pursuant to Section 8 (the “Voting Period”), at any meeting of the stockholders of the Company, unless otherwise directed in writing by Parent and except for shares Transferred pursuant to Section 4(b)(v), such Stockholder shall cause his, her or its Shares to be voted:

(i) in favor of (i) the Merger, the execution and delivery by the Company of the Merger Agreement and the adoption and approval of the Merger Agreement and the terms thereof, (ii) each of the other actions contemplated by the Merger Agreement, and (iii) any proposal in respect of which approval of the Company’s stockholders is requested in furtherance of any of the foregoing; and

(ii) against (i) any merger, tender offer, exchange offer, sale of all or substantially all assets, recapitalization, reorganization, consolidation, share exchange, business combination, liquidation, dissolution or similar transaction or series of transactions involving the Company, any of its Subsidiaries and any other Person (including any Acquisition Proposal), other than the Merger, and (ii) other than any adjournment or postponement of the Stockholders Meeting permitted by Section 6.4(a) of the Merger Agreement, any other action which is intended or would reasonably be expected to impede, interfere with, delay, postpone, or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.

Notwithstanding anything herein to the contrary, this Section 3 shall not require any Stockholder to vote or consent (or cause to be voted or consented) any of his, her or its Shares to amend the Merger Agreement or take any action that could result in the amendment or modification, or a waiver of a provision therein, in any such case, in a manner that (A) alters or changes the form of consideration to be paid in the Merger, (B) decreases the consideration to be paid in the Merger, or (C) extends the Termination Date or imposes any additional conditions or obligations that would reasonably be expected to delay the consummation of the Merger beyond the Termination Date.

(b) During the Voting Period, each Stockholder shall not (i) enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause “(i)” or clause “(ii)” of Section 3(a) with respect to his, her or its Shares, or (b) enter into any tender, voting or other such agreement, or grant a proxy or power of attorney, with respect to any of his, her or its Shares that is inconsistent with this Agreement, or otherwise knowingly take any other action with respect to any of his, her or its Shares that would prevent the performance of any of such Stockholder’s obligations hereunder or any of the actions contemplated hereby.

SECTION 4. Transfer of the Shares; Other Actions.

(a) Prior to the termination of this Agreement pursuant to Section 8, except as otherwise provided herein (including pursuant to Section 3 or Section 5) or in the Merger Agreement, none of the Stockholders shall: (i) directly or indirectly, transfer, assign, sell, gift-over, hedge, pledge or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution) of, enter into any derivative arrangement with respect to, create or suffer to exist any Encumbrances (other than Permitted Encumbrances) on, or consent to any of the foregoing

(each, a “Transfer”), any or all of the Shares or any right or interest therein; (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer of any or all of the Shares or any right or interest therein to any Person other than Parent or Merger Sub; (iii) deposit any of the Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Shares in contravention of the obligations of the Stockholders under this Agreement with respect to the Shares; (iv) knowingly, directly or indirectly, take or cause the taking of any other action that would restrict, limit or interfere with the performance of any Stockholder’s obligations hereunder or the transactions contemplated hereby, excluding any bankruptcy filing and excluding in each case any arrangement contemplated by Section 1(e)(vii) above; or (v) convert any shares of Class B Common Stock into shares of Class A Common Stock.

(b) Notwithstanding anything in this Agreement to the contrary, each Stockholder may make Transfers of Shares (i) by will or by operation of law or other transfers for estate planning purposes, in which case any such transferee shall agree in writing to be bound by this Agreement prior to the consummation of any such Transfer, (ii) among Stockholders or to Affiliates of Stockholders, in which case any such transferee shall agree in writing to be bound by this Agreement prior to the consummation of any such Transfer, (iii) in connection with the transactions contemplated by the Merger Agreement, (iv) following receipt of the Requisite Company Vote, to one or more charitable organizations or universities, (v) with respect to Shaich, to the Shaich Family Foundation in an aggregate amount not to exceed $60 million, calculated based on the average of the high and low trading price of a Share of Class A Common Stock on the date of the Transfer; and (vi) as Parent may otherwise agree in writing in its sole discretion; it being understood that any transferees of Shares pursuant to the Transfers of Shares contemplated by clause (iv) and clause (v) of this Section 4(b) are not required to agree to be bound by this Agreement.

(c) After the date of this Agreement and prior to the Transfer of any Shares under the Trading Plan, Shaich shall terminate the Trading Plan in accordance with Section 1(b)(i)(D) thereof.

SECTION 5. Grant of Irrevocable Proxy; Appointment of Proxy.

(a) Without in any way limiting any Stockholder’s right to vote the Shares in its sole discretion on any other matters that may be submitted to a stockholder vote, consent or other approval and except for shares Transferred pursuant to Section 4(b)(v) or Section 4(b)(vi), each Stockholder hereby irrevocably grants to, and appoints, Parent and any duly appointed designee thereof, such Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to attend any meeting of the stockholders of the Company on behalf of such Stockholder, to include such Shares in any computation for purposes of establishing a quorum at any meeting of stockholders of the Company, and to vote all Shares beneficially owned or controlled by such Stockholder (the “Vote Shares”), or to grant a consent or approval in respect of the Vote Shares, in connection with any meeting of the stockholders of the Company or any action by written consent in lieu of a meeting of stockholders of the Company, in accordance with the provisions of Section 3(a).

(b) Each Stockholder hereby represents that any proxies heretofore given in respect of the Shares with respect to any of the matters set forth in Section 3(a), if any, are revocable, and hereby revokes such proxies except with respect to any arrangements described in Section 1(e)(vii) above.

(c) Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 5 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 5 or in Section 8, is intended to be irrevocable in accordance with the provisions of Section 212 of the DGCL during the term of this Agreement. If during the term of this Agreement for any reason the proxy granted herein is not irrevocable, then such Stockholder agrees that it shall vote its Shares in accordance with Section 3(a) above as instructed by Parent in writing. The parties agree that the foregoing shall be a voting agreement created under Section 218 of the DGCL.

(d) Parent hereby acknowledges and agrees that the proxy set forth in this Section 5 shall not be exercised to vote, consent or act on any matter except as specifically contemplated by Section 3(a) and Parent agrees not to exercise the proxy granted herein for any purpose other than the purposes described in Section 3(a). The proxy set forth in this Section 5 shall be revoked, terminated and of no further force or effect automatically without further action upon the termination of this Agreement pursuant to Section 8.

SECTION 6. Further Assurances. Each party shall execute and deliver any additional documents and take such further actions as may be reasonably necessary or desirable to carry out all of its obligations under this Agreement, including without limitation to vest in Parent the power to vote the Shares to the extent contemplated by Section 5.

SECTION 7. Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, (a) this Agreement shall apply to Shaich solely in his capacity as a holder of the Shares and not in his capacity as a director, officer or employee of the Company or any of its Subsidiaries, (b) nothing in this Agreement shall limit or restrict any actions or omissions of Shaich in his capacity as a director and/or officer of the Company or any of its Subsidiaries, including voting in such capacity in his sole discretion on any matter, or from fulfilling the duties and obligations of such office, including in the exercise of his fiduciary duties as a director and/or officer of the Company or any of its Subsidiaries, and no such actions shall be deemed a breach of this Agreement.

SECTION 8. Termination.

(a) This Agreement, and all rights and obligations of the parties hereunder, shall terminate immediately upon the earliest to occur of the following:

(i) termination of the Merger Agreement for any reason;

(ii) the Effective Time;

(iii) such date and time as (A) any amendment or change to the Merger Agreement is effected without the Stockholders’ consent that decreases the amount, or changes the form or timing, of consideration payable under the Merger Agreement to all of the stockholders of the Company, including, without limitation, the Stockholders, in respect of Class A Common Stock, Class B Common Stock or awards granted to a Stockholder pursuant to a Stock Plan, or (B) any amendment, change or waiver to the Merger Agreement is effected without the Stockholders’ consent that materially and adversely affects the Stockholders; or

(iv) the mutual written consent of Parent and the Stockholders.

(b) Upon termination of this Agreement, all obligations of the parties hereto under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability for any willful misrepresentation or willful and material breach of this Agreement prior to such termination.

(c) Sections 8(b), 9 and 12 shall survive the termination of this Agreement.

SECTION 9. Expenses. All fees and expenses incurred in connection this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

SECTION 10. Public Announcements. Each Stockholder consents to and authorizes the publication and disclosure by the Company of such Stockholder’s identity and ownership of the Shares and the existence and terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case, in any press release, any Current Report on Form 8-K, the Proxy Statement and any other disclosure document in connection with the Merger Agreement; provided, that the Company shall provide the Stockholders with the opportunity to review and comment upon such publication or disclosure prior to its release. Parent and Merger Sub hereby consent to and authorize the publication and disclosure by the Stockholders of the existence and terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case, that any Stockholder reasonably determines in its good faith judgment is required to be disclosed by Law.

SECTION 11. Adjustments. In the event that, during the Voting Period, (a) the number of issued and outstanding Shares or securities convertible or exchangeable into or exercisable for Shares changes as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, or (b) the Stockholders shall become the beneficial owner of any additional Shares, then the terms of this Agreement shall apply to the Shares held by the Stockholders immediately following the effectiveness of the events described in clause (a) or the Stockholders becoming the beneficial owners thereof as described in clause (b), as though, in either case, they were Shares hereunder. In the event that any Stockholder shall become the beneficial owner of any other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 3(a), then the terms of Section 3(a) shall apply to such other securities as though they were Shares hereunder.

SECTION 12. Miscellaneous.

(a) Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage paid, by facsimile, email or overnight courier:

If to any Stockholder, to:

Ronald M. Shaich

c/o Panera Bread Company

63 Kendrick Street

Needham, MA 02492

Fax: (314) 984-4189

with copies to:

Ballentine Partners, LLC

230 3rd Avenue, 6th Floor

Waltham, MA 02451

Attention: J. Barry Tubman

Fax: (781) 304-3121

Email: btubman@ballentinepartners.com

If to Parent or Merger Sub, to:

c/o JAB Holding Company LLC

1701 Pennsylvania Ave. NW

Suite 801

Washington, DC 20006

Attention: Joachim Creus, Esq.

Fax: (202) 507-5601

Email: Joachim.Creus@jabse.eu

and with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square, New York, NY 10036

Attention: Paul T. Schnell

                 Sean C. Doyle

Fax: (212) 735-2000

Email: paul.schnell@skadden.com

              sean.doyle@skadden.com

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon: actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission or receipt if sent by facsimile or email; or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

(b) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by electronic communication, facsimile or otherwise) to the other parties.

(d) Entire Agreement, No Third-Party Beneficiaries. This Agreement (a) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties hereto, with respect to the subject matter hereof, and (b) is not intended to confer, nor shall it confer, upon any Person other than the parties hereto any rights, remedies or benefits of any nature whatsoever; provided, however, that the Company is hereby made an express third-party beneficiary of, and is entitled to specifically enforce the obligations set forth in, this Section 12(d), Section 8, Section 12(e) and Section 12(h). EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NONE OF PARENT, MERGER SUB NOR ANY STOCKHOLDER MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

(e) Governing Law and Venue; Waiver of Jury Trial; Specific Performance.

(i) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. Each of the parties hereby irrevocably and unconditionally consents and submits itself to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court located in the State of Delaware) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in the Court of Chancery of the State of Delaware (or only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court located in the State of Delaware). The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12(a) or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(ii) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12(e).

(iii) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by any party in accordance with their specific terms or were otherwise breached by such party. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Section 8, the non-breaching party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other party and to enforce specifically the terms and provisions of this Agreement against the other party, this being in addition to any other remedy to which such party is entitled at law or in equity, and each party hereby waives any requirement for the posting of any bond or similar collateral in connection therewith. Prior to the termination of this Agreement pursuant to Section 8, each party hereby agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the other party has an adequate remedy at law, or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity.

(f) Binding Effect; Assignment. This Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void.

(g) Severability of Provisions. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other Governmental Entity declares that any term or provision of this Agreement is invalid, void or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

(h) Modification or Amendment. This Agreement may be amended by the parties hereto by written agreement executed and delivered by each of the parties hereto at any time; provided, however, that notwithstanding anything to the contrary set forth herein, this Section 12(h), Section 8 and Section 12(d) (and any related definitions to the extent a modification, waiver or termination of such definitions would modify the substance of any of the foregoing provisions) may not be modified, waived or terminated without the prior written consent of the Company.

(i) No Recourse. Parent and Merger Sub agree that no Stockholder (in his capacity as a stockholder of the Company) will be liable for claims, losses, damages, liabilities or other obligations resulting from the Company’s breach of the Merger Agreement.

(j) No Ownership Interest. Except as otherwise provided herein, nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Shares. Other than with respect to the proxy granted pursuant to Section 5, all rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholders, and neither Parent nor Merger Sub shall have authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholders in the voting of any of the Shares, except as otherwise provided herein. Nothing in this Agreement shall be interpreted as creating or forming a “group” with any other Person, including Parent, for the purposes of Rule 13d-5(b)(1) of the Exchange Act or for any other similar provision of applicable law.

(k) Stockholder Obligation Several and Not Joint. The obligations of each Stockholder hereunder shall be several and not joint, and no Stockholder shall be liable for any breach of the terms of this Agreement by any other Stockholder.

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, Parent, Merger Sub and the Stockholders have caused this Agreement to be duly executed and delivered as of the date first written above.

RYE PARENT CORP.

By:	/s/ Joachim Creus
	Name:	Joachim Creus
	Title:	President

RYE MERGER SUB, INC.

By:	/s/ Joachim Creus
	Name:	Joachim Creus
	Title:	President

[Signature Page to Shaich Voting Agreement]

RONALD M. SHAICH

/s/ Ronald M. Shaich

RONALD M. SHAICH 2016 QUALIFIED ANNUITY TRUST

By:	/s/ Ronald M. Shaich
	Name:	Ronald M. Shaich
	Title:	Trustee

RONALD M. SHAICH 2015 QUALIFIED ANNUITY TRUST

By:	/s/ Ronald M. Shaich
	Name:	Ronald M. Shaich
	Title:	Trustee

RONALD M. SHAICH QUALIFIED ANNUITY INTEREST TRUST

By:	/s/ Domenic Colasacco
	Name:	Domenic Colasacco
	Title:	Trustee

By:	/s/ Nancy A. Shaich
	Name:	Nancy A. Shaich
	Title:	Trustee

[Signature Page to Shaich Voting Agreement]

SGC TRUST LLC

By:	/s/ Domenic Colasacco
	Name:	Domenic Colasacco
	Title:	Manager

By:	/s/ Robin Antonacci
	Name:	Robin Antonacci
	Title:	Manager

RONALD M. SHAICH 2016 QUALIFIED ANNUITY TRUST #2

By:	/s/ Ronald M. Shaich
	Name:	Ronald M. Shaich
	Title:	Trustee

SHAICH EDUCATION TRUST

By:	/s/ Domenic Colasacco
	Name:	Domenic Colasacco
	Title:	Trustee

[Signature Page to Shaich Voting Agreement]

SCHEDULE I

Name and Address	Class A Common Stock	Class B Common Stock	Restricted Stock Awards
Ronald M. Shaich	49,759	358,899	25,765
Ronald M. Shaich 2016 Qualified Annuity Trust	0	181,443	0
Ronald M. Shaich 2015 Qualified Annuity Trust	0	269,154	0
Ronald M. Shaich Qualified Annuity Interest Trust	0	147,094	0
SGC Trust LLC	0	47,090	0
Ronald M. Shaich 2016 Qualified Annuity Trust #2	0	299,814	0
Shaich Education Trust	0	8,196	0
Total:	49,759	1,311,690	25,765

ANNEX C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation”, and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation”.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX D

April 5, 2017

Board of Directors

Panera Bread Company

3630 South Geyer Road, Suite 100

St. Louis, MO 63127

Members of the Board:

We understand that Panera Bread Company (“Panera” or the “Company”), Rye Parent Corp. (the “Buyer”), Rye Merger Sub, Inc., a wholly owned subsidiary of the Buyer (“Acquisition Sub”), and JAB Holdings B.V. (“HoldCo”), have entered into an Agreement and Plan of Merger, dated as of April 4, 2017 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Acquisition Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Buyer, and each outstanding share of Class A common stock, par value $0.0001 per share, of the Company (the “Class A Company Common Stock”), and each outstanding share of Class B common stock, par value $0.0001 per share, of the Company (the “Class B Company Common Stock” and, collectively with the Class A Company Common Stock, the “Company Common Stock”), other than shares of Company Common Stock (i) owned by the Company or any direct or indirect wholly owned subsidiary of the Company, (ii) owned by the Buyer, Acquisition Sub or any other affiliate of the Buyer that is directly or indirectly wholly owned by the ultimate parent of the Buyer or (iii) held by stockholders who shall not have voted in favor of the Merger and who shall have properly and validly perfected their statutory rights of appraisal in respect of such shares in accordance with Section 262 of the General Corporation Law of the State of Delaware (clauses (i), (ii) and (iii) collectively, the “Excluded Shares”), will be converted into the right to receive $315.00 per share in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be received by the holders of shares of the Company Common Stock (other than the Excluded Shares) pursuant to the Merger Agreement, taken in the aggregate, is fair from a financial point of view to such holders of shares of the Company Common Stock.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company;

3)	Reviewed certain financial projections prepared by the management of the Company;

4)	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

5)	Reviewed the reported prices and trading activity for the Class A Company Common Stock;

6)	Compared the financial performance of the Company and the prices and trading activity of the Class A Company Common Stock with that of certain other publicly-traded companies comparable with the Company and their securities;

7)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

8)	Participated in certain discussions and negotiations among representatives of the Company and the Buyer and their financial and legal advisors;

9)	Reviewed the Merger Agreement, the commitment letter from certain lenders dated as of April 4, 2017 (the “Commitment Letter”) and certain related documents; and

10)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company, and formed a substantial basis for this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Buyer will obtain financing in accordance with the terms set forth in the Commitment Letter. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We understand from the Company that, pursuant to Article 11 of the Company’s Certificate of Incorporation, the holders of Class A Company Common Stock must receive the same consideration for their shares as the holders of the Class B Company Common Stock in the event of a merger or consolidation of the Company with any other corporation or the merger of any other corporation into the Company, including the Merger. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration to be received by the holders of shares of the Company Common Stock (other than Excluded Shares) pursuant to the Merger Agreement, taken in the aggregate. Our opinion does not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. We do not express any view on, and this opinion does not address, any other term or aspect of the Merger Agreement or the transactions contemplated thereby or any term or aspect of any voting agreement or other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection therewith. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving the Company, nor did we negotiate with any party, other than the Buyer and its affiliates, with respect to a possible acquisition of the Company or any of its constituent businesses.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the execution of the Merger Agreement and the substantial remainder of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financial advisory and financing services for certain affiliates of HoldCo and have received fees in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to HoldCo and the Company and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of HoldCo, HoldCo’s affiliates, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, Morgan Stanley expresses no opinion or recommendation as to how the stockholders of the Company should vote at the stockholders’ meeting to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of the Company Common Stock (other than the Excluded Shares) pursuant to the Merger Agreement, taken in the aggregate, is fair from a financial point of view to such holders of shares of the Company Common Stock.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Michael Boublik
Michael Boublik Chairman of M&A, Americas

Panera Bread Company
IMPORTANT SPECIAL MEETING INFORMATION 000004
ENDORSEMENT_LINE SACKPACK MR A SAMPLE
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Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies 11:59 p.m. submitted , EasternbyTime,the onInternet [●], 2017. or telephone must be received by
Vote by Internet
• Go to www.investorvote.com/pnra
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories &
Canada on a touch tone telephone
• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas.
Special Meeting Proxy Card
1234 5678 9012 345
Proposal The Board of Directors recommends you vote For Proposal 1 and Proposal 2.For Against Abstain For Against Abstain
1. To adopt the Agreement and Plan of Merger, dated as of 2. To approve, by non-binding, advisory vote, certain
April 4, 2017, by and among Panera Bread Company, JAB compensation arrangements for the Company’s named
Holdings B.V., Rye Parent Corp., and Rye Merger Sub, Inc. executive officers in connection with the merger.
In their discretion, the Proxies are authorized to vote upon any other business that may properly come before the meeting or at any adjournment(s) thereof.
B Non-Voting Items
Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance
Mark the box to the right
if you plan to attend the
Special Meeting.
C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.
C 1234567890 J N T 140 MR A CHARACTERS) SAMPLE (THISMRAREA A SAMPLE IS SET AND UP TOMR ACCOMMODATE A SAMPLE AND
MMMMMM 1 U P X 3 3 3 7 6 0 1 MRMR AA SAMPLESAMPLE ANDAND MRMR AA SAMPLESAMPLE ANDAND MRMR AA SAMPLESAMPLE AND AND +
02M2VB

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
Proxy — Panera Bread Company
PANERA BREAD COMPANY 3630 South Geyer Road, Suite 100 St. Louis, MO 63127
Special Meeting of Stockholders – [●], 2017 Proxy Solicited on Behalf of the Board of Directors
The undersigned, revoking all prior proxies, hereby appoints Louis DiPietro and Michael Bufano, or either of them, as Proxies, the true and lawful attorneys in fact, agents and proxies of the undersigned with full power of substitution for and on behalf of the undersigned at the 2017 Special Meeting of Stockholders of PANERA BREAD COMPANY to be held at [●], on [●], 2017, at [●] a.m., Central Time, and at any and all postponements or adjournments thereof. The undersigned hereby directs the said Proxies to vote in accordance with their judgment on any matters which may properly come before the Special Meeting, all as indicated in the Notice of Special Meeting, receipt of which is hereby acknowledged, and to act on the following matters set forth in such notice as specified by THIS the PROXY, undersigned. WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED “FOR” PROPOSAL 1, “FOR” PROPOSAL 2 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.
PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE UNLESS YOU VOTE OVER THE INTERNET OR BY TELEPHONE.